As filed with the Securities and Exchange Commission on May 4, 2006
Registration No. 333-118557

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
Under the Securities Act of 1933

ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	8082	88-0331369
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

26777 Central Park Blvd., Suite 200
Southfield, Michigan 48076
(248) 352-7530
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Patrick J. Haddad, Esq.
500 Woodward Avenue, Suite 2500
Detroit, Michigan 48226-3427
(313) 961-0200
(Name, Address Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Class of
Securities to be	Number of		Fluctuating Market		Aggregate Fluctuating		Amount of
Registered	Securities		Price Per Security		Market Price		Registration Fee
Common Stock, $0.001 Par Value	104,499,551	(1)	$2.805		$292,980,990.56		$6,606.12	(2)

Class A Warrants	6,699,905	(1)	$2.805	(3)	$18,793,233.53	(3)	$200.76	(2)
Class B-1 Warrants	13,777,777	(1)	$2.805	(3)	$38,646,664.49	(3)	$4,135.19	(2)
Class B-2 Warrants	4,771,110	(1)	$2.805	(3)	$13,382,963.55	(3)	$1,431.98	(2)

(1) In the event of a stock split, stock dividend or similar transaction involving our Common Stock, the number of shares registered shall automatically be adjusted to cover the additional shares of Common Stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act). The 104,499,551 shares of Common Stock includes 6,699,905 shares of Common Stock issuable upon the exercise of 6,699,905 Class A Warrants, 13,777,777 shares of Common Stock issuable upon the exercise of 13,777,777 Class B-1 Warrants and 4,771,110 shares of Common Stock issuable upon the exercise of 4,771,110 Class B-2 Warrants.
(2) Estimated in accordance with Rule 457(c) and 457(g)(2) of the Securities Act for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the bid and ask prices of our Common Stock on the Over-the-Counter Bulletin Board (OTCBB) as of May 2, 2006, a date that is within five days prior to the date of the filing of this Registration Statement. The Company previously paid a registration fee of $ 11,482 to register 82,489,067 shares of Common Stock. The fee of $6,606.12 is to register an additional 21,960,484 shares of Common Stock. The Company previously paid a registration fee of $676 to register 6,031,000 Class A Warrants. The fee of $200.76 is to register an additional 668,905 Class A Warrants. The fee of $4,135.19 is to register 13,777,777 Class B-1 Warrants. The fee of $1,431.98 is to register 4,771,110 Class B-2 Warrants.
(3) Estimated solely for the purpose of calculating the registration fee. Our Warrants (Classes A, B-1 and B-2) are not quoted on the OTC Bulletin Board or listed on any exchange. There is no established market for our Warrants (Classes A, B-1 and B-2). We do not expect the Warrants (Classes A, B-1 and B-2) to be quoted on the OTC Bulletin Board or to be listed by us on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the bid and ask price of, our Warrants (Classes A, B-1 and B-2).
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated May 4, 2006
PROSPECTUS
104,499,551 Shares of Common Stock
25,248,792 Classes A, B-1 and B-2 Warrants to purchase 25,248,792 Shares of Common Stock
The selling security holders listed beginning on page 76 are offering up to 104,499,551 shares of Arcadia Resources, Inc. (the “Company”) Common Stock, $0.001 par value, (“Common Stock”), up to 7,158,295 Class A Warrants to purchase up to 7,158,295 shares of Common Stock (the “Class A Warrants”), up to 13,777,777 Class B-1 Warrants to purchase up to 13,777,777 shares of Common Stock (the “Class B-1 Warrants”) and up to 4,771,110 Class B-2 Warrants to purchase up to 4,771,110 shares of Common Stock (the “Class B-2 Warrants”). The Company will not receive any proceeds from the sale of the shares of Common Stock by the selling security holders, except if and to the extent that selling security holders exercise options to purchase shares of Common Stock. The Company will receive proceeds from the exercise of Classes A, B-1 and B-2 Warrants held by the selling security holders if the warrants are exercised for cash. See Use of Proceeds at page 21.
The selling security holders include the following directors and officers of the Company: John E. Elliott, II (Director, Chairman and CEO), Lawrence R. Kuhnert (Director, President, and Chief Operating Officer), Rebecca R. Irish (Chief Financial Officer and Secretary/Treasurer), James E. Haifley (Executive Vice President) and Cathy Sparling (Chief Operating Officer of Arcadia Services, Inc., a wholly-owned second tier subsidiary of the Company; Ms. Sparling is listed because she may be deemed an officer of the Company under the Securities and Exchange Commission’s imputed officer rules).
Our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “ACDI.” On May 2, 2006, the average of the last reported bid and ask prices of our Common Stock was $2.805per share. Our Classes A, B-1 and B-2 Warrants are not quoted on the OTC Bulletin Board or listed on any exchange. There are no established markets for our Classes A, B-1 and B-2 Warrants. We do not expect our Classes A, B-1 or B-2 Warrants to be quoted on the OTC Bulletin Board or listed by us on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the bid and ask prices of, our Classes A, B-1 or B-2 Warrants. The OTCBB is not an issuer listing service, securities market or exchange.
Please read this prospectus carefully before you invest. Investing in Arcadia Resources, Inc. Common Stock, Class A Warrants, Class B-1 Warrants and Class B-2 Warrants involves risks. See Risk Factors beginning on page 12.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the selling shareholders or any underwriter. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Common Stock, Class A Warrants, Class B-1 Warrants and Class B-2 Warrants offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

The date of this prospectus is May 4, 2006.

About This Prospectus	4
Statements Regarding Forward-Looking Information	4
Prospectus Summary	5
Risk Factors	12
Use of Proceeds	21
Dividend Policy and Market Information	21
Selected Consolidated Financial Data	23
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Our Business	44
Description of Arcadia Services, Inc.	57
Management	63
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	70
Certain Relationships and Related Transactions	74
Selling Security Holders	76
Description of Capital Stock	91
Plan of Distribution	95
Legal Matters	97
Experts	97
Where You Can Find More Information	98
Consolidated Financial Statements of Arcadia Resources, Inc. and Subsidiaries for the years ended March 31, 2005, March 31, 2004 and March 31, 2003	F100
Unaudited Interim Consolidated Financial Statements as of and for the one and three quarters ended December 31, 2005 and December 31, 2004	F122
Unaudited Pro Forma Condensed Combined Financial Statements as of March 31, 2004 and for the twelve months and the nine months ended December 31, 2005 and 2004	F139
Consolidated Financial Statements of Critical Home Care, Inc. as of and for the periods ended March 31, 2004, September 30, 2003 and September 30, 2002	F148
Consent of BDO Seidman, LLP
Consent of Marcum & Kliegman LLP
Consent of Grassi & Co., CPAs
Opinion Regarding Legality
Consent of BDO Seidman, LLP
Consent of Marcum & Kliegman, LLP
Consent of Grassi & Co., CPA's

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date. Our Common Stock is quoted on the OTC Bulletin Board under the symbol “ACDI.”
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
We caution you that certain statements contained in this prospectus (including our documents incorporated herein by reference), or which are otherwise made by us or on our behalf, are forward-looking statements. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. Forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions. Forward-looking statements include words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “seek” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information. Forward-looking statements are based on current expectations and projections about future events. Forward-looking statements are subject to risks, uncertainties, and assumptions about our company. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to (1) our ability to compete with our competitors; (2) our ability to obtain additional financing; (3) the ability of our affiliates to effectively market and sell our services and products; (4) our ability to procure product inventory for resale; (5) our ability to recruit and retain temporary workers for placement with our customers; (6) the timely collection of our accounts receivable; (7) our ability to attract and retain key management employees; (8) our ability to timely develop new services and products and enhance existing services and products; (9) our ability to execute and implement our growth strategy; (10) the impact of governmental regulations; (11) marketing risks; (12) our ability to be listed on a national securities exchange or quotation system; (13) our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry; and (14) other unforeseen events that may impact our business.

PROSPECTUS SUMMARY
This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our Common Stock.
Our Company
We are a national provider of staffing (medical and non-medical) and home care services (skilled and personal care/support) currently operating in 20 states through 55 affiliated and 21 company-owned offices as of December 31, 2005. These businesses, conducted by our Arcadia Services, Inc. subsidiary, provide staffing by both medically-trained personnel and non-medical personnel. The Company’s medical staffing service includes registered nurses, travel nurses, licensed practical nurses, certified nursing assistants, respiratory therapists and medical assistants. The non–medical staffing service includes light industrial, clerical, and technical personnel. The home care services include personal care aides, home care aides, homemakers, companions, physical therapists, occupational therapists, speech pathologists and medical social workers. The Company markets and sells surgical supplies, orthotic and prosthetic products and durable medical equipment, such as wheelchairs and hospital beds and also provides oxygen and other respiratory therapy services and equipment. The Company provides staffing to institutions and facilities as well as providing staffing and other services and products to patients directly in the home. These services are contractually agreed upon with institutional and facilities clients and billed directly to the respective entity or other payor sources as determined and verified prior to the provision of the services.
We have various products based businesses including durable medical equipment businesses operating in 12 states through 28 locations as of December 31, 2005, providing oxygen and other respiratory therapy services and home medical equipment that operate under the names of the acquired businesses and will ultimately operate as Arcadia HOME (home oxygen medical equipment). We operate a mail-order pharmacy business, located in Kentucky, which serves the patients of all of the Company’s businesses and its own independent patient base. We sell surgical supplies and orthotic and prosthetic products, principally through our retail outlets in the New York metropolitan area. We operate a mail-order home healthcare products catalog and have six retail sites within Sears’ stores in the Detroit, Michigan market.
Before the RKDA reverse merger, the business of our Company (i.e., the “Old Critical Home Care” or “Old Critical”) was limited to selling and renting durable medical equipment, surgical supplies, orthotic and prosthetic products, oxygen and other respiratory therapy services and equipment, principally through four retail outlets in the New York City metropolitan area. We had annual sales of approximately $4 million and continuing losses, cash flow problems and going concern issues.
The term “the Company” herein represents Arcadia Resources, Inc., formerly known as Critical Home Care, Inc. Several of the names of the Company’s subsidiaries include “Arcadia” but are referenced herein by their more complete names for clarity.
RKDA Merger
We acquired Arcadia Services and Arcadia Rx on May 10, 2004 through a reverse merger financed, in part, by private investment in public equity (i.e., the Company’s Common Stock), a transaction commonly called a “PIPE.” Under the RKDA merger, our wholly owned subsidiary CHC Sub, Inc. merged with and into RKDA, Inc., owned by John E. Elliott, II and Lawrence R. Kuhnert. The RKDA merger was effective May 10, 2004. RKDA survived the merger.
Before the RKDA merger, Arcadia Services and Arcadia Rx were privately-owned. Arcadia Services reported sales of approximately $78 million and $76 million for the fiscal years ended March 31, 2004 and 2003, respectively. Arcadia Rx is a full-service mail-order pharmacy based in Paducah, Kentucky with annual revenues of approximately $2.5 million. In the RKDA merger, Messrs. Elliott and Kuhnert transferred to RKDA their ownership of Arcadia Rx, and the Company then acquired all of RKDA’s capital stock.
RKDA purchased all of Arcadia Service’s outstanding capital stock on May 7, 2004. The purchase price was $16.8 million, payable as follows: $16.1 million in cash, a $500,000 promissory note payable one year after closing, and $200,000 accrued in accounts payable. In addition, RKDA paid $557,109 of bonuses to certain Arcadia employees. RKDA paid the purchase price and bonus payments with a $5 million loan from the Company, a revolving bank loan initially for $11 million, a $100,000 cash deposit, the delivery of an unsecured, subordinated $500,000 promissory note to the seller, and $200,000 accrued in accounts payable. The Company raised the $5 million it loaned RKDA through a Regulation D (Rule 506) Private Placement Offering—i.e., the PIPE.
As of May 10 2004, Arcadia Services, Inc. had no cash or cash equivalents as a result of its intercompany cash flow relationship with its former parent company, Addus Healthcare, Inc. The business purpose of this arrangement was to fund Addus HealthCare’s operations. There was no formal written agreement between Arcadia Services and Addus HealthCare, Inc., a privately-held company. Addus retained the net funds received as a dividend. Since being acquired by RKDA, Arcadia Services has not loaned any funds to Addus HealthCare.

In the RKDA merger, the Company issued Messrs. Elliott and Kuhnert 21,300,000 shares of its Common Stock and 1,000,000 Class A Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.50 per share within seven years. The 22,300,000 shares of the Company’s Common Stock of which Messrs. Elliott and Kuhnert were deemed to be the beneficial owners of 28.81% of 77,393,351 shares of our Common Stock outstanding as of May 10, 2004 (i.e., 76,393,351 shares of Common Stock outstanding and 1,000,000 shares of our Common Stock issuable upon exercise of the Class A Warrants).
Messrs. Elliott and Kuhnert acquired control of the Board of Directors by entering into a voting agreement with certain other shareholders which permits them to elect a majority of the Board of Directors. The voting agreement gives Messrs. Elliott and Kuhnert control of the votes of approximately 62.4 million shares of Common Stock for the election of the Board of Directors. The voting agreement assures Messrs. Elliott and Kuhnert control of the Company’s Board of Directors until they either (a) own less than 10% of the Company, (b) are no longer executive officers of the Company or (c) the maximum period allowed by law for the agreement to exist. The Company believes that the criteria above will not be met (and thus Messrs. Elliott and Kuhnert will control the Board of Directors) for the foreseeable future. Of our five member Board of Directors, three directors (two of whom are Messrs. Elliott and Kuhnert) joined the Board since the RKDA merger. Two of five Board positions are vacant.
Our Business and Strategy Following RKDA Merger
As a result of the RKDA merger, we are a national provider of staffing (medical and non-medical) and home care services (skilled and personal care/support). We operate a mail order pharmacy business and have durable medical equipment businesses providing oxygen and other respiratory therapy services and home medical equipment. We also sell surgical supplies and orthotic and prosthetic products, principally through three retail outlets in the New York metropolitan area. Our current business strategy is to focus on the following initiatives:

•	The integration of our acquired businesses, and growth through additional acquisitions and start up locations. From May 10, 2004 to March 31, 2005, we completed six acquisitions resulting in an annual increase of approximately $18 million in revenue and $2.4 million in operating income. From April 1, 2005 to December 31, 2005, we completed eleven acquisitions resulting in an annual increase of approximately $20 million in revenue and $2 million in operating income.

•	For our staffing and home care services businesses, our strategy is to obtain greater penetration within existing markets, continue expanding the number of locations, expand service offerings, continue implementation of our traveling nursing program, and pursue selective acquisitions.

•	The growth of our durable medical equipment operations will be through additional marketing efforts to referral sources and healthcare delivery decision-makers in established markets and through the acquisition of selected businesses that complement our demographic strategy as well as aid in the retention of home care patients by offering such other products and services.

•	We intend to grow our mail-order pharmaceutical business and our health care-oriented products catalog revenues through marketing to Arcadia’s affiliated agencies’ patients, to the patients of our durable medical equipment operations, and to independent patients housed in assisted living or nursing facilities.

•	Our strategy for our New York business involving the sale of surgical supplies and orthotic and prosthetic products is to reduce costs and to expand the business. Since the RKDA merger, we have implemented substantial cost reductions to our New York based business by reducing its payroll by approximately $1 million annually and closing one retail store location, additionally saving approximately $500,000 annually.
Company’s Financial Position Following RKDA Merger
As a result of the RKDA merger and subsequent acquisitions, our Company’s total assets, total stockholders’ equity, total liabilities and net sales have increased substantially. We incurred substantial debt to finance the RKDA reverse merger and 17 subsequent acquisitions. In order to repay these obligations timely, we must maintain adequate cash flow from operations and other capital resources. We have raised $48 million in equity instruments to finance our business strategy since the reverse merger and have various lines of credit available.
Segment Information
     For financial reporting purposes, our branch offices are aggregated into two reportable segments, Services and Products, which are managed separately based on their predominant line of business. The following information is as of and for the fiscal years ended March 31, 2005, 2004 and 2003. A similar presentation as of and for the three quarters ended December 31, 2005 and 2004 is included in the footnotes to the unaudited interim financial statements herein.
     Our Services Division consists primarily of a national provider of home care and staffing services currently operating in 22 states through its 85 locations as of March 31, 2005. The Services Division operates primarily in the home health care area of the health care industry by providing care to patients in their home, some of which is prescribed by a physician. The Company also utilizes its base of employees to provide staffing to institutions on a temporary basis.
     Our Products Division was initiated in May 2004 as the result of the reverse merger and consists primarily of respiratory and durable medical equipment operations, including retail stores, which service patients in 8 states through its 18 locations as of March 31, 2005. For the benefit of all of our patients, we also operate a full service mail-order pharmacy which was acquired in May 2004.
     The accounting policies of the operating segments are the same as those described in the Summary of Significant Accounting Policies to the audited financial statements as of March 31, 2005. All revenues are from external customers. We evaluate performance based on profit or loss from operations, excluding corporate, general and administrative expenses. The two companies, Predecessor and Successor, are combined in the following presentation to accommodate discussion and comparability between the three years ended March 31, 2005, March 31, 2004 and March 31, 2003. Alternatively, the Successor company would have only been in existence since the May 10, 2004 reverse merger transaction.

	Year ended	Year ended	Year ended
(in thousands)	March 31, 2005	March 31, 2004	March 31, 2003
Net Revenues:
Services	$97,218	$78,359	$76,276
Products	8,123	—	—

Total Revenues	$105,341	$78,359	$76,276

Operating Income (Loss) and Net Income(Loss):
Services	$3,860	$3,730	$4,282
Products	(2,367)	—	—
Unallocated Corporate Overhead	(6,654)	—	—

Total Operating Income (Loss)	(5,161)	3,730	4,282

Interest Expense	859	(2)	(1)
Amortization of Debt Discount	1,228	—	—

Net Income (Loss) before Income Tax Expense	(7,248)	3,732	4,283
Income Tax Expense	186	—	—

Net Income (Loss)	$(7,434)	$3,732	$4,283

	March 31, 2005	March 312004	March 31, 2003
Assets:
Services	$43,159	$17,203	$14,999
Products	10,467	—	—
Unallocated Corporate Assets	1,967	—	—

Total Assets	$55,593	$17,203	$14,999

THE OFFERING

Common stock to be offered by the selling security holders	Up to 104,499,551 shares of Common Stock, including shares issuable upon the exercise of Classes A, B-1 and B-2 Warrants (See table below for details).

Shares of Common stock outstanding as of May 2, 2006	98,738,874 shares of Common Stock.

Dividend Policy	We have never paid any cash dividends on our shares of Common Stock, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to help finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our Board may deem relevant at that time

OTC Bulletin Board symbol	ACDI

Class of Warrants	A	B-1	B-2
Number of Warrants to be offered by the selling security holders	Up to 7,158,295 Class A Warrants to purchase up to 7,158,295 shares of Common Stock.	Up to 13,777,777 Class B-1 Warrants to purchase up to 13,777,777 shares of Common Stock.	Up to 4,771,110 Class B-2 Warrants to purchase up to 4,771,110 shares of Common Stock.

Exercise Price	Each Class A Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $0.50 per share.	Each Class B-1 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $0.001 per share.	Each Class B-2 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $2.25 per share.

Exercise Period	Any time within seven years from the date of issuance to the original holder. Class A Warrants not exercised by then shall expire.	Any time within seven years from the date of issuance to the original holder. Class B-1 Warrants not exercised by then shall expire.	Any time within seven years from the date of issuance to the original holder. Class B-2 Warrants not exercised by then shall expire.

SUMMARY CONSOLIDATED FINANCIAL DATA
The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the periods ended December 31, 2005 and December 31, 2004 and with respect to the consolidated balance sheet as of December 31, 2005 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended March 31, 2005, 2004, 2003 and 2002 and with respect to the consolidated balance sheets as of March 31, 2005, 2004, 2003 and 2002 have been derived from audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the year ended March 31, 2001 and the balance sheet data as of March 31, 2001 from unaudited financial statements not included in this prospectus. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.
The “Predecessor” entity is Arcadia Services, Inc. and its subsidiaries. On May 7, 2004, RKDA acquired Arcadia Services, Inc. This acquisition, which preceded the RKDA reverse merger, was accounted for as a purchase transaction. The “Successor” entity is the combined company resulting from the RKDA reverse merger, including “old” Critical Home Care, Inc., RKDA, Arcadia Services and its subsidiaries, Arcadia RX and 17 other entities purchased subsequent to the reverse merger, referred to collectively herein as the “Post-merger Acquisitions”. The transactions that constitute the reverse merger along with the Post-merger Acquisition transactions were accounted for as purchase transactions.
Results for the period from April 1, 2004 to May 9, 2004 are those of Arcadia Services, Inc. and its subsidiaries presented on a consolidated basis (i.e., the Predecessor entity). Results for the period from May 10, 2004 to December 31, 2004 and for the three quarters ended December 31, 2005 are those of the Successor entity as described above subsequent to the reverse merger transaction and the Post-merger Acquisitions. A reclassification of commissions paid to affiliated agencies from cost of sales to general and administrative expenses is reflected herein to be more comparable with our peers in the staffing industry.
Arcadia Resources, Inc.
Consolidated Statements of Income
(Unaudited)

	Successor	Successor	Predecessor
		Period from
	Three Quarters	May 10, 2004	Period From
	Ended	To	April 1, 2004
	December 31,	December 31,	To
	2005	2004	May 9, 2004
Net Sales	$96,702,889	$67,223,593	$9,486,601
Cost of Sales	64,792,459	47,302,269	6,905,998

Gross Profit	31,910,430	19,921,324	2,580,603
General and Administrative Expenses	31,423,622	19,214,686	2,101,381
Depreciation and Amortization	1,781,815	221,328	—

Operating Income	(1,295,007)	485,310	479,222
Other Expenses
Impairment of Goodwill	—	—	16,055
Other Income	—	(16,625)
Interest Expense, Net	1,198,103	712,279	—
Amortization of Debt Discount	933,185	682,593	—

Total Other Expenses	2,131,288	1,378,247	16,055

Net Income (Loss) Before Income Tax Expense (Benefit)	(3,426,295)	(892,937)	463,167
Income Tax Expense	116,778	102,253	—

Net Income (Loss)	$(3,543,073)	$(995,190)	$463,167

	Successor	Successor	Predecessor
		Period from
	Three Quarters	May 10, 2004	Period From
	Ended	To	April 1, 2004
	December 31,	December 31,	To
	2005	2004	May 9, 2004
Unaudited Pro Forma Amounts to Reflect Pro Forma
Income Taxes From Tax Status Change			158,000

Pro Forma Income After Income Tax
From Tax Status Change			$305,167

Income (Loss) Per Share:
Basic	$(0.04)	$(0.01)	$0.49
Diluted	$(0.04)	$(0.01)	$0.49

Pro Forma Income Per Share:
Basic			$0.32
Diluted			$0.32

Weighted Average Number of Shares (In Thousands):
Basic	83,506	68,460	948
Diluted	83,506	68,460	948

	Successor	Predecessor
			Year Ended March 31,
	2005	2004	2003	2002	2001
					(unaudited)
		(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$105,342	$78,359	$76,276	$75,848	$73,705

Cost of Sales	73,956	56,205	53,822	64,514	62,688

Gross Profit	31,386	22,154	22,454	11,334	11,017
General and Administrative Expenses	36,547	18,424	18,172	7,444	9,587

Operating Income (Loss)	(5,161)	3,730	4,282	3,890	1,430
Interest (expense)income, net	(946)	2	1	4	0
Amortization of debt discount	(1,228)	—	—	—	—
Other income	87	—	—	—	—

Net Income (Loss) Before Taxes	(7,248)	3,732	4,283	3,894	1,430
Income Tax expense	(186)

Net Income (Loss)	$(7,434)	$3,732	$4,283	$3,894	$1,430

Net Income (Loss) Per Share-
Basic and Diluted	$(0.11)	$3.94	$4.52	$4.11	$1.51
Weighted Average Number of Shares (in thousands)
Basic and Diluted	72,456	948	948	948	948

	Successor	Predecessor
	December 31,			March 31,
	2005	2005	2004	2003	2002	2001
	(unaudited)					(unaudited)
		(In thousands)
Balance Sheet Data:
Total Current Assets	$34,526	$24,536	$13,612	$12,325	$12,498	$13,855
Working Capital	$24,213	$10,032	$9,069	$8,874	$8,254	$9,340
Total Assets	$79,469	$55,593	$17,203	$14,999	$15,094	$16,785
Total Long-Term Debt	$11,579	$15,567	$430	$2	$113	$225
Total Liabilities	$21,892	$30,071	$4,973	$3,453	$4,357	$4,740
Total Stockholder’s Equity	$57,577	$25,522	$12,230	$11,546	$10,737	$12,045

RISK FACTORS
Our business faces significant risks. You should carefully consider and evaluate the risks and uncertainties listed below, as well as the other information set forth in this prospectus.
We recently became a public company and have a limited operating history as a public company upon which you can base an investment decision.
The shares of our Common Stock have been quoted on the OTC Bulletin Board since August 2, 2002. We acquired Arcadia Services and Arcadia Rx on May 10, 2004. We have a limited operating history as a public company upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to all of the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.
To finance RKDA’s acquisition of Arcadia Services and our subsequent acquisitions, the Company incurred significant debt which must be repaid. Our debt level could adversely affect our financial health and affect our ability to run our business, as well as your investment in our Company.
We incurred substantial debt to finance RKDA’s acquisition of Arcadia Services and our Post-merger Acquisitions, which has been significantly reduced through capital infusions. As of December 31, 2005, the current portion of our interest-bearing debt totals approximately $2 million, while the long-term portion of our debt totals approximately $11.2 million, for a total of approximately $13.2 million. This level of debt could have consequences to you as a holder of shares. Below are some of the material potential consequences resulting from this amount of debt:

o	We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

o	Our ability to adapt to changing market conditions may be hampered. We may be more vulnerable in a volatile market and at a competitive disadvantage to our competitors that have less debt.

o	Our operating flexibility is more limited due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions and paying dividends.

o	We are subject to the risks that interest rates and our interest expense will increase.

o	Our ability to plan for, or react to, changes in our business is more limited.

Under certain circumstances, we may be able to incur additional indebtedness in the future. If we add new debt, the related risks that we now face could intensify. In order to repay our debt obligations timely and as discussed below, we must maintain adequate cash flow from operations or raise additional capital from equity investment. Cash which we must use to repay these obligations will reduce cash available for purposes, such as payment of operating expenses, investment in new products and services offered by the Company, self-financing of acquisitions to grow the Company’s business, or distribution to our shareholders as a return on investment.
Due to our debt level, we may not be able to increase the amount we can draw on our revolving credit facility with Comerica Bank, or to obtain credit from other sources, to fund our future needs for working capital or acquisitions.
On May 7, 2004, Arcadia Services and three of its wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million. The initial advance on May 7, 2004 was $11 million, which was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia Services by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the revolving credit commitment amount was increased to $14.4 million and increased again to $16 million on November 23, 2004. The credit agreement provides that advances to the Company will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 85% of the eligible accounts receivable, plus the lesser of 85% of eligible unbilled accounts or $2.5 million. On August 15, 2005, the credit agreement was amended to extend the maturity date to July 7, 2006. The credit agreement was further amended on August 30, 2005 to include a fourth wholly-owned subsidiary of Arcadia Services, to increase the credit commitment amount to $19 million and to extend the maturity date to September 1, 2007. As of December 31, 2005, the Company was in compliance with all financial covenants.
     RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia Services. Arcadia Services granted Comerica Bank a first priority security interest in all of its assets. The subsidiaries of Arcadia Services granted the bank security interests in all of their assets. Arcadia Services’ former stockholder subordinated indebtedness which Arcadia Services owed it to indebtedness Arcadia Services owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank for all indebtedness of Arcadia Services and its subsidiaries. Messrs. Elliott and Kuhnert were released from the personal guaranty requirements in October 2005.
     Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers, currently prime, effectively 7.25% at December 31, 2005. Arcadia Services agreed to various financial covenant ratios, to have any person who acquires Arcadia Services’ capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants. Amounts outstanding under this agreement totaled $10.3 million at December 31, 2005.
     SSAC, LLC, a wholly-owned subsidiary, established a revolving line of credit with US Bank with a credit limit of $250,000, bearing interest at prime +1%, effectively 8.25%, at December 31, 2005, which matures on August 20, 2006. There were no amounts outstanding under this line of credit at December 31, 2005. The Company was in compliance with all covenants at December 31, 2005.
     On February 18, 2005, Trinity Healthcare of Winston-Salem, Inc. (“Trinity Healthcare”), a wholly-owned subsidiary, entered into a separate credit agreement with Comerica Bank which provides Trinity Healthcare with a revolving credit facility of up to $2,000,000 payable upon demand of Comerica Bank, bearing interest at prime + 1/2%, effectively 7.75% at December 31, 2005. The credit agreement provides that advances to Trinity Healthcare will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 80% of the eligible accounts receivable, subject to Comerica Bank’s adjustment to account for dilution of accounts receivable caused by customer credits, returns, setoffs, etc., plus 30% of eligible inventory. If an event of default occurs, Comerica Bank may, at its option, accelerate the maturity of the debt and exercise its right to foreclose on the issued and outstanding capital stock of Trinity Healthcare and on all of the assets of Trinity Healthcare and its subsidiaries. Any such default and resulting foreclosure would have a material adverse effect on our financial condition. There was $25,000 outstanding under this agreement at December 31, 2005. The Company was in compliance with all covenants at December 31 2005.
     On May 31, 2005, the Company purchased the membership interests in Rite at Home, LLC, which had an outstanding line of credit agreement with Fifth Third Bank. The Company obtained a new line of credit of up to $750,000, which matures on June 1, 2006. The Company used $436,000 to repay the assumed line of credit and $300,000 was used to fund the acquisition. The outstanding balance under this agreement totaled $424,000 at December 31, 2005, bearing interest at prime + 1/2%, effectively 7.75%.
There is always the risk that Comerica Bank or other sources of credit may decline to increase the amount we are permitted to draw on the revolving credit facility or to lend additional funds for working capital or acquisition purposes. This development could result in various consequences to the Company, ranging from implementation of cost reductions which could impact our product and service offerings, to the modification or abandonment of our present business strategy.
The terms of our Credit Agreements with Comerica Bank subject us to the risk of foreclosure on certain property.
RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia Services. Arcadia Services and its subsidiaries granted the bank security interests in all of their assets. The credit agreement provides that the debt will mature on September 1, 2007. If an event of default occurs, Comerica Bank may, at its option, accelerate the maturity of the debt and exercise its right to foreclose on the issued and outstanding capital stock of Arcadia Services and on all of the assets of Arcadia Services and its subsidiaries. Any such default and resulting foreclosure would have a material adverse effect on our financial condition.
SSAC, LLC, the sole-shareholder of Trinity Healthcare, granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Trinity Healthcare. Trinity Healthcare granted the bank a security interest in all of its assets. The master revolving demand note provides that the debt will mature and is payable upon the demand of Comerica Bank. If an event of default occurs, Comerica Bank may, at its option, accelerate the maturity of the debt and exercise its right to foreclose on the issued and outstanding capital stock of and on all of the assets of Trinity Healthcare. Any such default and resulting foreclosure would have a material adverse effect on our financial condition.
In order to repay our short term debt obligations, as well as to pursue our strategy of growth through acquisitions, we intend to obtain equity financing, which could result in dilution to our stockholders.
During calendar year 2006, the Company presently intends to raise a minimum of up to $20 million, preferably from the equity markets, to retire short term debt and to finance acquisitions and expansion. In the short term, the Company anticipates raising a minimum of approximately $8 million in equity to satisfy short term debt obligations, with additional funds to be raised from the equity or debt markets to fund selected acquisitions. Further, because of our potential capital requirements needed to pursue our business plan of growth through acquisition, we may access the public or private equity markets whenever conditions appear to us to be favorable, even if we do not have an immediate need for additional capital at that time. To the extent we access the equity markets, the price at which we sell shares may be lower than the current market prices for our Common Stock. If we obtain financing through the sale of additional equity or convertible debt securities, this could result in dilution to our stockholders by increasing the number of shares of outstanding stock. We cannot predict the effect this dilution may have on the price of our Common Stock.
To the extent we do not successfully raise funds from the equity markets to satisfy short term debt obligations or to finance new acquisitions, we would need to seek debt financing or modify or abandon our growth strategy or product and service offerings.
To the extent that we do not successfully raise funds from the equity markets to satisfy short term debt obligations or to finance new acquisitions, we will need to seek debt financing. In this event, we may need to modify or abandon our strategy to grow through acquisition or may need to eliminate certain product or service offerings, because debt financing is generally at a higher cost than financing through equity investment. Higher financing costs, modification or abandonment of our growth strategy, or the elimination of product or service offerings could negatively impact our profitability and financial position, which in turn could negatively impact the price of our Common Stock and your investment in our Company. Given the Company’s net proceeds from financing activities during the three quarters ended December 31, 2005, the changes in the Company’s operational and financial position that have occurred during this period, and assuming no material decline in our revenues, management does not presently anticipate that the Company will be unsuccessful in its efforts to raise funds from the equity markets, although there is no guarantee that the Company will in fact successfully raise such funds from equity.
Due to the Voting Agreement, the Company’s principal officers may significantly influence the Board of Directors to retain their offices and senior management positions and for the Company to pursue their business strategies, notwithstanding the Company’s financial performance.
The Voting Agreement assures Messrs. Elliott and Kuhnert that during its term, a majority of our Board of Directors will consist of individuals nominated and elected by them. This assures Messrs. Elliott and Kuhnert that a majority of the Board will consist of directors who likely share their strategic vision for the Company, and who are likely supportive of the business strategies they propose, as well as their management of the Company. This gives them significant influence over the selection and the removal of the Company’s officers and senior management by the Board, including the management positions they each hold. They could influence a majority of the Board to retain their offices and senior management positions with the Company or to renegotiate their terms of employment and compensation, notwithstanding the Company’s financial performance. Absent the Voting Agreement, they may not have the ability to exert such influence, because although they are collectively the owners of 21,300,000 of the Company’s outstanding Common Stock and have 1,000,000 Class A Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.50 per share within seven years, they collectively own less than a majority of the outstanding stock. They may also exert significant influence over a majority of the Board relative to the submission of issues to the Company’s shareholders at annual and special meetings other than for the election of directors, such as the amendment of the Company’s Articles of Incorporation, the approval of a merger or consolidation of the Company with another company, and the approval of the sale of all or substantially all of the assets of the Company.
Because the Company is dependent on key management and advisors, the loss of the services or advice of any of these persons could have a material adverse effect on our business and prospects.

The success of the Company is dependent on its ability to attract and retain qualified and experienced management and personnel. The Company anticipates the continued receipt of the services of John E. Elliott, II, the Company’s Chairman and Chief Executive Officer; Larry Kuhnert, the Company’s President and Chief Operating Officer; Rebecca R. Irish, the Company’s Chief Financial Officer, Secretary/Treasurer; James E. Haifley, the Company’s Executive Vice President; and Cathy Sparling, Arcadia Service’s Chief Operating Officer. The loss of the services or advice of any of these persons could have a material adverse effect on the business and prospects of the Company. We do not presently maintain key person life insurance for any of our personnel. There can be no assurance that the Company will be able to attract and retain key personnel in the future, and the Company’s inability to do so could have a material adverse effect on us.
A decline in the rate of growth of the staffing and home care industries, or negative growth, could adversely affect us by reducing sales, thereby resulting in less cash being available for the payment of operating expenses, debt obligations and to pursue our strategic plans.
We believe the staffing industry, including both medical and non-medical staffing, is a large and growing market. The growth in medical staffing is being driven by the shrinkage in the number of healthcare professionals at the same time as the demand for their services is increasing. Healthcare providers are increasingly using temporary staffing to manage fluctuations in demand for their services. Growth in non-medical staffing is driven by companies seeking to control personnel costs by increasingly using temporary employees to meet fluctuating personnel needs.
Our business strategy is premised on the continued and consistent growth of the staffing and home care industries. A decline in the rate of growth of the staffing and home care industries, or negative growth, could adversely affect us by reducing sales, resulting in lower cash collections. Even if we were to pursue cost reductions in this event, there is a risk that less cash would be available to us to pay operating expenses, in which case we may have to contract our existing businesses by abandoning selected product or service offerings or geographic markets served, as well as to modify or abandon our present business strategy. We could have less cash available to pay our short and long-term debt obligations as they become due, in which event we could default on our obligations. Even if none of these events occurred following a negative change in the growth of the staffing and home care industries, the market for our shares of Common Stock could react negatively to a decline in growth or negative growth of these industries, potentially resulting in the diminished value of our Company’s Common Stock and your investment in the Company.
Sales of certain of our services and products are largely dependent upon payments from governmental programs and private insurance, and cost containment initiatives may reduce our revenues, thereby harming our performance.
We have a number of contractual arrangements with governmental programs and private insurers, although no individual arrangement accounted for more than 10% of our net revenues for the fiscal years ended March 31, 2005, 2004 or 2003. Nevertheless, sales of certain of our services and products are largely dependent upon payments from governmental programs and private insurance, and cost containment initiatives may reduce our revenues, thereby harming our performance. Certain of our competitors may have or may obtain significantly greater financial and marketing resources than us. In addition, relatively few barriers to entry exist in local healthcare markets. As a result, we would encounter increased competition in the future that may increase pricing pressure and limit our ability to maintain or increase our market share for our durable medical equipment, mail order pharmacy and related businesses.
In the U.S., healthcare providers and consumers who purchase durable medical equipment, prescription drug products and related products generally rely on third party payers to reimburse all or part of the cost of the healthcare product. Such third party payers include Medicare, Medicaid and other health insurance and managed care plans. Reimbursement by third party payers may depend on a number of factors, including the payer’s determination that the use of our products is clinically useful and cost-effective, medically necessary and not experimental or investigational. Also, third party payers are increasingly challenging the prices charged for medical products and services. Since reimbursement approval is required from each payer individually, seeking such approvals can be a time consuming and costly process. In the future, this could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payer separately. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third party payers are increasingly attempting to contain the costs of healthcare products and services by limiting both coverage and the level of reimbursement for new and existing products and services. There can be no assurance that third party reimbursement coverage will be available or adequate for any products or services that we develop.
We could be subject to severe fines and possible exclusion from participation in federal and state healthcare programs if we fail to comply with the laws and regulations applicable to our business or if those laws and regulations change.
Certain of the healthcare-related products and services offered by the Company are subject to stringent laws and regulations at both the federal and state levels, requiring compliance with burdensome and complex billing, substantiation and record-keeping requirements. Financial relationships between our Company and physicians and other referral sources are subject to governmental regulation. Government officials and the public will continue to debate healthcare reform and regulation. Changes in healthcare law, new interpretations of existing laws, or changes in payment methodology may have a material impact on our business and results of operations.
The markets in which the Company operates are highly competitive and the Company may be unable to compete successfully against competitors with greater resources.
The Company competes in markets that are constantly changing, intensely competitive (given low barriers to entry), highly fragmented and subject to dynamic economic conditions. Increased competition is likely to result in price reductions, reduced gross margins, loss of customers, and loss of market share, any of which could harm our net revenue and results of operations.
Many of the Company’s competitors and potential competitors relative to the Company’s products and services in the areas of surgical supplies, orthotic and prosthetic products, durable medical equipment, and oxygen and respiratory services, have more capital, substantial marketing, and technical resources and expertise in specialized financial services than does the Company. These competitors include: on-line marketers, national wholesalers, and national and regional distributors. Further, the Company may face a significant competitive challenge from alliances entered into between and among its competitors, major HMOs or chain drugstores, as well as from larger competitors created through industry consolidation. These potential competitors may be able to respond more quickly than the Company to emerging market changes or changes in customer needs.
We may not be able to successfully integrate acquired businesses, which could result in our failure to increase revenues or to avoid duplication of costs among acquired businesses, thereby adversely affecting our financial results and profitability.
The successful integration of an acquired business is dependent on various factors including the size of the acquired business, the assets and liabilities of the acquired business, the complexity of system conversions, the scheduling of multiple acquisitions in a given geographic area and management’s execution of the integration plan. Our business plan is premised on increasing our revenues by leveraging the strengths of our staffing and home care network to cross sell our other products and services. Our business plan is also premised on avoiding duplication of cost among our existing and acquired businesses where possible. If we fail to successfully integrate in these key areas, our Company’s financial results and profitability will be adversely affected, due to the failure to capitalize on the economies of scale presented by spreading our cost structure over a wider revenue base.
The failure to implement the Company’s business strategy may result in our inability to be profitable and adversely impact your investment in our Company.
We anticipate that the Company will pursue an aggressive growth strategy, which will depend, in large part, upon our ability to develop and expand the Company’s businesses. We anticipate pursuing growth by various means, including the acquisition of existing businesses. Acquisitions involve a number of risks, including the diversion of management’s attention, issues related to the assimilation of the operations and personnel of the acquired businesses, and potential adverse effects on operating results, unforeseen liabilities and increased administrative expenses. We believe that the failure to implement an aggressive growth strategy, as well as a failure to successfully integrate acquired businesses, may result in our inability to be profitable, because our business plan is premised on, among other things, capitalizing on the economies of scale presented by spreading our cost structure over a wider revenue base. Our inability to achieve profitability could adversely impact your investment in our Company.
We cannot predict the impact that the registration of the shares may have on the price of the Company’s shares of Common Stock and the value of your investment in our Company.

We cannot predict the effect, if any, that sales of, or the availability for sale of, our Common Stock pursuant to this Registration Statement and prospectus or otherwise will have on the market price of our securities prevailing from time to time. The possibility that substantial amounts of our Common Stock might enter the public market could adversely affect the prevailing market price of our Common Stock and could impair our ability fund acquisitions or to raise capital in the future through the sales of securities. Sales of substantial amounts of our securities, including shares issued upon the exercise of options or warrants, or the perception that such sales could occur, could adversely effect prevailing market prices for our securities.
Ownership of our stock is concentrated in a small group of stockholders who may exercise substantial control over our actions to the detriment of our other stockholders.
There are five shareholders of the Company after elimination of duplication due to attribution resulting from application of the beneficial ownership provisions of the Securities Exchange Act of 1934, as amended, including John E. Elliott II and Lawrence R. Kuhnert, who are beneficial owners of 5% or more of the Company’s shares of Common Stock outstanding as of May 2, 2006. These shareholders collectively own 55.17% of our shares of Common Stock outstanding as of May 2, 2006.
This concentrated ownership of our Common Stock gives a few stockholders the ability to control our Company and the direction of our business as to matters requiring shareholder approval, such as mergers, certain acquisitions, asset sales and other significant corporation transactions. This concentrated ownership, as well as the Voting Agreement to which some of these shareholders are a party, will prevent other shareholders from influencing the election of directors and other significant corporate decisions, to the extent that these five shareholders vote their shares of Common Stock together.
The price of our Common Stock has been, and will likely continue to be, volatile, which could diminish your ability to recoup your investment, or to earn a return on your investment, in our Company.
The market price of our Common Stock, like that of the securities of many other companies with limited operating history and public float, has fluctuated over a wide range and it is likely that the price of our Common Stock will fluctuate in the future. From August 2, 2002 through the period ended September 30, 2005, the closing price of our Common Stock, as quoted by the OTC Bulletin Board, has fluctuated from a low of $0.10 during the six months ended March 31, 2003 to a high of $4.20 during the nine months transitional period ended September 30, 2002. During the year ended March 31, 2005, which period includes the May 10, 2004 effective date of the RKDA Merger, the closing price of our Common Stock, as quoted by the OTC Bulletin Board, has fluctuated from a low of $0.39 to a high of $2.00. During the year ended March 31, 2006, the closing price of our Common Stock, as quoted by the OTC Bulletin Board, has fluctuated from a low of $1.74 to a high of $3.53. On May 2, 2006, the average of the last reported bid and ask prices of our Common Stock was $ 2.805 per share. See Dividend Policy and Market Information at page 21.
Due to the volatility of the price our Common Stock, you may be unable to resell your shares of our Common Stock at or above the price you paid for them, thereby exposing you to the risk that you may not recoup your investment in our Company or earn a return on your investment. In the past, securities class action litigation has been brought against companies following periods of volatility in the market price of their securities. If we are the target of similar litigation in the future, our Company would be exposed to incurring significant litigation costs. This would also divert management’s attention and resources, all of which could substantially harm our business and results of operations.
Because our Common Stock is quoted on the OTC Bulletin Board, there may be difficulty in trading and obtaining quotations for our Common Stock, and you should consider our Common Stock to be illiquid.
The Company’s Common Stock is currently quoted on the OTC Bulletin Board under the symbol ACDI. The bid and asked prices for our Common Stock have fluctuated significantly. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, the company’s securities. This severely limits the liquidity of the Common Stock and would likely have a material adverse effect on the market price of the Common Stock and on our ability to raise additional capital. You should consider our Common Stock to be illiquid.
Because there is no established market for our classes of Warrants (Classes A, B-1 and B-2) and we do not expect our Warrants to be quoted on the OTC Bulletin Board, there may be difficulty in trading and obtaining quotations for our Warrants and you should consider our Warrants to be illiquid.

There is no established market for our Warrants (Classes A, B-1 and B-2). The Company Warrants are not quoted on the OTC Bulletin Board, nor are they listed on any exchange. We do not expect our Warrants to be quoted on the OTC Bulletin Board, nor are they listed on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the price of, our Warrants. You should consider our Warrants to be illiquid.
Your resale of any securities you acquire under this prospectus may be limited and affected by state blue-sky laws, which could adversely affect the price of our securities and your investment in our Company.
Under the securities laws of some states, shares of common stock and warrants can be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, warrants and shares of common stock may not be sold unless these shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The requirement of a seller to comply with the requirements of state blue sky laws may lead to delay or inability of a holder of our securities to dispose of such securities, thereby causing an adverse effect on the resale price of our securities and your investment in our Company.
The issuance of our preferred stock could materially impact the price of Common Stock and the rights of holders of our Common Stock.
The Company is authorized to issue 5,000,000 shares of serial preferred stock, par value $0.001. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Company’s Board of Directors. Except as otherwise provided in the Company’s Articles of Incorporation, the Board of Directors has authority to fix by resolution adopted before the issuance of any shares of each particular series of preferred stock, the designation, powers, preferences, and relative participating, optional and other rights, and the qualifications, limitations, and restrictions.
The issuance of our preferred stock could materially impact the price of Common Stock and the rights of holders of our Common Stock, including voting rights. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of our Company, despite such change of control being in the best interest of the holders of our shares of Common Stock. The existence of authorized but unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
The exercise of common stock warrants may depress our stock price and may result in dilution to our Common Stockholders.
A total of 25,248,792 warrants to purchase 25,248,792 shares of our Common Stock are issued and outstanding as of May 2, 2006. If the market price of our Common Stock rises above the exercise price of outstanding warrants, holders of those securities are likely to exercise their warrants and sell the Common Stock acquired upon exercise of such warrants in the open market. Sales of a substantial number of shares of our Common Stock in the public market by holders of warrants may depress the prevailing market price for our Common Stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding warrants exercise those warrants, our common stockholders will incur dilution. The exercise price of all common stock warrants, including Classes A, B-1 and B-2 Warrants, is subject to adjustment upon stock dividends, splits and combinations, as well as certain anti-dilution adjustments as set forth in the respective common stock warrants.
We have granted stock options to certain management employees and directors as compensation which may depress our stock price and result in dilution to our common stockholders.
As of May 2, 2006, options to purchase 9,536,540 shares of our Common Stock were issued and outstanding. The 104,499,551 shares of Common Stock offered by the security holders under the prospectus include 9,536,540 shares of Common Stock issuable upon the exercise of options by the selling security holders. If the market price of our Common Stock rises above the exercise price of outstanding options, holders of those securities are likely to exercise their options and sell the Common Stock acquired upon exercise of such options in the open market. Sales of a substantial number of shares of our Common Stock in the public market by holders of options may depress the prevailing market price for our Common Stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options exercise those options, our common stockholders will incur dilution. The exercise price of all common stock options is subject to adjustment upon stock dividends, splits and combinations, as well as anti-dilution adjustments as set forth in the option agreement.

We are dependent on our affiliated agencies and our internal sales force to sell our services and products, the loss of which could adversely affect our business.
We largely rely upon our affiliated agencies to sell our staffing and home care services and on our internal sales force to sell our durable medical equipment and pharmacy products. Arcadia Services’ affiliated agencies are owner-operated businesses. The office locations maintained by our affiliated agencies are listed on our Company’s website. The primary responsibilities of Arcadia Services’ affiliated agencies include the recruitment and training of field staff employed by Arcadia Services and generating and maintaining sales to Arcadia Services’ customers. The arrangements with affiliated agencies are formalized through a standard contractual agreement, which state performance requirements of the affiliated agencies. Our affiliated agencies and internal salesforce operate in particular defined geographic regions. Our employees provide the services to our customers and the affiliated agents and internal sales force are restricted by non-competition agreements. In the event of loss of our affiliated agents or internal sales force personnel, we would recruit new sales and marketing personnel and/or affiliated agents which could cause our operating costs to increase and our sales to fall in the interim.
The lack of a majority of independent directors on our Board of Directors may affect our ability to be listed on a national securities exchange or quotation system.
We are not subject to the listing requirements of any national securities exchange or quotation system. The listing standards of the national securities exchanges and automated quotation systems require that the Board of Directors consist of a majority of directors who are independent as defined by the Sarbanes-Oxley Act of 2002 and as defined by listing standards, and that the audit committee of the Board of Directors must consist of at least three members, all of whom are independent. Similarly, the compensation and nominating committees of the Board of Directors must consist of independent directors. Currently, only one of our directors, who is also member of our Audit Committee, meets the definition of an “independent” director as defined by the Sarbanes-Oxley Act of 2002 and as defined by listing standards. Further, a majority of our directors are executive officers and thereby do not satisfy these independence standards. There is no guarantee that we will be able to appoint two additional directors who will satisfy these independence requirements. If we are unable to appoint two additional independent directors to our Board, we will be precluded from listing any of our capital stock on a national securities exchange or quotation system. It is our intention that a majority of the Company’s directors will satisfy independence standards by mid-2006.
Our Board of Directors, which is not fully independent, acts as the compensation committee, which presents the risk that compensation and benefits paid to two of our executive officers who are Board members and significant shareholders may not be commensurate with the Company’s financial performance.
A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our Board of Directors acts as a compensation committee and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our five member Board of Directors presently includes two executive officers of our Company. These officers (i.e., Messrs. Elliott and Kuhnert) presently own approximately 22% of our outstanding Common Stock and control the election of a majority of the Board of Directors through the Voting Agreement. Although all Board members have fiduciary obligations in connection with compensation matters, our lack of an independent compensation committee presents the risk that our executive officers on the Board may influence the entire Board to set their personal compensation and benefits at levels that are not commensurate with the Company’s financial performance.
Several anti-takeover measures under Nevada law could delay or prevent a change of our control, despite such change of control being in the best interest of the holders of our shares of Common Stock.
Several anti-takeover measures under Nevada law could delay or prevent a change of our control, despite such change of control being in the best interest of the holders of our shares of Common Stock. This could make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This could negatively impact the value of your investment in our Company, by discouraging a potential suitor who may otherwise be willing to offer a premium for your shares of the Company’s common stock.
The Nevada Business Corporation Law, N.R.S. §78.378 et seq., governs the acquisition of a controlling interest. This law provides generally that any person or entity that acquires twenty (20%) percent or more of the outstanding voting shares of a Nevada issuing corporation obtains voting rights in the acquired shares as conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. The articles of incorporation or bylaws of a corporation, however, may provide that the these provisions do not apply to the corporation or to an acquisition of a controlling interest. On May 4, 2004, our Board of Directors adopted an amendment to our Bylaws providing that the provisions of Nevada Revised Statutes Sections 78.378 et seq. do not apply to an acquisition of a controlling interest of shares owned, directly or indirectly, whether of record or not, now or at any time in the future, by John E. Elliott, II, Lawrence R. Kuhnert or any of the persons subject to the Voting Agreement. All other persons or entities, however, remain subject to N.R.S. §78.378 et seq. to the extent applicable, unless our articles of incorporation or bylaws are amended to exempt such persons or entities from these statutory anti-takeover provisions.
The Nevada Business Corporation Law, N.R.S. §78.411 et seq., governs combinations with interested stockholders. These provisions may have an effect of delaying or making it more difficult to effect a change in control of the Company. These provisions preclude an interested stockholder (i.e., the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation, or an affiliate or association thereof) and a resident, domestic Nevada corporation from entering into a combination (e.g., a merger, sale, lease, exchange, etc.) unless certain conditions are met. The provisions generally preclude a resident, domestic corporation from engaging in any combination with an interested stockholder for three years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder. If approval is not obtained, then after the expiration of the three-year period the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by the disinterested stockholders, or if the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. We are subject to N.R.S. §78.411 et seq. of the Nevada Business Corporation Law.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the shares of Common Stock by the selling security holders, except if and to the extent that selling security holders exercise options to purchase shares of Common Stock. We will receive proceeds from the exercise of Classes A, B-1 and B-2 Warrants held by the selling security holders if the respective warrants are exercised for cash. We intend to use any proceeds received from the exercise of the stock options and the Class A, B-1 and B-2 Warrants to reduce our existing indebtedness and for working capital.
DIVIDEND POLICY AND MARKET INFORMATION
Shares of our Common Stock are currently quoted on the OTC Bulletin Board under the symbol “ACDI.” Our Common Stock has had a limited and sporadic trading history. The following table sets forth the quarterly high and low bid prices for our Common Stock on the OTC Bulletin Board for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. On May 2, 2006, the average of the last reported bid and ask prices of our Common Stock was $ 2.805 per share.

		Bid Price
Period		High		Low
Fiscal Year Ended 3/31/2006	Fourth Quarter ended 3/31/06	$3.53		$2.36
	Third Quarter ended 12/31/05	$2.90		$2.48
	Second Quarter ended 9/30/05	$2.80		$2.06
	First Quarter ended 6/30/05	$2.46		$1.74
Fiscal Year Ended 3/31/2005	Fourth Quarter ended 3/31/05	$2.07		$1.11
	Third Quarter ended 12/31/04	$1.27		$0.58
	Second Quarter ended 9/30/04	$1.08		$0.60
	First Quarter ended 6/30/04	$1.08		$0.39
Transition Period Ended 3/31/2004	Quarter ended 3/31/04	$0.49		$0.16
	Quarter ended 12/31/03	$0.25		$0.11
Fiscal Year Ended 9/30/2003	Fourth Quarter ended 9/30/03	$0.43		$0.15
	Third Quarter ended 6/30/03	$0.45		$0.19
	Second Quarter ended 3/31/03	$2.50		$0.10
	First Quarter ended 12/31/02	$3.40		$2.46
Transition Period Ended 9/30/2002	Quarter ended 9/30/02 (1)	$4.20	*	$2.00	**
	Quarter ended 6/30/02 (2)	n/a		n/a
	Quarter ended 3/31/02	n/a		n/a
Fiscal Year Ended 12/31/ 2001	Fourth Quarter Ended 12/31/01	n/a		n/a
	Third Quarter ended 9/30/01	n/a		n/a
	Second Quarter ended 6/30/01	n/a		n/a
	First Quarter ended 3/31/01	n/a		n/a

(1)	The Company commenced public trading with the ticker symbol “MJVS” on August 2, 2002. During the quarterly period between July 1 and September 2002, the Company changed its ticker symbol twice. On August 29, 2002 the ticker symbol was changed to “NYMD.” On September 30, 2002, the Company’s ticker symbol was changed to “CCLH.” On November 16, 2004, the Company’s ticker symbol change to “ACDI.”

(2)	Before August 2, 2002, the Company’s Common Stock was not quoted the OTC Bulletin Board or listed any exchange.

*	High bid price from August 29, 2002, when the Company’s ticker symbol was “NYMD.”

**	Low bid price from August 14, 2002, when the Company’s ticker symbol was “MJVS.”
There is no established market for our Classes A, B-1 and B-2 Warrants. The Company’s respective warrants are not quoted on the OTC Bulletin Board, nor are they listed on any exchange. We do not expect our warrants to be quoted on the OTC Bulletin Board or listed on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the price of, our warrants.
There are approximately 300 record holders of our Common Stock as of March 31, 2006. The number of record holders of our Common Stock excludes an estimate of the number of beneficial owners of Common Stock held in street name, totaling approximately 25 million shares. The transfer agent and registrar for our Common Stock is National City Bank, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114 (216-222-2537).
We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our Board may deem relevant at that time.

SELECTED CONSOLIDATED FINANCIAL DATA
The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the periods ended December 31, 2005 and December 31, 2004 and with respect to the consolidated balance sheet as of December 31, 2005 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended March 31, 2005, 2004, 2003 and 2002 and with respect to the consolidated balance sheets as of March 31, 2005, 2004, 2003 and 2002 have been derived from audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the years ended March 31, 2001 and the balance sheet data as of March 31, 2001 from unaudited financial statements not included in this prospectus. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.
The “Predecessor” entity is Arcadia Services, Inc. and its subsidiaries. On May 7, 2004, RKDA acquired Arcadia Services, Inc. This acquisition, which preceded the RKDA reverse merger, was accounted for as a purchase transaction. The “Successor” entity is the combined company resulting from the RKDA reverse merger, including “old” Critical Home Care, Inc., RKDA, Arcadia Services and its subsidiaries, Arcadia RX and all other entities purchased subsequent to the reverse merger, referred to collectively herein as the “Post-merger Acquisitions.” The transactions that constitute the reverse merger along with the Post-merger Acquisition transactions were accounted for as purchase transactions.
Results for the period from April 1, 2004 to May 9, 2004 are those of Arcadia Services, Inc. and its subsidiaries presented on a consolidated basis (i.e., the Predecessor entity). Results for the period from May 10, 2004 to December 31, 2004 are those of the Successor entity as described above subsequent to the reverse merger transaction and Post-merger Acquisitions. A reclassification of commissions paid to affiliated agencies from cost of sales to general and administrative expenses is reflected herein to be more comparable with our peers in the staffing industry.
Arcadia Resources, Inc.
Consolidated Statements of Income
(Unaudited)

	Successor	Successor	Predecessor
		Period from	Period From
	Three Quarters	May 10, 2004	April 1, 2004
	Ended	To	To
	December 31, 2005	December 31, 2004	May 9, 2004
Net Sales	$96,702,889	$67,223,593	$9,486,601
Cost of Sales	64,792,459	47,302,268	6,905,998

Gross Profit	31,910,430	19,921,325	2,580,603
General and Administrative Expenses	31,423,622	19,214,687	2,101,381
Depreciation and Amortization	1,781,815	221,328	—

Operating Income (Loss)	(1,295,007)	485,310	479,222
Other Expenses
Impairment of Goodwill	—	—	16,055
Other Income	—	(16,625)
Interest Expense, Net	1,198,103	712,279	—
Amortization of Debt Discount	933,185	682,593	—

Total Other Expenses	2,131,288	1,378,247	16,055

Net Income (Loss) Before Income Tax Expense	(3,426,295)	(892,937)	463,167

Income Tax Expense	116,778	102,253	—

Net Income (Loss)	$(3,543,073)	$(995,190)	$463,167

	Successor	Successor	Predecessor
		Period from	Period From
	Three Quarters	May 10, 2004	April 1, 2004
	Ended	To	To
	December 31, 2005	December 31, 2004	May 9, 2004
Unaudited Pro Forma Amounts to Reflect Pro Forma
Income Taxes From Tax Status Change			158,000

Pro Forma Income After Income Tax
From Tax Status Change			$305,167

Income (Loss) Per Share:
Basic	$(0.04)	$(0.01)	$0.49
Diluted	$(0.04)	$(0.01)	$0.49

Pro Forma Income Per Share:
Basic			$0.32
Diluted			$0.32

Weighted Average Number of Shares (In Thousands):
Basic	83,506	68,460	948
Diluted	83,506	68,460	948

	Successor	Predecessor
	Year Ended March 31,
	2005	2004	2003	2002	2001
					(unaudited)
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$105,342	$78,359	$76,276	$75,848	$73,705

Cost of Sales	73,956	56,205	53,822	64,514	62,688

Gross Profit	31,386	22,154	22,454	11,334	11,017
General and Administrative Expenses	36,547	18,424	18,172	7,444	9,587

Operating Income (Loss)	(5,161)	3,730	4,282	3,890	1,430
Interest (expense)income, net	(946)	2	1	4	0
Amortization of debt discount	(1,228)	—	—	—	—
Other income	87	—	—	—	—

Net Income (Loss) Before Taxes	(7,248)	3,732	4,283	3,894	1,430
Income Tax expense	(186)	—	—	—	—

Net Income (Loss)	$(7,434)	$3,732	$4,283	$3,894	$1,430

Net Income (Loss) Per Share-
Basic and Diluted	$(0.11)	$3.94	$4.52	$4.11	$1.51

Weighted Average Number of Shares (in thousands)
Basic and Diluted	72,456	948	948	948	948

	Successor	Predecessor
	December 31,	March 31,
	2005	2005	2004	2003	2002	2001
	(unaudited)					(unaudited)
		(In thousands)
Balance Sheet Data:
Total Current Assets	$34,526	$24,536	$13,612	$12,325	$12,498	$13,855
Working Capital	$24,213	$10,032	$9,069	$8,874	$8,254	$9,340
Total Assets	$79,469	$55,593	$17,203	$14,999	$15,094	$16,785
Total Long-Term Debt	$11,579	$15,567	$430	$2	$113	$225
Total Liabilities	$21,892	$30,071	$4,973	$3,453	$4,357	$4,740
Total Stockholder’s Equity	$57,577	$25,522	$12,230	$11,546	$10,737	$12,045

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The MD&A should be read in conjunction with the other sections of this prospectus, including the consolidated financial statements and notes thereto beginning on page F-1 of this prospectus and the subsection captioned “Statements Regarding Forward-Looking Information” above. Historical results set forth in Selected Consolidated Financial Information and the Financial Statements beginning on page F-1 and this section should not be taken as indicative of our future operations.
     As previously stated, we caution you that statements contained in this prospectus (including our documents incorporated herein by reference) include forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements involve known and unknown risks, assumptions, uncertainties and other factors about our Company, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based on our reasonable estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. Forward-looking statements are not guaranties of future performance. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “can,” “will,” “could,” “should,” “project,” “expect,” “plan,” “predict,” “believe,” “estimate,” “aim,” “anticipate,” “intend,” “continue,” “potential,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.
     Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to (1) our ability to compete with our competitors; (2) our ability to obtain additional financing; (3) the ability of our affiliated agencies to effectively market and sell our services and products; (4) our ability to procure product inventory for resale; (5) our ability to recruit and retain temporary workers for placement with our customers; (6) the timely collection of our accounts receivable; (7) our ability to attract and retain key management employees; (8) our ability to timely develop new services and products and enhance existing services and products; (9) our ability to execute and implement our growth strategy; (10) the impact of governmental regulations; (11) marketing risks; (12) our ability to be listed on a national securities exchange or quotation system; (13) our ability to adapt to economic, political and regulatory conditions affecting the health care industry; and (14) other unforeseen events that may impact our business.
Overview
The Company has undergone substantial changes in its financial position and business operations since May 10, 2004. Before the RKDA merger, we had continuing losses, cash flow problems and faced going concern issues. We had annual sales of approximately $4 million. The Company entered into the merger agreement with RKDA in order to expand product and service offerings, increase geographic markets served, and to spread its cost structure over a wider base of customers, products and service offerings. The net effect of the RKDA merger was to considerably expand the Company’s base of business and to alleviate its financial problems. From the time of the merger through December 31, 2005, the Company raised $48 million in equity funding and completed 17 acquisitions.
Our combined company provides home health care services and products through its subsidiaries’ 104 operating locations in 24 states. Arcadia Services, Inc., a wholly-owned subsidiary, is a national provider of staffing (medical and non-medical) and home care services (skilled and personal care/support) currently operating in 20 states through its 76 locations. We also operate a mail-order pharmacy and a home health care oriented mail-order catalog. We have durable medical equipment businesses, including retail stores, operating in 12 states through 28 locations, providing oxygen and other respiratory therapy services and home medical equipment.
The Company’s assets and net sales increased substantially during the period from May 10, 2004 to December 31, 2005. As of December 31, 2005, we reported total assets of approximately $79.5 million, on a consolidated basis, compared to $17.2 million as of March 31, 2004 reported by Arcadia Services, Inc., the entity treated as the acquirer for accounting purposes in the RKDA merger. See below for more information on the reverse merger accounting treatment of the RKDA merger.

The Company generated the following tabular progression of net sales by quarter since the merger. There were no material changes in sales prices from the quarter ended December 31, 2004 to the quarter ended December 31, 2005 to contribute to the improvement in revenues. See Results of Operations and Liquidity and Capital Resources.

		Increase from prior	Increase from same
Net sales by quarter:	(in millions)	Quarter	quarter prior year
First quarter ended June 30, 2004*	$23.1	11.5%	26.9%
Second quarter ended September 30, 2004	25.5	10.4%	30.5%
Third quarter ended December 31, 2004	28.1	10.2%	41.4%
Fourth quarter ended March 31, 2005	28.6	1.8%	38.1%
First quarter ended June 30, 2005	30.7	7.4%	33.0%
Second quarter ended September 30, 2005	32.7	6.5%	28.2%
Third quarter ended December 31, 2005	33.3	1.8%	18.5%

*	Includes results from the Predecessor entity
Growth Strategy. We have pursued a strategy of growth internally and externally through acquisitions. Our internal growth strategy is to capitalize on customer demand for a larger array of integrated home care services by obtaining greater penetration within existing markets and to expand service offerings by cross selling home care patients with personal services, mail order pharmacy and home oxygen and medical equipment products. In addition, we intend to proactively remind customers to reorder and replace their supplies. To this end, we have hired a director of business development in mid-2004 to spearhead the development of internal growth.. During the year ended March 31, 2005, we generated internal growth of 15.5%, principally within our home care and staffing business, due to a continued trend in economic recovery and expanded marketing efforts. During the three quarters ended December 31, 2005, we generated internal growth of 3.9% as we continued to increase our product offerings, in spite of some downward pressure on margins in the staffing business and reductions in reimbursement of services provided to Medicare beneficiaries receiving pharmaceuticals and certain durable medical equipment products and services. We continue to challenge our sales and marketing strategies and our delivery of products and services to achieve better customer satisfaction, market share and operating results. See Results of Operations.
Our growth strategy also encompasses expansion of our business by acquisition. There are many small local competitors currently serving the marketplace, each of which has a complete infrastructure in place to support its existing business. We hope to capitalize on the consolidation opportunities that we believe exist within the fragmented home care and staffing industries by becoming a larger provider of comprehensive national home care and staffing services through greater economies of scale. We intend to implement this strategy by smaller companies joining our affiliate network and by acquiring other home care, staffing and durable medical equipment businesses.
In line with this strategy, during the period from May 10, 2004 to December 31, 2005, we completed 17 acquisitions (the “Post-merger Acquisitions”) resulting in an annual increase of approximately $38 million in revenue and $4.4 million in operating income on a consolidated basis.
Description of individual transactions completed post-merger in fiscal 2005:
The Company purchased the operations of six entities from the May 8, 2004 through March 31, 2005, as more fully described below. The total amounts assigned to assets and liabilities at the respective acquisitions described below are as follows:
Description of assets and liabilities purchased:

(in thousands)
Current and other assets	$4,215
Fixed assets	954
Goodwill	6,336
Liabilities	(1,837)

Total assets and liabilities purchased post-merger in fiscal 2005	$9,668

•	On July 30, 2004, we acquired substantially all of the assets of The Staffing Source, Inc., of St. Petersburg, Florida. The Staffing Source, Inc. provides temporary personnel for healthcare facilities and other businesses. It reported sales of approximately $3.3 million for its 2003 fiscal year. The purchase price to be paid out over a three year period is computed per a specified formula based on the annualized revenue, with a minimum total payment of $480,000 and a maximum total payment of $600,000. The Company financed the payment of $300,000 of the purchase price paid in cash at closing by drawing on its line of credit. Because the balance of the purchase price payable is computed per a specified formula based on annualized revenue, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price, but will fund the obligation from the profitable operations of The Staffing Source.

•	On August 20, 2004, we acquired the stock of American Oxygen, Inc. of Peoria, Illinois for 200,000 shares of Common Stock valued at $186,000. American Oxygen, Inc., operating from two locations in Illinois, sells and rents durable medical equipment, including respiratory/oxygen equipment. Because the purchase price was paid in Company stock, the Company did not incur debt in order to finance this transaction. American Oxygen is a relatively small, new entity and is not expected to be profitable until our 2006 fiscal year.

•	On August 30, 2004, we purchased selected assets of Merit Staffing Resources, Inc. Merit provides temporary personnel for healthcare facilities and other businesses from five locations in Massachusetts. It reported 2003 sales of $4.7 million. The purchase price is (a)cash equal to a specified percentage of the seller’s accounts receivable under 120 days outstanding as of closing, plus $200,000, subject to a total maximum cash payment at final closing of $1.6 million. Forty-eight monthly payments will be made computed per a specified formula based on gross margin with a minimum total payment of $864,000 and a maximum total payment of $1.6 million. The Company financed the payment of $200,000 of the purchase price paid in cash at closing by drawing on its line of credit. Because the balance of the purchase price payable is computed per a specified formula based on gross margin, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price, but will fund the obligation from the profitable operations of Merit.

•	On September 23, 2004, we acquired the stock of Trinity Healthcare of Winston-Salem, Inc. for $5.4 million. Trinity provides oxygen and other respiratory services, as well as home intravenous therapy services. Trinity has locations in Winston-Salem and Huntersville, North Carolina, and Marietta and Demorest, Georgia. Two of Trinity’s selling shareholders were paid a combination of cash, shares of the Company’s Common Stock, and delivery of a promissory note. Trinity’s two other selling shareholders will be paid the balance of the purchase price in cash and our Common Stock by January 15, 2005. The Company also issued 150,000 shares of its common stock, with an aggregate value of $127,800, to certain Trinity employees. The Company utilized proceeds from notes payable and sales of stock of approximately $3.8 million to finance payment of the cash portion of the purchase price paid at closing. Remaining purchase price obligations will be funded from the profitable operations of Trinity.

•	On December 17, 2004, we purchased substantially all of the assets of BK Tool, Inc., a light industrial staffing business located in Sterling Heights, Michigan, with approximately $2,000,000 in annual revenues. The total purchase price of $468,000 included payment of $175,000 plus 85% of accounts receivables no greater than 60 days outstanding. At closing, the seller was paid $393,000 in cash, drawn on the line of credit, and the remaining $75,000 derived from operations was paid to the seller in January 2005. BK Tools was combined with an existing Arcadia Services local operation to enhance the profitability of both entities.

•	On December 22, 2004, we agreed to purchase all of the outstanding shares of common stock of Beacon Respiratory Services, Inc., Beacon Respiratory Services of Alabama, Inc., Beacon Respiratory Services of Colorado, Inc., and Beacon Respiratory Services of Georgia, Inc. (collectively “Beacon”). Beacon provides respiratory services in Florida, Alabama, Colorado, and Georgia and collectively had annual revenues of approximately $1,900,000. The purchase was effective on January 1, 2005. The purchase price was $1,500,000, including the payment of certain liabilities. The purchase price is subject to increase by up to an additional $400,000 based on expected pricing changes for certain of the Company’s products and services for calendar year 2005, with any additional amounts owed being payable to the sellers by January 1, 2006. In 2005, the Company paid $983,428 in cash to Beacon’s shareholders, less $150,000 to be held by the Company to offset valid indemnification and other claims of the Company. The Company’s counsel will hold 16.33% of the Beacon shares purchased until the $150,000 (including accrued interest less any amounts disputed) is paid to sellers by January 1, 2006. On January 15, 2005, one of Beacon’s selling shareholders was issued a promissory note for $150,000, with a one-year term at 8% annual interest secured by 33% of the shares of Beacon. Principal and interest are to be paid quarterly. The Company financed the payment of $833,428 of the purchase price paid in cash at closing by utilizing proceeds from a note payable to a third party. The remaining purchase price obligations will be funded from the profitable operations of Beacon.

Description of individual transactions in fiscal 2006 through December 31, 2005:

During the three quarters ended December 31, 2005, the Company purchased the operations of 11 entities, as more fully described below. The total amounts assigned to assets and liabilities at the respective acquisition dates are as follows:

(in thousands)
Description of assets and (liabilities) purchased:
Current and other assets	$1,424
Fixed assets	1,346
Intangibles and goodwill	11,996
Liabilities	(4,337)

Total assets and liabilities acquired	$10,429

•	On April 7, 2005, we acquired the net assets of United Health Care Services (“United”) and of two related smaller companies. United is a home respiratory and durable medical equipment company located in Ft. Myers and Port Charlotte, Florida. The purchase price was $1,588,000 as follows: cash of $1,200,000 drawn on the Company’s line of credit, the delivery of an unsecured subordinated promissory note in the principal amount of $100,000, with interest at five (5%) percent per annum, payable in two equal installments due at six months and twelve months from the closing date, and the issuance of an aggregate of 147,500 shares of the Company’s common stock having an aggregate value of $288,000.

•	On April 29, 2005, we purchased the outstanding capital stock of Home Health Professionals, Inc. and certain assets of Home Health Professionals Staffing, LLC. The acquisition was effective May 1, 2005. Home Health Professionals operates a home care services business headquartered in Battle Creek, Michigan. The purchase price for the acquired stock was a cash payment of $2,500,000, plus 1,058,201 shares of the Company’s common stock valued at $2,000,000, plus the payment of amounts to be determined per an earnout formula over the twelve month period following the closing. At closing, the cash consideration and shares of the Company’s common stock were paid, less amounts escrowed to satisfy potential indemnification and other claims of the purchaser. The Company utilized proceeds from a convertible promissory note issued to a third party to pay the cash portion of the purchase price (see Note 6). Because the balance of the purchase price payable is computed per a specified earnout formula based on operations, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price payments.

•	On May 13, 2005, we acquired the net assets of HealthLink, a home respiratory and durable medical equipment company located in Crown Point, Indiana. The purchase price was a note to the seller of $160,000 plus 15,000 shares of the Company’s common stock valued at $30,300. The non-interest bearing purchase price payable is due in 12 equal monthly installments of $6,700 plus a final payment of $80,000 one year from the closing date. We expect to fund the acquisition with cash from operations of this and other durable medical equipment locations.

•	On May 31, 2005, we acquired the membership interests in Rite at Home Health Care, LLC, a health care product-oriented catalog company located in Illinois. The purchase price of $1.34 million included 88,000 shares of the Company’s common stock valued at $189,000, $325,000 cash plus assumption of the outstanding liabilities of $829,000. The line of credit in place for Rite at Home Health Care, LLC provided $750,000 toward the funding of the transaction.

•	On June 27, 2005, we issued 42,000 shares of our common stock valued at $79,800 to a limited liability company for intellectual property it developed and the related rights to pursue a licensing agreement for providing durable medical equipment through a retailer’s store locations.

•	On July 18, 2005, we acquired certain assets of Alternative Home Health Care of Lee County with a cash payment of $100,000, generated from operations.

•	On August 12, 2005, we acquired certain assets of Summit Healthcare with a cash payment of $100,000 funded from operations and a note payable of $500,000 which was paid in full as of September 30, 2005 with proceeds from our Class B Warrant Offering. An additional $50,000 is being held in escrow for one year pending resolution of certain items.

•	On September 27, 2005, we acquired certain assets of Low Country Home Medical Equipment Company, Inc. with a cash payment of $1.5 million funded with proceeds from our Class B Warrant Offering. The Company also issued of 191,571 shares of its common stock valued at $500,000 to escrow, to be distributed to the sellers one year after the original purchase date.

•	On October 17, 2005, we acquired certain assets of Madrid Medical Equipment with cash payments totaling $170,000 and assumption of debts totaling $72,000. We funded this acquisition with cash flow from operations.

•	On October 21, 2005, we acquired certain assets of Sparrow Private Duty Services with a cash payment of $90,000 generated from operations.

•	On November 3, 2005, we acquired the outstanding stock of O2 Plus. The purchase price of $1.9 million included $1.1 million cash funded with proceeds from our Class B Warrant Offering; plus assumption of the outstanding liabilities of $739,000; and $100,000 pending the satisfaction of certain post-closing requirements. In the event that certain future growth goals are met, an additional purchase price of up to $1 million could be paid over two years to the sellers in shares of the Company’s common stock.

We expect the Company to continue pursuing a strategy that includes growth through acquisition. A risk presented by this strategy is the successful integration of the acquired businesses. If acquired businesses are not consolidated successfully, profitability will be negatively impacted. The Company’s principal sources of capital to pursue these acquisitions have been debt financing and issuance of the Company’s shares of Common Stock, which has limited the capital available for internal growth and debt repayment. We expect profitable operations of these new entities to satisfy remaining purchase price obligations but may not be adequate to also service the related debt incurred in the acquisition. Growth in the durable medical equipment entities is also capital intensive as additional purchases of equipment are necessary to accommodate the needs of new patients. Management anticipates that the sources of funds for the payment of short term debt obligations and capital expenditures will be primarily from the equity market. As of December 31, 2005, the Company’s interest-bearing debt totals approximately $2.0 million classified as current and approximately $11.2 million classified as long-term for a total of $13.2 million. During fiscal year 2007, the Company presently intends to raise a minimum of up to $20 million, preferably from the equity markets, to finance acquisitions. In the short term, the Company anticipates raising approximately $10 million in equity to reduce borrowings and to fund additional acquisitions. Raising capital through equity investment will result in dilution to our Common Stockholders. See also Liquidity and Capital Resources for discussion of additional risk factors.
Our level of debt incurred during the period from May 10, 2004 to December 2005 also increased our interest expense. Nevertheless, the Company had sufficient cash flow to pay interest expense during this period. Although the Company incurred a net losses of for the period from May 10, 2004 to December 31, 2005, the Company had non-cash expenses relating to operations, financings and acquisitions totaling approximately $12.3 million, resulting in approximately $875,000 of cash available to pay interest, which is insufficient to cover the interest expense. Based on our outstanding debt as of December 31, 2005 and assuming no material decline in our revenues, management believes the Company will continue to generate cash from operations sufficient to fund day to day operations, as well as interest expense, due in part to reductions in the Company’s operating expenses in relation to cash collected from operations, thereby improving the availability of cash. These planned annual savings are sufficient to cover our estimated annual interest expense of $900,000, based on our outstanding debt as of December 31, 2005. The Company expects to incur additional debt to fund its planned acquisitions.
Cost Reductions. One of our strategies is to reduce costs and to benefit from economies of scale. Since May 10, 2004, the Company has implemented substantial cost reductions to our Classic Healthcare Solutions business by reducing payroll and closing one location, resulting in savings of approximately $1.5 million annually. The Company continues to evaluate every operating unit in order to reduce costs to increase efficiency. Likewise, our ability to centrally furnish business administrative functions should result in improved financial performance for our acquired businesses through the elimination of unnecessary administrative overhead. Management anticipates that pursuing this cost reduction strategy should improve financial performance and cash flow. The success of our cost reduction strategy depends on how effectively we can consolidate our acquired businesses. If we are not able to successfully consolidate the acquired businesses, we may not realize hoped for financial performance which, among other things, could negatively impact the price of our Common Stock and your investment in our Company. The Company also intends to increase productivity through information system enhancements. The new mix of the Company’s product lines should increase the gross and net profit margins compared to prior years when the Company was not as diversified.

Accounting Acquirer. The consolidated financial statements of Arcadia Services, Inc. became the historical financial statements of the Company as a result of the RKDA reverse merger. For accounting purposes, RKDA is the accounting acquirer of the Company, based on the application of the criteria specified in Statement of Financial Accounting Standards No. 141. Application of the criteria of SFAS No. 141 to the facts and circumstances of the RKDA reverse merger demonstrate that RKDA is the accounting acquirer of the Company for the following principal reasons:
•	RKDA’s two former shareholders and the PIPE investors acquired a majority voting interest in the Company. RKDA’s two former shareholders received 21,300,000 shares of the Company’s Common Stock constituting 27.9% of the Company’s 76,393,351 shares of Common Stock outstanding as of May 10, 2004. The shareholders from the PIPE transaction, by which the Company raised the $5 million it loaned RKDA to finance the Arcadia Services acquisition, acquired a 43.2% shareholding position. The old Critical shareholders were diluted to a 28.9% shareholding position.

•	RKDA’s two former shareholders acquired control of the Board of Directors by entering into a voting agreement with certain other shareholders permitting them to elect a majority of the Board, until they either (a) own less than 10% of the Company, (b) are no longer executive officers of the Company or (c) the maximum period lowed by law for the agreement to exist. The Company believes that the criteria above will not be met (and thus the RKDA shareholders will control the Board of Directors) for the foreseeable future.

•	RKDA’s two former shareholders became the Company’s Chairman and Chief Executive Officer and the President, Chief Operating Officer and Treasurer. Additionally, the Chief Operating Officer of Arcadia retained that position.

•	RKDA initiated the combination and RKDA’s (i.e., Arcadia’s) assets, revenues and earnings significantly exceed the assets, revenues and earnings of Old Critical.
In the consolidated financial statements accompanying this prospectus, the Predecessor entity is Arcadia Services, Inc. and its subsidiaries presented on a consolidated basis and the Successor entity is the combined Company resulting from the RKDA merger, presented on a consolidated basis.
Liquidity and Capital Resources
The Company’s primary needs for liquidity and capital resources are the funding of operating and administrative expenses related to the management of the Company and its subsidiaries. Secondarily, the Company began executing its long-term strategic growth plan in May 2004, which includes plans for complementary acquisitions, internal growth at existing locations, expanded product offerings and synergistic integration of the Company’s types of businesses.

	Successor	Successor	Predecessor
	Three Quarters	Period from May 10,	Period from April 1,
SUMMARY CONSOLIDATED	ended	2004 to December 31,	2004 to May 9,
STATEMENTS OF CASH FLOWS (in millions)	December 31, 2005	2004	2004
Net income (loss)	$(3.5)	$(1.0)	$0.5
Net cash (used in) operating activities	$(8.2)	$(6.5)	$(0.5)
Net cash (used in) investing activities	$(7.9)	$(3.8)	$(0.2)
Net cash provided by financing activities	$17.2	$10.9	$0.7
Net increase in cash and cash equivalents	$1.1	$0.6	$—
Cash and cash equivalents at the end of the period	$2.5	$0.6	$—
Prior to undertaking the Company’s long-term strategic growth plan, the operating company was generating significant cash flows from operations and pre-tax income of 5% of revenues. Management has shown the ability to raise funds sufficient to provide for the cash flow needs of the Company in pursuit of its long-term strategic growth plan, as evidenced by the $48 million raised in equity instruments after the merger through December 31, 2005 (including the conversion of notes payable into common stock). The Company also has in place a $5 million stock subscription, receivable in May 2006, a long-term line of credit, a few short-term lines of credit and has used notes payable to sellers and shares of its common stock as a means of financing some acquisitions.
On September 29, 2005, the Company completed a warrant offering. With the proceeds of this offering, the Company reduced its interest-bearing debt by $22.8 million as of September 30, 2005. Most of the debt was generated by the reverse merger transaction of May 2004 and subsequent acquisitions. During the quarter ended December 31, 2005, the Company increased its interest-bearing debt by $6 million, bringing the total interest-bearing debt to $13.2 million at the end of the period.

During the three quarters ended December 31, 2005, the Company made 11 acquisitions with a combination of cash of $6.5 million, $810,000 in notes or escrows payable, assumption of certain liabilities totaling $4.3 million and 1.54 million shares of its common stock valued at $3.1 million. The Company had $3.6 million available as of December 31, 2005 through its various lines of credit with the potential of an additional $5.2 million available, based on borrowing base calculations. .
The Company has been successful in using notes payable and common stock as part of its consideration paid for acquisitions. In the event the Company is unable to continue to obtain financing through the sale of additional common stock or increased borrowings, management will reduce the amount of acquisitions and investments in related infrastructure and focus on the performance of the operations of the Company, until it can once again resume its strategic plans.
The Company’s cash position as of December 31, 2005 was $ 2.5 million. The Company’s total debt to equity ratio was 0.38 to 1 and its current ratio was 3.35 to 1 at December 31, 2005.
Gross accounts receivable of approximately $28.4 million represent accounts receivable from operations and from acquired entities. As of December 31, 2005, the Company’s net accounts receivable represented 70 days sales outstanding, consistent with the 67 days sales outstanding as of March 31, 2005 and as of December 31, 2004. By type of revenue, as of December 31, 2005, the days sales outstanding for Services Division revenues were 67 and the days sales outstanding on Products Division revenues were 87 days. The integration of billing related to acquisitions of Products division operations during the three quarters ended December 31, 2005 has affected the related collection process and additional support has been added to improve the results. The Products Division collections for January 2006 were a record high, showing improvement from December 31, 2005. The Company was not in the Products business until August 2004 and opened a regional billing center in January 2005 to consolidate the billing of the local operations. The Company calculates its days sales outstanding as accounts receivable less acquired accounts receivable, net of the related allowance for doubtful accounts, divided by the average daily net sales for the preceding three months. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. The Company’s payor mix for the three quarters ended December 31, 2005 was as follows:

Government-funded	28%
Institutions	43%
Commercial Insurance	12%
Private Pay	17%
Financing Transactions
On April 26, 2005, the Company sold an aggregate 1,212,121 shares of its common stock valued at $1.65 per share, for net aggregate consideration of $1.86 million, in a private transaction to an accredited investor as defined in Rule 501(a) of Regulation D.
On April 27, 2005, the Company issued Jana Master Fund, LTD (“Jana”) a $5.0 million Convertible Promissory Note with a term due May 1, 2006 and providing for quarterly interest payments at 12% annual interest. Under the terms of the Note, Jana may convert the outstanding balance into shares of the Company’s common stock at the rate of one (1) share of common stock per $2.25 of outstanding debt. The debt was repaid on September 30, 2005 with proceeds from our Class B-1 Warrant Offering and therefore, the conversion rights were extinguished.
The Company received $167,000 from the exercise of stock options and warrants during the three quarters ended December 31, 2005.
On November 28, 2005, the Company agreed to sell for placement with two European bank SICAV funds an aggregate of 2,222,222 shares of common stock for aggregate consideration totaling $5,000,000. The transactions will be completed following final foreign taxing authority related approvals of the SICAV funds and the transfer of funds, which are anticipated to occur by the end of May 2006. In the event that the aggregate consideration is not received by the Company per the terms of the stock purchase agreements, the Company may terminate the transactions. The shares carry registration rights for public resale within the United States. The related shares are shown as outstanding at December 31, 2005 with an offsetting amount for the related receivable.
Management believes that cash from operations will be sufficient to repay short-term debt obligations. However, cash from operations alone may not be sufficient to pursue management’s strategy of growth through acquisition. Management anticipates that the sources of funds for the reduction of long-term debt obligations and for acquisitions will be primarily from the equity market. As of December 31, 2005, the Company’s interest-bearing debt totals approximately $2.0 million classified as current and approximately $11.2 million classified as long-term for a total of approximately $13.2 million. During fiscal years 2005 and 2006 to date, the Company has raised $48 million from the equity markets (including the conversion of notes payable into common stock) in accordance with its plan and has retired short term debt, reduced borrowings on its lines of credit, funded internal growth and financed 17 acquisitions. In the short term, the Company anticipates receipt of the funding of the $5 million stock subscription receivable and raising additional equity funding for selected acquisitions. Raising capital through equity will result in dilution to our holders of Common Stock. The Company expects to incur additional debt to fund the growth of its medical equipment business. Vendor-based financing is available in the form of short term notes payable or capital leases for medical and information systems equipment. The Company does not have any material commitments for capital expenditures.
To the extent that we do not successfully raise funds from the equity markets to finance new acquisitions, we may seek debt financing, which reduces available cash for operations by the amount of interest expense and repayments. Alternatively, we may choose to modify or postpone our strategy to grow through acquisition or may choose to eliminate certain product or service offerings. Higher financing costs, modification of our growth strategy, or the elimination of product or service offerings could negatively impact our profitability and financial position. Given the Company’s net proceeds from financing activities during the eighteen months ended December 31, 2005, the changes in the Company’s operational and financial position that have occurred during this period, and assuming no material decline in our revenues, management does not anticipate that the Company will be unsuccessful in its efforts to raise funds from the equity markets, although there is no guarantee that the Company will successfully raise such funds.
The revolving credit commitment amount on the original Comerica Bank credit facility has been increased three times since its May 7, 2004 inception. In August 2005, the credit agreement was amended to in the credit commitment amount to $19 million and to extend the maturity date to September 1, 2007. The Company is permitted to draw on the revolving credit facility to finance working capital or staffing business acquisitions. Factors that have bearing on whether we may require additional credit include our ability to assimilate our acquired businesses by reducing operating costs through economies of scale, our ability to increase revenues through internal growth based on our existing cost structure, and our ability to generate cash from operations sufficient to service our debt level and operating costs. There is always the risk that Comerica Bank or other sources of credit may decline to increase the amount we are permitted to draw on the revolving credit facility or to lend additional funds for working capital or acquisition purposes. This development could result in various consequences to the Company, ranging from implementation of cost reductions which could impact our product and service offerings, to the modification or abandonment of our present business strategy.
Critical Accounting Policies
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Identified below are some of the more significant accounting policies followed by Arcadia in preparing the accompanying consolidated financial statements. For further discussion of our accounting policies see “Summary of Accounting Policies” of the Notes to Consolidated Financial Statements.
Revenue Recognition
Revenues for services are recorded in the period the services are rendered at rates established contractually or by other agreement made with the institution or patient prior to the services being delivered. Revenues for products are recorded in the period delivered based on rental or sales prices established with the client or their insurer prior to delivery. Insurance entities generally determine their pricing schedules based on the regional usual and customary charges or based on contractual arrangements with their insureds. Federally-based Medicare and state-based Medicaid programs publish their pricing schedules periodically for covered products and services. Revenues reimbursed under arrangements with Medicare, Medicaid and other governmental-funded organizations were approximately 28%, 24%, 19% and 20% for the three quarters ended December 31, 2005 and the years ended March 31, 2005, 2004 and 2003, respectively. No other customers represent more than 10% of the Company’s revenues for the periods presented. Revenues are recorded based on the expected amount to be realized by the Company.
Reclassifications

A reclassification of commissions paid to affiliated agencies from cost of sales to general and administrative expenses is reflected herein to be more comparable with our peers in the staffing industry, and the historical financial statements will include these reclassifications for all periods presented.
Allowance for Doubtful Accounts
The Company reviews all accounts receivable balances and provides for an allowance for doubtful accounts based on historical analysis of its records. The analysis is based on patient and institutional client payment histories, the aging of the accounts receivable, and specific review of patient and institutional client records. Items greater than one year old are fully reserved. As actual collection experience changes, revisions to the allowance may be required. Any unanticipated change in customers’ credit worthiness or other matters affecting the collectability of amounts due from customers, could have a material effect on the results of operations in the period in which such changes or events occur. See Revenue Recognition above for credit concentrations within payor sources. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.
Goodwill
Prior to 2002, Arcadia amortized its goodwill using the straight-line method over periods ranging from seven to fifteen years. In 2002, Arcadia adopted SFAS No. 142 “Goodwill and Other Intangible Assets.” Accordingly, amortization of goodwill ceased as of December 31, 2002. Goodwill is now tested for impairment annually by comparing the fair value of each reporting unit to its carrying value.
We review goodwill and other intangible assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that a two-step impairment test be performed on goodwill. In the first step, we compare the fair value of each reporting unit to its carrying value. Our reporting units are consistent with the reportable segments identified in Note (7) of the consolidated financial statements. We determine the fair value of our reporting units using a combination of the income approach and the market approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, we estimate the fair value based on market multiples of revenues or earnings for comparable companies. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and we are not required to perform further testing.
If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we are required to perform the second step to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we must record an impairment loss equal to the difference.
SFAS No. 142 also requires that the fair value of the purchased intangible assets with indefinite lives be estimated and compared to the carrying value. We estimate the fair value of these intangible assets using the income approach. We recognize an impairment loss when the estimated fair value of the intangible asset is less than the carrying value.
The income approach, which we use to estimate the fair value of our reporting units and purchased intangible assets, is dependent on a number of factors including estimates of future market growth and trends, forecasted revenue and costs, expected periods the assets will be utilized, appropriate discount rates and other variables. We base our fair value estimates on assumptions we believe to be reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. In addition, we make certain judgments about the selection of comparable companies used in the market approach in valuing our reporting units, as well as certain assumptions to allocate shared assets and liabilities to calculate the carrying values for each of our reporting units.
Income Taxes
Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

We consider all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. We record a valuation allowance to reduce our deferred tax assets and review the amount of such allowance annually. When we determine certain deferred tax assets are more likely than not to be utilized, we will reduce our valuation allowance accordingly.
We have provided a valuation allowance for the deferred tax assets related to the approximate $8.4 million operating carryovers of Critical expiring through 2025. Internal Revenue Code Section 382 rules limit the utilization of net operating losses following a change in control of a company. It has been determined that a change in control of Arcadia has taken place. Therefore, Arcadia’s ability to utilize its net operating losses will be subject to severe limitations in future periods, which could have an effect of eliminating substantially all the future income tax benefits of the NOL’s. Tax benefits from the utilization of net operating loss carryforwards will be recorded at such time and to such extent.
Prior to May 10, 2004, Arcadia Services elected to be taxed as a Subchapter S corporation with the individual shareholders reporting their respective share of income on their income tax return. Accordingly, the Company has no deferred tax assets or liabilities recorded in prior periods.

Results of Operations
Three Quarters Ended December 31, 2005 Compared to Three Quarters Ended December 31, 2004
The table below shows results of operations of April 1, 2004 to May 9, 2004 are those of Arcadia Services, Inc. and its subsidiaries presented on a consolidated basis (i.e., the Predecessor entity). Results for the period from May 10, 2004 to December 31, 2004 are those of the combined Company resulting from the RKDA reverse merger, and other entities purchased subsequent to the reverse merger, beginning with the respective date of each acquisition presented on a consolidated basis (i.e., the Successor entity). The two companies, Predecessor and Successor, are combined to accommodate discussion and comparability between the three quarters ended December 31, 2005 and December 31, 2004.
Arcadia Resources, Inc.
Consolidated Statements of Income
(Unaudited)

	Successor	Successor	Predecessor
		Period from	Period From
	Three Quarters	May 10, 2004	April 1, 2004
	Ended	To	To
	December 31, 2005	December 31, 2004	May 9, 2004
Net Sales	$96,702,889	$67,223,593	$9,486,601
Cost of Sales	64,792,459	47,302,269	6,905,998

Gross Profit	31,910,430	19,921,324	2,580,603
General and Administrative Expenses	31,423,622	19,214,686	2,101,381
Depreciation and Amortization	1,781,815	221,328	—

Operating Income (Loss)	(1,295,007)	485,310	479,222
Other Expenses
Impairment of Goodwill	—	—	16,055
Other Income	—	(16,625)
Interest Expense, Net	1,198,103	712,279	—
Amortization of Debt Discount	933,185	682,593	—

Total Other Expenses	2,131,288	1,378,247	16,055

Net Income (Loss) Before Income Tax Expense	(3,426,295)	(892,937)	463,167
Income Tax Expense	116,778	102,253	—

Net Income (Loss)	$(3,543,073)	$(995,190)	$463,167

Net sales were $96.7 million for the three quarters ended December 31, 2005 compared to $76.7 million for the three quarters ended December 31, 2004, representing a increase of 26.1%. The Company generated revenues from operations acquired since December 31, 2004 totaling 85% of the increase in sales, while internal growth of existing operations represented 15% of the increase in sales compared to the same three quarters in the prior year. There were no material changes in sales prices from the quarter ended December 31, 2004 to the quarter ended December 31, 2005 to contribute to the improvement in revenues.
The Company’s consolidated gross profit margin was 33.0% for the three quarters ended December 31, 2005 compared to 29.3% for the three quarters ended December 31, 2004. The Company’s acquisition and expansion into pharmacy and durable medical equipment operations in May 2004, addition of a mail-order catalog operation in May 2005 and initiation of its retail store concept in September 2005 has and is expected to continue to drive changes to the consolidated gross profit margin of the Company. The Services’ division revenues for the three quarters ended December 31, 2005 were $82.5 million and yielded a gross margin of 27.3% compared to $71.9 million at a gross margin of 27.5% for the three quarters ended December 31, 2004. The Products’ divisional revenues for the three quarters ended December 31, 2005 were $14.2 million at a gross margin of 67.1% compared to revenues for the three quarters ended December 31, 2004 of $4.8 million at a gross margin of 57.2%. Cost of sales for Services are primarily employee costs, while cost of sales for Products represents the cost of products and medications sold to patients and supplies used in the delivery of other rental products and services to patients. The Products’ division consisted of approximately 33% mail-order pharmacy and 67% durable medical and respiratory equipment in the three quarters ended December 30, 2004 compared to a mix of those two product offerings along with mail-order catalog and retail sales in the three quarters ended December 31, 2005.
General and administrative expenses for the three quarters ended December 31, 2005 were $31.4 million or 32.5% of revenues versus $21.3 million or 27.8% of revenues for the three quarters ended December 31, 2004. The 47% increase is due primarily to changes in the Company’s mix of business, along with costs related to changing the structure of the business from a privately-held organization to a publicly-held company, and additional general and administrative expenses related to the merged entities as discussed in the notes to the consolidated financial statements. The general and administrative expenses for the Services and Products divisions were 22% and 73.5% of revenues for the three quarters ended December 31, 2005, respectively as compared to 22% and 76% for the same period last year. The Company recorded $4.6 million in non-cash expenses during the three quarters ended December 31, 2005, of which $1.1 million are included in general and administrative expenses compared to total non-cash expenses of $802,000 for the three quarters ended December 31, 2004. The Company continues to incur expenses toward building an infrastructure for the Products Division and bolstering the existing Services Division infrastructure to accommodate recent and expected acquisitions, most of which are personnel and information systems related. The Company’s investment in its retail store concept incurred general and administrative expenses of $700,000 during the three quarters ended December 31, 2005, compared to none for the same period in the prior year.
Total depreciation and amortization expense was $2.2 million for the three quarters ended December 31, 2005 compared to $221,000 for the three quarters ended December 31, 2004. Depreciation expense related to equipment rented to patients of $410,000 is included as a component of cost of sales for the three quarters ended December 31, 2005 compared to none in the three quarters ended December 31, 2004. The increase in depreciation expense relates to the increase in the Company’s fleet of vehicles, equipment held for rental to patients, pharmacy equipment and office furnishings and equipment required to service the patients and additional information systems technology and equipment benefiting the entire Company. Other intangibles were amortized based on their expected useful lives (3 to 30 years) which resulted in amortization expense of $812,000 for the three quarters ended December 31, 2005 compared to none recorded in the three quarters ended December 31, 2004. Amortizable net intangibles, other than goodwill, were $13.4 million at December 31, 2005. The Company completed the purchase price allocation of Trinity Healthcare of Winston-Salem, Inc. during the quarter ended September 30, 2005 which required a reallocation of $1.45 million from goodwill to amortizable intangibles. The Company completed its purchase price allocation related to its May 2004 merger after December 31, 2004, which required additional amortization expense related to defined amortizable intangible assets to be recognized in the subsequent quarter and years compared to the previous quarters.
Earnings before interest, income taxes, depreciation and amortization (EBITDA) were $897,000 for the three quarters ended December 31, 2005 compared to $1.2 million for the three quarters ended December 31, 2004.

	Three Quarters	Three Quarters
	Ended	Ended
	December 31, 2005	December 31, 2004
Operating Income (Loss)	$(1,295)	$965
Depreciation and Amortization	2,192	221

EBITDA	$897	$1,186

Interest expense was $1.2 million for the three quarters ended December 31, 2005 compared to $696,000 for the three quarters ended December 31, 2004. Even though the Company paid down $22.8 million in interest-bearing debt during the quarter ended September 30, 2005, the increase in interest expense is a result of borrowings resulting from the expansion of the Products division along with acquisitions of the various entities as discussed in the Notes to the Consolidated Financial Statements. Total interest-bearing borrowings were $13.2 million at December 31, 2005 at rates ranging from 5% to 8.25% per annum compared to $22.8 million at higher interest rates at rates ranging from 6.25% to 12% at December 31, 2004.
Amortization of deferred debt discount was $933,000 for the three quarters ended December 31, 2005 compared to $683,000 for the three quarters ended December 31, 2004. These discounts were generated by the attachment of warrants to two notes payable and a conversion feature attached to a third note payable. The Company fully amortized all of its outstanding debt discounts as of September 30, 2005 upon repayment of the related instruments, therefore, there was no related amortization expense during the quarter ended December 31, 2005. The deferred debt discount was the fair value of stock options, warrants and conversion features granted to certain note holders as explained in Notes to the Consolidated Financial Statements. The deferred debt discounts have been amortized over the lives of the respective promissory notes, all of which were paid in full as of December 31, 2005.
The Company had income tax expense of $117,000 for the three quarters ended December 31, 2005 compared to $102,000 for the three quarters ended December 31, 2004, primarily related to state income tax expenses. The Company has net operating loss carryforwards for tax purposes of $8.4 million that expire at various dates through 2025.
The Company’s net loss for the three quarters ended December 31, 2005 was $3.5 million compared to a net loss of $995,000 for the three quarters ended December 31, 2004. The Company incurred total non-cash expenses of $4.6 million in the three quarters ended December 31, 2005 compared to $1.4 for the three quarters ended December 31, 2004. The other costs responsible for the increase in net loss for the three quarters ended December 31, 2005 are: debt discount amortization and related interest expense, costs related to the Company’s investment in its retail store concept, costs related to the release of escrowed shares and stock options pursuant to FAS 123R, acquisition related amortization and depreciation, infrastructure building, higher workers’ compensation costs, and those costs related to being a separate publicly-held entity versus a subsidiary of a privately-held entity and public offering registration expenses.
Year Ended March 31, 2005 Compared to Year Ended March 31, 2004
The Company had the following component increases in net sales for the period from April 1, 2004 through March 31, 2005*:

(in millions)
Operations of entities acquired in the reverse acquisition on May 10	$3.4
Two staffing entities acquired between January 1, 2004 and June 30, 2004	4.4
Three staffing operations and one entity acquired between July 1, 2004 and March 31, 2005	4.2
Home respiratory care and DME operations acquired during the period ended March 31, 2005	4.7
Internal growth from existing operations	10.3

Total increase in sales for the year ended March 31, 2005*	$27.0

*	Includes results from the Predecessor entity
There were no significant changes in sales prices during the period May 10, 2004 through March 31, 2005 until an approximate 30% pricing reduction on reimbursement from the Medicare program on certain respiratory medications was effective on January 1, 2005, primarily affecting the Company’s Arcadia RX pharmacy operation and certain acquired home respiratory care operations.
Gross profit margin for the period from May 10, 2004 to March 31, 2005 increased to 30% of sales. Gross profit margin for the period from April 1, 2004 to May 9, 2004 was 27% of sales. The combined gross profit margin for the year ended March 31, 2005 was 30% compared with the year ended March 31, 2004 at 28%. The Company’s expansion into home care in May 2004 has and will continue to drive changes to the consolidated gross profit margin of the Company. Staffing revenues for the period ended March 31, 2005 were $88.1 million and yielded a gross margin of 27.1%, while the home care revenues were $7.8 million at a gross margin of 63.6%. Cost of sales for staffing are primarily employee costs, while cost of sales for home care represents the cost of products and medications sold to patients and supplies used in the delivery of other rental products and services to patients. The staffing business’ gross margins were negatively affected in the year ended March 31, 2005 than the same period of the prior year due to the business and client mix of institutional customers, increases in workers’ compensation insurance costs and a lower margin service staffing demand in the facilities.
General and administrative expenses for the period from May 10, 2004 to March 31, 2005 were $32.3 million and for the period from April 1, 2004 to May 9, 2004 were $2.1 million. Combined general and administrative expenses totaled $34.4 million for the year ended March 31, 2005 compared to $18.4 million for the year ended March 31, 2004. The 87% increase is due to the changes in the Company’s mix of business, costs related to being a separate publicly-held company rather than a subsidiary of a privately-held company and additional general and administrative expenses related to the merged entities as discussed in the notes to the consolidated financial statements. Of the $7.7 million in non-cash expenses incurred by the Company during the period ended March 31, 2005, $4.2 million are included in general and administrative expenses with no corresponding comparable items in the prior year except for bad debt expense of $42,000. The Company incurred expenses of approximately $755,000 in the year ended March 31, 2005 toward building a home care infrastructure and bolstering its existing services infrastructure to accommodate recent and expected acquisitions, most of which is personnel and information systems related. The post-transaction costs of registering securities issued in the offering are considered an expense for accounting purposes. Due to the complex nature of the business combination and the time schedule required, those costs have been significant to the Company for the year ended March 31, 2005. Such related costs include primarily external professional fees for legal, accounting and auditing services along with internal costs of preparing and filing the required documents with the Securities and Exchange Commission. The Company estimates its external costs were $660,000 for the year ended March 31, 2005. Additional costs will be incurred until the registration is completed.
The Company recognized an impairment of goodwill of $707,000 for the period from May 10, 2004 to March 31, 2005 compared to $16,000 for the period from April 1, 2004 to May 9, 2004. The decline in value was quantified primarily related to a business acquired as a byproduct of the reverse acquisition on May 10, 2004. The specific operating subsidiary is in a specific product line which is very dependent on its employees’ expertise and relationships. Many of its employees exited the operation subsequent to the acquisition, resulting in a decline in revenues and profitability and ultimate closure of 1 of the 3 locations acquired. Total net intangible assets were $28.8 million of which $15.7 million was goodwill as of March 31, 2005.
Depreciation and amortization expense was $1.5 million for the year ended March 31, 2005 yet the Company had none in the prior year ended March 31, 2004. The increase consists primarily of depreciation expense of the home care component associated with the fleet of vehicles, equipment held for rental to patients, pharmacy equipment and office furnishings and equipment required to service the patients and additional information systems technology and equipment benefiting the entire Company. The base of depreciable assets increased from $75,000 at March 31, 2004 to $3.1 million at March 31, 2005. Other intangibles were amortized based on their expected useful lives which resulted in amortization expense of $782,000. Amortizable net intangibles, other than goodwill, were $13 million at March 31, 2005.
Interest expense was $946,000 for the year ended March 31, 2005. There was no interest expense for the year ended March 31, 2004 as the company had no interest-bearing borrowings. Interest expense incurred in the year ended March 31, 2005 included $630,000 to banks and $316,000 to note holders. Total interest-bearing borrowings were $22.9 million at March 31, 2005 at rates ranging from 6.25% to 12% per annum compared to no interest-bearing borrowings at March 31, 2004. The increase in interest expense is a result of borrowings resulting from the acquisitions of the various merged entities as discussed in the Notes to the Consolidated Financial Statements.
Amortization of deferred debt discount was $1.2 million for the year ended March 31, 2005 generated by the attachment of warrants to two notes payable, while there were no such arrangements for the same period in the prior year. The deferred debt discount is the fair value of stock options and warrants granted to certain note holders as explained in Notes to the Consolidated Financial Statements. The deferred debt discount is being amortized over the life of the respective promissory notes.
The Company reported no income tax expense for the period from April 1, 2004 to May 9, 2004 as it was a Subchapter S taxpayer. The Company had income tax expense of $185,000 for the period from May 10, 2004 to March 31, 2005, primarily related to state income tax expenses. The Company had significant permanent and timing differences between book income and taxable income resulting in combined net deferred tax assets of $2.7 million to be utilized by the Company for which an offsetting valuation allowance has been established for the entire amount. The Company has a net operating loss carryforward for tax purposes of $4.0 million that expires at various dates through 2025.
Net income was $463,000 for the period from April 1, 2004 to May 9, 2004 combined with a net loss of $7.9 million for the period from May 10, 2004 to March 31, 2005, resulting in a net loss for the year ended March 31, 2005 of $7.4 million. The Company had net income of $3.7 million for the year ended March 31, 2004. The costs responsible for this reduction in net income are: those costs related to being a separate publicly-held entity versus a subsidiary of a privately-held entity, debt discount amortization and related interest expense, public offering registration expenses, infrastructure building and related improvements, higher workers’ compensation costs, costs related to the release of escrowed shares and the impairment of goodwill.
Year Ended March 31, 2004 Compared to Year Ended March 31, 2003
Arcadia’s revenues (i.e., the Predecessor entity) for the year ended March 31, 2004 were $78.4 million compared with $76.3 million for 2003, an increase of $2.1 million or 2.7%, resulting primarily from the two acquisitions completed at the beginning of the third and fourth quarter of the year. In addition the recovery of the economy in the last quarter increased revenue in light industrial staffing. $1.95 million of the increase in revenue is due to the two acquisitions. In addition, the Company had 0.2% internal growth of $0.15 million. There were no significant changes in the sales price.
Cost of sales approximated $56.2 million for the year ended March 31, 2004 compared with $53.8 million for 2003, an increase of $2.4 million or 4.4%, resulting from the payroll expense related to the increased revenue and the increase in pay rate due to the shortage of nurses and increased competition. Of the $2.4 million increase in cost of sales, $1.6 million is attributable to the two acquisitions and the remaining $0.8 million is attributable to an increase in the cost of field personnel, which reduced the gross margin to 28% in 2004 from 29% in 2003.
As of March 31, 2004, Arcadia Services, Inc. had no cash or cash equivalents as a result of its intercompany cash flow relationship with its former parent company, Addus Healthcare, Inc. The business purpose of this arrangement was to fund Addus HealthCare’s operations. There was no formal written agreement between Arcadia and Addus HealthCare, Inc., a privately-held company. Addus retained the net funds received as a dividend. Since being acquired by RKDA, Arcadia Services has not loaned any funds to Addus HealthCare.
General and administrative expenses approximated $18.4 million for the year ended March 31, 2004 compared with $18.2 million for 2003, an increase of $0.2 million or 1.4%, resulting from increased administrative salaries and the conversion of 2 affiliated agency offices to company-owned offices.
Net income for the year ended March 31, 2004 was $3.7 million or 4.8% of revenue, compared to $4.3 million or 5.6% of revenue for the year ended March 31, 2003. This increase was attributed to the strong historic base of business, plus the acquisitions made during the year ended March 31, 2004.
Year Ended March 31, 2003 Compared to Year Ended March 31, 2002
Arcadia Services’ revenues for the year ended March 31, 2003 were $76.3 million compared with $75.8 million for 2002, an increase of approximately $0.5 million or 1%, resulting from 2 small acquisitions completed in the third quarter of the year. There was no internal growth for the period ended March 31, 2003 and the revenue from existing offices remained constant compared to the period ended March 31, 2002. There were no significant changes in the sales price.
Cost of sales approximated $53.8 million for the year ended March 31, 2003 compared with $53.1 million for 2002, an increase of approximately $.7 million or 1.3%, resulting from the payroll expense related to the increased revenue and the increase in pay rate due to the shortage of nurses and increased competition. Of the $0.7 million increase in cost of sales $0.4 million is attributable to the two acquisitions and the remaining $0.3 million is attributable to an increase in the cost of field personnel, which caused a gross margin reduction to 29% in 2003 from 30% in 2002.
General and administrative expenses approximated $18.2 million for the year ended March 31, 2003 compared with $18.8 million for 2002, a decrease of approximately $0.6 million or 3.2% resulting from the adoptions of SFAS No. 142, whereby the amortization of Goodwill and other Intangible Assets ceased. In addition the bad debt expense was less because of good collections.
Net income for the year ended March 31, 2003 was $4,283,518 or 5.6% of revenue, compared to $3,894,215 or 5.1% of revenue for the year ended March 31, 2002. The revenue increase of less than 1% coupled with lower total costs resulted in this 10% increase in net income during the year ended March 31, 2003.
Liquidity and Capital Resources
The Company’s primary needs for liquidity and capital resources are the funding of operating and administrative expenses related to the management of the Company and its subsidiaries. Secondarily, the Company began executing its long-term strategic growth plan in May 2004, which includes plans for complementary acquisitions, internal growth at existing locations, expanded product offerings and synergistic integration of the Company’s types of businesses.

	Successor	Successor	Predecessor
	Three Quarters	Period from May 10,	Period from April 1,
SUMMARY CONSOLIDATED	ended	2004 to December 31,	2004 to May 9,
STATEMENTS OF CASH FLOWS (in millions)	December 31, 2005	2004	2004
Net income (loss)	$(3.5)	$(1.0)	$0.5
Net cash (used in) operating activities	$(8.2)	$(6.5)	$(0.5)
Net cash (used in) investing activities	$(7.9)	$(3.8)	$(0.2)
Net cash provided by financing activities	$17.2	$10.9	$0.7
Net increase in cash and cash equivalents	$1.1	$0.6	$—
Cash and cash equivalents at the end of the period	$2.5	$0.6	$—

Prior to undertaking the Company’s long-term strategic growth plan, the operating company was generating significant cash flows from operations and pre-tax income of 5% of revenues. Management has shown the ability to raise funds sufficient to provide for the cash flow needs of the Company in pursuit of its long-term strategic growth plan, as evidenced by the $48 million raised in equity instruments after the merger through December 31, 2005 (including the conversion of notes payable into common stock). The Company also has in place a $5 million stock subscription receivable in May 2006, a long-term line of credit, a few short-term lines of credit and has used notes payable to sellers and shares of its common stock as a means of financing some acquisitions.
On September 29, 2005, the Company completed a warrant offering. With the proceeds of this offering, the Company reduced its interest-bearing debt by $22.8 million as of September 30, 2005. Most of the debt was generated by the reverse merger transaction of May 2004 and subsequent acquisitions. During the quarter ended December 31, 2005, the Company increased its interest-bearing debt by $6 million, bringing the total interest-bearing debt to $13.2 million at the end of the period.
During the three quarters ended December 31, 2005, the Company made 11 acquisitions with a combination of cash of $6.5 million, $810,000 in notes or escrows payable, assumption of certain liabilities totaling $4.3 million and 1.54 million shares of its common stock valued at $3.1 million. Subsequent to December 31, 2005, the Company made two acquisitions with a combination of cash of $4.6 million, $800,000 in notes or escrows payable, assumption of certain liabilities totaling $434,000 and 180,897 shares of its common stock valued at $500,000. The Company has $3.6 million available as of December 31, 2005 through its various lines of credit with the potential of additional $5.2 million available, based on borrowing base calculations.
The Company has been successful in using notes payable and common stock as part of its consideration paid for acquisitions. In the event the Company is unable to continue to obtain financing through the sale of additional common stock or increased borrowings, management will reduce the amount of acquisitions and investments in related infrastructure and focus on the performance of the operations of the Company, until it can once again resume its strategic plans.
The Company’s cash position as of December 31, 2005 was $ 2.5 million. The Company’s total debt to equity ratio was 0.38 to 1 and its current ratio was 3.35 to 1 at December 31, 2005.
Gross accounts receivable of approximately $28.4 million represent accounts receivable from operations and from acquired entities. As of December 31, 2005, the Company’s net accounts receivable represented 70 days sales outstanding, consistent with the 67 days sales outstanding as of March 31, 2005 and as of December 31, 2004. By type of revenue, as of December 31, 2005, the days sales outstanding for Services Division revenues were 67 and the days sales outstanding on Products Division revenues were 87 days. The integration of billing related to acquisitions of Products division operations during the three quarters ended December 31, 2005 has affected the related collection process and additional support has been added to improve the results. The Products Division collections for January 2006 were a record high, showing improvement from December 31, 2005. The Company was not in the Products business until August 2004 and opened a regional billing center in January 2005 to consolidate the billing of the local operations. The Company calculates its days sales outstanding as accounts receivable less acquired accounts receivable, net of the related allowance for doubtful accounts, divided by the average daily net sales for the preceding three months. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. The Company’s payor mix for the three quarters ended December 31, 2005 was as follows:

Government-funded	28%
Institutions	43%
Commercial Insurance	12%
Private Pay	17%

On April 26, 2005, the Company sold an aggregate 1,212,121 shares of its common stock valued at $1.65 per share, for net aggregate consideration of $1.86 million, in a private transaction to an accredited investor as defined in Rule 501(a) of Regulation D.
On April 27, 2005, the Company issued Jana Master Fund, LTD (“Jana”) a $5.0 million Convertible Promissory Note with a term due May 1, 2006 and providing for quarterly interest payments at 12% annual interest. Under the terms of the Note, Jana may convert the outstanding balance into shares of the Company’s common stock at the rate of one (1) share of common stock per $2.25 of outstanding debt. The debt was repaid on September 30, 2005 and therefore, the conversion rights were extinguished.
The Company received $167,000 from the exercise of stock options and warrants during the three quarters ended December 31, 2005.

On November 28, 2005, the Company agreed to sell for placement with two European bank SICAV funds an aggregate of 2,222,222 shares of common stock for aggregate consideration totaling $5,000,000.. The transactions will be completed following final foreign taxing authority related approvals of the SICAV funds and the transfer of funds, which are anticipated to occur by the end of May 2006.. In the event that the aggregate consideration is not received by the Company per the terms of the stock purchase agreements, the Company may terminate the transactions. The shares carry registration rights for public resale within the United States. The related shares are shown as outstanding at December 31, 2005 with an offsetting amount for the related receivable.
Management believes that cash from operations will be sufficient to repay short-term debt obligations. However, cash from operations alone may not be sufficient to pursue management’s strategy of growth through acquisition. Management anticipates that the sources of funds for the payment of long-term debt obligations and for acquisitions will be primarily from the equity market. As of December 31, 2005, the current portion of our interest-bearing debt totals approximately $2.0 million, while the long-term portion of our debt is approximately $11.2 million, for a total of approximately $13.2 million. During fiscal years 2005 and 2006 to date, the Company has raised $48 million from the equity markets (including the conversion of notes payable into common stock) in accordance with its plan and has retired short term debt, reduced borrowings on its lines of credit, funded internal growth and financed 17 acquisitions. In the short term, the Company anticipates receipt of the funding of the $5.7 million stock subscription receivable and raising additional equity funding to fund selected acquisitions. Raising capital through equity will result in dilution to our holders of Common Stock. The Company expects to incur additional debt to fund the growth of its medical equipment business. Vendor-based financing is available in the form of short term notes payable or capital leases for medical and information systems equipment. The Company does not have any material commitments for capital expenditures.
To the extent that we do not successfully raise funds from the equity markets to finance new acquisitions, we may seek debt financing, which reduces available cash for operations by the amount of interest expense and repayments. Alternatively, we may choose to modify or postpone our strategy to grow through acquisition or may choose to eliminate certain product or service offerings. Higher financing costs, modification of our growth strategy, or the elimination of product or service offerings could negatively impact our profitability and financial position. Given the Company’s net proceeds from financing activities during the eighteen months ended December 31, 2005, the changes in the Company’s operational and financial position that have occurred during this period, and assuming no material decline in our revenues, management does not anticipate that the Company will be unsuccessful in its efforts to raise funds from the equity markets, although there is no guarantee that the Company will successfully raise such funds.
The revolving credit commitment amount on the original Comerica Bank credit facility has been increased three times since its May 7, 2004 inception. In August 2005, the credit agreement was amended to in the credit commitment amount to $19 million and to extend the maturity date to September 1, 2007. The Company is permitted to draw on the revolving credit facility to finance working capital or staffing business acquisitions. Factors that have bearing on whether we may require additional credit include our ability to assimilate our acquired businesses by reducing operating costs through economies of scale, our ability to increase revenues through internal growth based on our existing cost structure, and our ability to generate cash from operations sufficient to service our debt level and operating costs. There is always the risk that Comerica Bank or other sources of credit may decline to increase the amount we are permitted to draw on the revolving credit facility or to lend additional funds for working capital or acquisition purposes. This development could result in various consequences to the Company, ranging from implementation of cost reductions which could impact our product and service offerings, to the modification or abandonment of our present business strategy.
Contractual Obligations and Commercial Commitments
As of March 31, 2005, the Company had cash payment obligations to which the Company is contractually bound, as follows:

	Payments due by March 31,
	Total	2006	2007	2008	2009	2010
Operating Leases	$2,201,121	$809,915	$700,177	$597,146	$93,883	$—
Debt Maturities	5,032,776	781,800	4,174,131	47,616	20,514	8,715
Employment Agreements	995,834	516,667	414,167	65,000	—	—
Interest Expense	444,792	394,765	42,342	4,762	2,051	872

Total	$8,674,523	$2,503,147	$5,330,817	$714,524	$116,448	$9,587

There have been no material changes since March 31, 2005 except for the recapitalization of the Company’s debt with proceeds from its September warrant offering. The table has been adjusted to remove those debt maturities outstanding at March 31, 2005 that were extinguished as of September 30, 2005 totaling $18 million plus repayment of a $5 million convertible promissory note. Management expects leases to be renewed or replaced in the ordinary course of business.
Qualitative and Quantitative Disclosures About Market Risk
The majority of our cash balances are held primarily in highly liquid commercial bank accounts. The Company utilizes lines of credit to fund operational cash needs. The risk associated with fluctuating interest rates is limited to our investment portfolio and our borrowings. We do not believe that a 10% change in interest rates would have a significant effect on our results of operations or cash flows. All our revenues since inception have been in the U.S. and in U.S. Dollars therefore we have not yet adopted a strategy for this future currency rate exposure as it is not anticipated that foreign revenues are likely to occur in the near future.

OUR BUSINESS
Overview
We are a national provider of staffing (medical and non-medical) and home care (skilled and personal care) services currently operating in 20 states through 55 affiliated and 21 company-owned offices. These businesses are conducted by our Arcadia Services, Inc. subsidiary (“Arcadia”). We acquired Arcadia on May 10, 2004. Before then, Arcadia was a privately-owned corporation. Arcadia reported sales of approximately $97 million, $78 million and $76 million for the fiscal years ended March 31, 2005, 2004 and 2003, respectively. Even though we are executing an acquisition and development strategy to diversify our business into the delivery of complementary home health care products and services, the home care and staffing businesses conducted by Arcadia are our principal businesses.
We acquired Arcadia and Arcadia Rx (see below) through a reverse merger of our wholly-owned subsidiary CHC Sub, Inc. with and into RKDA, Inc. (“RKDA”). This reverse merger was financed, in part, by private investment in public equity (i.e., the Company’s Common Stock), a transaction commonly called a “PIPE.” See page 31 for a description of the accounting treatment of the reverse merger.
     Before the merger, our business was limited to selling and renting durable medical equipment, surgical supplies, orthotic and prosthetic products, oxygen and other respiratory therapy services and equipment, principally through four retail outlets in the New York metropolitan area. These businesses are conducted through our Classic Healthcare Solutions, Inc. subsidiary. Before the RKDA merger, we faced going concern issues, continuing losses and had annual sales of approximately $4 million. Since the merger, we have completed 17 additional acquisitions of businesses through December 31, 2005. For financial reporting purposes, our branch offices are aggregated into two reportable segments, Services and Products, which are managed separately based on their predominant line of business.
     The Services Division is primarily Arcadia Services as described above and operates primarily in the home health care area of the health care industry by providing care to patients in their home, some of which is prescribed by a physician. The Company also utilizes its base of employees to provide staffing to institutions on a temporary basis. Arcadia Services, Inc. is a national provider of staffing and home care services operating in 20 states through 55 affiliated and 21 company-owned offices. Arcadia reported net sales of approximately $82.5 million for the three quarters ended December 31, 2005, further compared to approximately $97 million, $78 million and $76 million for the fiscal years ended March 31, 2005, 2004 and 2003, respectively. Arcadia’s medical staffing includes registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, technicians and medical assistants. Its non-medical staffing includes light industrial, clerical and technical personnel. Arcadia’s home care staffing includes personal care aides, home care aides, homemakers and companions. Arcadia also offers physical therapists, occupational therapists, speech pathologists and medical social workers.
     Our Products Division consists primarily of respiratory and durable medical equipment operations, including retail stores, which service patients in 12 states through 28 locations providing respiratory therapy products and services and other home medical equipment. For the benefit of all of our patients, we also operate a full service mail-order pharmacy (Arcadia RX) and a home health-oriented mail-order catalog. For the three quarters ended December 31, 2005, the Products Division reported net sales of $14.2 million compared to $4.8 for the same period in the prior year. The Products Division had net sales of approximately $8 million for the fiscal year ended March 31, 2005, its first year of operation. In addition to the Classic reverse merger, the Products Division purchased three businesses during the year ended March 31, 2005 and eight additional businesses from April 1, 2005 through December 31, 2005. Home respiratory therapy primarily consists of the provision of oxygen systems, ventilators, sleep apnea equipment, nebulizers, respiratory medications and related products and services to patients for operation in the home environment. Classic provides home respiratory therapy services to patients with a variety of conditions, including chronic obstructive pulmonary disease, emphysema, chronic bronchitis, asthma, nervous system-related respiratory conditions, congestive heart failure and lung cancer. Classic employs respiratory care professionals to provide support to our home respiratory therapy patients, according to each patient’s physician-directed treatment plan. Home medical equipment includes hospital beds, wheelchairs, bathroom safety items, seat lift chairs, patient lifts, and three and four-wheel power scooters. One of our locations offers orthotics and prosthetics, which involve the supply of braces and artificial limbs. These are commonly custom fabricated by others and fitted by a certified orthotist and/or prosthetist.

Arcadia Rx is a full-service mail-order pharmacy based in Paducah, Kentucky, with annual revenues of approximately $2.5 million. Arcadia Rx offers a full line of services including pills and medications, multi-dose strip medication packages, respiratory supplies and medications, diabetic care management, drug interaction monitoring, and special assisted living medication packaging. Arcadia Rx ships medications and supplies directory to the customer’s place of residence. Arcadia Rx bills Medicare, some state Medicaid programs, and most private insurances.
Historical Development of the Company and Businesses Acquired
The Company was incorporated in Nevada on December 30, 1994 as Mojave Southern, Inc. Our Company operated as a blind pool until September 26, 2002, when it completed the reverse acquisition with Critical Home Care, Incorporated, a Delaware corporation, and changed its name to Critical Home Care, Inc.
The Company Becomes Critical Home Care, Inc.
On July 12, 2002, the Company acquired 100% of the Common Stock of Classic Healthcare Solutions, Inc. (“Classic”). On August 8, 2002, the Company acquired substantially all of the assets and business operations of Homecare Alliance, Inc. (“Alliance”). On September 13, 2002, the Company acquired substantially all of the assets and business operations of All Care Medical Products, Inc. (“All Care”).
On September 26, 2002, the Company consummated a reverse acquisition with New York Medical, Inc. (“NYMI”), pursuant to which NYMI changed its name to Critical Home Care, Inc. The results of operations of all of the acquired businesses described above have been included with those of the Company since the respective dates of acquisition. For accounting purposes, the transaction between NYMI and the Company was considered, in substance, a capital transaction rather than a business combination, because the former shareholders of the Company owned a majority of the outstanding Common Stock of NYMI. Accordingly, the combination of the Company with NYMI was recorded as a recapitalization of the Company, pursuant to which the Company has been treated as the continuing entity for accounting purposes.
As a result of the Classic, Alliance, All Care and NYMI acquisitions, the Company, prior to the RKDA Merger (described below), was principally engaged in the marketing, rental and sale of surgical supplies, orthotic and prosthetic products. The Company also provided oxygen and other respiratory therapy services and equipment and operated four retail outlets in the New York metropolitan area. Through its subsidiary, Classic Healthcare Solutions, Inc., located in Westbury, New York, the Company furnished durable medical equipment (e.g., wheelchairs, hospital beds, etc.). Before the RKDA Merger, the Company was a small business with annual revenues of approximately $4 million with continuing losses, cash flow problems and going concern issues.

Arcadia and Arcadia Rx Acquisitions
We acquired Arcadia and Arcadia Rx through a reverse merger financed, in part, by private investment in public equity (i.e., the Company’s Common Stock) a transaction commonly called a “PIPE.” Before these acquisitions, Arcadia and Arcadia Rx were privately owned businesses. Arcadia is a national provider of staffing and home care services currently operating in 20 states through 55 affiliated and 21 company-owned offices. Arcadia Rx is a full service mail order pharmacy based in Paducah, Kentucky with annual revenues of approximately $2.5 million.
Under the reverse merger, our wholly owned subsidiary CHC Sub, Inc. merged with and into RKDA, Inc., a Michigan corporation (“RKDA”) owned by John E. Elliott, II (“Elliott”) and Lawrence R. Kuhnert (“Kuhnert”) (the “RKDA Merger”). The RKDA Merger was effective May 10, 2004. RKDA survived the merger. A description of the accounting treatment of the RKDA Merger is provided Management’s Discussion and Analysis of Financial Condition and Results of Operations.
RKDA purchased all of Arcadia’s capital stock on May 7, 2004 from a privately owned company. The purchase price was $16.8 million, payable as follows: $16.1 million in cash, a $500,000 promissory note payable one year after closing, and $200,000 accrued in accounts payable. In addition, RKDA paid $557,109 of bonuses to certain Arcadia employees. RKDA paid the purchase price and bonus payments with a $5 million loan from the Company, a revolving bank loan initially for $11 million, a $100,000 cash deposit, the delivery of an unsecured, subordinated $500,000 promissory note to the seller, and $200,000 accrued in accounts payable.
The Company raised the $5 million it loaned RKDA as part of a Regulation D (Rule 506) Private Placement Offering—i.e., the PIPE. The Regulation D Private Placement Offering is described below.
Pursuant to the RKDA Merger, Messrs. Elliott and Kuhnert transferred to RKDA their membership interests in SSAC, LLC, a Florida limited liability company, doing business as “Arcadia Rx.” They additionally transferred all of their RKDA capital stock to the Company.
Immediately prior to the RKDA Merger and as reflected on the financial statements of the Old Critical, David Bensol, then the Company’s Chief Executive Officer and a director, surrendered to the Company 1,300,000 shares of the Company’s Common Stock owned by him, which was a condition to RKDA’s obligation to close on the merger. These shares of Common Stock were then cancelled. In connection with the merger and as an inducement to RKDA to close on the merger, Mr. Bensol settled three claims assertable against the Company by (a) transferring 250,000 shares of Common Stock to Global Asset Management, LLC, in connection with the termination of a Consulting Agreement between the Company and Vertical Capital Partners, LLC, an affiliate of Global Asset Management, LLC; (b) transferring 350,000 shares of Common Stock to Luigi Piccione in connection with an amendment to a Consulting Agreement between Piccione and the Company and a release by Piccione of all claims against Bensol and the Company; and (c) transferring 200,000 shares to Cleveland Overseas Ltd., along with certain other shareholders of the Company in connection with settlement of certain Promissory Note dated February 28, 2003 in the principal amount of $150,000 payable to Cleveland Overseas Ltd. Each of these three claims were settled at no cost to the Company.
On May 10, 2004, the Company issued Messrs. Elliott and Kuhnert 21,300,000 shares of its Common Stock and 1,000,000 Class A Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.50 per share within seven years. As a result, Messrs. Elliott and Kuhnert were deemed to be the beneficial owners of 22,300,000 shares of the Company’s Common Stock. As of May 10, 2004, there were 76,393,351 shares of the Company’s Common Stock outstanding. The 22,300,000 shares of the Company’s Common Stock of which Messrs. Elliot and Kuhnert were deemed to be the beneficial owners represented 29.19% of 77,393,351 shares of our Common Stock (i.e., 76,393,351 shares of Common Stock outstanding as of May 10, 2004 and 1,000,000 shares of our Common Stock issuable upon exercise of the Class A Warrants).

Change in Control of the Board of Directors
Messrs. Elliott and Kuhnert obtained control of the Company’s Board of Directors effective with the closing of the RKDA Merger. Effective May 10, 2004, Messrs. Elliott and Kuhnert were elected to the Board to fill two vacancies. Under the terms of the RKDA Merger, Messrs. Elliott and Kuhnert had the right to elect one additional director to the Board. John T. Thornton was elected to the Board effective June 15, 2004.
Before the RKDA Merger, former director Delbert Spurlock, who wished to pursue other business interests, chose not to run for election at the annual meeting of the Company’s shareholders held on May 4, 2004, and no one ran for or was elected to this director position at that time. Per the terms of the RKDA Merger, former directors Barbara Levine and Bradley Smith resigned from the Company’s Board of Directors upon completion of the RKDA Merger. Mr. Spurlock’s declination to run for election and the resignations of former directors Barbara Levine and Bradley Smith left open three of the five seats on the Company’s Board of Directors.
Pursuant to the RKDA Merger, Mr. Elliott became the Company’s Chairman and Chief Executive Officer. Mr. Kuhnert became the Company’s President, Treasurer, and Chief Operating Officer. Mr. Bensol, the Company’s Chief Executive Officer before the RKDA Merger, became the Company’s Executive Vice President and retained his position as a director. Neither Mr. Elliott nor Mr. Kuhnert had any material relationship with the Company before the RKDA Merger. Mr. Bensol resigned as a director, officer and employee effective December 23, 2004.
On May 7, 2004, Messrs. Elliott and Kuhnert, Mr. Bensol, Bradley Smith, North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC, North Sound Legacy International Ltd., Jana Master Fund Ltd. and Web Financial Corporation Company entered into a voting agreement (the “Voting Agreement”). The Voting Agreement provides Messrs. Elliott and Kuhnert the right to control the vote of a sufficient number of shares of the Company’s Common Stock, in addition to their own shares, to elect a majority of the Company’s Board of Directors. The Voting Agreement is effective until the earlier of (a) the date on which the combined Common Stock ownership of the Company held by Messrs. Elliott and Kuhnert is reduced to less than 10%, (b) the date on which neither Messrs. Elliott nor Kuhnert are executive officers of the Company, or (c) the expiration of the maximum period permitted by law.
The Voting Agreement assures Messrs. Elliott and Kuhnert that during its term, a majority of our Board of Directors will consist of individuals nominated by them. At each regular or special meeting of our shareholders during the term of the Voting Agreement at which the election of directors takes place, the shareholders who are parties to the Voting Agreement are required to vote all, or a sufficient percentage of the voting securities owned by them, whether beneficially or of record, for all or some of the director nominees nominated by Messrs. Elliott and Kuhnert so that at all times during the term of the Voting Agreement, a majority of Our Board of Directors consists of individuals nominated by Messrs. Elliott and Kuhnert.
Escrow of Arcadia Resources, Inc. Common Stock
John E. Elliott, II, Lawrence Kuhnert and David Bensol escrowed 6 million, 4 million and 2 million shares of, respectively, of Company Common Stock (collectively, the “Escrow Shares”). Fifty (50%) percent of the Escrow Shares will be released from escrow following the end of each of the referenced fiscal years if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, meets the following milestones: for the 12 month period ending March 31, 2006, an Adjusted EBITDA (as defined) of $9.7 million and for the 12 month period ending March 31, 2007, an Adjusted EBITDA of $12.5 million. Alternatively, the Escrow Shares shall be released if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, obtains a combined Adjusted EBITDA for the fiscal years ending March 31, 2006 and March 31, 2007 of at least $22.2 million.
In addition, for any of the Escrow Shares to be released pursuant to the foregoing thresholds, the Company’s Debt to Adjusted EBITDA ratio, in the case of Mr. Bensol, and RKDA’s Debt to Adjusted EBITDA, in the case of Messrs. Kuhnert and Elliott, must be 2.0 or less for both fiscal periods. Separately, the agreement provided for twenty (20%) percent of the Escrow Shares (2.4 million shares) to be released if the Company’s Common Stock remained at a price of least $1.00 per share for 30 consecutive trading days or the average closing price for any consecutive 45 day period is at least $1.00 per share, even if the EBITDA thresholds are not met. Twenty (20%) percent of the Escrow Shares (2,400,000 shares) were released from escrow as of February 3, 2005, due to the average closing price of the Company’s Common Stock being at least $1.00 for the 45 day period ended January 4, 2005.
In the event the conditions for release of the Escrow Shares are satisfied, the fair value of the shares will be recorded as a charge to the Company’s income statement, to the extent required by generally accepted accounting principles. In the event the conditions for release of the remaining Escrow Shares are not satisfied, the shares shall be transferred to the Company. While the Escrow Shares are held in escrow, Messrs. Elliott, Kuhnert and Bensol are entitled to receive immediately (and not paid into escrow) any dividends payable with respect to the Escrowed Shares and have the right to vote the Escrow Shares on all matters as if the Escrowed Shares were not held in escrow. The Escrowed Shares are not affected by termination of employment.
Preemptive Rights
Messrs. Elliott and Kuhnert were granted preemptive rights for a period of three years beginning May 7, 2004 to acquire, at fair market value at date of acquisition of these shares additional shares of Common Stock of the Company to maintain their percentage ownership of the Company, except they were not granted preemptive rights relative to Common Stock issuable on the exercise of stock options and warrants issued before May 7, 2004 or Common Stock and Class A Warrants issued in the Regulation D (Rule 506) Private Placement Offering described below. As of May 10, 2004, the effective date of the Merger, there were 76,393,351 shares of Common Stock issued and outstanding of which Elliott and Kuhnert owned 21.3 million shares, or 27.9%.
Employment Agreements and Stock Options
Messrs. Elliott and Kuhnert each entered into substantially similar employment agreements with the Company on May 7, 2004, as Chairman and Chief Executive Officer, President and Chief Operating Officer, respectively. Each agreement is for three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer is being paid $150,000 per annum in salary subject to increase and a discretionary annual bonus determined by the Board of Directors. If either employment agreement is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined) then such executive shall receive twice his base salary. Upon a change in control, other than this transaction, if the executive is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation for the past year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment. Messrs. Elliott and Kuhnert received increases to their annual base compensation to $195,000 in May 2005. If employment is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined), then the executive will be paid twice the base salary in a lump sum. If, upon a change in control other than by the RKDA Merger, the executive’s employment is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation during the preceding year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.
Mr. Bensol, former Chairman and Chief Executive Officer had a similar employment agreement dated May 7, 2004. Mr. Bensol resigned as a director, officer and employee effective December 23, 2004.
Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options vest in six tranches, provided certain annual adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be exercised by Messrs. Elliot and Kuhnert, to the extent vested, as long as they are employed by the Company and for one year from termination of employment for any reason. Compensation will be recorded as these options are earned. There are two adjusted EBITDA milestones for each fiscal year. Upon reaching the first level, the optionees will vest in 500,000 shares each for fiscal 2006 and 2007 and 1 million shares for fiscal 2008. In addition, the optionee will receive the same amount if the second level is met for the same period of time. The adjusted EBITDA milestones are $10.7 and $11 million for fiscal 2006, $13.5 and $14 million for fiscal 2007 and $17.5 and $18.5 million for fiscal 2008.
On January 6, 2005, the Company and Rebecca R. Irish executed an employment agreement under which Ms. Irish was appointed as the Company’s Chief Financial Officer. Under her employment agreement, Ms. Irish will be compensated by an annual base salary of $125,000, subject to discretionary increase by the Company’s Board of Directors. In its discretion, the Board of Directors may additionally provide Ms. Irish with annual cash bonus compensation. Ms. Irish’s employment is terminable at will. Should the

Company end her employment other than for specified cause, Ms. Irish is entitled to severance compensation equal to one-half of her base salary then in effect. The employment agreement provides a post separation covenant-not-to compete. The Company and Ms. Irish also agreed that Ms. Irish shall be granted options to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.15. The options vested on May 31, 2005 and are fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first. Additionally, to the extent she is employed by the Company as of January 10, 2005, and January 1 of 2006, 2007 and 2008, Ms. Irish shall be granted 18,750 restricted shares of the Company’s common stock as of each such date. 37,500 total shares related to 2005 and 2006 have been issued. Ms. Irish’s annual base compensation was increased to $145,000 in May 2005. Ms. Irish was granted a bonus in February 2006 of 25,000 shares of the Company’s common stock, valued at $72,000.
On December 7, 2005, the Company appointed James E. Haifley as its Executive Vice President. Mr. Haifley’s duties include oversight for the Company’s staffing and durable medical equipment divisions. Each agreement provides for a base salary of $150,000 per annum subject to increase and a discretionary annual bonus determined by the Board of Directors. Employment is terminable at will. Should the Company end his employment other than for specified cause, Mr. Haifley is entitled to severance compensation equal to his base salary then in effect. In the event of a termination of employment in connection with a change of control in defined circumstances, the Company will pay Mr. Haifley two and one-half times his annual base salary then in effect. The employment agreement provides a covenant-not-to compete and an award of 150,000 restricted shares of the Company’s common stock to vest at the rate of 9,375 shares upon execution and per quarter thereafter.
Cathy Sparling, the Chief Operating Officer of Arcadia Services, Inc., renewed her employment agreement with Arcadia Services, Inc. effective April 1, 2003. Ms. Sparling’s employment agreement is effective for a period of 36 months, and provides for a minimum annual base salary of $137,917. The employment agreement also entitles Ms. Sparling to bonus compensation based on the income generated by Arcadia Services, Inc. as set forth in the agreement. The employment agreement provides that either Ms. Sparling or Arcadia Services, Inc. may terminate the agreement upon thirty days prior written notice of termination for no cause, and five days prior written notice for cause. If Ms. Sparling is terminated without cause, she is entitled to one-year of severance pay in the form of continuation of base salary and benefits. The employment agreement also provides that Ms. Sparling is entitled to additional compensation upon a change in control of Arcadia Services, Inc. On May 25, 2004, the Company entered into an agreement with Cathy Sparling by which she purchased 200,000 shares of our Common Stock at $0.25 per share. The agreement provides certain registration rights for the shares of Common Stock she purchased.
Effective February 16, 2005, the Company awarded Mr. Haifley and Ms. Sparling, as an incentive and not in lieu of the payment of salary or other compensation and without the payment of consideration, non-statutory options to each purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $1.45, contingent on a method of vesting to be determined by the Company, continued employment through the occurrence of vesting, and agreement to a non-compete agreement specified by the Company as condition precedent to exercise of the options. The options vested on March 31, 2005 and are fully exercisable through (a) March 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first.
Accounting Treatment of the RKDA Merger
A description of the accounting treatment of the RKDA Merger is provided Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The PIPE: Regulation D Private Placement Offering
On May 7, 2004, the Company completed the minimum $8 million, of a maximum $11 million, Regulation D (Rule 506) Private Placement Offering of the shares of its Common Stock (the “Offering”). The Company subsequently sold an additional $245,000 of its shares of Common Stock and terminated the Offering on May 27, 2004 (the “Final Closing Date”).
Under the terms of the Offering, each eligible investor whose subscription was accepted by the Company was permitted to purchase shares of the Company’s Common Stock at $0.25 per share. For every ten shares of Common Stock issued in the Offering, the holder received one Class A Warrant entitling the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Class A Warrants may be exercised on a cashless basis. Each Class A Warrant expires at the end of the seven-year period.

Through the Final Closing Date of the Offering, the Company issued an aggregate of 32,980,000 shares of its Common Stock at $0.25 per share and issued 3,298,000 Class A Warrants to purchase 3,298,000 shares of Common Stock. The Company advanced $5 million of the net proceeds of the Offering to RKDA to complete the Arcadia acquisition, used $164,000 for the repayment of indebtedness, and held the balance for working capital.
The Offering’s placement agent and its key employees received 2,298,000 Class A Warrants to purchase 2,298,000 shares of Common Stock, exercisable on a cashless basis for seven years at $0.50 per share. These Class A Warrants and the shares issuable on the exercise of the Class A Warrants carry certain registration rights. The placement agent also received a ten (10%) percent sales commissions and reimbursement of out-of-pocket expenses.
Registration Rights Agreements
In connection with the Regulation D Private Placement Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the 32,980,000 shares of the Company’s Common Stock issued during the Offering, the 3,298,000 Class A Warrants, and the 3,298,000 shares of the Company’s Common Stock issuable upon exercise of the Class A Warrants. The Company is required to file the registration statement within 90 days following the Final Closing Date of the Offering. The Final Closing Date of the Offering was May 27, 2004. The Offering’s placement agent and its key employees, as well as other selling security holders who did not acquire their shares through the Offering, have similar registration rights or “piggy back” registration rights requiring their shares to be registered when the Company undertakes a registration of its shares.
The Company agreed to register Messrs. Elliott’s and Kuhnert’s 21,300,000 shares of the Company’s Common Stock and 1,000,000 shares of Common Stock issuable upon exercise of their Class A Warrants, with the shares and warrants purchased by the investors of the Regulation D Private Placement Offering.
Bank Credit Agreements
     On May 7, 2004, Arcadia and three wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006. The initial advance on May 7, 2004 was in the amount of $11 million, which was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the credit commitment amount was increased to $14.4 million. The credit commitment amount was increased to $16 million on November 23, 2004. The credit agreement required Messrs. Elliott and Kuhnert to maintain ownership of at least twenty (25%) of the Company’s outstanding Common Stock, however, Comerica removed this requirement on May 3, 2005. The credit agreement provides that advances to the Company will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 85% of the eligible accounts receivable, plus the lesser of 85% of eligible unbilled accounts or $2 million. On August 15, 2005, the credit agreement was amended to extend the maturity date to July 7, 2006. The credit agreement was further amended on August 30, 2005 to include a fourth wholly-owned subsidiary of Arcadia Services, to increase the credit commitment amount to $19 million and to extend the maturity date to September 1, 2007. As of December 31, 2005, the Company was in compliance with all financial covenants.
     RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia Services. Arcadia Services granted Comerica Bank a first priority security interest in all of its assets. The subsidiaries of Arcadia Services granted the bank security interests in all of their assets. Arcadia Services’ former stockholder subordinated indebtedness which Arcadia Services owed it to indebtedness Arcadia Services owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank for all indebtedness of Arcadia Services and its subsidiaries. Messrs. Elliott and Kuhnert were released from the personal guaranty requirements after September 30, 2005.
     Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers, currently prime, effectively 7.25% at December 31, 2005. Arcadia Services agreed to various financial covenant ratios, to have any person who acquires Arcadia Services’ capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants. Amounts outstanding under this agreement totaled $10.3 million at December 31, 2005.

     On February 18, 2005, Trinity Healthcare of Winston-Salem, Inc. (“Trinity Healthcare”) entered into a separate credit agreement with Comerica Bank which provides Trinity Healthcare with a revolving credit facility of up to $2,000,000 payable upon demand of Comerica Bank. The credit agreement provides that advances to Trinity Healthcare will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 80% of the eligible accounts receivable, subject to Comerica Bank’s adjustment to account for dilution of accounts receivable caused by customer credits, returns, setoffs, etc., plus 30% of eligible inventory. If an event of default occurs, Comerica Bank may, at its option, accelerate the maturity of the debt and exercise its right to foreclose on the issued and outstanding capital stock of Trinity Healthcare and on all of the assets of Trinity Healthcare and its subsidiaries. Any such default and resulting foreclosure would have a material adverse effect on our financial condition.
     On May 31, 2005, the Company purchased the membership interests in Rite at Home, LLC, which had an outstanding line of credit agreement with Fifth Third Bank. The Company obtained a new line of credit of up to $750,000, which matures on June 1, 2006. The Company used $436,000 to repay the assumed line of credit and $300,000 was used to fund the acquisition. The outstanding balance under this agreement totaled $424,000 at December 31, 2005, bearing interest at prime + 1/2%, effectively 7.75%.
Change of the Company’s Principal Executive Offices and Fiscal Year End
Effective June 22, 2004, the Company changed its principal executive offices from Westbury, New York to 26777 Central Park Boulevard, Suite 200, Southfield, Michigan, 48076.
On June 22, 2004, the Company’s Board of Directors changed the Company’s fiscal year end to March 31, effective as of March 31, 2004. Previously, the Company maintained a fiscal year ending on September 30 and fiscal quarters ending on December 31, March 31, and June 30. Arcadia’s fiscal year end was changed from December 31 to March 31. With the Company’s fiscal year ending on March 31, the Company’s fiscal quarters will end on June 30, September 30, and December 31.
The Company filed an annual report on Form 10-KSB for the transition period from October 1, 2003 through March 31, 2004. The Company filed Form 10-KSB, rather than Form 10-K, because the transition period of October 1, 2003 through March 31, 2004 preceded the RKDA Merger. For this reason, the Company’s financial information to be included in Form 10-KSB omitted the consolidated operations of RDKA (including those of Arcadia and Arcadia Rx).
New Identity
We changed our name from “Critical Home Care, Inc.” to “Arcadia Resources, Inc.” on November 16, 2004 to better reflect our identify and businesses as a result of the RKDA merger and subsequent acquisitions.
Recent Acquisitions

•	On July 30, 2004, we acquired substantially all of the assets of The Staffing Source, Inc., of St. Petersburg, Florida. The Staffing Source, Inc. provides temporary personnel for healthcare facilities and other businesses. It reported sales of approximately $3.3 million for its 2003 fiscal year. The purchase price to be paid out over a three year period is computed per a specified formula based on the annualized revenue, with a minimum total payment of $480,000 and a maximum total payment of $600,000. The Company financed the payment of $300,000 of the purchase price paid in cash at closing by drawing on its line of credit. Because the balance of the purchase price payable is computed per a specified formula based on annualized revenue, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price, but will fund the obligation from the profitable operations of The Staffing Source.

•	On August 20, 2004, we acquired the stock of American Oxygen, Inc. of Peoria, Illinois for 200,000 shares of Common Stock valued at $186,000. American Oxygen, Inc., operating from two locations in Illinois, sells and rents durable medical equipment, including respiratory/oxygen equipment. Because the purchase price was paid in Company stock, the Company did not incur debt in order to finance this transaction. American Oxygen is a relatively small, new entity and is not expected to be profitable until our 2006 fiscal year.

•	On August 30, 2004, we purchased selected assets of Merit Staffing Resources, Inc. Merit provides temporary personnel for healthcare facilities and other businesses from five locations in Massachusetts. It reported 2003 sales of $4.7 million. The purchase price is (a) cash equal to a specified percentage of the seller’s accounts receivable under 120 days outstanding as of closing, plus $200,000, subject to a total maximum cash payment at final closing of $1.6 million. Forty-eight monthly payments will be made computed per a specified formula based on gross margin with a minimum total payment of $864,000 and a maximum total payment of $1.6 million. The Company financed the payment of $200,000 of the purchase price paid in cash at closing by drawing on its line of credit. Because the balance of the purchase price payable is computed per a specified formula based on gross margin, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price, but will fund the obligation from the profitable operations of Merit.

•	On September 23, 2004, we acquired the stock of Trinity Healthcare of Winston-Salem, Inc. for $5.4 million. Trinity provides oxygen and other respiratory services, as well as home intravenous therapy services. Trinity has locations in Winston-Salem and Huntersville, North Carolina, and Marietta and Demorest, Georgia. Two of Trinity’s selling shareholders were paid a combination of cash, shares of the Company’s Common Stock, and delivery of a promissory note. Trinity’s two other selling shareholders will be paid the balance of the purchase price in cash and our Common Stock by January 15, 2005. The Company also issued 150,000 shares of its common stock, with an aggregate value of $127,800, to certain Trinity employees. The Company utilized proceeds from notes payable and sales of stock of approximately $3.8 million to finance payment of the cash portion of the purchase price paid at closing. Remaining purchase price obligations will be funded from the profitable operations of Trinity.

•	On December 17, 2004, we purchased substantially all of the assets of BK Tool, Inc., a light industrial staffing business located in Sterling Heights, Michigan, with approximately $2,000,000 in annual revenues. The total purchase price of $468,000 included payment of $175,000 plus 85% of accounts receivables no greater than 60 days outstanding. At closing, the seller was paid $393,000 in cash, drawn on the line of credit, and the remaining $75,000 derived from operations was paid to the seller in January 2005. BK Tools was combined with an existing Arcadia Services local operation to enhance the profitability of both entities.

•	On December 22, 2004, we agreed to purchase all of the outstanding shares of common stock of Beacon Respiratory Services, Inc., Beacon Respiratory Services of Alabama, Inc., Beacon Respiratory Services of Colorado, Inc., and Beacon Respiratory Services of Georgia, Inc. (collectively “Beacon”). Beacon provides respiratory services in Florida, Alabama, Colorado, and Georgia and collectively had annual revenues of approximately $1,900,000. The purchase was effective on January 1, 2005. The purchase price was $1,500,000, including the payment of certain liabilities. The purchase price is subject to increase by up to an additional $400,000 based on expected pricing changes for certain of the Company’s products and services for calendar year 2005, with any additional amounts owed being payable to the sellers by January 1, 2006. In 2005, the Company paid $983,428 in cash to Beacon’s shareholders, less $150,000 to be held by the Company to offset valid indemnification and other claims of the Company. The Company’s counsel will hold 16.33% of the Beacon shares purchased until the $150,000 (including accrued interest less any amounts disputed) is paid to sellers by January 1, 2006. On January 15, 2005, one of Beacon’s selling shareholders was issued a promissory note for $150,000, with a one-year term at 8% annual interest secured by 33% of the shares of Beacon. Principal and interest are to be paid quarterly. The Company financed the payment of $833,428 of the purchase price paid in cash at closing by utilizing proceeds from a note payable to a third party. The remaining purchase price obligations will be funded from the profitable operations of Beacon.On April 7, 2005, we acquired the net assets of United Health Care Services (“United”) and of two related smaller companies. United is a home respiratory and durable medical equipment company located in Ft. Myers and Port Charlotte, Florida. The purchase price was $1,588,000 as follows: cash of $1,200,000 drawn on the Company’s line of credit, the delivery of an unsecured subordinated promissory note in the principal amount of $100,000, with interest at five (5%) percent per annum, payable in two equal installments due at six months and twelve months from the closing date, and the issuance of an aggregate of 147,500 shares of the Company’s common stock having an aggregate value of $288,000.

•	On April 7, 2005, we acquired the net assets of United Health Care Services (“United”) and of two related smaller companies. United is a home respiratory and durable medical equipment company located in Ft. Myers and Port Charlotte, Florida. The purchase price was $1,588,000 as follows: cash of $1,200,000 drawn on the Company’s line of credit, the delivery of an unsecured subordinated promissory note in the principal amount of $100,000, with interest at five (5%) percent per annum, payable in two equal installments due at six months and twelve months from the closing date, and the issuance of an aggregate of 147,500 shares of the Company’s common stock having an aggregate value of $288,000.

•	On April 29, 2005, we purchased the outstanding capital stock of Home Health Professionals, Inc. and certain assets of Home Health Professionals Staffing, LLC. The acquisition was effective May 1, 2005. Home Health Professionals operates a home care services business headquartered in Battle Creek, Michigan. The purchase price for the acquired stock was a cash payment of $2,500,000, plus 1,058,201 shares of the Company’s common stock valued at $2,000,000, plus the payment of amounts to be determined per an earnout formula over the twelve month period following the closing. At closing, the cash consideration and shares of the Company’s common stock were paid, less amounts escrowed to satisfy potential indemnification and other claims of the purchaser. The Company utilized proceeds from a convertible promissory note issued to a third party to pay the cash portion of the purchase price (see Note 6). Because the balance of the purchase price payable is computed per a specified earnout formula based on operations, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price payments.

•	On May 13, 2005, we acquired the net assets of HealthLink, a home respiratory and durable medical equipment company located in Crown Point, Indiana. The purchase price was a note to the seller of $160,000 plus 15,000 shares of the Company’s common stock valued at $30,300. The non-interest bearing purchase price payable is due in 12 equal monthly installments of $6,700 plus a final payment of $80,000 one year from the closing date. We expect to fund the acquisition with cash from operations of this and other durable medical equipment locations.

•	On May 31, 2005, we acquired the membership interests in Rite at Home Health Care, LLC, a health care product-oriented catalog company located in Illinois. The purchase price of $1.34 million included 88,000 shares of the Company’s common stock valued at $189,000, $325,000 cash plus assumption of the outstanding liabilities of $829,000. The line of credit in place for Rite at Home Health Care, LLC provided $750,000 toward the funding of the transaction.

•	On June 27, 2005, we issued 42,000 shares of our common stock valued at $79,800 to a limited liability company for intellectual property it developed and the related rights to pursue a licensing agreement for providing durable medical equipment through a retailer’s store locations.

•	On July 18, 2005, we acquired certain assets of Alternative Home Health Care of Lee County with a cash payment of $100,000, generated from operations.

•	On August 12, 2005, we acquired certain assets of Summit Healthcare with a cash payment of $100,000 funded from operations and a note payable of $500,000 which was paid in full as of September 30, 2005 with proceeds from our Class B Warrant Offering. An additional $50,000 is being held in escrow for one year pending resolution of certain items.

•	On September 27, 2005, we acquired certain assets of Low Country Home Medical Equipment Company, Inc. with a cash payment of $1.5 million funded with proceeds from our Class B Warrant Offering. The Company also issued of 191,571 shares of its common stock valued at $500,000 to escrow, to be distributed to the sellers one year after the original purchase date.

•	On October 17, 2005, we acquired certain assets of Madrid Medical Equipment with cash payments totaling $170,000 and assumption of debts totaling $72,000. We funded this acquisition with cash flow from operations.

•	On October 21, 2005, we acquired certain assets of Sparrow Private Duty Services with a cash payment of $90,000 generated from operations.

•	On November 3, 2005, we acquired the outstanding stock of O2 Plus. The purchase price of $1.9 million included $1.1 million cash funded with proceeds from our Class B Warrant Offering; plus assumption of the outstanding liabilities of $739,000; and $100,000 pending the satisfaction of certain post-closing requirements. In the event that certain future growth goals are met, an additional purchase price of up to $1 million could be paid over two years to the sellers in shares of the Company’s common stock.

The Company’s principal sources of capital to pursue acquisitions have been debt financing and issuance of the Company’s shares of Common Stock. As noted below in the summary description of our Company’s financial position following the RKDA merger and in Risk Factors, we incurred substantial debt to finance the RKDA reverse merger and subsequent acquisitions, we raised $48 million in equity to replenish our needs and we must continue to maintain adequate cash flow from operations and other capital resources in order to repay new obligations timely. We expect the Company to continue pursuing a strategy that includes growth through acquisition. A risk presented by this strategy is increasing our debt level to finance these acquisitions, which could strain our ability to pay interest, operating and other expenses from operating income, as well as the successful integration of the acquired businesses. If acquired businesses are not consolidated successfully, profitability will be negatively impacted. To the extent that we have used and continue to use our Common Stock, options, warrants or convertible securities to pay for business acquisitions or as compensation for services rendered to the Company, all of our stockholders face dilution of their shareholding positions.
For a discussion of risk factors generally, see Risk Factors.
Our Services and Products

Staffing (Medical and Non-Medical) and Home Care (Skilled and Personal Care)
Arcadia Services, Inc. is a national provider of staffing and home care services operating in 20 states through 55 affiliated and 21 company-owned offices. Arcadia’s medical staffing includes registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, technicians and medical assistants. Its non-medical staffing includes light industrial, clerical and technical personnel. Arcadia’s home care staffing includes personal care aides, home care aides, homemakers and companions. Arcadia also offers physical therapists, occupational therapists, speech pathologists and medical social workers.
Durable Medical Equipment and Related Products
We operate durable medical equipment businesses providing oxygen and other respiratory therapy services and home medical equipment in 12 states through 28 locations. In addition, we sell and/or rent surgical supplies, orthotic and prosthetic products, principally through our retail outlet in the New York metropolitan area. Clients and patients for these businesses are primarily individuals residing at home and seeking to enhance their health, independence or mobility as their health declines. The Company’s equipment and supplies for these businesses are readily available in the marketplace and the Company is not dependent on a single supplier. Reimbursement and payor sources include Medicare, Medicaid, insurance companies, managed care groups, HMO’s, PPO’s and private pay.
Mail Order Pharmacy and Related Products
Arcadia Rx is a full-service mail-order pharmacy based in Paducah, Kentucky. Arcadia Rx offers a full-line of services including pills and medications, multi-dose strip medication packages, respiratory supplies and medications, diabetic care management, drug interaction monitoring, and special assisted living medication packaging. Arcadia Rx ship medications and supplies directory to the customer’s place of residence. Arcadia Rx bills Medicare, some state Medicaid programs, and most private insurances.
Customers, Sales and Marketing
For a description of customers, sales and marketing for our Services Division, see Arcadia Services, Inc., below.
The Products Division’s sales activities generally are conducted by our full-time local sales representatives. We primarily acquire new customers through referrals, word of mouth and advertisements. Our principal sources of referrals are physicians, hospital discharge planners, prepaid health plans, clinical case managers and nursing agencies. No single referral source accounts for more than 10% of our revenues, from inception through December 31, 2005. The loss of any single customer or group of customers would not materially impact our business. Through its sales force, the Products Division markets its products and services by making the following groups aware of our products and services: physicians, hospitals, medical groups, local disease state support groups, managed care organizations, home health agencies and case managers.
Our Business Strategy
Our current business strategy is to focus on the following initiatives:

o	The integration of our acquired businesses, and growth through additional acquisitions.

o	For our staffing and home care services businesses, our strategy is to obtain greater penetration within existing markets, continue expanding the number of locations, expand service offerings, continue implementation of our traveling nursing program, and pursue selective acquisitions.

o	We intend to grow our Arcadia Rx mail order pharmaceutical business through Arcadia’s affiliate network marketing efforts to assisted living facilities, in addition to mail order pharmaceutical sales, Arcadia’s patient base and to the public.

o	We intend to acquire strategic targets and to organically grow our durable medical and respiratory equipment operations.

o	We intend to initiate retail sales sites within Sears’ stores in additional markets.

Revenues attributable to the U.S. and Foreign Countries
None of our revenues are generated by sales to customers outside of the United States.

Competition
Competition for the medical staffing, non-medical staffing and home care industries is based upon the quality of the employee, the availability of the employee, the cost of the employee and the geography. Staffing and home care industries include national, international, regional and local firms that compete with each other to attract employees and to obtain and maintain customers. A local presence is essential to establish the name/brand recognition as a provider of qualified staff and home care aides that must meet specific job requirements, while suppliers of longer term employees must have the reputation and reach to meet the needs of customers across the country.
The segment of the healthcare market in which our durable medical equipment and related businesses operate is fragmented and highly competitive. There are a limited number of national providers and numerous regional and local providers operating in each of our product and service line markets. Our new retail sites within Sears’ stores compete with locally-owned medical product and/or equipment stores.
Government Regulation
Our healthcare related businesses (e.g., durable medical equipment, pharmacy, oxygen, home healthcare, orthotics and prosthetics, etc.) are subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various governmental programs. The federal government and all states in which we currently operate and intend to operate, regulate various aspects of our healthcare related businesses. In particular, our operating branches are subject to federal laws covering the repackaging of drugs (including oxygen) and regulating interstate motor-carrier transportation. Our locations also will be subject to state laws governing, among other things, pharmacies, nursing services, distribution of medical equipment and certain types of home healthcare activities. Certain of our employees are subject to state laws and regulations governing the ethics and professional practice of nursing, respiratory therapy and pharmacy.
As a healthcare supplier, we are subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documentation and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional carriers often conduct audits and request patient records and other documents to support claims submitted by our company for payment of services rendered to patients. Similarly, government agencies periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.
Healthcare is an area of rapid regulatory change. Changes in law and regulations, as well as new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third party payors. We can not predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in national healthcare policies, each of which could have a material adverse impact on our company.
Material laws and regulations that affect our operations include, but are not necessarily limited to, Medicare and Medicaid reimbursement laws; laws permitting Medicare, Medicaid and other payors to audit claims and seek repayment when claims have been over paid; laws such as the Health Insurance Portability and Accountability Act regulating the privacy of individually identifiable health information; laws prohibiting kickbacks and the exchange of remuneration as an inducement for the provision of reimbursable services or products; laws regulating physician self-referral relationships; and laws prohibiting the submission of false claims.
Employees
As of December 31, 2005, we had over 14,000 employees, the majority of which were part-time temporary field employees of Arcadia. Our full-time equivalent employees (FTEs) are approximately 3,500. We have no unionized employees, and do not have any collective bargaining agreements. We believe our relationship with our employees is good.
Properties

We do not own any real estate or improvements. Our corporate offices are in Southfield, Michigan and Naples, Florida. The Company and its subsidiaries presently occupy leased space including the locations listed in the following table:

Street Address	City	State	Zip Code
26777 Central Park Blvd., Ste. 200	Southfield	Michigan	48076
405 5th Avenue South, Ste. 6	Naples	Florida	34102
550 N. Bumby Avenue, Suite 215	Orlando	Florida	32803
762 Summa Avenue	Westbury	New York	11590
1532 Opdyke Road, Ste. 400	Auburn Hills	Michigan	48326
79 Deer Park Avenue	Babylon	New York	11702
2800 Marcus Avenue	Lake Success	New York	11024
7990 Grand River, Suite C	Brighton	Michigan	48114
34869 Mound Road	Sterling Heights	Michigan	48310
414 N. Jackson Street, Complex 8718	Jackson	Michigan	49201
535 N. Clipper, Suite 2	Lansing	Michigan	48912
1787 W. Genessee, Suite A	Lapeer	Michigan	48446
26431 Southfield Rd.	Lathrup Village	Michigan	48076
18320 Middlebelt Road	Livonia	Michigan	48152
18706 Eureka Road	Southgate	Michigan	48195
105 Mall Boulevard, Suite 283W	Monroeville	Pennsylvania	15146
762 Independence Blvd., Suite 798	Virginia Beach	Virginia	23455
3918 West Point Boulevard	Winston Salem	North Carolina	27103
9801 West Kincey Ave., Ste 170	Huntersville	North Carolina	28078
310 E. 41st Street	Savannah	Georgia	31401
200 Technology Court, Ste. 300	Smyrna	Georgia	30082
Habersham County Medical Center, PO Box 37	Demorest	Georgia	30535
3524 Park Plaza Road	Paducah	Kentucky	42001
1810 Decatur Highway, Ste. 124	Fultondale	Alabama	35068
955 E. 58th Ave., Unit O	Denver	Colorado	80216
13850 Treeline Avenue South	Ft. Myers	Florida	33913
3318 Harbor Blvd.	Port Charlotte	Florida	33952
381 Kairns Drive	Crown Point	Indiana	46307
1126 Wall Street	Jacksonville	Illinois	62650
2201 West Townline, Suite F	Peoria	Illinois	61615
61 West Main Street	Rossville	Indiana	46065
868 Hwy. 15 South	Jackson	Kentucky	41339
Legal Proceedings
We are a defendant from time to time in lawsuits incidental to our business. We are not currently subject to, and none of our properties are subject to, any material legal proceedings.
Environmental Matters
We believe that we are currently in compliance, in all material respects, with applicable federal, state and local statutes and ordinances regulating the discharge of hazardous materials into the environment. We believe that our Company will not be required to expend any material amounts in order to remain in compliance with these laws and regulations or that such compliance will materially affect its capital expenditures, earnings or competitive position.

DESCRIPTION OF ARCADIA SERVICES, INC.
Overview
Arcadia Services, Inc. (“Arcadia Services”) is a national provider of staffing and home care services. Based in Southfield, Michigan, Arcadia Services provides its staffing and home care services through a network of 55 affiliated and 21 Company-owned offices in 20 states. Arcadia Services’ present service offerings consist of home care services (skilled and personal care/support services) and staffing services (medical and non-medical).
Through its Arcadia Healthcare division, Arcadia Services provides medical staffing and home care services by supplying skilled and unskilled medical personnel to hospitals, nursing homes and other medical facilities, paid for by the respective institution. In addition, Arcadia Services provides skilled and unskilled personnel to individuals in their place of residence. These services are generally paid for by the individuals themselves, insurance companies or by government programs such as Medicaid and Medicare. Typically, Arcadia Services uses registered nurses, licensed practical nurses, certified nursing assistants, personal care attendants, home health aides and homemakers/companions to service these clients.
Arcadia Services’ non-medical staffing division, Arcadia Staff Resources, provides primarily temporary staffing of light industrial, clerical and technical staffing services through eight locations in southeastern Michigan. Light industrial assignments consist primarily of assemblers, material handlers, packers, forklift operators, stock clerks, packagers and shipping/receiving clerks. Technical services are focused on information systems network administrators, programmers, help desk and engineers. Clerical assignments are for word processors, secretaries, receptionists, data entry clerks, accounts payable/accounts receivable clerks, payroll clerks and bookkeepers.
Description of Staffing and Home Care Industries
Staffing Industry
A staffing firm recruits, trains and tests their employees before assigning them to clients in a wide range of job categories and skill levels. Staffing firms place positions ranging from production and clerical workers to managers and professionals. The staffing industry consists of four segments: temporary staffing, placement and search firms, professional employment organizations, and outplacement firms. Firms within the temporary staffing segment provide businesses with needed flexibility and efficiency, while at the same time providing jobs to millions of Americans. Temporary staffing firms support and/or supplement the client’s workforce in situations such as employee absences, temporary skill shortages, seasonal workload and special assignments and projects. Temporary work can be sporadic and intermittent, rather than ongoing, and is not governed by a regular or fixed schedule.
Healthcare Staffing
The healthcare staffing industry is part of the temporary staffing industry. Per diem staffing, the dominant sector within the healthcare staffing industry, consists of staffing on a day-to-day basis in a local environment. It is necessary for staffing agencies to have a local presence in the market due to the short notice given for staffing requirements. Per diem employees are generally needed to replace full time employees on vacation, sick days and the like, in addition to providing additional back up when needed due to fluctuations in the facilities’ patient census. Management is typically local or decentralized within a larger entity. There are low barriers to entry.
Travel staffing, the minor sector within the healthcare staffing industry, requires a much longer stay at another location, typically 13 weeks long. The staffing firm is typically responsible for providing arrangements for travel, housing, licensing and credentialing. Management for the travel staffing sector is typically more centralized than per diem staffing. Travel staffing has higher barriers to entry due to the necessity for national or regional coverage.
Non-Medical Staffing

The non-medical temporary staffing industry serves companies which use temporary employees to control personnel costs and meet fluctuating personnel needs. Historically, the demand for temporary workers has been driven primarily by the need to satisfy peak production requirements and to temporarily replace full time employees absent due to illness, vacation or abrupt termination. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed, permanent labor costs to variable or flexible costs. The use of temporary workers typically shifts employment costs and risks, such as workers’ compensation and unemployment insurance and the possible adverse affects of changing employment regulations, to temporary staffing companies, which can better manage those costs and risks.
Home Care Industry
Home care furnishes services to individuals in their place of residence. Services range from skilled care furnished by registered nurses and other health professionals to recovering or chronically ill persons, to personal care and support services, such as bathing and feeding, provided by unskilled personal care attendants, homemakers, companions and home care aides. The home care industry is fragmented and consists of small local, regional and national providers. According to an industry report, consolidation activity in the home care industry has increased and is expected to continue to increase due to both the projected increased demand for skilled employees and the projected staffing shortage, especially in nursing, as well as to obtain the necessary infrastructure to comply with new healthcare regulations.
Competitive Environment
Competition for the medical staffing, non-medical staffing and home care industries is based upon the quality of the employee, the availability of the employee, the cost of the employee and the geography. Staffing and home care industries include local, regional, national and international firms that compete with each other to attract employees and to obtain and maintain customers.
Arcadia History
Arcadia Services was incorporated in Michigan in 1977 under the name Medco, Inc. Medco, Inc. was established to provide non-medical staffing services in the metropolitan Detroit area. That same year, Medco, Inc. formed a subsidiary, Medco Health Services, Inc., providing medical staffing services to healthcare facilities. In 1982, Medco, Inc. incorporated Grayrose, Inc.
Another subsidiary of Medco, Inc., Community Home Care, Inc., was formed to provide home care services to individuals in their place of residence. In 1981, Community Home Care obtained certification as a Medicare home health provider. This allowed Community Home Care to expand home care services to Medicare beneficiaries, along with commercial insurance and private payors.
In 1986, Arcadia Services began its affiliated agency operations. Similar to today, affiliated agencies were local staffing entrepreneurs who had industry knowledge but lacked financial resources and could benefit from back office support. See Affiliated Agency Model, below.
In 1994, Medco Inc. changed its name to Arcadia Services, Inc. Medco Health Services, Inc. changed its name to Arcadia Health Services, Inc. and focused on medical staffing and non-Medicare home care. Community Home Care, Inc. changed its name to Arcadia Healthcare, Inc. and focused almost exclusively on Medicare and Medicaid reimbursed services. In 1995, Arcadia Services, Inc. formed Arcadia Health Services of Michigan, Inc., to accommodate business tax issues in Michigan.
In 1997, Integrated Health Services (“IHS”) purchased Arcadia Services, Inc. and its subsidiaries. In 1999, IHS sold Arcadia (excluding the Arcadia Healthcare, Inc. Medicare certified home health division) to Addus HealthCare, Inc. On May 7, 2004, RKDA, Inc. acquired all of the issued and outstanding capital stock of Arcadia Services, Inc. from Addus HealthCare, Inc.
Arcadia Home Care and Staffing Services
Arcadia Services and its subsidiaries provide temporary staffing (medical and non-medical) and home care services in 20 states through 55 affiliate and 21 Company-owned offices.
Medical Staffing

Arcadia Services’ medical staffing division provides the services of registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, technicians and medical assistants. The medical staffing division supplies skilled and non-skilled medical personnel to hospitals, nursing homes, clinics, assisted living facilities, rehabilitation facilities, correctional facilities, urgent care facilities and laboratories, among others. Per diem staffing assignments are made on a day-to-day basis in a local environment when needed to replace full time employees on vacation, sick days, leave and the like. Due to the short notice given for staffing requirements, it is necessary for staffing agencies to have a local presence in the market.
In August, 2004, Arcadia Services launched a new travel staffing program providing hospitals and other customers with a complete selection of possible full-time employees. The timing can vary on these assignments, but are typically 13 weeks long. Arcadia Services is usually responsible for providing arrangements for travel, housing, licensing and credentialing. The travel program includes individual affiliates offering temporary field staff opportunities to travel to other regions of the United States, where the staffing need is longer term and not near one of our offices.
Non-Medical Staffing
Arcadia Services non-medical temporary staffing division, Arcadia Staff Resources, provides light industrial, technical and office clerical staffing services through eight Company-owned locations in southeastern Michigan. Light industrial assignments are primarily for assemblers, packagers, packers, material handlers, shipping/receiving clerks, stock clerks, and forklift operators. Other assignments include janitorial/maintenance, production supervisors, electricians and pipe fitters/welders. Clerical assignments include word processors, secretaries, receptionists, data entry clerks, accounts payable/accounts receivable clerks, payroll clerks, and bookkeepers. Technical services are focused on information services network administrators, programmers, help desk and engineers. The division’s customer base consists of mostly small to mid-sized businesses utilizing light industrial employees for assembly, packaging, machine operating, stock clerks and shipping/receiving clerks. Additional services typically provided include data entry operators, receptionists and administrative assistants. Most of the positions are either long-term or on a temporary hire basis.
Home Care Services
Arcadia Services provides home care services through its Arcadia Healthcare division. Home care has become increasingly popular. Home care permits individuals to function in their places of residence. Arcadia provides home care services to individuals, including medication administration or reminders, treatments, teaching, evaluation, assessment, bathing, dressing, walking, exercising, medication reminders, meal preparation, light housework, laundry, transportation, companionship, conversation and shopping.
Skilled home care services involve the delivery of skilled health services to recovering or chronically ill persons in the home. Skilled home care services are provided by registered nurses, licensed practical/vocational nurses, occupational therapists, physical therapists and speech therapists. These skilled professionals provide care to individuals who have a wide range of diagnoses such as cancer, diabetes, congestive heart failure, AIDS and trauma-related injuries. Skilled home services can also involve medication administration, treatments, wound care, teaching, assessment and evaluation.
Personal care and support services are provided by personal care attendants, homemakers, companions and home care aides. These disciplines are traditionally considered to be unskilled. They provide support services such as bathing, feeding, cooking, cleaning, companionship, shopping, walking, exercise, medication reminders and conversation. This service allows frail and elderly individuals to remain in their place of residence as opposed to moving to an institution. Additionally, our personal care and support personnel provide a much needed service to the “baby boomers” who may be simultaneously managing the care of their children and their parents.
Growth Strategy
Arcadia expects to pursue the following various growth strategies:
Derive Greater Penetration Within Current Markets

Arcadia currently operates 104 locations in 24 states. Arcadia intends to continue working with the management personnel at its operating sites to bring more focus to marketing programs, cross-selling opportunities and education on best practices along with continuing to stress continued standards of quality patient care and customer satisfaction to increase our overall penetration within existing markets. We strive to provide comprehensive home care products and services to our entire patient base in order to enhance each patients’ health, independence, mobility and quality of life.
Continue Expanding Number of Locations
Arcadia intends to expand its locations through the opening of new office locations.
Expand Service Offerings
Arcadia expects to introduce new service offerings at various locations. Examples of recent new service offerings are the travel nurse program and additional skilled trade services (e.g., electricians, welders, plumbers, etc.) to industrial customers.

Complete Selective Acquisitions
Arcadia intends to pursue selective business acquisitions. Arcadia believes that selective acquisitions will increase the size of the business and revenue base and leverage Arcadia’s selling, general and administrative expenses. See Recent Acquisitions section above for those completed to date.
Affiliated Agency Model
The responsibilities of Arcadia Services’ affiliated agencies (also referred to as “affiliates”) include the recruitment and training of field staff employed by Arcadia Services, sales to Arcadia Services’ customers, hiring and paying affiliate office staff at the affiliate’s expense, maintaining and paying for affiliate office equipment and office space at the affiliated agency’s expense, and providing data to Arcadia Services for payroll and billing. Each affiliate has a defined geographic area. Arcadia Services’ affiliated agencies are owner-operated businesses. As of December 31, 2005, Arcadia Services has 27 affiliated agencies. The office locations maintained by our affiliated agencies are listed on our Company’s website. Arcadia Services and each affiliated agency enter into an independent contractor agreement which defines the respective obligations of each party.
Arcadia Services has centralized payroll and billing processing centers. Services provided by Arcadia Services to affiliated agencies include contracting; accounting; training; field services, such as quality assurance, sales/marketing materials, regulatory, program development, policy and procedure manuals; administrative services, such as secretarial support, mass mailings and group purchasing; software and hardware support; educational seminars; human resources and legal support. Arcadia Services also makes available customized software, recruitment support, group purchasing, business planning, new program development, and support in the areas of legal, human resources and information systems.
The affiliated agency model benefits Arcadia Services, its customers, and its affiliates. Benefits to Arcadia Services include spreading overhead over the affiliate network, leveraging the existing network, and the potential for opportunities to enter into new markets. Benefits to Arcadia Services’ customers include the affiliate network which allows us to service the needs of customers whose requirements span multiple service locations with a consistent level of service and standardized procedures. Benefits to the affiliate include control of its local office, access to our resources and back office support (e.g., payroll, etc.).
We compensate our affiliated agencies on a commission basis. Although an affiliated agency may terminate its relationship with Arcadia Services on thirty (30) days prior written notice, we maintain control over our national network by employing all field service personnel, maintaining ownership of contracts for services with customers, and maintaining accounts receivable balances.
Customers, Sales and Marketing
None of Arcadia Services’ top ten customers, ranked by revenue as of fiscal years ended March 31, 2005 and 2004, accounted for more than three percent (3%) of our revenues. We do not have any customer with a large concentration of revenue, nor do our top ten customers comprise a significant portion of our total revenue. Accordingly, Arcadia Services has a diversified revenue base.
The sales process is generally the same for all of Arcadia Services’ offices, however, there are slight differences among the home health and staffing sales methods. The staffing sales approach is much more dependent on the initial sales and marketing process than the home care division. Although home care does require marketing, the long-term support of the client is necessary to maintain the business. Staffing companies rely on leads found by current customers, contacts, Yellow Pages, the Internet, newspapers and other sources. After the initial contact is made, an individual qualifies the lead to confirm it has the specific needs for and resources to employ temporary staffing. Generally, individual meetings are encouraged to ensure a personal sales approach. Next, the individual develops the business by demonstrating the benefits Arcadia provides, which are customized to fit the needs of each company.
The sales process for home care begins by receiving direct referrals, advertising on an established website and in the Yellow Pages. Once a call is received, a trained individual screens the call to differentiate between the need for skilled services and personal care/support services (unskilled services). This individual also provides the appropriate information regarding pricing, geographic service and available staff. An additional visit is then arranged to assess and understand the service need. Generally the “start of care” date follows the initial visit, and the response time to initiate service is typically within the first 24 to 48 hours of the initial visit. The office continually maintains contact with the patient to determine the level of customer satisfaction and the need for additional products or services in the home.

Operations
Office Locations
As of December 31, 2005, the Company has a total of 55 affiliate and 49 company-owned office locations in 24 states: Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Maryland, Massachusetts, Michigan, Nebraska, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Virginia and Washington.
Office Space Leased by Arcadia Resources, Inc.
The Company leases office space in various locations under the name(s) of the subsidiary using the respective space. See Properties at page 55.
Arcadia Services’ Field Employees
Arcadia Services’ field employees (i.e., the individuals placed with our customers) are temporary employees, with no hours of work or continued employment guaranteed by Arcadia Services. This is standard in the staffing and home care industries. We maintain quality by carefully screening and supervision of field employees. Every field employee must meet specified standards, including a pre-employment screening covering testing along with screening to evaluate skill sets necessary to perform duties required; review of each applicant’s work history, education and skills; reference checks on prior employment history; a minimum of one year of experience in their specific area; credential verification; criminal background checks and drug screening, as appropriate; and compliance with our code of ethics and professional standards.
Field employees are in non-benefited positions except they are eligible for 401(k) plan participation. In addition, field employees in some markets who work at least 30 hours per week and have worked for us either 30 or 60 days are offered the opportunity to purchase health insurance. The cost of this medical coverage is shared among the field employee and the affiliated agency. Furthermore, affiliates have the option to offer paid time off, which is determined by the number of hours the field employee works.
We provide a comprehensive benefits package to our administrative employees (non-field employees). The Company offers medical and dental coverage, vacation and sick time, long-term disability and life insurance and a 401(k) plan. Employer participation in the 401(k) plan is discretionary.
Subsidiaries
American Oxygen and Medical Equipment, Inc.
Arcadia Home Oxygen & Medical Equipment, Inc.
Arcadia Employee Services, Inc.
Arcadia Healthcare Solutions, Inc.
Arcadia Health Services, Inc.
Arcadia Health Services of Michigan, Inc.
Arcadia Products, Inc.
Arcadia Staff Resources, Inc.
ASR Staffing, Inc.
Beacon Respiratory Services, Inc.
Beacon Respiratory Services of Alabama, Inc.
Beacon Respiratory Services of Colorado, Inc.
Beacon Respiratory Services of Georgia, Inc.

Classic Healthcare Solutions, Inc.
Critical Home Care, Incorporated
Grayrose, Inc.
Home Health Professionals, Inc.
O2 Plus
PharmaMed Inc.
Rite at Home Health Care Products, LLC
RKDA, Inc.
SSAC, LLC
Trinity Healthcare of Winston-Salem, Inc.
MANAGEMENT
Directors and Executive Officers
Company directors serve a term of office which shall continue until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Officers of the Company serve at the pleasure of the Board of Directors. The names, ages and positions of the Company’s current directors and executive officers are as follows:

Name	Age	Position(s)	Served as Director Since
John E. Elliott, II	49	Chairman ,Chief Executive Officer and Director	May 10, 2004

Lawrence R. Kuhnert	54	President, Chief Operating Officer, and Director	May 10, 2004

John T. Thornton	68	Director	June 15, 2004

James E. Haifley	49	Executive Vice President	Not applicable

Cathy Sparling*	51	Assistant Secretary and Officer: Chief Operating Officer of Arcadia Services, Inc., a wholly- owned subsidiary of the Company	Not applicable

Rebecca R. Irish	44	Chief Financial Officer, Secretary and Treasurer	Not applicable

*	Ms. Sparling is listed because she may be deemed an officer of the Company under the Commission’s imputed officer rules.
John E. Elliott, II. Mr. Elliott was formerly Chairman of AMI Holdings, Inc., which is a major shareholder in Fidlar Doubleday, Inc. Beginning his career in healthcare in 1978, Mr. Elliott has started up companies and acquired others. He founded Allied Medical, Inc., a durable medical equipment supplier which private labeled most of its product line and conducted manufacturing in the U.S., Pacific rim and Europe. After Allied, he purchased Guardian Medical Supplies, Inc. and Medical Equipment Providers, Inc. both DME dealers which he sold in 1997 to Rotech Medical, Inc. With a non-compete in the healthcare business, he formed a new business group in the education/governmental marketplace. Leading a group of investors in 1998, he purchased Doubleday Bros. & Co., the publishing unit from Standard Publishing Inc. (Standex). Additionally purchased Fidlar Doubleday, Inc. of which he served as Chairman through 2002. The company is a market leader in governmental software and holds a substantial share of the election business in this country. As a member of Standard Automotive Inc.’s board, he was selected to restructure the company and protect the employee and creditor base, which was accomplished in 2003. Mr. Elliott has a Bachelor of Science degree in Business Administration from Lawrence Technological University.

Lawrence R. Kuhnert. Mr. Kuhnert serves as the President and Chief Operating Officer of the Company and its subsidiaries. He has over 21 years experience in operating, developing, acquiring and divesting healthcare companies. From 1989 to 1996, as ConPharma’s Chief Financial Officer, he managed the financial aspects of the turnaround of this $35 million home medical equipment company, including restructuring the product mix, selling under performing locations, and negotiating strategic acquisitions. From 1996 to 2002, Mr. Kuhnert was Director of Acquisitions for Rotech Medical Corporation. Mr. Kuhnert is a Michigan State University graduate and previously practiced as a certified public accountant for Ernst & Young.
John T. Thornton. Mr. Thornton owns and manages J.T. Investments, Inc., a real estate development and investment company. Mr. Thornton is also a board member and audit and finance committee member of XL Capital Ltd. (NYSE: XL), an insurance, reinsurance and financial products company. From 1987 to 1999, Mr. Thornton served as executive vice president and chief financial officer of Norwest Corporation (now Wells Fargo). From 1984 to 1987, Mr. Thornton was senior vice president and controller of Norwest Corporation. Mr. Thornton received a law degree from St. John’s University and was admitted to the New York State Bar in 1972. Mr. Thornton became a Certified Public Accountant in 1964.
James E. Haifley. On December 7, 2005, the Company appointed Mr. Haifley as its Executive Vice President. His duties include oversight for the Company’s staffing and durable medical equipment divisions. Mr. Haifley joined Arcadia in 2004 as Director of Business Development. From 2000 to 2004, Mr. Haifley was a Divisional Director of Operations for Rotech Healthcare, Inc., a provider of home respiratory care and durable medical equipment and services. While at Rotech, Mr. Haifley was responsible for operations of its Central Division. Previously, Mr. Haifley was General Manager at Hook’s Medical, from 1995 to 2000, at which time the company was acquired by Rotech. He is a graduate of the University of St. Francis with a degree in business administration and concentrated studies in marketing and management.
Cathy Sparling. Ms. Sparling joined Arcadia Services, Inc. in 1990. She has 25 years of clinical and business management experience in the home care and medical staffing industries. Appointed to her current position in April of 2000, Ms. Sparling previously served as Arcadia’s Vice President and Administrator of Affiliate Services. Ms. Sparling earned a Bachelor of Science degree in Nursing from Michigan State University and has pursued graduate course work in business administration.
Rebecca R. Irish. Ms. Irish joined the Company as its Chief Financial Officer as of January 1, 2005. She also serves as the Secretary and Treasurer of the Company and its subsidiaries. She has 21 years of experience as a financial management consultant and company officer. Ms. Irish was the co-founder and president of Beacon Respiratory Services, Inc. and its affiliates (collectively “Beacon”), a home healthcare company furnishing respiratory services in Florida, Alabama, Colorado, and Georgia. The Company acquired Beacon effective January 1, 2005. Before organizing Beacon, Ms. Irish developed The WorkSource, Inc. in 1998, a business management company specializing in administrative and accounting functions, principally for healthcare-related businesses. Ms. Irish was formerly the chief financial officer of RoTech Medical Corporation. During Ms. Irish’s tenure, RoTech grew from 48 home healthcare locations in seven states with annual revenues of approximately $27 million, to 630 locations in 36 states with approximately $500 million in annual revenues. Before joining RoTech, Ms. Irish worked eight years as a Certified Public Accountant with Ernst & Young, providing auditing, financial and systems consulting to international public corporations, as well as to regional businesses.
Board Committees
The Board’s Audit Committee consists of three Directors. Director John T. Thornton is Chairman of the Company’s Audit Committee and is independent from management. The other Audit Committee member is director Lawrence R. Kuhnert, the Company’s President and Chief Operating Officer. One position on the Audit Committee is presently vacant. Under the Company’s Audit Committee Charter, a majority of the members of the Audit Committee shall be independent from management, to the extent practicable, and shall not have participated in the preparation of the Company’s financial statements during the preceding three years. Because the Company is not listed on a national exchange, all members of the Audit Committee are not required to be independent from management.
The Board has not established separate compensation and nomination committees and is not required to do so, because the Company is not listed on a national exchange.
Director Compensation

Our directors who are officers or employees of the Company are not compensated for service on the Board of Directors or any committee thereof. Subject to exception for individually negotiated arrangements, directors who are non-officers or non-employees are granted non-qualified stock options and receive $1,000 for attendance at each board meeting and $500 for each telephonic board meeting, in addition to nominal compensation to cover travel costs.
Director John T. Thornton is compensated by the award of non-qualified options to purchase the Company’s Common Stock having an aggregate value of $28,000 annually, consisting of $25,000 as an annual retainer and $3,000 as annual compensation for service as Audit Committee Chairman. The number of stock options to be awarded annually will be determined utilizing acceptable modeling techniques mutually agreed upon and will be computed annually based on the then-fair market value. Stock options will be exercisable at the closing price of the Company’s common stock on the award date and shall be issued in advance on July 1 of each year and shall cover the subsequent period from July 1 to June 30 of each calendar year. The options will be exercisable for seven years. If Mr. Thornton is removed as a Director and/or the Audit Committee Chairman for cause, or if he resigns either or both positions voluntarily, the pro rata portion of the applicable options granted as compensation for such position(s) shall expire immediately upon termination for the uncompleted portion of the annual term. His ability to exercise the options is unaffected if removed without cause.
In addition, Mr. Thornton will receive $1,000 payable in the Company’s Common Stock for each Board of Directors meeting attended, and $500 payable in the Company’s Common Stock for each Audit Committee meeting attended. Mr. Thornton shall additionally be reimbursed for all reasonable expenses incurred in connection with his positions as director and Audit Committee Chairman.
Indemnification of Directors and Officers
The Articles of Incorporation of the Company provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Articles further provide that any repeal or modification of the Articles shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.
Executive Compensation
The following table summarizes, for the last three fiscal years ended March 31, 2005, the compensation paid to the Chief Executive Officer during such periods and each other executive officer of the Company whose salary exceeded $100,000 for the fiscal years ended March 31, 2005 and 2004 (6 months) and the fiscal year ended September 30, 2003. Prior to the RKDA Merger in May 2004, David Bensol was the Company’s Chief Executive Officer. The compensation referenced in the following table is for Mr. Bensol’s services as the Company’s Chief Executive Officer for the periods indicated.

Summary Compensation Table

				Long-Term Compensation
				Awards
				Restricted	Securities
	Fiscal			Stock	Underlying
Name and	Year	Annual Compensation		Award(s)	Options/SARs
Principal Position	Ended	Salary ($)	Bonus ($)	($)	(#)
John E. Elliott, II,	2005	$132,692	—	—	4,000,000
Chairman and Chief Executive	2004	—	—	—	—
Officer[1]	2003	—	—	—	—

Lawrence R. Kuhnert	2005	$132,692	—	—	4,000,000
President and Chief Operating	2004	—	—	—	—
Officer[1]	2003	—	—	—	—

Rebecca R. Irish,	2005	$31,252	$21,563	—	150,000
Chief Financial Officer,	2004	—	—	—	—
Secretary and Treasurer[1]	2003	—	—	—	—

James E. Haifley,	2005	—	—	—	—
Executive Vice	2004	—	—	—	—
President[2]	2003	—	—	—	—

Cathy Sparling[3]	2005	$141,927	$352,572	—	100,000

Eric S. Yonenson,	2005	—	—	—	—
Former Chief Financial	2004	$57,942	—	—	—
Officer [4]	2003	$65,019	—	—	250,000

David Bensol,	2005	$115,385	—	—	—
Former Chairman	2004	75,557	—	—	—
And Chief Executive Officer[4]	2003	113,654	—	—	100,000

Bradley Smith, Former	2005	—	—	—	—
Director and	2004	$62,981	—	—	—
Officer[4]	2003	125,000	—	—	—

[1]	John E. Elliott, II and Lawrence R. Kuhnert took their respective offices in May, 2004. As a result, neither individual received compensation from the Company for the fiscal year ended March 31, 2004, or any prior fiscal years. As more fully described in this prospectus, Messrs. Elliott and Kuhnert each entered into employment agreements with the Company which provided for annual base compensation of $150,000. Ms. Irish took her office in January, 2005. As more fully described below, Ms. Irish entered into an employment agreement providing an annual base salary of $125,000, subject to discretionary increase by the Company’s Board of Directors. In May 2005, annual base compensation was increased to $195,000 for Messrs. Elliott and Kuhnert and to $145,000 for Ms. Irish.
In connection the with the RKDA Merger, the Company issued to John E. Elliott, II, 12,780,000 shares of Company Common Stock and seven-year 600,000 Class A warrants to purchase 600,000 shares of Common Stock exercisable at $0.50 per share and issued to Lawrence R. Kuhnert 8,520,000 shares of Company Common Stock and seven-year 400,000 Class A warrants to purchase 400,000 shares of Common Stock exercisable at $0.50 per share. Also in connection the RKDA Merger, the Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options vest in six tranches, provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options, to the extent vested, may be exercised by Messrs. Elliot and Kuhnert as long as they are employed by the Company and for one year from termination of employment for any reason. The milestones for adjusted EBITDA and vesting for each party are as follows: fiscal 2006 EBITDA of $10.7 million will vest 500,000 options, if $11.0 million, an additional 500,000 options will vest; fiscal 2007 EBITDA of $13.5 million will vest 500,000 options, if $14.0 million, an additional 500,000 options will vest; fiscal 2008 EBITDA of $17.5 million will vest 1 million options, if $18.5 million, an additional 1 million options will vest. Mr. Bensol did not receive any compensation from the Company in connection with the RKDA Merger.

[2]	Mr. Haifley was not an officer of the Company during the fiscal year ended March 31, 2005, therefore, no amounts are shown in this table. On December 7, 2005, the Company appointed James E. Haifley as its Executive Vice President. Mr. Haifley’s duties include oversight for the Company’s staffing and durable medical equipment divisions. Mr. Haifley’s employment agreement provides for an annual base salary of $140,000, subject to discretionary increase by the Company’s Board of Directors. Employment is terminable at will. Should the Company end his employment other than for specified cause, Mr. Haifley is entitled to severance compensation equal to his base salary then in effect. In the event of a termination of employment in connection with a change of control in defined circumstances, the Company will pay Mr. Haifley two and one-half times his annual base salary then in effect. The employment agreement provides a covenant-not-to compete and an award of 150,000 restricted shares of the Company’s common stock to vest at the rate of 9,375 shares upon execution and per quarter thereafter. On February 16, 2005, Mr. Haifley, who joined the Company in 2004 as Director of Business Development, was awarded non-qualified options to purchase 100,000 shares of the Company’s common stock at $1.45 per share, with exercise contingent on vesting and execution of a non-compete agreement. The options vested on March 31, 2005 and are exercisable through March 31, 2010 or ninety (90) days following termination of employment on any basis, whichever event occurs first.

[3]	Cathy Sparling is Chief Operating Officer of Arcadia Services, Inc., a second-tier, wholly-owned subsidiary of the Company. Ms. Sparling is listed pursuant to Rule 3b-7 of the Exchange Act, which states that an executive officer of a subsidiary may be deemed an executive officer of the Company if he or she performs policy-making functions of the Company. Please note, however, that the compensation information set forth in the above table relates to the three fiscal years ending March 31, 2004, March 31, 2003 and March 31, 2002. These fiscal years pre-date the effective date of the reverse merger in which Arcadia Services, Inc. became a second-tier, wholly-owned subsidiary of the Company.

[4]	Mr. Bensol resigned as a director officer and employee effective December 23, 2004. Mr. Yonenson’s employment with the Company ended September 21, 2004. Mr. Smith is still employed by the Company but resigned as a director and officer in 2004.

Option Grants to Executive Officers and Option Exercises
     At the time of the reverse acquisition of Critical Home Care, Inc., the two stockholders of Arcadia were each granted options to purchase up to four million shares of the Company’s common stock, pursuant to a formulaic earnings threshold vesting requirement. These options vest over a three year period beginning for the year ending March 31, 2006. During the period from May 10, 2004 to March 31, 2005, the Company granted stock options to two executive officers of the Company. During the fiscal year ended March 31, 2005, only one of the Company’s executive officers exercised stock options. The following table provides information regarding stock options held by the executive officers indicated as of March 31, 2005:

					Value of Unexercised
			Number of Securities		in-the-Money
	Number		Underlying Unexercised		Options at
	of Shares		Options at		End of
	Acquired	Value	End of Fiscal Year (#)		Fiscal Year ($)*
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
John E. Elliott II	—	—	—	4,000,000	—	$6,800,000
Lawrence R. Kuhnert	—	—	—	4,000,000	—	$6,800,000
Rebecca R. Irish	—	—	—	150,000	—	$118,500
Cathy Sparling	—	—	100,000	—	$50,000	—
David Bensol	—	—	—	—	—	—
James E. Haifley**	—	—	—	—	—	—

*	Value is calculated by subtracting the exercise price per share from the last reported market price on March 31, 2005 and multiplying the result by the number of shares subject to the option.

**	Mr. Haifley was not an officer of the Company during the fiscal year ended March 31, 2005, therefore, no amounts are shown in this table.

Executive Officer Employment Contracts
John Elliott, II, Lawrence Kuhnert, and David Bensol entered into substantially similar Employment Agreements on May 7, 2004, as Chief Executive Officer, President, Treasurer and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer was to be paid $150,000 per annum in salary and was eligible to receive a discretionary annual bonus determined by the Board of Directors. If either Elliott, Kuhnert, or Bensol’s Employment Agreement is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined) then such executive shall receive twice his base salary. Upon a change in control, other than this transaction, if the executive is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation for the past year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment. Mr. Bensol resigned as a director, officer and employee effective December 23, 2004. Messrs. Elliott and Kuhnert received increases to their annual base compensation to $195,000 in May 2005.
Pursuant to Eric S. Yonenson’s Employment Agreement, Mr. Yonenson received options to purchase 250,000 shares of which 50,000 vested upon grant, and the balance vests ratably on a monthly basis as of the last day of the month for each of the first 36 months following the date of grant as long as Mr. Yonenson remains an employee of the Company. Mr. Yonenson commenced his employment with the Company on March 10, 2003, at an annual salary of $115,000 per year. Mr. Yonenson was the Company’s Principal Accounting and Financial Officer through July 28, 2004. Beginning on July 29, 2004, the Vice Chairman of Finance, Lawrence R. Kuhnert, became the Company’s Principal Accounting and Financial Officer. Mr. Yonenson’s employment with the Company ended on September 21, 2004. In connection with Mr. Yonenson’s separation from the Company, Mr. Yonenson was granted the option to purchase a total of 125,000 shares of Common Stock at a purchase price of $0.17 per share, and exercised the option to purchase all such shares. These shares carry registration rights.
On September 26, 2002, in connection with his joining the Board of Directors, Mitchell J. Cooper was granted a five-year non-qualified stock option to purchase 50,000 shares of Common Stock exercisable at $1.50 per share vested immediately. Mr. Cooper resigned as a director on September 24, 2004.
Director John T. Thornton is compensated by the award of non-qualified options to purchase the Company’s Common Stock having an aggregate value of $28,000 annually, consisting of $25,000 as an annual retainer and $3,000 as annual compensation for service as Audit Committee Chairman. The number of stock options to be awarded annually will be determined utilizing acceptable modeling techniques mutually agreed upon and will be computed annually based on the then-fair market value. Stock options will be exercisable at the closing price of the Company’s common stock on the award date and shall cover the subsequent period from July 1 to June 30 of each calendar year. The options will be exercisable for seven years. If Mr. Thornton is removed as a Director and/or the Audit Committee Chairman for cause, or if he resigns either or both positions voluntarily, the pro rata portion of the applicable options granted as compensation for such position(s) shall expire immediately upon termination for the uncompleted portion of the annual term. His ability to exercise the options is unaffected if removed without cause. In addition, Mr. Thornton will receive $1,000 payable in the Company’s Common Stock for each Board of Directors meeting attended, and $500 payable in the Company’s Common Stock for each Audit Committee meeting attended. Mr. Thornton shall additionally be reimbursed for all reasonable expenses incurred in connection with his positions as director and Audit Committee Chairman.
On December 7, 2005, the Company appointed James E. Haifley as its Executive Vice President. Mr. Haifley’s duties include oversight for the Company’s staffing and durable medical equipment divisions. Mr. Haifley’s employment agreement provides for an annual base salary of $140,000, subject to discretionary increase by the Company’s Board of Directors. Employment is terminable at will. Should the Company end his employment other than for specified cause, Mr. Haifley is entitled to severance compensation equal to his base salary then in effect. In the event of a termination of employment in connection with a change of control in defined circumstances, the Company will pay Mr. Haifley two and one-half times his annual base salary then in effect. The employment agreement provides a covenant-not-to compete and an award of 150,000 restricted shares of the Company’s common stock to vest at the rate of 9,375 shares upon execution and per quarter thereafter. On February 16, 2005, Mr. Haifley, who joined the Company in 2004 as Director of Business Development, was awarded non-qualified options to purchase 100,000 shares of the Company’s common stock at $1.45 per share, with exercise contingent on vesting and execution of a non-compete agreement. The options vested on

March 31, 2005 and are exercisable through March 31, 2010 or ninety (90) days following termination of employment on any basis, whichever event occurs first.
Cathy Sparling, the Chief Operating Officer of Arcadia Services, Inc., renewed her employment agreement with Arcadia Services, Inc. effective April 1, 2003. Ms. Sparling’s employment agreement is effective for a period of 36 months, and provides for a minimum annual base salary of $137,917. The employment agreement also entitles Ms. Sparling to bonus compensation based on the income generated by Arcadia Services, Inc. as set forth in the agreement. The employment agreement provides that either Ms. Sparling or Arcadia Services, Inc. may terminate the agreement upon thirty days prior written notice of termination for no cause, and five days prior written notice for cause. If Ms. Sparling is terminated without cause, she is entitled to one-year of severance pay in the form of continuation of base salary and benefits. The employment agreement also provides that Ms. Sparling is entitled to additional compensation upon a change in control of Arcadia Services, Inc. On May 25, 2004, the Company entered into an agreement with Cathy Sparling by which she purchased 200,000 shares of our Common Stock at $0.25 per share. The agreement provides certain registration rights for the shares of Common Stock she purchased.
Effective February 16, 2005, the Company awarded Mr. Haifley and Ms. Sparling, as an incentive and not in lieu of the payment of salary or other compensation and without the payment of consideration, non-statutory options to each purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $1.45, contingent on a method of vesting to be determined by the Company, continued employment through the occurrence of vesting, and agreement to a non-compete agreement specified by the Company as condition precedent to exercise of the options. The options vested on May 31, 2005 and are fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first.
On January 6, 2005, the Company and Rebecca R. Irish executed an employment agreement under which Ms. Irish was appointed as the Company’s Chief Financial Officer. Under her employment agreement, Ms. Irish will be compensated by an annual base salary of $125,000, subject to discretionary increase by the Company’s Board of Directors. In its discretion, the Board of Directors may additionally provide Ms. Irish with annual cash bonus compensation. Ms. Irish’s employment is terminable at will. Should the Company end her employment other than for specified cause, Ms. Irish is entitled to severance compensation equal to one-half of her base salary then in effect. The employment agreement provides a post separation covenant-not-to compete. The Company and Ms. Irish also agreed that Ms. Irish shall be granted options to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.15. The options vested on May 31, 2005 and are fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first. Additionally, to the extent she is employed by the Company as of January 10, 2005, and January 1 of 2006, 2007 and 2008, Ms. Irish shall be granted 18,750 restricted shares of the Company’s common stock as of each such date. 37,500 total shares related to 2005 and 2006 have been issued. Ms. Irish’s annual base compensation was increased to $145,000 in May 2005. Ms. Irish was granted a bonus in February 2006 of 25,000 shares of the Company’s common stock, valued at $72,000.
On December 22, 2004, Arcadia Resources, Inc. agreed to purchase all of the outstanding shares of common stock of Beacon Respiratory Services, Inc., Beacon Respiratory Services of Alabama, Inc., Beacon Respiratory Services of Colorado, Inc., and Beacon Respiratory Services of Georgia, Inc. (collectively “Beacon”). The purchase was effective on January 1, 2005. The purchase price was $1,500,000, including the payment of certain liabilities. The purchase price is subject to increase by up to an additional $400,000 based on expected pricing changes for certain of the Company’s products and services for calendar year 2005, with any additional amounts owed being payable to the sellers by January 1, 2006. In 2005, the Company paid $983,428 in cash to Beacon’s shareholders, less $150,000 to be held by the Company to offset valid indemnification and other claims of the Company. The Company’s counsel will hold 16.33% of the Beacon shares purchased until the $150,000 (including accrued interest less any amounts disputed) is paid to sellers by January 1, 2006. On January 15, 2005, one of Beacon’s selling shareholders, Rebecca R. Irish, was issued a promissory note for $150,000, with a one-year term at 8% annual interest secured by 33% of the shares of Beacon. Principal and interest are to be paid quarterly. Ms. Irish received the first quarterly payment of $37,500 plus interest and on September 30, 2005 converted the balance owed to 48,865 shares of the Company’s common stock valued at $119,232.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
The following table sets forth certain information regarding the beneficial ownership of the shares of our Common Stock and preferred stock as of March 31, 2006 by:

•	each person we know to beneficially own more than 5% of our voting stock,

•	each director and nominee for director,

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and

•	all of our directors, nominees for directors and executive officers as a group.

As of May 2, 2006, there were 98,738,874 shares of our Common Stock outstanding, net of shares held in treasury. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our Common Stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the Common Stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the Common Stock.

	Name and Address of	Amount and Nature of		Percent
Title of Class	Beneficial Owner	Beneficial Owner		of Class
Common Stock	John E. Elliott, II	13,380,000	(1)	12.80%
	26777 Central Park Blvd., Suite 200
	Southfield, MI 48076

Common Stock	Lawrence Kuhnert	8,920,000	(2)	8.53%
	26777 Central Park Blvd., Suite 200
	Southfield, MI 48076

Common Stock	John T. Thornton	84,278	(3)	*
	26777 Central Park Blvd., Suite 200
	Southfield, MI 48076

Common Stock	Rebecca R. Irish	261,365	(4)	*
	26777 Central Park Blvd., Suite 200
	Southfield, MI 48076

Common Stock	Cathy Sparling	300,000	(5)	*
	26777 Central Park Blvd., Suite 200
	Southfield, MI 48076

Common Stock	James E. Haifley	271,200	(5.1)	*
	26777 Central Park Blvd., Suite 200
	Southfield, MI 48076

Common Stock	JANA Master Fund, Ltd.	16,807,396	(6)	16.08%
	200 Park Ave., Ste. 3900
	New York, NY 10166

	Name and Address of	Amount and Nature of		Percent
Title of Class	Beneficial Owner	Beneficial Owner		of Class
Common Stock	SDS Capital Group SPC, Ltd.	8,482,967	(7)	8.12%
	53 Forest Ave., Suite 203
	Old Greenwich, CT 06870

Common Stock	Steven Derby	8,482,967	(8)	8.12%
	53 Forest Ave., Suite 202
	Old Greenwich, CT 06870

Common Stock	North Sound Capital, LLC	6,886,985	(9)	6.59%
	53 Forest Ave., Ste. 202
	Old Greenwich, CT 06870

Common Stock	Thomas McAuley	6,886,985	(10)	6.59%
	53 Forest Ave., Ste. 202
	Old Greenwich, CT 06870

*	Represents less than 1% of the outstanding stock.

(1)	Includes 600,000 shares of common stock issuable upon exercise of Class A Warrants and 4.8 million shares of Common Stock held in escrow, but excludes shares in which Mr. Elliott has voting control with respect to the election of the Company’s Board of Directors pursuant to the terms of a Voting Agreement described below. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by Mr. Elliott during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to Mr. Elliott. The Company believes that Voting Agreement will remain in effect for the foreseeable future.

(2)	Includes 400,000 shares of common stock issuable upon exercise of Class A Warrants and 3.2 million shares of Common Stock held in escrow, but excludes shares in which Mr. Kuhnert has voting control with respect to the election of the Company’s Board of Directors pursuant to the terms of a Voting Agreement described below. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by Mr. Kuhnert during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to Mr. Kuhnert. The Company believes that Voting Agreement will remain in effect for the foreseeable future.

(3)	Includes 10,936 shares of the Company’s common stock and non-qualified options to purchase 49,040 shares of the Company’s common stock at $1.08 per share and non-qualified options to purchase 24,303 shares of common stock at $2.20 per the terms of Mr. Thornton’s Director Compensation Agreement for attendance at Board and Audit Committee meetings through February 28, 2006 and for his annual retainer as director and Audit Committee Chair through June 30, 2006.

(4)	Includes non-qualified options to purchase 150,000 shares of common stock at $1.15 per share, per Ms. Irish’s terms of employment with the Company.

(5)	Includes 200,000 shares of common stock and non-statutory options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.45, vested on March 31, 2005. Execution of a non-compete agreement specified by the Company as condition precedent to exercise of the options must be met. The options shall be fully exercisable through (a) March 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first.

(5.1)	Includes 100,000 shares of Common Stock issuable upon the exercise of non-qualified options to purchase Common Stock at $1.45 per share, 150,000 shares issuable per a restricted stock award, and 21,200 shares issuable on the exercise of options held indirectly and as to which the inclusion of such shares is not deemed to be an admission of beneficial ownership per Exchange Act Rule 13d-4 except to the extent of pecuniary interest, voting authority and dispositive power.

(6)	Includes 1,200,000 shares of Common Stock issuable upon the exercise of Class A Warrants, and 72,000 shares of Common Stock issuable upon exercise of Late Registration Warrants, but ignores the impact of Messrs. Elliott and Kuhnert having voting control of shares of the Common Stock owned by Jana Master Fund Ltd., with respect to the election of the Company’s Board of Directors pursuant to the terms of a Voting Agreement described below. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by Jana during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to Jana. The Company believes that Voting Agreement will remain in effect for the foreseeable future. Jana Master Fund, LTD is an account established by Jana Partners, LLC, which has sole voting and investment control over the shares, subject to the Voting Agreement described below. The principals of Jana Partners, LLC are Barry Rosenstein and Gary Claar. Jana is also the beneficial owner of warrants (i) for 250,000 shares of Common Stock and (ii) for 50,000 shares of Common Stock, (iii) B-1 Warrants to purchase 4,444,444 shares of Common Stock and (iv) B-2 warrants to purchase 1,555,555 shares of Common Stock, the terms of which are subject to limitations such that the warrants may not be exercised if doing so would result in Jana having aggregate beneficial ownership of more than 4.99% of the total issued and outstanding shares of Common Stock. These warrants were not taken into account in calculation of the beneficial ownership of Jana.

(7)	Includes 566,071 shares of Common Stock issuable upon the exercise of Class A Warrants, and 33,964 shares of Common Stock issuable upon exercise of Late Registration Warrants, but, ignores the impact of Messrs. Elliott and Kuhnert having voting control of shares of the Common Stock owned by SDS Capital Group SPC, Ltd., with respect to the election of the Company’s Board of Directors pursuant to the terms of a Voting Agreement described below. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by to SDS Capital Group SPC, Ltd. during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to SDS Capital Group SPC, Ltd. The Company believes that Voting Agreement will remain in effect for the foreseeable future.

(8)	Steven Derby shares dispositive power of 8,482,967 shares of Common Stock of the Company in his capacity as managing member of SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd. The calculation of beneficial ownership for Mr. Derby ignores the impact of Messrs. Elliott and Kuhnert having voting control of the shares of common stock owned by SDS Capital Group SPC, Ltd. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by to SDS Capital Group SPC, Ltd. during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to SDS Capital Group SPC, Ltd. The Company believes that Voting Agreement will remain in effect for the foreseeable future.

(9)	Includes 178,449 shares of common stock owned by North Sound Legacy Fund LLC, 2,505,668 shares of common stock owned by North Sound Legacy Institutional Fund LLC and 4,202,868 shares of common stock owned by North Sound Legacy International Fund Ltd.; all of which are managed by North Sound Capital LLC. Ignores the impact of Messrs. Elliott and Kuhnert having voting control of the shares of Common Stock owned by North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd., with respect to the election of the Company’s Board of Directors pursuant to the terms of a Voting Agreement described below. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by North Sound during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to North Sound. The Company believes that Voting Agreement will remain in effect for the foreseeable future.

(10)	The ultimate managing member of North Sound Capital LLC is Thomas McAuley. Mr. McAuley may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd. (the “Funds”), whose holdings are described in footnote 9 above. As the managing member of the Funds, Mr. McAuley has voting and investment control with respect to the shares of common stock held by the Funds. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by North Sound during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to North Sound. The Company believes that Voting Agreement will remain in effect for the foreseeable future.
On May 7, 2004, Messrs. Elliott and Kuhnert, David Bensol, Bradley Smith, Bay Star Capital II, L.P., DMG Legacy Fund LLC, DMG Legacy Institutional Fund LLC, DMG Legacy International Fund, Ltd., JANA Master Fund, Ltd., North Sound Legacy Fund, LLC, North Sound Legacy Institutional Fund, LLC, North Sound Legacy International Ltd., SDS Capital Group SPC, Ltd., SDS Merchant Fund and Web Financial Corp. entered into a voting agreement (the “Voting Agreement”). The Voting Agreement gives Messrs. Elliott and Kuhnert the right to control the vote of a sufficient number of shares of the Company’s Common Stock, in addition to their own shares, to elect a majority of the Company’s Board of Directors. The Voting Agreement will stay in effect until the earlier of (a) the date on which the combined Common Stock ownership of the Company held by Messrs. Elliott and Kuhnert is reduced to less than

10%, (b) the date on which neither Messrs. Elliott nor Kuhnert are executive officers of the Company, or (c) the expiration of the maximum period permitted by law. The Company believes that Voting Agreement will remain in effect for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
John Elliott, II, Lawrence Kuhnert, and David Bensol entered into substantially similar Employment Agreements on May 7, 2004, as Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Mr. Bensol resigned as a director, officer and employee effective December 23, 2004. Messrs. Elliott and Kuhnert are each currently paid $195,000 per annum in salary and are eligible to receive a discretionary annual bonus determined by the Board of Directors. If either Messrs. Elliott’s or Kuhnert’s Employment Agreements are terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined) then such executive shall receive twice his base salary. Upon a change in control, other than this transaction, if the executive is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation for the past year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.
Effective June 15, 2004, John T. Thornton was appointed to the Board of Directors of Critical Home Care, Inc. Mr. Thornton also serves as Chairman of the Company’s Audit Committee. The other Audit Committee member is Larry Kuhnert, President and Chief Operating Officer and a director. One position on the Audit Committee is vacant.
Mr. Thornton is compensated by the award of non-qualified options to purchase the Company’s common stock having an aggregate value of $28,000 annually, consisting of $25,000 as an annual retainer and $3,000 as annual compensation for service as Audit Committee Chairman. The number of stock options to be awarded annually will be determined utilizing acceptable modeling techniques mutually agreed upon and will be computed annually based on then-fair market value. Stock options will be exercisable at the closing price of the Company’s common stock on the exercise date and shall cover the subsequent period from July 1 to June 30 of each calendar year. The options will be exercisable for seven years. If Mr. Thornton is removed as a Director and/or the Audit Committee Chairman for cause, or if he resigns either or both positions voluntarily, the pro rata portion of the applicable options granted as compensation for such position(s) shall expire immediately upon termination for the uncompleted portion of the annual term. His ability to exercise the options is unaffected if removed without cause. In addition, Mr. Thornton will receive $1,000 payable in the Company’s Common Stock for each Board of Directors meeting attended, and $500 payable in the Company’s Common Stock for each Audit Committee meeting attended. Mr. Thornton shall additionally be reimbursed for all reasonable expenses incurred in connection with his positions as director and Audit Committee Chairman.
On December 7, 2005, the Company appointed James E. Haifley as its Executive Vice President. Mr. Haifley’s duties include oversight for the Company’s staffing and durable medical equipment divisions. Mr. Haifley’s employment agreement provides for an annual base salary of $140,000, subject to discretionary increase by the Company’s Board of Directors. Employment is terminable at will. Should the Company end his employment other than for specified cause, Mr. Haifley is entitled to severance compensation equal to his base salary then in effect. In the event of a termination of employment in connection with a change of control in defined circumstances, the Company will pay Mr. Haifley two and one-half times his annual base salary then in effect. The employment agreement provides a covenant-not-to compete and an award of 150,000 restricted shares of the Company’s common stock to vest at the rate of 9,375 shares upon execution and per quarter thereafter.
Cathy Sparling, the Chief Operating Officer of Arcadia Services, Inc., renewed her employment agreement with Arcadia Services, Inc. effective April 1, 2003. Ms. Sparling’s employment agreement is effective for a period of 36 months, and provides for a minimum annual base salary of $137,917. The employment agreement also entitles Ms. Sparling to bonus compensation based on the income generated by Arcadia Services, Inc. as set forth in the agreement. The employment agreement provides that either Ms. Sparling or Arcadia Services, Inc. may terminate the agreement upon thirty days prior written notice of termination for no cause, and five days prior written notice for cause. If Ms. Sparling is terminated without cause, she is entitled to one-year of severance pay in the form of continuation of base salary and benefits. The employment agreement also provides that Ms. Sparling is entitled to additional compensation upon a change in control of Arcadia Services, Inc. On May 25, 2004, the Company entered into an agreement with Cathy Sparling by which she purchased 200,000 shares of our Common Stock at $0.25 per share. The agreement provides certain registration rights for the shares of Common Stock she purchased.
Effective February 16, 2005, the Company awarded Mr. Haifley and Ms. Sparling, as an incentive and not in lieu of the payment of salary or other compensation and without the payment of consideration, non-statutory options to each purchase an aggregate of

100,000 shares of the Company’s common stock at an exercise price of $1.45, contingent on a method of vesting to be determined by the Company, continued employment through the occurrence of vesting, and agreement to a non-compete agreement specified by the Company as condition precedent to exercise of the options. The options vested on March 31, 2005 and are fully exercisable through (a) March 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first.
On January 6, 2005, the Company and Rebecca R. Irish executed an employment agreement under which Ms. Irish was appointed as the Company’s Chief Financial Officer. Under her employment agreement, Ms. Irish is to be paid an annual base salary of $125,000, subject to discretionary increase by the Company’s Board of Directors. In its discretion, the Board of Directors may additionally provide Ms. Irish with annual bonus compensation. Ms. Irish’s employment is terminable at will. Should the Company end her employment other than for specified cause, Ms. Irish is entitled to severance compensation equal to one-half of her base salary then in effect. The employment agreement provides a post separation covenant-not-to compete. The Company and Ms. Irish also agreed that Ms. Irish shall be granted options to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.15. The options vested on May 31, 2005 and are fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first. Additionally, to the extent she is employed by the Company as of January 10, 2005, and January 1 of 2006, 2007 and 2008, Ms. Irish shall be granted 18,750 restricted shares of the Company’s common stock as of each such date. Shares totaling 37,500 related to 2005 and 2006 have been issued. Ms. Irish’s annual base compensation was increased to $145,000 in May 2005. Ms. Irish was granted a bonus in February 2006 of 25,000 shares of the Company’s common stock, valued at $72,000.

SELLING SECURITY HOLDERS
The tables set forth below identify the selling security holders holding shares of our Common Stock, Class A Warrants, and Class B-1 and B-2 Warrants.
Table of Selling Security Holders Holding Shares of Common Stock
The following table lists the selling security holders holding shares of our common stock:

				Number of Shares Owned by Selling
				Stockholder After the Offering,
Name of Selling Stockholder,	Number of Shares			Assuming the sale of all Shares of the
Position, Office or Material	Owned by Selling		Shares of Common	Common Stock Offered
Relationship	Stockholder		Stock to be Offered	Number	Percent
Elliott, II, John E., Chairman, CEO, Director	17,380,000	(1)	17,380,000	0	0
Kuhnert, Lawrence R., President, COO, Director	12,920,000	(2)	12,920,000	0	0
Bensol, David	3,770,881	(3)	663,600	3,770,881	3.52%
Ackley Property Management, Inc.	21,200	(4)	21,200	0	0
Bay Star Capital II, L.P.	1,444,019	(5)	1,444,019	0	0
Berchelmann, Judy Clark	200,600	(6)	200,600	0	0
Briceland, Robert J.	221,200	(7)	221,200	0	0
Bindseil, Edwin R.	884,800	(8)	884,800	0	0
Edwin R. Bindseil IRA	221,200	(9)	221,200	0	0
Marcus, Fredric	84,800	(10)	84,800	0	0
Hill, Sharon L.	16,960	(11)	16,960	0	0
JANA Master Fund, Ltd.	22,807,395	(12)	22,807,395	0	0
Kuhnert, Daniel P.	112,720	(13)	112,720	0	0
North Sound Legacy Fund, LLC	178,449	(14)	178,449	0	0
North Sound Legacy Institutional Fund, LLC	2,505,668	(15)	2,505,668	0	0
North Sound Legacy International Fund, Ltd.	4,202,868	(16)	4,202,868	0	0
Koreen, Roger and Amy	10,600	(17)	10,600	0	0
Cooper, Sandi R. and Ira G.	35,600	(18)	35,600	0	0
SDS Capital Group SPC, Ltd.	8,482,967	(19)	8,482,967	0	0
Stanley Scholson Family Partnership	79,900	(20)	79,900	0	0
Garchick, Stephen J., Trustee	563,600	(21)	563,600	0	0
Garchick, Stephen J.	222,222		222,222	0	0
Turk, Dale J.	221,200	(22)	221,200	0	0
Romei, Vincent A.	113,600	(23)	113,600	0	0
Warren H. Muller Trust	42,400	(24)	42,400	0	0
Web Financial Corp.	3,624,000	(25)	3,624,000	0	0
Sparling, Cathy, Chief Operating Officer of Acradia Services, Inc.	300,000	(26)	300,000	0	0
Lakshumanan, Sundaram	308,000	(27)	308,000	0	0
Gay, Barbara	300,000	(28)	300,000	0	0
Pheeney, Phyllis	343,700	(29)	343,700	0	0
Lerner, David	1,115,277	(30)	1,115,277	0	0
Katz, Alan A.	28,840	(31)	28,840	0	0
Silverstein, Leslie T.	1,485	(32)	1,485	0	0
Ninan Kiriyan	15,105	(33)	15,105	0	0
Sandgrain Securities, Inc.	116,124	(34)	116,124	0	0
Cleveland Overseas, Ltd.	300,000	(35)	300,000	0	0
Bodie, Jonathon	62,000		62,000	0	0
Hathcock, Roy	100,000		100,000	0	0
Benzine, Dale	160,422		160,422	0	0
Norman, Chris	206,810		206,810	0	0
Leonard, Marc	175,056		175,056	0	0
Iroquois, LP	333,333		333,333	0	0
Abraham Sabbagh Revocable Trust	15,300		15,300	0	0
Cosand, Jane E.	200		200	0	0
Bisbee, Charlotte	1,000		1,000	0	0
Hess, Marjorie, J.	1,600		1,600	0	0
Heritage TLG, Inc.	1,000		1,000	0	0
Royal Professional Services, Inc.	250		250	0	0
Cheek, Mary B.	100		100	0	0
Wood, Margaret Braren	1,000		1,000	0	0
Baxter, Tammy	100		100	0	0
Woodridge Holdings, LTD	200		200	0	0

				Number of Shares Owned by Selling
				Stockholder After the Offering,
Name of Selling Stockholder,	Number of Shares			Assuming the sale of all Shares of the
Position, Office or Material	Owned by Selling		Shares of Common	Common Stock Offered
Relationship	Stockholder		Stock to be Offered	Number	Percent
Araiza, Timothy, J.	350		350	0	0
Cepure, Jan	200		200	0	0
Cava, Javier Galito	1,000		1,000	0	0
Piedmont Triad Staffing, Inc.	400		400	0	0
Malkin, Roger	300		300	0	0
Bigham, Shanton	50		50	0	0
Bigham, Teressa	50		50	0	0
Health Care Partners, Inc.	3,500		3,500	0	0
Irish, Rebecca, Chief Financial Officer, Secretary and Treasurer	298,865	(36)	298,865	0	0
Thornton, John, Director	84,278	(37)	84,278	0	0
Nathan Company, L.L.C.	250,000		250,000	0	0
C & A Healthcare Services, Inc.	20,000		20,000	0	0
Steven Richards and Associates	135,000		135,000	0	0
Vetter, Larry	62,500		62,500	0	0
Hines, Charles	5,000		5,000	0	0
Hagan, Kevin	5,000		5,000	0	0
Haifley, James, Executive Vice President	250,000	(38)	250,000	0	0
Horack, Todd	130,000	(39)	100,000	0	0
Mounce, Sherri	130,000	(40)	100,000	0	0
Slayton, Patricia	476,190		476,190	0	0
Unger, Thomas	476,190		476,190	0	0
Silverman, Gilbert	105,821		105,821	0	0
Mannino, Joanne	266		266	0	0
Nagel, Donna	200		200	0	0
Wagenberg, Jill	2,000		2,000	0	0
Burchi, Matthew	2,200		2,200	0	0
Bulgarelli, Kathleen	1,000		1,000	0	0
Infinity Group, LLC	42,000		42,000	0	0
Fitzgerald, Mark	3,923,232	(41)	3,923,232	0	0
Royal Bank of Canada, by its agent RBC Capital Markets Corporation	13,506,476	(42)	13,506,476	0	0
DiSalvo, Ken	50		50	0	0
Gerlach & Co.	1,111,111		1,111,111	0	0
SICAV, Placeuro, Company	1,111,111		1,111,111	0	0
Lowcountry Home Medical Equipment Company	191,571		191,571	0	0
Hensley, Chad	25,000	(43)	25,000	0	0
Zeller, Chrystal	20,000	(52)	20,000	0	0
Chumsky, Lisa	25,000	(44)	25,000
Grassel, Peter	180,000	(45)	180,000	0	0
Hunter, Patricia	29,351	(46)	29,351	0	0
Schieber, Shari	25,000	(47)	25,000	0	0
Remedy Therapeutics, LLC	192,901		192,901	0	0
Hymowitz, Jerry	16,711	(48)	16,711	0	0
White, Tom	50,000	(49)	50,000	0	0
Silva, Joseph	40,000	(53)	40,000	0	0
Frank, Brian	99,677	(50)	99,677	0	0
Place, Jeffrey S.	132,000	(51)	132,000	0	0
Health Care Partners, Inc.	15,000		15,000	0	0
Chinchar, Nancy F.	180,000	(54)	180,000
Larkey, Dean	496	(55)	496
Duke, Terry	54,034		54,034
TOTAL			104,499,551

(1)	Includes 600,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 4.8 million shares of Common Stock held in escrow. Includes 4,000,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(2)	Includes 400,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 3.2 million shares of Common Stock held in escrow. Includes 4,000,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(3)	Includes 60,000 shares of Common Stock issuable upon the exercise of Class A Warrants, 3,600 shares of Common Stock issuable upon exercise of Late Registration Warrants, and 1.6 million shares of Common Stock held in escrow. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(4)	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 1,200 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(5)	Includes 1,068,764 shares of Common Stock issuable upon the exercise of Warrants, 33,929 shares of Common Stock issuable upon the exercise of Class A Warrants, and 2,036 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(6)	Includes 10,000 shares of Common Stock issuable upon the exercise of Class A Warrants, 600 shares of Common Stock issuable upon exercise of Late Registration Warrants, 100,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock and 36,000 shares issuable per restricted stock award.

(7)	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 1,200 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(8)	Includes 80,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 4,800 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(9)	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 1,200 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(10)	Includes 80,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 4,800 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(11)	Includes 16,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 960 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(12)	Includes 1,200,000 shares of Common Stock issuable upon the exercise of Class A Warrants, 72,000 shares of Common Stock issuable upon exercise of Late Registration Warrants, and 300,000 shares issuable on the exercise of other warrants. Also includes 4,444,444 shares of Common stock issuable upon the exercise of Class B-1 Warrants and 1,555,555 shares of Common stock issuable upon the exercise of Class B-2 Warrants. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(13)	Includes 12,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 720 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(14)	Includes 15,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 900 shares of Common Stock issuable upon exercise of Late Registration Warrants. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(15)	Includes 216,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 12,960 shares of Common Stock issuable upon exercise of Late Registration Warrants. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(16)	Includes 369,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 22,140 shares of Common Stock issuable upon exercise of Late Registration Warrants. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(17)	Includes 600 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(18)	Includes 600 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(19)	Includes 566,071 shares of Common Stock issuable upon the exercise of Class A Warrants and 33,964 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(20)	Includes 40,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 2,400 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(21)	Includes 60,000 shares of Common Stock issuable upon the exercise of Class A Warrants, 3,600 shares of Common Stock issuable upon exercise of Late Registration Warrants, and 500,000 shares of Common Stock issuable upon exercise of options to purchase Common Stock.

(22)	Includes 20,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 1,200 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(23)	Includes 110,000 shares of Common Stock issuable upon the exercise of Class A Warrants and 3,600 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(24)	Includes 2,400 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(25)	Includes 223,680 shares of Common Stock issuable upon the exercise of Class A Warrants 24,000 shares of Common Stock issuable upon exercise of Late Registration Warrants. All shares of Common Stock and all other voting securities, if any, owned as of May 7, 2004, or subsequently acquired by the Selling Stockholder during the term of the Voting Agreement, are subject to the Voting Agreement. The Voting Agreement, during its term, is binding upon any purchaser of Common Stock and other voting securities owned by or issuable to the Selling Stockholder. The Company believes that the Voting Agreement will remain in effect for the foreseeable future.

(26)	Includes 100,000 shares of Common stock issuable upon the exercise of options to purchase Common Stock.

(27)	Includes 100,000 shares of Common stock issuable upon the exercise of options to purchase Common Stock.

(28)	Includes 100,000 shares of Common stock issuable upon the exercise of options to purchase Common Stock.

(29)	Includes 100,000 shares of Common stock issuable upon the exercise of options to purchase Common Stock.

(30)	Includes 332,388 shares of Common Stock issuable upon the exercise of Class A Warrants and 75,143 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(31)	Includes 11,880 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(32)	Includes 1,485 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(33)	[Intentionally omitted]

(34)	Includes 65,634 shares of Common Stock issuable upon the exercise of Class A Warrants and 30,490 shares of Common Stock issuable upon exercise of Late Registration Warrants.

(35)	Includes 100,000 shares of Common Stock issuable upon the exercise of Class A Warrants. Under the terms of a Settlement Agreement with Cleveland Overseas Ltd (“COL”) dated June 16, 2004, David Bensol, Robert Rubin, and Harbor View Fund, Inc., principal shareholders of the Company, each agreed to transfer to COL 200,000 shares of Common Stock (collectively the “Settlement Shares”), and COL agreed to accept such shares in full satisfaction of a certain $150,000 Promissory Note payable to COL. As of December 10, 2004, 200,000 of the Settlement Shares remain to be transferred to COL, to the Company’s knowledge. Subsequent to the transfer of the 400,000 Settlement Shares, COL has sold 150,000 shares pursuant to Rule 144.

(36)	Includes 150,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock. Includes 37,500 shares of restricted Common Stock issuable per a compensation agreement.

(37)	Includes 73,343 shares of Common Stock issuable upon the exercise of options to purchase Common Stock.

(38)	Includes 100,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock. Includes 150,000 shares issuable per restricted stock award.

(39)	Includes 100,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock. Includes 30,000 shares issuable per restricted stock award.

(40)	Includes 100,000 shares of Common Stock issuable upon the exercise of options to purchase Common Stock. Includes 30,000 shares issuable per restricted stock award.

(41)	Includes 444,444 shares of Common stock issuable upon the exercise of Class B-1 Warrants and 44,444 shares of Common stock issuable upon the exercise of Class B-2 Warrants.

(42)	Includes 8,888,889 shares of Common stock issuable upon the exercise of Class B-1 Warrants and 3,111,111 shares of Common stock issuable upon the exercise of Class B-2 Warrants.

(43)	Includes 25,000 shares of Common Stock issuable per restricted stock award.

(44)	Includes 25,000 shares of Common Stock issuable upon the exercise of Class A Warrants.

(45)	Includes 180,000 shares of Common Stock issuable upon the exercise of Class A Warrants.

(46)	Includes 29,351 shares of Common Stock issuable upon the exercise of Class A Warrants.

(47)	Includes 25,000 shares of Common Stock issuable upon the exercise of Class A Warrants.

(48)	Includes 16,711 shares of Common Stock issuable upon the exercise of Class A Warrants.

(49)	Includes 50,000 shares issuable per restricted stock award.

(50)	Includes 1,114 shares of Common Stock issuable upon the exercise of Class A Warrants.

(51)	Includes 44,000 shares of Common Stock issuable per restricted stock award.

(52)	Includes 20,000 shares of Common Stock issuable per restricted stock award.

(53)	Includes 40,000 shares of Common Stock issuable per restricted stock award.

(54)	Includes 180,000 shares of Common Stock issuable upon the exercise of Class A Warrants.

(55)	Includes 496 shares of Common Stock issuable upon the exercise of Late Registration Warrants.

The preceding table lists certain information, to our knowledge, with respect to the selling security holders as of May 1, 2005 follows: (i) each selling security holder’s name, (ii) the number of outstanding shares of Common Stock beneficially owned by the selling security holders prior to this offering (including all of the shares issuable upon exercise of Class A Warrants held by such shareholder and Common Stock purchase options, if any); (iii) the number of shares of Common Stock to be beneficially owned by each selling stockholder after the completion of this offering, assuming the sale of all of the shares of the Common Stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of Common Stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the conversion and sale of all of the shares of the Common Stock offered by each selling stockholder. Except as noted, none of the selling security holders have had any position, office, or other material relationship with the Company or any of the Company’s Predecessors or affiliates within the past three years.
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership through the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of May 1, 2005. Notwithstanding the foregoing, the table listed below does not identify a selling security holder as the beneficial owner of shares held by another selling security holder listed in the table. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law and except to the extent that such voting power held by the selling security holders is subject to the terms of the Voting Agreement. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.
We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.
Table of Selling Security Holders Holding Warrants
The following table lists the selling security holders holding our Class A Warrants:

			Number of Warrants Owned by
	Number of Class A		Selling Stockholder After the
	Warrants Owned by		Offering, Assuming the Sale of
	Selling Stockholder	Class A Warrants	all Class A Warrants Offered
Name of Selling Stockholder	Before the Offering	to be Offered	Number	Percent

Ackley Property Management, Inc.	21,200	21,200	0	0
Bay Star Capital II, L.P.	1,104,729	1,104,729	0	0
Bensol, David	63,600	63,600	0	0
Berchelmann, Judy Clark	10,600	10,600	0	0
Briceland, Robert J	21,200	21,200	0	0
Bindseil, Edwin R	84,800	84,800	0	0
Edwin R. Bindseil IRA	21,200	21,200	0	0
Marcus, Fredric	84,800	84,800	0	0
Hill, Sharon L	16,960	16,960	0	0
JANA Master Fund, Ltd.	1,572,000	1,572,000	0	0
Kuhnert, Daniel P	12,720	12,720	0	0
North Sound Legacy Fund, LLC	15,900	15,900	0	0
North Sound Legacy Institutional Fund, LLC	228,960	228,960	0	0
North Sound Legacy International Ltd.	391,140	391,140	0	0
Koreen, Roger and Amy	600	600	0	0
Cooper, Sandi R. and Ira G	600	600	0	0
SDS Capital Group SPC, Ltd.	600,035	600,035	0	0
Stanley Scholson Family Partnership	42,400	42,400	0	0
Garchick, Stephen J, Trustee	63,600	63,600	0	0
Turk, Dale J	21,200	21,200	0	0
Romei, Vincent A	113,600	113,600	0	0
Warren H. Muller Trust	2,400	2,400	0	0
Web Financial Corp.	247,680	247,680	0	0
Lerner, David	407,531	407,531	0	0
Katz, Alan A	11,880	11,880	0	0
Silverstein, Leslie T	1,485	1,485	0	0
Sandgrain Securities, Inc.	96,124	96,124	0	0
Chumsky, Lisa	25,000	25,000	0	0
Grassel, Peter	180,0000	180,0000	0	0
Hunter, Patricia	29,351	29,351	0	0
Schieber, Shari	25,000	25,000	0	0
Chinchar, Nancy F.	180,000	180,000
Frank, Brian	1,114	1,114
Larkey, Dean	496	496
Elliott, II, John E., Chairman, CEO, Director	600,000	600,000
Kuhnert, Lawrence R., President, COO, Director	400,000	400,000
TOTAL		6,699,905	0	0
The following table lists the selling security holders holding our Class B-1 Warrants:

			Number of Warrants Owned by
	Number of Class B-1		Selling Stockholder After the
	Warrants Owned by		Offering, Assuming the Sale of
	Selling Stockholder	Class B-1 Warrants	all Class A Warrants Offered
Name of Selling Stockholder	Before the Offering	to be Offered	Number	Percent

Mark Fitzgerald	444,444	444,444	0	0
Jana Master Fund, Ltd.	4,444,444	4,444,444	0	0
Royal Bank of Canada, by its agent RBC Capital Markets Corporation	8,888,889	8,888,889	0	0
TOTAL		13,777,777	0	0
The following table lists the selling security holders holding our Class B-2 Warrants:

			Number of Warrants Owned by
	Number of Class B-2		Selling Stockholder After the
	Warrants Owned by		Offering, Assuming the Sale of
	Selling Stockholder	Class B-2 Warrants	all Class A Warrants Offered
Name of Selling Stockholder	Before the Offering	to be Offered	Number	Percent

Mark Fitzgerald	44,444	44,444	0	0
Jana Master Fund, Ltd.	1,555,555	1,555,555	0	0
Royal Bank of Canada, by its agent RBC Capital Markets Corporation	3,111,111	3,111,111	0	0
TOTAL		4,771,110	0	0

The preceding tables list certain information, to our knowledge, with respect to the selling security holders as of March 31, 2006 holding Class A, Class B-1 and Class B-2 Warrants follows: (i) each selling stockholder’s name, (ii) the number of outstanding Warrants beneficially owned by the selling security holders prior to this offering; (iii) the number of Warrants to be beneficially owned by each selling stockholder after the completion of this offering, assuming the sale of all of the Warrants offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding Warrants to be beneficially owned by each selling stockholder after the completion of this offering. Except as noted, none of the selling security holders have had any position, office, or other material relationship with the Company or any of the Company’s Predecessors or affiliates within the past three years. None of our directors and executive officers named in the summary compensation table appearing in this prospectus is the beneficial owner of any of the Warrants being offered under this prospectus.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole investment power with respect to their Class A Warrants, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.
We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.
Selling Security Holders
The preceding tables identify the selling security holders holding shares of our Common Stock and Class A Warrants. We are registering our shares of Common Stock, Class A Warrants, Class B-1 and Class B-2 Warrants in order to permit the selling security holders to offer these shares, Class A Warrants, Class B-1 Warrants and Class B-2 Warrants for resale from time to time. The selling security holders may sell all, some, or none of their shares in this offering. See Plan of Distribution, below. For this reason, the amount or percentage of these shares of Common Stock, Class A Warrants, Class B-1 Warrants and Class B-2 Warrants that will be held by the selling security holders following the offering is unknown, except that for purposes of the tables set forth below, we assume that each selling stockholder will sell all shares of Common Stock, Class A Warrants, Class B-1 Warrants and Class B-2 Warrants offered by each selling stockholder, except as indicated otherwise. As of March 31, 2005, there were 98,580,344 shares of Common Stock outstanding.
Sandgrain Securities, Inc. is the only selling security holder registered with the Commission as a broker dealer.
Determination of Offering Price
The Company’s Common Stock is currently quoted on the OTC Bulletin Board (“OTCBB”). The offering price of $ 2.805 per share is based on the last reported bid and ask prices of our Common Stock on May 2, 2006 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have a limited operating history as a public company, the price of the Common Stock is not based on past earnings, nor is the price of the Common Stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our Common Stock presently is not traded or listed on any market or securities exchange and we have not applied for listing or trading on any public market or securities exchange.
There is no established market for our Warrants (all warrants including but not limited to Classes A, B-1 & B-2). The Company’s Warrants are not quoted on the OTC Bulletin Board, nor are they listed on any exchange. We do not expect the Warrants to be quoted on the OTC Bulletin Board or listed on any exchange. As a result, an investor may find it difficult to trade, dispose of, or to obtain accurate quotations of the price of, our Warrants.

Unregistered Securities Transactions
Each of the following issuances of shares of Common Stock, Class A Warrants, Class B-1 Warrants, Class B-2 Warrants and other warrants and stock options were issued in private placement transactions exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D because the transactions did not involve any public offering. Except as otherwise specifically indicated below, there were no underwriters involved in these transaction and no underwriting discounts or commissions were paid.
In connection with the RKDA Merger, the Company raised $8,245,000 in a Regulation D private placement of 32,980,000 common shares at a price of $0.25 per share, which was closed on May 27, 2004 (the “2004 Private Placement”). The 2004 Private Placement also included 3,298,000 seven year Class A Warrants to purchase 3,298,000 shares of our Common Stock at an exercise price of $0.50 per share. In connection with this offering, the Company agreed to register the shares of Common Stock issued in the 2004 Private Placement and the shares of Common Stock issuable upon exercise the Class A Warrants within ninety (90) days of the of the final closing date of the offering. The Company issued 2,298,000 Class A Warrants to Sandgrain Securities, Inc. (“Sandgrain”) and certain key employees of Sandgrain for Sandgrain’s service as placement agent and advisor to the Company in connection with the 2004 Private Placement. The shares that may be issued under the Class A Warrants issued to Sandgrain are subject to the same registration rights as the other private investors under the 2004 Private Offering.
Also in connection the with the RKDA Merger, the Company issued share to John E. Elliott, II 12,780,000 shares of Company Common Stock and seven-year 600,000 Class A warrants to purchase 600,000 shares of Common Stock exercisable at $0.50 per share and issued to Lawrence R. Kuhnert 8,520,000 shares of Company Common Stock and seven-year 400,000 Class A warrants to purchase 400,000 shares of Common Stock exercisable at $0.50 per share. Also in connection the RKDA Merger, the Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options vest in six tranches, provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options, to the extent vested, may be exercised by Messrs. Elliot and Kuhnert as long as they are employed by the Company and for one year from termination of employment for any reason.
On September 26, 2002, the Company entered into a certain Exchange Agreement under which the Company issued 18,000,000 shares of Common Stock to the former shareholders of Critical Home Care, Incorporated, a Delaware corporation (the “Delaware Corp.”), which is now a wholly-owned subsidiary of the Company, in exchange for all the issue and outstanding shares of the Delaware Corp.
On February 22, 2003, the Company entered into a certain Stock Option Agreement with the Stanley Scholsohn Family Partnership (“Scholsohn Partnership”). The Stock Option Agreement provides the Scholsohn Partnership with options to acquire 37,500 shares of the Company’s Common Stock prior February 21, 2009 at the lesser of $1.00 or amount equal to the conversion price of any new convertible debt issued by the Company within 12 months of the Stock Option Agreement. The shares issuable upon exercise of the options carry certain registration rights.
The Company sold a total of $666,000 of convertible promissory notes (the “Notes”) in a Regulation D private placement that was terminated on February 28, 2003. The Notes were convertible into Common Stock at the rate of one share for every $1.00 of Notes outstanding. At the Company’s discretion, and from November 2002 through February 2003, the Company elected to convert all such Notes into 666,000 shares of Common Stock. An additional 2,168 shares were issued as interest. The shares convertible from the Notes carried certain registration rights.
On January 28, 2004, the Company agreed to issue 210,000 shares of its Common Stock to the Rubin Family Irrevocable Trust, a lender to the Company, in consideration for numerous extensions of the maturity date of its loan. The shares of Common Stock were valued at $0.40 per share. The debt was repaid in full on March 24, 2004, and the shares were issued as of March 31, 2004.
On February 3, 2004, the Company entered into an Amended and Restated Promissory Note in the principal amount of $500,000 with Stephen Garchick, Trustee (“Garchick”) and a related Stock Option Agreement. The stock option agreement provides Garchick with ten-year options to acquire 500,000 shares of the Company’s Common Stock at $0.25 per share, with all such options vested upon grant. The shares issuable upon exercise of the options carry certain registration rights.
On March 11, 2004, the Company issued a Common Stock warrant to Jana Master Fund, LTD (“Jana”) that granted Jana the right to purchase up to 250,000 shares of Common Stock at an exercise price of $0.50 per share. The Common Stock warrant was issued to Jana in connection with a $1,500,000 loan by Jana evidenced by a promissory note dated March 16, 2004 (the “Original Note”). The shares issuable upon exercise of the warrant carry certain registration rights. The Company and Jana agreed to extend the Original

Note under the terms of an Amended and Restated Note dated June 12, 2004 (the “Amended Note”). The Amended Note grants Jana the right to convert all of the outstanding principal, accrued but unpaid interest and any other amounts owing under the amended Note into shares of Common Stock (the “Conversion Shares”) at a rate of one share per $0.50 of the amount outstanding under the Amended Note. The Conversion Shares issuable to Jana carry certain registration rights. On January 11, 2005, the Company issued 533,370 shares of its common stock to Jana upon its election to convert $266,685 in principal and accrued interest payable by the Company as of December 31, 2004 into shares of the Company’s common stock. On March 31, 2005, the Company issued 2,702,026 shares of the Company’s common stock to Jana as Jana elected to convert the principal balance and accrued interest as of March 31, 2005 under the Note into shares of the Company’s common stock. The shares issued in connection with the conversion under the Note carry registration rights.
Under a Settlement Agreement dated April 21, 2004, David S. Bensol agreed to transfer 250,000 shares of his Common Stock to Global Asset Management, LLC (“Global”). Global is an affiliate of Rockwell Capital Partners, LLC (“Rockwell”) and of Vertical Capital Partners, Inc. (“Vertical”), with whom the Company had a financial consulting agreement dated November 15, 2002 and amended on April 10, 2003.
The shares were in consideration of Rockwell and Vertical canceling such agreement, and any prior agreements and the exchange of mutual general releases. The shares issued in connection with the settlement carry certain registration rights.
On May 13, 2004, David Bensol converted $150,000 of his debt into 600,000 shares of the Company’s Common Stock at $0.25 per share, plus 60,000 Class A Warrants, per a resolution of the Board of Directors dated May 4, 2004. The 600,000 shares and the 60,000 shares issuable upon the exercise of the Class A Warrants carry certain registration rights.
On May 25, 2004, the Company entered into separate agreements with certain managerial employees of Arcadia Services, Inc., Cathy Sparling, Lakshumanan Sundaram, Barbara Gay and Phyllis Pheeney, that entitled Sparling, Sundaram and Gay to each purchase 200,000 shares of Company Common Stock at $0.25 per share and Pheeney to purchase 240,000 shares of Company common stock at $0.25 per share. All of these shares carry certain registration rights.
Under the terms of a Settlement Agreement with Cleveland Overseas Ltd (“COL”) dated June 16, 2004, David Bensol, Robert Rubin, and Harbor View Fund, Inc., a principal shareholder of Critical, each agreed to transfer to COL 200,000 shares of Common Stock (collectively the “Settlement Shares”), and COL agreed accept such shares in full satisfaction of a certain $150,000 Promissory Note payable to COL. The shares carry certain registration rights.
On August 10, 2004, the Company engaged Sandgrain as a strategic and investment advisor for a period of six months. In connection with such engagement, the Company granted Sandgrain and certain of its key employees with 375,000 Class A Warrants to purchase 375,000 shares of Common Stock of the Company. Such Class A Warrants have an exercise price of $0.25 per share and are exercisable for a period of five years. The shares issuable upon exercise of the Class A Warrants carry certain registration rights.
On August 20, 2004, SSAC, LLC, a second tier wholly owned subsidiary of the Company, purchased all the issued and outstanding shares of stock of American Oxygen, Inc. of Peoria, Illinois from American Oxygen’s shareholders, Judy Berchelmann and Jonathon Bodie, in exchange for 200,000 shares of Common Stock and certain registration rights relative to such shares. American Oxygen, Inc., operating from two locations in Illinois, sells and rents durable medical equipment, including respiratory/oxygen equipment.
In connection with Eric Yonenson’s separation from employment with the Company on September 21, 2004, Mr. Yonenson was granted the option to purchase a total of 125,000 shares of Common Stock at a purchase price of $0.17 per share, and exercised the option to purchase all such shares. These shares carry registration rights.
On September 21, 2004, entered into a Promissory Note and Warrant Purchase Agreement with BayStar Capital, II, L.P. (“BayStar”), a shareholder of the Company. BayStar contemporaneously purchased from the Company a Promissory Note and a Warrant to purchase shares of the Company’s common stock. The Promissory Note is in the principal amount of $5 million and bears interest at 6% per annum, compounded quarterly. The Promissory Note is payable on or before June 21, 2005. The Company may extend the term of the Promissory Note for an additional three months, in which case the interest rate increases to 12% per annum during the three–month extension period. The Warrant permits BayStar to purchase up to 3,150,000 shares of the Company’s common stock at $0.95 per share. The Warrant expires on September 21, 2009. The shares issuable upon exercise of the Warrant carry certain registration and other rights. The fair value of the Warrant will be expensed over the term of the Promissory Note.

The Company’s second–tier, wholly–owned subsidiary, SSAC, LLC (“SSAC”), entered into an agreement on September 23, 2004 to acquire all of the outstanding common stock of Trinity Healthcare of Winston–Salem, Inc. (“Trinity”) for a purchase price of $5.4 million, payable to Trinity’s four shareholders. Two of Trinity’s selling shareholders were paid the following portions of the purchase price at closing on September 23, 2004: (a) payment of $2.5 million in cash; (b) issuance of 1,075,410 shares of the Company’s common stock with an aggregate value of $916,250; and (c) delivery of a promissory note in the aggregate principal amount of $660,740, secured by SSAC under a security agreement subordinated to SSAC’s primary lender. Trinity’s two other selling shareholders were be paid the following portions of the purchase price in January, 2005: (a) $975,510 payable in cash, subject to SSAC’s rights of recoupment/offset and the Company’s unsecured guaranty; and (b) 407,864 shares of the Company’s common stock with an aggregate value of $347,500, of which 305,898 shares with an aggregate value of $260,625 will be escrowed for one year. The escrowed shares will be subject to SSAC’s rights of recoupment/offset. Subject to recoupment/offset, the escrowed shares will be released to the two shareholders by January 15, 2006. All shares of the Company’s common stock acquired by Trinity’s selling shareholders are subject to certain registration rights. In the Stock Purchase Agreement, SSAC agreed to cause the Company to issue 150,000 shares of its common stock to certain Trinity employees (other than Trinity’s shareholders), in satisfaction of certain liabilities Trinity owed to such employees as of the closing date. On September 23, 2004, the Company issued 150,000 shares of its common stock, with an aggregate value of $127,800, to the Trinity employees.
On December 2, 2004, the Company issued a total of 144,999 shares of its common stock upon the exercise of stock options by three former employees of the Company. The aggregate consideration for these shares totaled $34,999. These shares do not carry registration rights and therefore are not being registered hereunder.
On January 18, 2005, the Company obtained a $1,500,000 loan from Jana Partners, LLC due on February 2, 2005 in exchange for warrants to purchase 50,000 shares of the Company’s common stock at $1.28 per share. This loan plus accrued interest of $15,000 was paid in full on February 4, 2005. The shares issuable upon exercise of the warrants carry registration rights.
On January 21, 2005, the Company issued a total of 243,040 shares of its common stock to two limited liability companies whose owners are certain of the members of Kerr, Russell and Weber, PLC (“KRW”), as payment for legal services in the amount of $250,000 that KRW furnished to the Company. The shares issued to the KRW limited liability companies carry registration rights.
On January 24, 2005, the Company issued a total of 407,866 shares of its common stock to two former shareholders of Trinity per the agreement by which SSAC acquired all of Trinity’s outstanding common stock on September 23, 2004, as discussed in more detail above.
Beginning February 2, 2005, the Company sold an aggregate of 5,000,000 shares of its common stock, at a price of $0.90 per share, in private transactions to investors qualifying as accredited investors as defined in Rule 501(a) of Regulation D. The Company intends to use the aggregate consideration of $4,500,000 raised from this private offering for acquisitions and new business ventures. The shares issued in this private offering carry registration rights.
On February 11, 2005, the Company issued 18,750 shares of common stock to its Chief Financial Officer, Rebecca Irish, per the terms of her employment agreement. The shares issued to Rebecca Irish carry registration rights. In connection with Ms. Irish’s Employment Agreement dated January 6, 2005, Ms. Irish was granted non-statutory options to purchase 150,000 shares of the Company’s Common Stock at an exercise price of $1.15. On March 31, 2005, the Company and Ms. Irish agreed that the options shall vest on May 31, 2005, at which time the options shall be fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following the termination of employment on any basis (whether voluntarily or involuntarily, for cause or without cause, etc.), whichever event occurs first. The shares issuable upon exercise of the options carry registration rights.
On February 16, 2005, the Company awarded certain employees of Arcadia Services, Inc., as an incentives and not in lieu of a payment of salary or other compensation and without payment of consideration, non-statutory options to purchase an aggregate of 800,000 shares of Company’s Common Stock at an exercise price of $1.45 On March 31, 2005, the Company deferred that the options shall vest on May 31, 2005 (contingent upon continued employment through that date and execution of a non-compete agreements specified by the Company), at which time the options shall be fully exercisable through (a) May 31, 2010 or (b) ninety (90) days following the termination of employment on any basis (whether voluntarily or involuntarily, or cause or without cause, etc.) whichever event occurs first. The shares issuable upon exercise of the options carry registration rights.
On March 22, 2005, the Company issued 18,436 shares of common stock upon the cashless exercise of Class A Warrants, for consideration of 6,314 shares of the Company’s common stock which are accounted for by the Company as treasury shares. These shares carry registration rights.

On March 22, 2005, the Company issued to director John T. Thornton 8,298 shares of common stock and options to purchase 49,040 shares of Common Stock at $1.08 per share, per the terms of his compensation agreement for attendance at Board and Audit Committee meetings through February 28, 2005 and for his annual retainer as director and Audit Committee Chair through June 30, 2005.
On March 31, 2005, the Company issued an aggregate of 11,800 shares of common stock having an aggregate value of $14,384 to certain of the Company’s affiliated agencies, and individuals employed by such affiliated agencies, as an incentive bonus, without payment of consideration by such persons and not in lieu of compensation payable to such persons by the Company. The Company awarded the shares as the result of a competition among the Company’s affiliated agencies intended to provide an incentive for improving customer service skills and sales of the Company’s staffing services. These shares carry registration rights.
On March 31, 2005, the Company issued an aggregate of 470,000 shares of the Company’s common stock in consideration of placement agent, business finder and investor relations services furnished to the Company with an aggregate value of $380,000, recorded as a reduction in equity (paid-in capital). These shares carry registration rights.
On March 31, 2005, the Company issued an aggregate of 312,641 shares of common stock upon the cashless exercise of Class A Warrants, for consideration of 112,109 shares of the Company’s common stock which are accounted for by the Company as treasury shares. These shares carry registration rights.
On April 7, 2005, the Company issued 147,500 shares of the Company’s common stock having an aggregate value of $236,000 in connection with the purchase, through its through its Beacon Respiratory Services, Inc. subsidiary, of certain assets of United Health Care Services, Inc., a Florida corporation, Coast Home Medical, Inc., a Florida corporation, and Pharmacy 13, Inc. d/b/a “DR Pharmacy,” a Delaware corporation. The shares issued in connection with this transaction carry registration rights.
On April 27, 2005, the Company issued an aggregate of 34,234 shares of common stock upon the cashless exercise of Class A Warrants, for consideration of 17,950 shares of the Company’s common stock which are accounted for by the Company as treasury shares.
On April 25, 2005, the Company sold an aggregate of 1,212,121 shares of its common stock in a private transaction to an investor qualifying as an accredited investor as defined in Rule 501(a) of Regulation D, for aggregate consideration of $2,000,000. The shares issued in connection with this offering carry registration rights.
On April 27, 2005, the Company issued Jana Master Fund, LTD (“Jana”) a $5,000,000 Convertible Promissory Note with a term due May 1, 2006 and providing for quarterly interest payments. Under the terms of the Note, Jana may convert the outstanding balance into shares of the Company’s common stock at the rate of one (1) share of common stock per $2.25 of outstanding debt. The shares issuable upon conversion of the Note carry registration rights.
On May 1, 2005, the Company issued 1,058,201 shares of the Company’s common stock valued at $2,000,000 as payment of a portion of the purchase price of the outstanding capital stock of Home Health Professionals, Inc. acquired by Arcadia Health Services of Michigan, Inc. On May 25, 2005, the Company issued, upon the cashless exercise of Class A Warrants, an aggregate of 30,242 shares of common stock, for aggregate consideration of 9,758 shares of the Company’s common stock which are accounted for by the Company as treasury shares.
On June 1, 2005, the Company issued 15,000 shares of common stock, valued at $32,775, to the managing member of the seller of certain assets acquired by a Company subsidiary, in consideration a non-compete agreement entered into by such managing member. On June 14, 2005, the Company issued 200,000 shares of common stock, for consideration of $50,000, upon the exercise for cash of a Class A Warrant. On June 6, 2005, the Company issued 80,000 shares of common stock, for consideration totaling $40,000, upon the exercise for cash of a Class A Warrant.
On July 5, 2005, the Company delivered 266 shares of common stock for consideration totaling $142.92, upon the exercise of stock options by a former Company employee. These shares were issued as of June 30, 2005 and do not have registration rights. On July 15, 2005, the Company delivered an aggregate of 60,000 shares of common stock upon the exercise of Class A Warrants for consideration totaling $30,000. These shares were issued as of June 30, 2005 and carry registration rights.
On July 22, 2005, the Company delivered an aggregate of 16,212 shares of common stock upon the exercise of Class A Warrants for consideration of 3,788 shares of the Company’s common stock which are accounted for by the Company as treasury shares. These shares carry registration rights.

On July 26, 2005, the Company delivered to director John T. Thornton 954 shares of common stock and options to purchase 24,303 shares of the Company’s common stock at an exercise price of $2.20 per share, per the terms of his compensation agreement for attendance at Board and Audit Committee meetings through June 30, 2005 and for his annual retainer as director and Audit Committee Chair through June 30, 2006. These shares were issued as of June 30, 2005 and carry registration rights.
On August 12, 2005 the Company delivered 88,000 shares of common stock, valued at $189,200, to the seller of a limited liability company membership acquired by the Company. The shares were issued as of June 30, 2005 and carry registration rights. On August 12, 2005 the Company delivered 42,000 shares of common stock, valued at $79,800, to the seller of certain assets of a limited liability company. The shares were issued as of June 30, 2005 and carry registration rights. On August 12, 2005, the Company delivered an aggregate of 17,100 shares valued at $33,345 to certain Company employees as bonus compensation. The shares carry registration rights.
On September 16, 2005, the Company sold to an accredited investor, as defined in Rule 501(a) of Regulation D, Series B-1 common stock purchase warrants and Series B-2 common stock purchase warrants for aggregate consideration totaling $1,000,000. An aggregate of 444,444 shares of the Company’s common stock are issuable on exercise of the Series B-1 warrants at an exercise price of $0.001 per share. An aggregate of 44,444 shares of the Company’s common stock are issuable on exercise of the Series B-2 warrants at an exercise price of $2.25 per share. The warrants are exercisable for five years. The warrants and underlying shares of common stock carry registration rights.
Beginning September 26, 2005, the Company sold to investors, qualifying as accredited investors as defined in Rule 501(a) of Regulation D, Series B-1 common stock purchase warrants and Series B-2 common stock purchase warrants for aggregate consideration totaling $30,000,000. An aggregate of 13,333,333 shares of the Company’s common stock are issuable on exercise of the Series B-1 warrants at an exercise price of $0.001 per share. An aggregate of 4,666,666 shares of the Company’s common stock are issuable on exercise of the Series B-2 warrants at an exercise price of $2.25 per share. The Series B-1 and Series B-2 warrants are exercisable for a term of four years. If applicable, a holder may not acquire shares of common stock on exercise to the extent that the number of shares of common stock beneficially owned would exceed 4.9% or 9.9% of the Company’s common stock then issued and outstanding. If applicable, the four year term is subject to an 18 month extension if this limitation applies on expiration of the term. The warrants and underlying shares of common stock carry registration rights.
On September 27, 2005, the Company issued into escrow 191,571 shares of common stock, having an aggregate value of $500,000, as payment of a portion of the purchase price of certain assets acquired by the Company from the seller which qualifies as an accredited investor as defined in Rule 501(a) of Regulation D. The shares carry registration rights.
On September 29, 2005, the Company issued an aggregate of 150 shares having an aggregate value of $365 to three of the Company’s affiliated agencies, as an incentive bonus, without payment of consideration by such persons and not in lieu of compensation payable to such persons by the Company. The Company awarded the shares as the result of a competition among the Company’s affiliated agencies intended to provide an incentive for improving customer service skills and sales of the Company’s staffing services.
As of September 30, 2005, Class A Late Registration Warrants to purchase an aggregate of 339,360 shares of the Company’s common stock, at a price $0.50 per share exercisable until May 4, 2011, were issued pursuant to the terms and conditions of the Company’s May, 2004 private placement offering to investors qualifying as accredited investors as defined in Rule 501(a) of Regulation D. The warrants and underlying shares of common stock carry registration rights. No additional Class A Late Registration Warrants are issuable relative to this private placement offering.
On September 30, 2005, the Company issued to its Chief Financial Officer 48,865 shares of common stock, having an aggregate value of $119,231, as payment in full of a shareholder note payable by Beacon Respiratory Services, Inc., a subsidiary of the Company. The Chief Financial Officer was a shareholder of Beacon before its acquisition by the Company.
On October 25, 2005, the Company issued 18,563 shares common stock upon the exercise of Class A Warrants for consideration totaling $9,282. As of October 25, 2005, an aggregate of 99,552 shares of common stock, for aggregate consideration of 23,948 shares of the Company’s common stock surrendered on conversion and which are accounted for by the Company as treasury shares, were issued upon the cashless exercise of Class A Warrants. No commission or other remuneration was paid or given for such exchange.

On November 28, 2005, the Company agreed to sell for placement in two European bank SICAV funds, a non-public offering made in reliance of Regulation S, an aggregate of 2,222,222 shares of common stock for aggregate consideration totaling $5,000,000. The shares carry registration rights for public resale within the United States.
On December 7, 2005, issued to its Executive Vice President a grant of 150,000 restricted shares of the Company’s common stock to vest at the rate of 9,375 shares upon execution and per quarter thereafter, as reported on Form 8-K as filed on December 13, 2005. On December 12, 2005, the Company issued an aggregate of 16,000 shares of common stock upon the exercise of Class A Warrants for consideration of 4,000 shares of the Company’s common stock. On December 29, 2005, 8,062 shares of the Company’s common stock were issued for consideration of 1,938 shares of the Company’s common stock upon the exercise of Class A Warrants.
On January 1, 2006, 18,750 shares of common stock, valued at $48,000, were issued to the Company’s CFO per the terms of her employment. On January 23, 2006, 1,161 shares of common stock, valued at $3,000, were issued to a Company director per the terms of his compensation agreement for attendance at board and audit committee meetings through December 31, 2005. On January 12, 2006, the Company issued 15,105 shares for consideration of 3,777 shares of the Company’s common stock upon the exercise of Class A Warrants. On January 27, 2006, the Company issued 192,901 shares of the Company’s common stock, valued at $500,000, to the seller of certain assets purchased by a subsidiary of the Company.
On February 10, 2006, the Company awarded its Chief Financial Officer 25,000 shares of its common stock, valued at $72,000, as payment of a bonus, pursuant to her employment agreement. On February 17, 2006, the Company issued an aggregate of 28,892 shares for aggregate consideration of 10,000 shares surrendered, and 76,320 shares for consideration of $38,160, all upon the exercise of Class A Warrants.
On March 6, 2006, 16,711 shares of common stock were issued for consideration of 3,289 shares of the Company’s common stock surrendered upon the exercise of Class A Warrants. On March 10, 2006, 60,000 shares of common stock valued at $190,800 were issued in connection with the purchase of assets by the Company. The Company issued, on March 16, 2006, 427,746 shares of common stock for consideration of 72,254 shares of common stock surrendered upon the exercise of Class A Warrants. On March 17, 2006, 522 shares of common stock, valued at $1,500, were issued to a Company director per the terms of his compensation agreement for attendance at board and audit committee meetings through February 28, 2006. On March 21, 2006, 1,506,476 shares common stock were issued for consideration of 574,760 shares of common stock surrendered upon the exercise of Class A Warrants. The Company, on March 22, 2006, issued 100,000 shares of common stock for consideration of $50,000 on the exercise of Class A Warrants.
On March 31, 2006, the Company issued an aggregate of 15,000 shares of common stock having an aggregate value of $44,835 to an agency affiliated with the Company as an incentive bonus, without payment of consideration by such agency and not in lieu of compensation payable to such agency. The Company awarded the shares as the result of the agency accomplishing a sales-oriented goal. These shares carry registration rights.
On April 25, 2006, 16,960 shares of common stock were issued for consideration of 3,040 shares of common stock surrendered upon the exercise of Class A Warrants. On May 2, 2006, 54,034 shares, valued at $151,295, were issued in payment of a note.
DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our Common Stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC. The terms of these securities may also be affected by the Nevada general corporation law.
We are authorized to issue 150,000,000 shares of Common Stock $0.001 par value per share and 5,000,000 shares of serial preferred stock, $0.001 par value per share. As of March 31, 2006, there were 98,580,344 shares of Common Stock issued and outstanding, and no series of preferred shares designated or outstanding.
Common Stock
Voting. Except as otherwise required by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be the act of the stockholders and shall decide any question brought before such meeting, unless according to the certificate of incorporation or by-laws a greater vote is required.
Dividends. Subject to the preferential rights of the preferred stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.
Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of our affairs, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of Common Stock shall be entitled, unless otherwise provided by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
Other Rights and Restrictions. The outstanding shares of our Common Stock are validly issued, fully paid and nonassessable. Holders of our Common Stock do not have preemptive rights (except as described below), and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future. Upon surrender to us or our transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be our duty to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon our books. Our board of directors is authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose. We are subject to N.R.S. §78.411 et seq. of the Nevada Business Corporation Law regarding business combinations with interested stockholders. See Nevada Business Corporation Laws, below.
Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is National City Bank, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114 (216 222-2537).
Preemptive Rights
At the Company’s Annual meeting of Shareholders held on May 4, 2004, the Company’s stockholders voted to amend our Articles of Incorporation to make it clear that the Company’s stockholders do not have any preemptive rights arising pursuant to Sections 78.265 and 78.267 of the Nevada Revised Statutes. Preemptive rights are the rights of existing stockholders, subject to various exemptions, to subscribe for new shares of capital stock to be issued by a company increasing its issued shares, in preference to persons who are not stockholders. The Company believes it was in its best interest to adopt an amendment to the Articles of Incorporation to make it clear that the Company’s stockholders do not have any preemptive rights arising pursuant to Sections 78.265 and 78.267 of the Nevada Revised Statutes.
In connection with the RKDA Merger, Messrs. Elliott and Kuhnert were granted preemptive rights for a period of three years beginning May 7, 2004 to acquire, at fair market value, additional shares of Common Stock of the Company to maintain their percentage ownership of the Company, except they were not granted preemptive rights relative to Common Stock issuable on the exercise of stock options and warrants issued before May 7, 2004 or Common Stock and Class A Warrants issued in the Regulation D (Rule 506) Private Placement Offering described below. On May 10, 2004, the Company issued Messrs. Elliott and Kuhnert 21,300,000 shares of its Common Stock and 1,000,000 Class A Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.50 per share within seven years. As a result, Messrs. Elliott and Kuhnert were deemed to be the beneficial owners of 22,300,000 shares of the Company’s Common Stock.
Options and Warrants

As of March 31, 2006, options to purchase 9,523,343 shares of our Common Stock were issued and outstanding. The shares of Common Stock offered by the security holders under the prospectus include 9,523,343 shares of Common Stock issuable upon the exercise of options by the selling security holders.
On February 3, 2004, the Company entered into an Amended and Restated Promissory Note in the principal amount of $500,000 with Stephen Garchick, Trustee (“Garchick”) and simultaneously executed a related stock option agreement and a registration rights agreement in favor of Garchick. The stock option agreement provides Garchick with options to acquire, over ten years, 500,000 shares of the Company’s Common Stock at $0.25 per share.
On February 22, 2004, the Company granted the Stanley Scholsohn Family Partnership options to acquire 37,500 shares of Common Stock of the Company at the lesser of $1.00 or amount equal to the conversion price of any new convertible debt issued by the Company within 12 months of February 22, 2004. The options expire on February 21, 2008.
In connection with the RKDA Merger, John Elliott, II and Lawrence Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options shall vest in six tranches provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be executed by Messrs. Elliot and Kuhnert, to the extent vested, as long as they are employed by the Company and for one year from termination if they are terminated for any reason. The milestones for adjusted EBITDA and vesting for each party are as follows: fiscal 2006 EBITDA of $10.7 million will vest 500,000 options, if $11.0 million, an additional 500,000 options will vest; fiscal 2007 EBITDA of $13.5 million will vest 500,000 options, if $14.0 million, an additional 500,000 options will vest; fiscal 2008 EBITDA of $17.5 million will vest 1 million options, if $18.5 million, an additional 1 million options will vest.
All other options to purchase shares of our Common Stock, granted to date, have been issued to directors and employees of the Company and are exercisable at specified prices, subject to specified vesting periods and expiration dates.
A total of 25,248,792 warrants to purchase shares of our Common Stock are issued and outstanding as of March 31, 2006. This consists of the following:

•	6,699,905 Class A Warrants to purchase 6,699,905 shares of our Common Stock offered by the selling security holders. Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Each Class A Warrant expires at the end of the seven-year period from the date of issuance.

•	320,974 Late Registration Warrants issuable as of April 30, 2005 to owners of Class A Warrants who purchase such warrants in the May 2004 Regulation D Private Placement. These Late Registration Warrants are being issued pursuant to that certain registration rights agreement between the Company and such Regulation D investors. The Late Registration Warrant’s terms are otherwise identical to the Class A Warrants.

•	275,000 Class A. Warrants issued to Sandgrain Securities, Inc. and certain of its key employees in August of 2004. Such August 2004 Class A Warrants entitle the holder to purchase one share of Common Stock any time within seven years from the date of issuance at $0.25 per share. Each August 2004 Class A Warrant expires at the end of the five-year period from the date of issuance.

•	1,000,000 Class A Warrants to purchase 1,000,000 shares of Common Stock held by John E. Elliott, II and Lawrence R. Kuhnert. Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time within seven years from the date of issuance at $0.50 per share. Each Class A Warrant expires at the end of the seven-year period.

•	A common stock warrant issued to Jana Master Fund, LTD (“Jana”) granting Jana the right to purchase up to 250,000 shares of our Common Stock at an exercise price of $.50 per share. The warrant is exercisable through March 11, 2011. The common stock warrant was issued to Jana in connection with a $1,500,000 loan Jana made to the Company on March 16, 2004

•	A common stock warrant was issued to Cleveland Overseas Ltd., in connection with a loan in the principal amount of $150,000 evidenced by a promissory note dated February 28, 2003. The warrant grants Cleveland Overseas with the right to purchase up to 100,000 shares of our Common Stock at an exercise price equal to $0.50 per share through March 3, 2008.

•	On September 21, 2004, entered into a Promissory Note and Warrant Purchase Agreement with BayStar Capital, II, L.P. (“BayStar”), a shareholder of the Company. BayStar contemporaneously purchased from the Company a Promissory Note and a Warrant to purchase shares of the Company’s common stock. The Promissory Note is in the principal amount of $5 million and bears interest at 6% per annum, compounded quarterly. The Promissory Note is payable on or before June 21, 2005. The Company may extend the term of the Promissory Note for an additional three months, in which case the interest rate increases to 12% per annum during the three-month extension period. The Warrant permits BayStar to purchase up to 3,150,000 shares of the Company’s common stock at $0.95 per share. The Warrant expires on September 21, 2009. The shares issuable upon exercise of the Warrant carry certain registration and other rights.

•	A Common Stock Warrant issued to Jana granting Jana the right to purchase up to 50,000 shares of the Company’s Common Stock at an exercise price of $1.28 per share. The Warrant is exercisable any time within seven years from the date of issuance. The Common Stock Warrant was issued to Jana in connection with a short term $1,500,000 loan made on January 18, 2005 and repaid on February 2, 2005.

•	13,777,777 Class B-1 Warrants to purchase 13,777,777 shares of Common Stock were issued to 3 holders in September 2005.

•	4,771,110 Class B-2 Warrants to purchase 4,771,110 shares of Common Stock were issued to 3 holders in September 2005, attached to the Class B-1 Warrants.

The exercise price of all common stock warrants and stock options is subject to adjustment upon stock dividends, splits and combinations, as well as certain anti-dilution adjustments as set forth in the common stock warrants and option agreements.
Preferred Stock
The Company is authorized to issue 5,000,000 shares of serial preferred stock, par value $0.001. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Company’s Board of Directors. Each series shall be distinctly designated. All shares of any one series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional and other rights of each such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise provided in the Company’s Articles of Incorporation, the Board of Directors has authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of preferred stock, the designation, powers, preferences, and relative participating, optional and other rights, and the qualifications, limitations, and restrictions thereof, if any, of such series including, without limiting the generality of the foregoing, the following:
The distinctive designation of, and the number of shares of preferred stock which shall constitute, each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;
The rate and times at which, and the terms and conditions upon which dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Company or on any series of preferred stock and whether such dividends shall be cumulative or non-cumulative;
The right, if any, of the holders of shares of the same series to convert the same into, or exchange the same for any other class or classes of the Company and the terms and conditions of such conversion or exchange;
Whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of any class or classes of stock of the Company, cash or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;
The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of the Company;
The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and
The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted on by the stockholders, and (B) the right to vote as a series by itself or together with other series of preferred stock or together with all series of preferred stock as a class, on such matters, under such circumstances, and on such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of preferred stock or together with all series of preferred stock of a class, to elect one or more directors of the Company in the event there shall have been a default in the payment of dividends on any one or more series of preferred stock, or under such other circumstances and on such conditions as the board of directors may determine.
Nevada Business Corporation Laws

The Nevada Business Corporation Law, N.R.S. §78.378 et seq., governs the acquisition of a controlling interest. This law provides generally that any person or entity that acquires twenty (20%) percent or more of the outstanding voting shares of a Nevada issuing corporation obtains voting rights in the acquired shares as conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. The articles of incorporation or bylaws of a corporation, however, may provide that these provisions do not apply to the corporation or to an acquisition of a controlling interest. On May 4, 2004, our Board of Directors adopted an amendment to our Bylaws providing that the provisions of Nevada Revised Statutes Sections 78.378 et seq. do not apply to an acquisition of a controlling interest of shares owned, directly or indirectly, whether of record or not, now or at any time in the future, by John E. Elliott, II, Lawrence R. Kuhnert or any of the persons subject to the Voting Agreement. All other persons or entities, however, remain subject to N.R.S. §78.378 et seq.to the extent applicable, unless our articles of incorporation or bylaws are amended to exempt such persons or entities from these statutory anti-takeover provisions.
The Nevada Business Corporation Law, N.R.S. §78.411 et seq., governs combinations with interested stockholders. These provisions may have an effect of delaying or making it more difficult to effect a change in control of the Company. These provisions preclude an interested stockholder (i.e., the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation, or an affiliate or association thereof) and a resident, domestic Nevada corporation from entering into a combination (e.g., a merger, sale, lease, exchange, etc.) unless certain conditions are met. The provisions generally preclude a resident, domestic corporation from engaging in any combination with an interested stockholder for three years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder. If approval is not obtained, then after the expiration of the three-year period the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by the disinterested stockholders, or if the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. We are subject to N.R.S. §78.411 et seq. of the Nevada Business Corporation Law.
PLAN OF DISTRIBUTION
We are registering the shares of Common Stock and Class A Warrants and Class B Warrants (including shares of common stock issuable on exercise thereof) on behalf of the selling security holders identified in this prospectus. The selling security holders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of the Common Stock and Warrants covered by this prospectus. Sales of shares may be made from time to time by selling security holders, including their respective donees, transferees, pledges or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. The Company has registered these securities pursuant to its obligations under registration rights agreements. The Company agreed to such registration rights to improve the liquidity of the securities being sold.
The distribution of shares of Common Stock by the selling security holders is not subject to any underwriting agreement. The selling security holders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at varying prices determined at the time of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling security holders are not obligated to sell any of their shares of our Common Stock.
The distribution of our Warrants by the selling security holders is not subject to any underwriting agreement. The selling security holders may, from time to time, sell all or a portion of the Warrants in privately negotiated transactions or otherwise. We do not intend to list our Warrants on any exchange or quotation service. The selling security holders are not obligated to sell any of their Warrants.
The shares of our Common Stock and Warrants may be sold by one or more of the following methods, without limitation:

o	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

o	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

o	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o	Through options, swaps or derivatives;

o	Privately negotiated transactions;

o	In making short sales or in transactions to cover short sales;

o	In transactions on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

o	Put or call option transactions relating to the securities;

o	Through other types of transactions; and

o	A combination of any of the above-listed methods of sale.
In addition to distribution as outlined above, the holders of our Common Stock and Warrants may sell the shares of Common Stock and Warrants pursuant to Rule 144 or any other available exemption from registration under the Securities Act of 1933, as amended.
Upon being notified by a selling security holder at the time a particular offering of securities is made, a prospectus supplement, if required pursuant to Rule 424(b) of the Securities Act of 1933, as amended, will be filed which will set forth the aggregate amount of shares Common Stock or Warrants being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities offered hereby.
The selling security holders may effect these transactions by selling directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).
Sandgrain Securities, Inc., the only selling security holder which is a broker-dealer registered with the Commission, qualifies as an underwriter due to its broker-dealer registration. Any of the other selling security holders and any other broker-dealers that act in connection with the sale of shares of Common Stock and Warrants offered under this prospectus may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by these broker-dealers or any profit on the resale of the shares of Common Stock and Warrants sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. We have agreed to indemnify certain selling security holders, and certain selling security holders have agreed (severally and not jointly) to indemnify us, against certain liabilities in connection with the offering of the shares of Common Stock and Warrants, including liabilities under the Securities Act of 1933, as amended. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock and Warrants by the selling security holders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.
The selling security holders are subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.
Each selling security holder and any other person participating in a distribution of the shares of Common Stock and Warrants will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of Common Stock and Warrants by the selling security holder and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of Common Stock and Warrants to engage in market-making activities with respect to the shares of Common Stock and Warrants being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of Common Stock and Warrants and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock and Warrants.
LEGAL MATTERS
The validity of the Common Stock will be passed upon by Marquis & Aurbach, Attorneys at Law.
EXPERTS
Company’s Independent Auditors
The consolidated financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Critical Home Care, Inc. (“the Company”) contained in this Prospectus and in the Registration Statement have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of the said firm as experts in auditing and accounting.
The consolidated financial statements of Critical Home Care, Inc. (“the Company”) contained in this Prospectus and in the Registration Statement have been audited by Grassi & Co., CPAs, P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of the said firm as experts in auditing and accounting.
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.
The Board of Directors and Audit Committee of Critical Home Care, Inc. adopted resolutions on June 22, 2004 dismissing Critical Home Care, Inc.‘s independent accountant, Marcum & Kliegman LLP. Marcum & Kliegman LLP was notified of its dismissal on June 30, 2004. The reports of Marcum & Kliegman LLP on the consolidated financial statements of Critical Home Care, Inc. as of September 30, 2003, and the year then ended, contained a qualified opinion as to substantial doubt about the ability of Critical Home Care, Inc. to continue as a going concern. The reports of Grassi & Co., CPAs, P.C. on the consolidated financial statements of Critical Home Care, Inc., as of September 30, 2002 and for the nine months then ended contain no adverse opinions or disclaimer of opinion and were not otherwise qualified or modified as to uncertainty, audit scope or accounting principle.
In connection with Marcum & Kliegman LLP’s audit of the consolidated financial statements of Critical Home Care, Inc. as of September 30, 2003 and the year then ended, there has been no disagreement with Marcum & Kliegman LLP on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum & Kliegman LLP, would have caused it to make reference thereto in its report on consolidated financial statements for such period. Critical Home Care, Inc. has requested that Marcum & Kliegman LLP furnish it with a letter addressed to the SEC stating whether it agrees with the above statements.
In connection with the audit by Grassi & Co., CPAs, P.C., an independent registered public accounting firm, of the consolidated financial statements of Critical Home Care, Inc as of September 30, 2002 and for the nine months then ended, there have been no disagreements with Grassi & Co., CPAs, P.C. on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grassi & Co., CPAs, P.C., would have caused it to make reference thereto in its report on consolidated financial statements for such period.
None of the events described in Regulation S-K 304(a)(1)(v) occurred during the two most recent fiscal years and the subsequent period through and including February 10, 2006.

The Board of Directors of Critical Home Care, Inc., with the approval of the Audit Committee of the Board of Directors, engaged BDO Seidman, LLP as the Company’s new independent accountants as of June 22, 2004; renewed for another year on August 3, 2005. During the fiscal year ended on September 30, 2003, the nine months and year ended on December 31, 2002, and during the interim period ended on June 22, 2004, Critical Home Care, Inc. did not consult with BDO Seidman, LLP regarding the application of accounting principles to any specific transaction, whether completed or proposed, on the type of audit opinion that might be rendered on Critical Home Care, Inc.‘s consolidated financial statements, or on any other matter that was either the subject of a disagreement or a reportable event.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:
Public Reference Section
Securities and Exchange Commission
100 F. Street, N.E., Washington, D.C. 20549
Attention: Secretary
Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.
We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.
Our SEC filings are available to the public at no cost over the Internet at www.ArcadiaResourcesInc.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. You may also request copies of any exhibits to the registration statement. Please direct your request to:
Arcadia Resources, Inc.
26777 Central Park Blvd., Suite 200
Southfield, Michigan 48076
Attention: Investor Relations (248) 352-7530

[ARCADIA RESOURCES, INC. LOGO]
Consolidated Financial Statements
Years Ended March 31, 2005, 2004 and 2003
[ARCADIA RESOURCES, INC. LOGO]

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Arcadia Resources, Inc. and Subsidiaries
Southfield, Michigan
We have audited the accompanying consolidated balance sheets of Arcadia Resources, Inc. and Subsidiaries (the Company) as of March 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2005. We have also audited the schedule in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arcadia Resources, Inc. and Subsidiaries as of March 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP BDO Seidman, LLP

Kalamazoo, Michigan
June 28, 2005

Arcadia Resources, Inc.
Consolidated Balance Sheets

	Successor	Predecessor
	March 31,	March 31,
	2005	2004
Assets (Note 7)
Current Assets
Cash	$1,412,268	$—
Accounts receivable, net of allowance of $1,692,000 and $780,000, respectively	21,453,424	13,478,381
Inventory, net of allowance of $80,000	664,269	—
Prepaid expenses and other current assets	876,523	133,547
Income taxes receivable (Note 11)	130,000	—

Total Current Assets	24,536,484	13,611,928

Fixed Assets (Note 2)
Equipment	2,033,919	—
Software	251,446	61,619
Furniture and fixtures	376,095	6,251
Vehicles	205,080	—
Leasehold improvements	196,337	7,208

	3,062,877	75,078
Accumulated depreciation and amortization	(787,899)	(73,067)

Net Fixed Assets	2,274,978	2,011

Other Assets
Goodwill (Note 4)	15,704,743	3,589,191
Trade name, net of accumulated amortization of $244,000 (Note 4)	7,755,556	—
Customer relationships, net of accumulated amortization of $306,000 (Note 4)	4,694,444	—
Technology, net of accumulated amortization of $232,000 (Note 4)	527,778	—
Deferred financing costs, net of accumulated amortization of $231,000 (Note 4)	99,099	—

Total Other Assets	28,781,620	3,589,191

	$55,593,082	$17,203,130

Liabilities and Stockholders’ Equity
Current Liabilities
Line of credit, current portion (Note 7)	$1,150,186	$—
Accounts payable and checks issued against future deposits	1,649,551	1,116,143
Accrued expenses:
Compensation and related taxes	1,959,964	1,573,267
Commissions	551,873	470,326
Other	592,188	239,489
Accrued Interest	263,787	—
Payable to affiliated agencies, current portion (Note 5)	1,612,715	1,143,804
Long-term debt, current portion (Note 6)	6,723,830	—

Total Current Liabilities	14,504,094	4,543,029
Payable to affiliate, less current portion (Note 5)	615,544	429,829
Long-term debt, less current portion (Note 6)	546,572	—
Line of credit, less current portion (Note 7)	14,404,404	—

Total Liabilities	30,070,614	4,972,858

Commitments and Contingencies (Notes 6, 7 and 14)

	Successor	Predecessor
	March 31,	March 31,
	2005	2004
Stockholders’ Equity (Note 8)
Common stock $.001 par value, 150,000,000 shares authorized, 90,413,662 (Successor) and 947,636 (Predecessor) shares issued and outstanding, respectively	90,414	948
Additional paid-in capital	33,516,506	7,627,047
Treasury stock, 112,109 shares	(187,375)	—
Retained earnings (accumulated deficit)	(7,897,077)	15,233,460
Due from stockholder (Note 1)	—	(10,631,183)

Total Stockholders’ Equity	25,522,468	12,230,272

	$55,593,082	$17,203,130

See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Resources, Inc.
Consolidated Statements of Operations

	Successor	Predecessor
	Period from	Period From
	May 10, 2004	April 1, 2004	Year	Year
	To	To	Ended	Ended
	March 31, 2005	May 9, 2004	March 31, 2004	March 31, 2003
Net Sales	$95,854,671	$9,486,601	$78,359,328	$76,276,043
Cost of Sales	67,049,756	6,905,998	56,204,880	53,822,198

Gross Profit	28,804,915	2,580,603	22,154,448	22,453,845
General and Administrative Expenses	32,264,457	2,101,381	18,424,484	18,171,739
Impairment of goodwill	707,044	16,055	—	—
Depreciation and Amortization	1,457,936	—	—	—

Operating Income (Loss)	(5,624,522)	463,167	3,729,964	4,282,106
Other Expenses (Income)
Other (income)	(87,152)	—	—	—
Interest expense (income) , net	946,235	—	(1,989)	(1,412)
Amortization of debt discount (Note 6)	1,227,972	—	—	—

Total Other Expenses (Income)	2,087,055	—	(1,989)	(1,412)

Net Income (Loss) Before Income Tax Expense	(7,711,577)	463,167	3,731,953	4,283,518
Income Tax Expense (Note 11)	185,500	—	—	—

Net Income (Loss)	$(7,897,077)	$463,167	$3,731,953	$4,283,518

Unaudited pro forma amounts to reflect pro forma Income Taxes from tax status change		158,000	1,268,864	1,456,396

Pro Forma Income After Income Tax from tax status change		$305,167	$2,463,089	$2,827,122

Income (Loss) Per Share (Note 9):
Basic	$(0.11)	$0.49	$3.94	$4.52
Diluted	$(0.11)	$0.49	$3.94	$4.52
Proforma Income Per Share:
Basic	—	$0.32	$2.60	$2.98
Diluted	—	$0.32	$2.60	$2.98
Weighted average number of shares (in thousands):
Basic	72,456	948	948	948
Diluted	72,456	948	948	948
See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Resources, Inc.
Consolidated Statements of Stockholders’ Equity

					Additional		Due	Total
	Common Stock		Treasury Stock		Paid-In	Retained	From	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Stockholder	Equity
Predecessor:
Balance, April 1, 2002	947,636	$948	––	$––	$7,627,047	$7,217,989	$(4,108,673)	$10,737,311
Net advance during the year	––	––	––	––	––	––	(3,474,559)	(3,474,559)
Net income for the year	––	––	––	––	––	4,283,518	––	4,283,518

Balance, March 31, 2003	947,636	948	––	––	7,627,047	11,501,507	(7,583,232)	11,546,270
Net advance during the year	––	––	––	––	––	––	(3,047,951)	(3,047,951)
Net income for the year	––	––	––	––	––	3,731,953	––	3,731,953

Balance, March 31, 2004	947,636	948	––	––	7,627,047	15,233,460	(10,631,183)	12,230,272
Net income for the period	––	––	––	––	––	463,167	––	463,167

Predecessor balance May 10, 2004	947,636	948	––	––	7,627,047	15,696,627	(10,631,183)	12,693,439

Successor:
Capitalization of RKDA	21,300,000	$21,300	––	––	$47,450	––	––	$68,750
Sale of shares to private investors in CHC prior to reverse merger	32,980,000	32,980	––	––	8,212,020	––	––	8,245,000
Sale of shares to investors in CHC prior to reverse merger	840,000	840	––	––	209,160	––	––	210,000
Payment for services (underwriters)	––	––	––	––	(885,000)	––	––	(885,000)
Deemed issuance of shares to CHC shareholders in reverse acquisition	23,903,351	23,904	––	––	13,077,072	––	––	13,100,976

Balance, May 10, 2004	79,023,351	79,024	––	––	20,660,702	––	––	20,739,726
Sale of shares to investors	5,000,000	5,000	––	––	4,495,000	––	––	4,500,000
Brokers’ fees related to share sales	100,000	100			(225,100)	––		(225,000)
Conversion of debt	3,235,396	3,235	––	––	3,676,063	––	––	3,679,298
Option exercises	144,999	145	––	––	26,105	––	––	26,250
Cashless warrant exercises	424,750	425	(112,109)	(187,375)	186,950	––	––	––
Payment for acquisitions	1,833,276	1,833	––	––	1,447,917	––	––	1,449,750
Payment for services	651,890	652	––	––	584,869	––	––	585,521
Release of escrowed shares	––	––	––	––	2,664,000	––	––	2,664,000
Net loss for the period	––	––	––	––	––	(7,897,077)	––	(7,897,077)

Balance, March 31, 2005	90,413,662	$90,414	(112,109)	$(187,375)	$33,516,506	$(7,897,077)	$––	$25,522,468

See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Resources, Inc.
Consolidated Statements of Cash Flows

	Successor*	Predecessor*
	Period From	Period from
	May 10, 2004	April 1, 2004	Year	Year
	To	To	Ended	Ended
	March 31, 2005	May 9, 2004	March 31, 2004	March 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(7,897,077)	$463,167	$3,731,953	$4,283,518
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities net of impact of acquisitions:
Provision for bad debts	930,799	42,192	26,784	238,840
Loss on disposition of asset	89,810	—	—	—
Depreciation and amortization	449,586	77	17,333	22,380
Amortization of debt discount and deferred financing costs	1,432,464	—	—	—
Issuance of stock for services	585,521	—	—	—
Amortization of intangibles	782,222	—	—	—
Impairment of goodwill	707,044	16,055	—	—
Issuance of stock for interest	101,013	—	—	—
Issuance of stock from escrow	2,664,000	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(5,031,949)	(692,193)	(1,321,682)	42,668
Inventory	(230,232)	—	—	—
Prepaid expenses and other current assets	(514,761)	27,903	7,523	(107,692)
Income taxes receivable	(130,000)	—	—	—
Checks issued against future deposits	(850,125)	(314,025)	960,772	(77,881)
Accounts payable	445,074	42,823	(88,733)	23,574
Accrued expenses and other current liabilities	(299,674)	(301,999)	219,242	(687,040)
Due to affiliated agencies	(308,682)	170,915	(145,614)	(162,514)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(7,074,967)	(545,085)	3,407,578	3,575,853
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of businesses	(4,642,944)	(157,500)	(359,154)	(97,827)
Purchases of property and equipment	(1,005,476)	—	(473)	(3,467)
Proceeds from sale of asset	1,779	—	—	—

NET CASH USED IN INVESTING ACTIVITIES	(5,646,641)	(157,500)	(359,627)	(101,294)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	4,301,250	—	—	—
Net drawings on line of credit	3,795,709	—	—	—
Payment of long-term debt	(1,783,191)	—	—	—
Increase in notes payable	283,928	—	—	—
Cash acquired with reverse merger	7,536,180	—	—	—
Advances (dividends) from stockholder	—	702,585	(3,047,951)	(3,474,559)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	14,133,876	702,585	(3,047,951)	(3,474,559)

NET INCREASE IN CASH AND EQUIVALENTS	$1,412,268	—	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$—	—	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,412,268	$—	$—	$—

*End of period cash resulted from recapitalization of stock and reverse merger Supplementary information:
Cash paid during the period for:
Interest paid (received)	$1,195,704	—	$(4,214)	$(1,418)
Income taxes	$302,514	—	—	—
Non cash investing activities:
Issuance of common stock for the purchase of Trinity Healthcare, Inc. and American Oxygen, Inc.	$1,449,750	—	—	—
Non cash financing activities:
Debt issue discount	$1,507,600	—	—	—
Forgiveness of note payable	$554,000	—	—	—
Payment of note installment with common stock	$1,864,185	—	—	—
Exercise of cashless warrants	$187,375	—	—	—
Related party payable recorded as part of the purchase price of an acquired business	—	—	$574,430	—
See accompanying summary of accounting policies and notes to consolidated financial statements.

Arcadia Resources, Inc. and Subsidiaries
Summary of Accounting Policies
     Principles of Consolidation and Segment Reporting — The audited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. The Company operates primarily in the home healthcare area of the healthcare industry by providing care to patients in their home, some of which is prescribed by a physician. The Company also utilizes its base of employees to provide staffing to institutions on a temporary basis. The Company recently began expanding product offerings to its patients, which represents 8% of its revenue for the year ended March 31, 2005 and none in the prior years presented, therefore, no segment report is warranted due to immateriality.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and cash equivalents — For purposes of the Statements of Cash Flows, the Company considers cash in banks and all short-term investments with a maturity of three months or less to constitute cash and cash equivalents.
     Revenue Recognition and Concentration of Credit Risk — Revenues for services are recorded in the period the services are rendered at rates established contractually or by other agreements made with the institution or patient prior to the services being performed. Revenues for products are recorded in the period delivered based on rental or sales prices established with the client or their insurer prior to delivery. Insurance entities generally determine their pricing schedules based on the regional usual and customary charges or based on contractual arrangements with their insureds. Revenues are recorded based on the expected amount to be realized by the Company. Federally-based Medicare and state-based Medicaid programs publish their pricing schedules periodically for covered products and services. Revenues reimbursed under arrangements with Medicare, Medicaid and other governmental-funded organizations were approximately 24%, 19% and 20% for the years ended March 31, 2005, 2004 and 2003, respectively. No other customers represent more than 10% of the Company’s revenues for the periods presented.
     Allowance for Doubtful Accounts — The Company reviews all accounts receivable balances and provides for an allowance for doubtful accounts based on historical analysis of its records. The analysis is based on patient and institutional client payment histories, the aging of the accounts receivable, and specific review of patient and institutional client records. Items greater than one year old are fully reserved. As actual collection experience changes, revisions to the allowance may be required. Any unanticipated change in customers’ credit worthiness or other matters affecting the collectability of amounts due from customers, could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.
     Inventories — Inventories are valued at acquisition cost utilizing the first in, first out (FIFO) method. Inventories include products and supplies held for sale at the Company’s individual locations. The home care and pharmacy operations of the Company possess the majority of the inventory. Inventories are evaluated at least annually for obsolescence and shrinkage.
     Fixed Assets and Depreciation — Fixed assets are valued at acquisition cost and depreciated or amortized over the estimated useful lives of the assets (3–15 years) by use of the straight-line method. The majority of the Company’s fixed assets include equipment held for rental to patients in the home.
     See accompanying notes to consolidated financial statements.

     Intangible Assets — The Company has acquired several entities resulting in the recording of intangible assets including goodwill, which represents the excess of purchase price over net assets of businesses acquired. The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Certain intangible assets have been identified and recorded as more fully described in Note 4. Goodwill is now tested for impairment annually in the fourth quarter, and between annual tests in certain circumstances, by comparing the fair value of each reporting unit to its carrying value. The other purchased intangibles are amortized on a straight-line basis over the estimated useful life.
     Impairment of Long-Lived Assets — The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine if impairment exists, the Company compares the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. Once it has been determined that an impairment exists, the carrying value of the asset is adjusted to fair value. Factors considered in the determination of fair value include current operating results, trends and the present value of estimated expected discounted future cash flows.
     Earnings (Loss) Per Share — Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities, or other contracts to issue common stock, were exercised or converted into shares of common stock. Outstanding stock options and warrants to acquire shares of common stock have not been considered in the computation of dilutive losses per share since their effect would be antidilutive. Shares held in escrow pursuant to the agreements more fully described in Note 8 are not included in earnings per share until they are released.
     Income Taxes — Income taxes are accounted for in accordance with the provisions specified in SFAS No. 109, “Accounting for Income Taxes.” Accordingly, the Company provides deferred income taxes based on enacted income tax rates in effect on the dates temporary differences between the financial reporting and tax bases of assets and liabilities reverse. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets to amounts that are more likely than not to be realized. Prior to May 7, 2004, Arcadia Services elected to be taxed as a Subchapter S corporation with the individual stockholders reporting their respective shares of income on their income tax return. Accordingly, the Company has no deferred tax assets or liabilities recorded in the prior periods.
     Stock Plans — The Company issues stock options and other stock-based awards to key employees and directors under stock-based compensation plans. The Company accounts for its stock-based compensation under APB 25. The Company’s stock-based compensation is described more fully in Note 10 to the Consolidated Financial Statements.
Recent Accounting Pronouncements
     In December 2002, SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123”, was issued. This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition and guidance for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has complied with the expanded financial statement disclosure requirements in its consolidated financial statements. See Note 10.
     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, which amends and clarifies previous guidance on the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. Abnormal amounts of these costs should be recognized as current period charges rather than as a portion of inventory cost. Additionally, SFAS No. 151 requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities, which refers to a range of production levels within which ordinary variations are expected. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Arcadia does not expect the adoption of SFAS No. 151 to have a material effect on the Company’s consolidated financial statements.
     In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost will be recognized over the period during which the employee is required to provide service in exchange for the award (usually the vesting period). Adoption of SFAS No. 123R is required as of the beginning of the first annual reporting period that begins after June 15, 2005. Arcadia adopted SFAS No. 123R on April 1, 2005. Although the company has not assessed the impact, it expects the adoption of SFAS No. 123R to have a material effect on the Company’s consolidated financial statements.
     See accompanying notes to consolidated financial statements.

     In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, an amendment of APB No. 29, “Accounting for Nonmonetary Transactions.” This statement eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. If the future cash flows of the entity are not expected to change significantly as a result of the transaction, then the exchange shall be measured based on the recorded amount of the nonmonetary assets relinquished, rather than on the fair values of the exchanged assets. The statement is effective for nonmonetary asset exchanges beginning after June 15, 2005. Arcadia does not expect the adoption of SFAS No. 153 to have a material effect on the Company’s consolidated financial statements.
     See accompanying notes to consolidated financial statements.

Arcadia Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 1 — BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND DESCRIPTION OF BUSINESS
     The accompanying consolidated financial statements as of March 31, 2005 and 2004 and the three years ended March 31, 2005, 2004 and 2003, have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. These financial statements include all adjustments which management considers necessary to make the financial statements not misleading. The consolidated financial statements as of and for the period ended March 31, 2005 and for the period from May 10, 2004 to March 31, 2005, include the accounts of Arcadia Resources, Inc. and its wholly-owned subsidiaries (collectively referred to as “Arcadia” or the “Company”). The consolidated financial statements for the years ended March 31, 2004 and 2003 and for the period from April 1, 2004 to May 9, 2004, and as of March 31, 2004 include the accounts of Arcadia Services, Inc. (“Arcadia Services” or “Predecessor”) and subsidiaries prior to the effect of the acquisition and merger described below and in Note 4. All significant intercompany balances and transactions have been eliminated in consolidation.
MERGER, RECAPITALIZATION AND CHANGE IN REGISTRANT NAME
     Effective May 10, 2004, CHC Sub, Inc., a wholly-owned subsidiary of the Company, merged with and into RKDA, Inc. (“RKDA”), a Michigan corporation, (the “RKDA Merger”). RKDA’s assets consist of all of the capital stock of Arcadia Services and the membership interest of SSAC, LLC d/b/a Arcadia Rx. RKDA acquired Arcadia Services on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Arcadia Services, Addus HealthCare, Inc. (“Addus”), and the principal stockholder of Addus (the “Arcadia Services Acquisition”). The transaction between RKDA and Arcadia was considered a reverse merger, and RKDA will be considered the acquirer of the Company for accounting purposes.
     Effective November 16, 2004, the Company changed its name from Critical Home Care, Inc. to Arcadia Resources, Inc. and its stock symbol on the OTC Bulletin Board to ACDI. The name change has been reflected herein as all references to Critical Home Care, Inc. are now indicated as Arcadia Resources, Inc., Arcadia or the Company. The change presents a new identity for the Company and encompasses the Company’s expanded lines of business and broadened strategic focus. References to Arcadia Services are to the Company’s wholly-owned subsidiary, Arcadia Services, Inc.
DESCRIPTION OF BUSINESS
     Arcadia is incorporated in Nevada and based in Southfield, Michigan. The Company is a national provider of staffing and home care services, respiratory and durable medical equipment and mail-order pharmaceuticals. The Company provides staffing by both medically-trained personnel and non-medical personnel. The Company’s medical staffing service includes registered nurses, travel nurses, licensed practical nurses, certified nursing assistants, respiratory therapists and medical assistants. The non-medical staffing service includes light industrial, clerical, and technical personnel. The home care services include personal care aides, home care aides, homemakers, companions, physical therapists, occupational therapists, speech pathologists and medical social workers. The Company markets and sells surgical supplies, orthotic and prosthetic products and durable medical equipment, such as wheelchairs and hospital beds and also provides oxygen and other respiratory therapy services and equipment. The Company provides staffing to institutions and facilities as well as providing staffing and other services and products to patients directly in the home. These services are contractually agreed upon with institutional and facilities clients and billed directly to the respective entity or other payor sources as determined and verified prior to the performance of the services. When providing services and products to patients in the home, the arrangements are determined case by case in advance of delivery, generally on a month to month basis, and are paid for by the clients directly or by their insurers, including commercial insurance companies, Medicare and state-based Medicaid programs.
NOTE 2 — OPERATING LEASES
     The Company leases office space under several operating lease agreements, which expire through 2009. Rent expense relating to these leases amounted to approximately $849,000, $479,000 and $464,000 for the years ended March 31, 2005, 2004 & 2003 respectively. The following is a schedule of approximate future minimum rental payments, exclusive of real estate taxes and other operating expenses, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year:

Year ending March 31:
2006	$810,000
2007	700,000
2008	597,000
2009	94,000

Total	$2,201,000

NOTE 3 — EMPLOYEE BENEFIT PLANS
     The Company has a 401(k) defined contribution plan, whereby eligible employees may defer a percentage of compensation up to defined limits. The Company may make discretionary employer contributions. The Company made no contributions on the employees’ behalf for each of the years ended March 31, 2005, 2004 and 2003.
NOTE 4 — MERGER TRANSACTION, ACQUISITIONS AND RELATED INTANGIBLE ASSETS
     Effective May 10, 2004, CHC Sub, Inc., a wholly-owned subsidiary of Arcadia Resources, Inc., merged with and into RKDA, Inc. (“RKDA”), a Michigan corporation. RKDA was formerly owned by John E. Elliott, II and Lawrence R. Kuhnert. On May 10, 2004, pursuant to the terms of the merger, the Company issued Messrs. Elliott and Kuhnert 21,300,000 shares of its Common Stock and 1,000,000 Class A Warrants to purchase 1,000,000 shares of the Company’s Common Stock at $0.50 per share within seven years, in exchange for their interest in RKDA. RKDA’s assets consist of the outstanding capital stock of Arcadia Services and the membership interest of SSAC, LLC d/b/a Arcadia Rx. RKDA acquired Arcadia Services on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Arcadia Services, Addus Healthcare, Inc. (Addus) and Addus’s principal stockholder. The purchase price of Arcadia Services was $16,800,000, including the assumption of accounts payable and a note payable totaling $700,000.
The Company made acquisitions to accomplish its market penetration and distribution objectives, which produced goodwill, as is presented with the acquisition transactions consummated in the year ended March 31, 2005.
     For the purchase of Arcadia Services, Inc., amounts assigned to assets and liabilities at the acquisition date are as follows:

(in thousands)
Current Assets	$13,905
Property and Equipment	151
Other Assets	1,789
Intangibles	13,760
Liabilities	(4,352)
Goodwill	7,461

Total Consideration	$32,714

For Arcadia’s reverse acquisition of the Critical Home Care, amounts assigned to assets and liabilities at the acquisition date are as follows:

(in thousands)
Current Assets	$1,791
Property and Equipment	695
Other Assets	7,183
Liabilities	(830)
Goodwill	561

Total Consideration	$9,400

The company purchased the operations of six entities, as more fully described below, referred to herein as the “post-merger acquisitions”. The total amounts assigned to assets and liabilities at the respective acquisition dates are as follows:

Description of assets and liabilities purchased:	(in thousands)
Current and other assets	$4,215
Fixed assets	954
Goodwill	6,336
Liabilities	(1,837)

Total assets and liabilities purchased post-reverse acquisition	$9,668

     On July 30, 2004, the Company purchased selected assets of the Staffing Source of St. Petersburg, Florida. The Staffing Source, Inc. with offices in Bradenton, Clearwater and St. Petersburg provides temporary personnel for healthcare facilities and other business. It reported 2003 sales of $3,300,000. The purchase price is computed per a specified formula based on the annualized revenue, with a minimum total payment of $480,000 and a maximum total payment of $600,000.
     On August 20, 2004, the Company purchased American Oxygen, Inc. of Peoria, Illinois. The purchase price was 200,000 shares of the Company valued at $186,000. American Oxygen operates from two locations in Illinois and sells durable medical equipment, including respiratory/oxygen.

     On August 30, 2004, the Company purchased selected assets of Merit Staffing Resources, Inc (Merit). Merit provides temporary personnel for healthcare facilities and other businesses. It has offices in Danvers, Dedham, Lakeville, Sandwich, and Weymouth, Massachusetts and reported 2003 sales of $4,700,000. The purchase price is (a) cash equal to a specified percentage of the seller’s accounts receivable under 120 days outstanding as of closing, plus $200,000, subject to a total maximum cash payment at closing of $1,600,000 plus (b) forty eight monthly payments computed per a specified formula based on gross margin with a minimum total payment of $864,000 and a maximum total payment of $1,600,000.
     On September 23, 2004, the Company purchased Trinity Healthcare of Winston-Salem, Inc (Trinity). The acquisition was a stock purchase and the price was $5,400,000. Trinity provides oxygen and other respiratory services, as well as home intravenous therapy services. Trinity has locations in Winston-Salem and Huntersville, North Carolina, and Marietta and Demorest, Georgia. Two of Trinity’s selling shareholders were paid the following portions of the purchase price at closing on September 23, 2004: (a) payment of $2,500,000 in cash; (b) issuance of 1,225,410 shares of the Company’s common stock with an aggregate value of $916,250; and (c) delivery of a promissory note in the aggregate principal amount of $660,740, secured by a wholly owned subsidiary under a security agreement subordinated to their primary lender. The promissory note’s term is 21 months beginning January 15, 2005 and maturing October 15, 2006. The promissory note bears simple interest at 8% per annum commencing January 15, 2005 and provides for equal quarterly payments of principal and interest. Payment of the promissory note is subject to SSAC’s rights of recoupment/offset and is guaranteed by the Company per an unsecured guaranty. Trinity’s two other selling shareholders were paid the following subsequent portions of the purchase price: (a) $975,510 cash, subject to SSAC’s rights of recoupment/offset and the Company’s unsecured guaranty; and (b) 407,866 shares of the Company’s common stock with an aggregate value of $347,500, of which 305,898 shares with an aggregate value of $260,625 will be escrowed for one year. The escrowed shares will be subject to SSAC’s rights of recoupment/offset. Subject to recoupment/offset, the escrowed shares will be released to the two shareholders by January 15, 2006.
     On December 17, 2004, the Company’s Grayrose, Inc. subsidiary purchased substantially all of the assets of BK Tool, Inc., a light industrial staffing business located in Sterling Heights, Michigan, with approximately $2,000,000 in annual revenues. The total purchase price of $468,000 included payment of $175,000 plus 85% of accounts receivables no greater than 60 days outstanding. At closing, the seller was paid $393,000 in cash, drawn on the line of credit, and the remaining $75,000 was paid to the seller in January 2005.
     On December 22, 2004, Arcadia Resources, Inc. agreed to purchase all of the outstanding shares of common stock of Beacon Respiratory Services, Inc., Beacon Respiratory Services of Alabama, Inc., Beacon Respiratory Services of Colorado, Inc., and Beacon Respiratory Services of Georgia, Inc. (collectively “Beacon”). Beacon provides respiratory services in Florida, Alabama, Colorado, and Georgia and collectively had annual revenues of approximately $1,900,000. The purchase agreement was signed on December 22, 2004 to become effective on January 1, 2005, with the purchase price distributed based on the actual liabilities as of December 31, 2004. The purchase price was $1,500,000, including the payment of outstanding shareholder notes totaling $258,891 and assumption of leases and accounts payable totaling $257,681. The purchase price was subject to increase by up to an additional $400,000 based on expected pricing changes for certain of the Company’s products and services for calendar year 2005, with any additional amounts owed being payable to the sellers by January 1, 2006. In 2005, the Company paid $833,428 in cash to Beacon’s shareholders, plus $150,000 to be held by the Company to offset valid indemnification and other claims of the Company. The Company’s counsel will hold 16.33% of the Beacon shares purchased until the $150,000 (including accrued interest less any amounts disputed) is paid to sellers by January 1, 2006. During this time, the Company may vote such shares and shall have all incidents of ownership. On January 15, 2005, one of Beacon’s selling shareholders was issued a promissory note for $150,000, with a one-year term at 8% annual interest. Principal and interest will be payable quarterly. If the Company defaults on the note, the selling shareholder may require the Company to transfer back the shares of stock sold by this selling shareholder (i.e., 33% of the Beacon shares purchased by the Company) or elect other remedies. These shares will be held by the Company’s counsel until the note is paid. Until the note is paid, the Company may vote such shares and shall have all incidents of ownership.
     The following unaudited pro forma statement of operations has been prepared to give effect to the reverse merger and the post-merger acquisitions described above. RKDA is considered the acquirer of the Company for accounting purposes. This pro forma statement of operations has been prepared as if the merger and post-merger acquisitions had been completed as of April 1, 2004. The unaudited pro forma statement of operations is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the merger and post-merger acquisitions occurred on April 1, 2004, nor is it necessarily indicative of the future results of operation. The pro forma statement of operations has been prepared based on the Company’s financial information.
Results shown in thousands except per share data:

Year Ended
March 31, 2005
Pro forma revenue	$115,318

Pro forma net loss	$(7,656)

Pro forma losses per share
Basic	$(0.11)

Diluted	$(0.11)

Pro forma weighted average common shares (in thousands)
Basic	72,456

Diluted	72,456

The Company recognized an impairment of goodwill of $707,000 for the period from May 10, 2004 to March 31, 2005 compared to $16,000 for the period from April 1, 2004 to May 9, 2004. The decline in value was quantified primarily related to a business acquired as a byproduct of the reverse acquisition on May 10, 2004. The specific operating subsidiary is in a specific product line which is very dependent on its employees’ expertise and relationships. Many of its employees exited the operation subsequent to the acquisition, resulting in a decline in revenues and profitability and ultimate closure of 1 of the 3 locations acquired. Total net intangible assets were $28.8 million of which $15.7 million was goodwill as of March 31, 2005.
The Company had total intangibles of $3.6 million as of March 31, 2004. With the reverse merger and other post-merger acquisitions described herein, the Company added $13.8 million in intangibles and $12.8 million in goodwill. Total accumulated amortization of $782,000 was recorded and $707,000 was recorded as an impairment. Goodwill and intangible assets of $9.7 million are amortizable over 15 years for tax purposes, while the remainder of the Company’s goodwill and intangible assets are not amortizable for tax purposes as the acquisitions related to the purchase of common stock rather than of assets or net assets.
Amortization expense related to the intangibles recorded in conjunction with the acquisitions described above totaled approximately $782,000 for the year ended March 31, 2005. The intangible assets are amortized over their expected useful lives ranging from 3 to 30 years. Estimated annual amortization expense for each of the five succeeding fiscal years is as follows:

Year ended:	(in thousands)
2006	$853
2007	853
2008	621
2009	600
2010	600
NOTE 5 — AFFILIATED AGENCIES PAYABLE
     Arcadia Services, Inc. (Arcadia Services), a wholly-owned subsidiary of the Company, operates independently and through a network of affiliated agencies throughout the United States. These affiliated agencies are independently-owned, owner-managed businesses, which have been contracted by the Company to sell services under the Arcadia Services name. The arrangements with affiliated agencies are formalized through a standard contractual agreement. The affiliated agencies operate in particular regions and are responsible for recruiting and training field service employees and marketing their services to potential customers within the region. The field service employees are employees of Arcadia Services. Arcadia Services provides sales and marketing support to the affiliated agencies and develops and maintains operating manuals that provide suggested standard operating procedures.
     The contractual agreements require a specific, timed, calculable flow of funds and expenses between the affiliated agencies and Arcadia Services. The net amounts due to affiliated agencies under these agreements include short-term and long-term net liabilities totaling $2,228,000 and $1,574,000 as of March 31, 2005 and 2004, respectively.

NOTE 6 — LONG-TERM DEBT
Long-term debt at March 31, 2005 is summarized in the following table. Accrued interest payable is stated separately on the balance sheet and is not included in the table below.

Note payable dated September 10, 2004 bearing interest at the rate of 6% per year. The note is unsecured and is payable in full with interest by June 21, 2005. The Company can extend the payment date to September 21, 2005 at an interest rate of 12% during the extension period. The lender also received warrants to purchase up to 3,150,000 shares of common stock at $0.95 per share which expire on September 21, 2009. The $5,000,000 note payable is shown net of debt discount of $314,861. The note was extended to September 21, 2005.	$4,685,139

Purchase price payable to the selling stockholders of Trinity Healthcare of Winston-Salem, Inc. (“Trinity”) dated September 23, 2004, bearing simple interest of 8% per year payable in equal quarterly payments of principal and interest beginning January 15, 2005, due October 15, 2006. The note payable is unsecured and interest accrues starting on January 15, 2005.	660,740

Note payable to the selling stockholders of Trinity dated January 15, 2005, bearing simple interest of 8% per year with equal payments due quarterly beginning April 15, 2005. This note payable is unsecured and is due January 15, 2006.	273,246

Subordinated note payable to the selling stockholder of Arcadia Services dated May 7, 2004, bearing simple interest at 12% payable in one year. Per the terms of the note payable, accrued interest was waived as the note was paid by the maturity date.	500,000

Note payable due by July 1, 2005, bearing simple interest of 12%. This note payable is unsecured and interest payments only are due monthly.	275,000

Note payable to the selling stockholders of Beacon Respiratory Services, Inc. dated January 1, 2005, bearing simple interest of 8% per year with equal payments due quarterly beginning April 1, 2005 due January 1, 2006 (See Notes 4 and 12). This note payable is secured by 33% of the outstanding shares of the Beacon companies.	150,000

Purchase price escrowed to the selling stockholders of Beacon Respiratory Services, Inc. dated January 1, 2005, payable on January 1, 2006 (See Notes 4 and 12) secured by 16.33% of the outstanding shares of the Beacon companies.	150,000

Other interest-bearing obligations to be paid over time based on respective terms	576,277

Less — Current portion of long-term debt	7,270,402
6,723,830

LONG-TERM DEBT	$546,572

     On May 13, 2004, David S. Bensol converted $150,000 of notes payable to officer into 600,000 shares of the Company’s common stock at $0.25 per share, plus 60,000 Class A warrants identical to those issued in connection with the Company’s May 7, 2004 Offering, pursuant to a resolution of the Board of Directors dated May 4, 2004. The remaining notes payable to this same officer issued from May 2003 to December 2003, totaling $554,000, were forgiven by the officer upon his resignation on December 23, 2004. This forgiveness was recorded as an increase to paid in capital. Note 12 further describes the terms of the termination agreement with the officer.
     On January 18, 2005, the Company obtained a $1,500,000 loan from Jana Partners, LLC due on February 2, 2005 in exchange for warrants to purchase 50,000 shares of the Company’s common stock at $1.28 per share. This loan plus accrued interest of $15,000 was paid in full on February 4, 2005 with proceeds from the sale of unregistered securities described below.
Annual maturities of notes payable are as follows:

Year ended:	(in thousands)
2006	$7,039
2007	470
2008	48
2009	21
2010	9

NOTE 7 — LINES OF CREDIT
     On May 7, 2004, Arcadia Services and three of its wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006. The initial advance on May 7, 2004 was in the amount of $11 million, which was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia Services by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the revolving credit commitment amount was increased to $14.4 million. It was increased to $16 million on November 23, 2004. The credit agreement required Messrs. Elliott and Kuhnert to maintain ownership of at least twenty-five (25%) of the Company’s outstanding Common Stock, however, Comerica removed this requirement on May 3, 2005. The credit agreement provides that advances to the Company will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 85% of the eligible accounts receivable, plus the lesser of 85% of eligible unbilled accounts or $2 million, plus an overformula advance of $1.2 million. The overformula advance is payable at the rate of $100,000 per month for 12 consecutive months, which began in January 2005. The Company was in compliance with all covenants at March 31, 2005.
     RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia Services. Arcadia Services granted Comerica Bank a first priority security interest in all of its assets. The subsidiaries of Arcadia Services granted the bank security interests in all of their assets. Arcadia Services’ former stockholder subordinated indebtedness which Arcadia Services owed it to indebtedness Arcadia Services owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank for all indebtedness of Arcadia Services and its subsidiaries.
     Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers. Arcadia Services agreed to various financial covenant ratios, to have any person who acquires Arcadia Services’ capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants. Amounts outstanding under this agreement totaled $15,299,384 at March 31, 2005, of which $900,000 is classified as current and $14,399,384 is classified as long-term.
     On February 17, 2004, SSAC, LLC, a wholly-owned subsidiary, established a revolving line of credit with US Bank with a credit limit of $250,000, bearing interest at prime +1%, effectively 6.25%, at March 31, 2005, and which matured on February 17, 2005 and has been verbally extended pending formalization of the extension. The line of credit was fully borrowed with a balance of $250,186 at March 31, 2005. The Company was in compliance with all covenants at March 31, 2005.
     On February 18, 2005, Trinity Healthcare of Winston-Salem, Inc. (“Trinity Healthcare”), a wholly-owned subsidiary, entered into a separate credit agreement with Comerica Bank which provides Trinity Healthcare with a revolving credit facility of up to $2,000,000 payable upon demand of Comerica Bank. The credit agreement provides that advances to Trinity Healthcare will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 80% of the eligible accounts receivable, subject to Comerica Bank’s adjustment to account for dilution of accounts receivable caused by customer credits, returns, setoffs, etc., plus 30% of eligible inventory. If an event of default occurs, Comerica Bank may, at its option, accelerate the maturity of the debt and exercise its right to foreclose on the issued and outstanding capital stock of Trinity Healthcare and on all of the assets of Trinity Healthcare and its subsidiaries. Any such default and resulting foreclosure would have a material adverse effect on our financial condition. Amounts outstanding under this agreement totaled $5,020 at March 31, 2005. The Company was in compliance with all covenants at March 31, 2005.
Annual maturities of lines of credit are as follows:

Year ended:	(in thousands)
2006	$1,150
2007	$14,404
2008	—
2009	—
2010	—

NOTE 8 — STOCKHOLDERS’ EQUITY
     On May 10, 2004, CHC Sub, Inc., a wholly-owned subsidiary of Arcadia, consummated an Agreement and Plan of Merger under which CHC Sub, Inc., merged with and into RKDA. The purchase price paid was 21,300,000 shares of Arcadia common stock and 1,000,000 seven-year Class A warrants to purchase 1,000,000 shares of common stock at $0.50 per share. RKDA’s assets consist of all of the capital stock of Arcadia Services and the membership interests of SSAC, LLC d/b/a Arcadia Rx. RKDA acquired Arcadia Services through a stock purchase on May 7, 2004. The Company raised $8,245,000 through a Regulation D private placement of 32,980,000 common shares at a price of $0.25 per share which was completed and terminated on May 27, 2004. The offering also included 3,298,000 Class A Warrants to purchase 3,298,000 common shares of stock over seven years at an exercise price of $0.50 per share. The Placement Agent received a 10% sales commission and reimbursement for out-of-pocket expenses totaling $887,000 along with seven-year Class A warrants to purchase 2,298,000 shares of the Company’s common stock exercisable on a cashless basis at $0.50 per share which was recorded as a reduction to paid in capital.
     The post-transaction costs of registering securities issued in the offering are considered an expense for accounting purposes. Due to the complex nature of the business combination and the time schedule required, those costs have been significant to the Company for the periods presented. Such related costs include primarily external professional fees for legal, accounting and auditing services along with internal costs of preparing and filing the required documents with the Securities and Exchange Commission. The Company estimates its external costs as $660,000 for the year ended March 31, 2005. Additional costs will be incurred until the registration is completed.
     Three officers of the Company escrowed 6,000,000, 4,000,000 and 2,000,000 shares of the Company’s common stock, respectively, pursuant to Escrow Agreements dated as of May 7, 2004 (collectively, the “Escrow Shares”). Eighty (80%) percent of the Escrow Shares will be released from escrow in fiscal 2007 (40%) and fiscal 2008 (40%), if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, meets the following milestones: for the 12 month period ending March 31, 2006, an Adjusted EBITDA (as defined) of $9,700,000 and for the 12 month period ending March 31, 2007, an Adjusted EBITDA of $12,500,000. Alternatively, the Escrow Shares shall be released in fiscal 2008 if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, obtains an Adjusted EBITDA for the 24 month period ending March 31, 2007 of at least $22,000,000. In addition, for any of the Escrow Shares to be released pursuant to the foregoing thresholds, the Company’s, in the case of Mr. Bensol, and RKDA’s, in the case of Messrs. Elliott and Kuhnert, Debt to Adjusted EBITDA ratio must be 2.0 or less. Nevertheless, twenty (20%) percent of the Escrow Shares (2,400,000 shares) will be released if the Company’s Common Stock remains at least $1.00 per share for 30 consecutive trading days or the average closing price for any 45 day period is at least at $1.00 per share, even if the EBITDA thresholds are not met.
     Twenty (20%) percent of the Escrow Shares (2,400,000 shares) was released from escrow as of February 3, 2005, due to the average closing price of the Company’s Common Stock being at least $1.00 for the 30 consecutive day period ended January 26, 2005. In the fourth quarter, the Company recognized expense of $2,664,000 equal to the fair value of these 2,400,000 shares at the date earned.
     On May 25, 2004, the Company entered into separate agreements with certain managerial employees of Arcadia Services, Inc., that allowed the employees to purchase 840,000 shares of the Company’s common stock at $0.25 per share.
     On August 20, 2004, the Company issued 200,000 shares of its common stock to the former stockholders of American Oxygen. The aggregate consideration for these shares totaled $186,000.
     On December 2, 2004, the Company issued a total of 144,999 shares of its common stock upon the exercise of the stock options by three former employees of the Company. The aggregate consideration for these shares totaled $26,250.
     On December 31, 2004, the lender converted a $250,000 payment plus interest on a subordinated convertible note payable, dated June 12, 2004 into 533,370 shares of common stock at $0.50 per share in accordance with the loan agreement.
     On January 21, 2005, the Company issued a total of 243,040 shares of its common stock to two limited liability companies whose owners are certain of the members of Kerr, Russell and Weber, PLC (“KRW”), as payment for legal services in the amount of $250,000 which KRW furnished to the Company.
     During fiscal 2005, the Company issued a total of 1,633,276 shares of its common stock to two former stockholders of Trinity Healthcare of Winston-Salem, Inc. (“Trinity”) per the agreement by which a second-tier wholly-owned subsidiary of the Company acquired all of Trinity’s outstanding common stock on September 23, 2004. Per the terms of the stock purchase agreement, the shares issued have a total aggregate value of $1,263,750. Of the shares of common stock issued, 305,898 shares have been escrowed until January 15, 2006 to satisfy the purchaser’s rights of recoupment/offset, per the terms of the stock purchase agreement.
     As of March 31, 2005, an additional 129,541 seven-year Class A Warrants to purchase 129,541 shares of common stock at $0.50 per share (the “Late Registration Warrants”) are issuable to those stockholders that purchased shares in the Regulation D private placement which was completed on May 27, 2004 as more fully described in Note 8. These Late Registration Warrants are issuable because per the terms of the Regulation D private placement offering, a registration statement of the related securities was not declared effective (with a current prospectus) by the Securities and Exchange Commission on or before January 22, 2005.

     Beginning February 2, 2005, Arcadia Resources, Inc.(the “Company”) sold aggregate of 5.0 million shares of its common stock, at a price of $0.90 per share, in private transactions to investors qualifying as accredited investors as defined in Rule 501(a) of Regulation D. The aggregate consideration received totaled $4.5 million of maximum $5.0 million which the Company intends to raise from this private offering for debt repayment, acquisitions and new business ventures. The Company has agreed to use its best efforts to register these shares within ninety days.
     On March 31, 2005, the balance of the $1.5 million convertible loan and related accrued interest were paid through the note holder’s election to convert to 2.7 million shares of the Company’s common stock.
The following table represents the aggregated activity in warrants during the period from May 10, 2004 to March 31, 2005:

		WARRANTS
		FISCAL 2005 ACTIVITY & ROLLFORWARD				RANGE OF
	5/10/2004			3/31/2005	PRICE	EXPIRATION
DESCRIPTION	OUTSTANDING	ISSUES	EXERCISES	OUTSTANDING	PER SHARE	DATES
Attached to Debt Issued	2,493,250	3,825,000	400,000	5,918,250	$0.25 to $1.28	2009-2011
Class A Warrants	5,382,750	––	24,750	5,358,000	$0.50	2011
Class A Late Registration Warrants	––	129,541	––	129,541	$0.50	2011

Total	7,876,000	3,954,541	424,750	11,405,791

See Note 13 for transactions subsequent to March 31, 2005 related to stockholders’ equity.
SETTLEMENT OF CERTAIN LIABILITIES
On May 13, 2004, David S. Bensol converted $150,000 of his debt into 600,000 shares of the Company’s common stock at $0.25 per share, plus 60,000 Class A warrants identical to those issued in connection with the Company’s May 7, 2004 Offering pursuant to a resolution of the Board of Directors dated May 4, 2004.
NOTE 9 — EARNINGS (LOSSES) PER SHARE
The following is a summary of the earnings per share component of the Company’s common stock activity for the period ended May 9, 2004 and for the year ended March 31, 2005:

(in thousands)
Shares Issued as of May 10, 2004	79,024
Shares Issued to complete Post-Merger Acquisitions	1,499
Shares Issued upon exercise of Stock Options and Warrants	179
Shares Issued upon debt repayment or election of debt conversion option	541
Shares Held in Escrow per RKDA Merger	(9,600)
Shares Issued in Private Placement of Common Stock	748
Shares Issued as payment for services	65

Shares Included in Calculation of Earnings (Losses) Per Share for the year ended March 31, 2005	72,456

     As of May 10, 2004, the effective date of the RKDA Merger, there were 76,394,000 shares of the Company’s common stock authorized and outstanding. The 32,000,000 Shares Issued in the Offering do not include an additional 980,000 shares of the Company’s common stock issued in the Offering through the date the Offering terminated on May 27, 2004, and an additional 840,000 shares of the Company’s common stock sold to key employees of the Company’s subsidiary. The Shares Held in Escrow as a result of the RKDA Merger are not included for purposes of calculating the earnings per share in the pro forma statement of operations. Outstanding stock options to acquire common shares, and outstanding warrants to acquire common shares, have not been considered in the computation of dilutive losses per share since their effect would be antidilutive.
NOTE 10 — STOCK-BASED COMPENSATION
     The Company accounts for its stock option plan under SFAS No. 123, “Accounting for Stock Based Compensation”. As permitted by SFAS No. 123, the Company continues to apply the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” As required to be disclosed under SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure — an amendment of SFAS No. 123”, the following table presents pro forma net loss and basic and diluted loss per share as if the fair value-based method had been applied to all awards.

	Successor
	For the Period	Predecessor
	Ended	For the Year Ended
	March 31, 2005	March 31, 2004
Net income (loss) as reported	$(7,897,077)	$3,731,953
Add: Stock-based employee compensation expense Included in income, net of related tax effects	—	—
Less: Total stock-based employee compensation expense determined under the fair value method, net of related tax effects	764,167	—

Pro Forma net income (loss)	$(8,661,244)	$3,731,953

Net income (loss) per share:
Basic and diluted income (loss) per share as reported	$(0.11)	$3.94
Pro Forma basic and diluted income (loss) per share	$—	$3.94

	OPTIONS							RANGE
	FISCA L 2005 ACTIVITY & ROLLFORWARD						RANGE OF	OF
	5/10/2004				3/31/2005	PRICE	EXPIRATION	VESTING
	OUTSTANDING	GRANTS	FORFEITURES	EXERCISES	OUTSTANDING	PER SHARE	DATES	DATES
Issued to officers	0	8,299,040	0	0	8,299,040	$0.25 to $1.45	2009	2005-2008
Issued to other management	0	700,000	0	0	700,000	\$1.45	2011	2005
From prior entity	971,033	0	288,534	144,999	537,500	$0.25 to $1.00	2011	N/A

Total	971,033	8,999,040	288,534	144,999	9,536,540

As of March 31,	2004	2005	2006	2007	2008
Cumulative Vested Options	537,500	1,386,540	3,536,540	5,536,540	9,536,540
     Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options shall vest in six tranches provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be exercised by Messrs. Elliott and Kuhnert as long as they are employed by the Company and for one year from termination for any reason provided they have achieved the EBITDA milestones. The expense, if any, related to these options will be recognized in the period the milestones are achieved or are likely to be achieved.
NOTE 11 — INCOME TAXES

     Although the Company experienced a loss for the period May 10, 2004 through March 31, 2005, the Company recognized income tax expense related to state income taxes as a result of the Company’s multi-state locations. The Company has state and federal income tax refunds pending and amounts on deposit totaling approximately $130,000 as of March 31, 2005.
     As of March 31, 2005, the Company has net operating loss carryforwards (“NOLs”) of $1.9 million, which may be available to reduce taxable income if any, which expire through 2024. However Internal Revenue Code Section 382 rules limit the utilization of NOLs upon a change in control of a company. It has been determined that a subsequent change in control has taken place. Since the change in control has taken place utilization of the Company’s NOLs will be subject to severe limitations in future periods, which could have an effect of eliminating substantially all the future income tax benefits of the NOLs. The Company has an additional $2.1 million in NOLs that are not subject to the limitations described above, which expire in 2025.
     Components of the provision (benefit) for income taxes are as follows:

2005
Current
Federal	$-0-
State and local	185,500
Deferred
Federal	-0-
State and local	-0-

Total	$185,500

Total income tax expense differs from the amounts computed by applying a U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

2005
Income tax provision at 34%	(34.0%)
State and local income taxes net of federal benefit	(3.0)
Non-deductible compensation expense on release of escrowed shares	12.5
Non-deductible goodwill impairment	3.4
Non-deductible amortization of beneficial conversion feature	5.8
Non-deductible other items	.2
Non-qualified stock option exercise	(3.0)
Valuation allowance	15.1%

(3.0%)

     As of March 31, 2005, the Company has net operating loss carryforwards of approximately $4.0 million that will be available to offset future taxable income through the dates shown below:

(in
thousands)
September 30, 2022	$58
September 30, 2023	1,066
September 30, 2024	794
March 31, 2025	2,051

$3,969

Significant components of the Company’s deferred tax assets and liabilities are comprised of the following:

March 31, 2005
Allowance for doubtful accounts	$677
Accrued compensation items	165
Net operating loss	1,349
Capitalization of inventory acquisition costs	276
Other timing differences	194

Total	2,661
Valuation allowance	(2,661)

Net deferred taxes	$0

     FAS 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectation of future profits, etc. FAS 109 further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as the cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. The Company will provide a full valuation allowance on future tax benefits until it can sustain a level of profitability that demonstrates its ability to utilize the assets, or other significant positive evidence arises that suggests the Company’s ability to utilize such assets.
     Tax benefits from the utilization of net operating loss carryforwards will be recorded at such time and to such extent, they are more likely than not to be realized. As such, the resulting estimated deferred tax assets of approximately $2.7 million as of March 31, 2005 have been offset by a corresponding valuation allowance.
NOTE 12 — RELATED PARTY TRANSACTIONS
     In connection with Mr. Bensol’s resignation as a director, officer and employee effective December 23, 2004, the Company paid $29,000 to RVC Realty to satisfy and terminate a lease obligation of the Company. Mr. Bensol is a principal in RVC Realty. Total lease obligations to RVC Realty for the nine months ended December 31, 2004 were $29,000.
     The Company purchased four entities collectively referred to as Beacon Respiratory Services effective January 1, 2005. Ms. Irish was one of the selling stockholders of those companies and has received an interest-bearing installment note payable from the Company of $150,000 related to the purchase with the final payment due January 1, 2006. The Company also retained $150,000 of the purchase price to be held until January 1, 2006 to offset valid indemnification and other claims of the Company. See Note 4 for further detail.
     In the routine course of business, the Company reimburses expenses paid by employees on behalf of the Company. As of March 31, 2005, the Company owed such expenses of $9,882 to Ms. Irish and owed $28,789 to Mr. Smith.
NOTE 13 — SUBSEQUENT EVENTS
     On April 7, 2005, the Company acquired the net assets of United Healthcare Services (“United”) and of two related smaller companies. United is a home respiratory and durable medical equipment company located in Ft. Myers and Port Charlotte, Florida. The purchase price was $1,536,167 paid in cash of $1,200,167 drawn on the Company’s line of credit and the delivery of an unsecured subordinated promissory note in the principal amount of $100,000, with interest at five (5%) percent per annum, payable in two installments due at six months and twelve months from the closing date; and the issuance of an aggregate of 147,500 shares of the Company’s common stock having an aggregate value of $236,000.
     On April 26, 2005, the Company sold an aggregate 1,212,121 shares of its common stock valued at $1.65 per share, for aggregate consideration of $2,000,000, in a private transaction to an accredited investor as defined in Rule 501(a) of Regulation D.
     On April 27, 2005, the Company issued Jana Master Fund, LTD (“Jana”) a $5,000,000 Convertible Promissory Note with a term due May 1, 2006 and providing for quarterly interest payments at 12% annual interest. Under the terms of the Note, Jana may convert the outstanding balance into shares of the Company’s common stock at the rate of one (1) share of common stock per $2.25 of outstanding debt. The shares issuable upon conversion of the Note carry registration rights.
     On April 29, 2005, the Company entered into and closed on an agreement by which it purchased the outstanding capital stock of Home Health Professionals, Inc. The acquisition is effective May 1, 2005. Home Health Professionals operates a home healthcare staffing business headquartered in Battle Creek, Michigan. The purchase price for the acquired stock is $2,500,000, plus 1,058,201 shares of the Company’s common stock valued at $2,000,000, plus the payment of amounts to be determined per an earnout formula over the twelve month period following the closing. At closing, the cash consideration and shares of the Company’s common stock were paid, less amounts escrowed to satisfy potential indemnification and other claims of the purchaser. The Company utilized proceeds from a note payable issued to a third party to pay the cash portion of the purchase price that was paid at closing. Because the balance of the purchase price payable is computed per a specified earnout formula, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price.
     On May 13, 2005, the Company acquired the net assets of HealthLink, a home respiratory and durable medical equipment company located in Crown Point, Indiana. The purchase price was $161,000, financed by the seller, plus 15,000 shares of the Company’s common stock valued at $30,300. The purchase price is payable in 12 monthly installments of $6,700 each and a final payment of $80,000 one year from the closing date.
     On May 31, 2005, the Company acquired the membership interests in Rite at Home Healthcare, LLC, a healthcare product-oriented catalog company located in Illinois. The purchase price of $1.26 million included 88,000 shares of the Company’s common stock valued at $189,000, $325,000 cash plus assumption of the outstanding liabilities of $746,000. The line of credit in place for Rite at Home Healthcare, LLC provided $750,000 toward the funding of the transaction.

NOTE 14 — CONTINGENCIES
     As a healthcare provider, the Company is subject to extensive federal and state government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, audits may be conducted, with requests for patient records and other documents to support claims submitted for payment of services rendered to customers, beneficiaries of the government programs. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.
NOTE 15 — SUMMARY OF QUARTERLY FINANCIAL DATA
Selected Quarterly Financial Data

	Quarter
	First *	Second	Third	Fourth **
	(in thousands, except per Share data)
2005
Net sales	$23,108	$25,512	$28,091	$28,631
Gross profit	5,235	7,335	8,656	10,160
Operating income (loss)	582	181	201	(6,588)
Net income (loss)	349	(161)	(718)	(7,367)
Basic income (loss) per common share	$0.00	$0.00	$(0.01)	$(0.10)
Diluted income (loss) per common share	$0.00	$0.00	$(0.01)	$(0.10)

2004 *
Net sales	$18,208	$19,556	$19,870	$20,726
Gross profit	5,262	5,603	5,519	5,770
Operating income	826	959	954	991
Net income	826	959	954	993
Basic income per common share	$0.87	$1.01	$1.01	$1.05
Diluted income per common share	$0.87	$1.01	$1.01	$1.05

*	The first quarter of 2005 includes the results of the Predecessor entity. The results for 2004 are of the Predecessor entity only.

**	During the fourth quarter of 2005, the following items were recorded that significantly contributed to the difference in results for the fourth quarter compared to the other quarters shows in 2005: release of escrowed shares for recorded compensation expense of $2.7 million; impairment of goodwill recorded at $707,000 as a result of the annual evaluation of long-lived assets; recording of $782,000 of intangible amortization resulting from completion of purchase price allocation; and, approximately $1.5 million recorded as additional workers’ compensation cost upon receipt of annual review from program underwriter.

A reclassification of commissions paid to affiliates agencies from cost of sales to general and administrative expenses is reflected herein to be more comparable with our peers in the home healthcare and staffing industries.

ARCADIA RESOURCES, INC. AND SUBSIDIARIES
FINANCIAL STATEMENT SCHEDULE
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		End
	of Period	Expenses	Accounts	Deductions	of Period
Period from May 10, 2004 to March 31, 2005
Deducted from asset accounts:
Allowance for doubtful accounts	$832,000	$931,000		$(71,000)	1,692,000
Allowance for inventory obsolescence	$200,000 *			(120,000)	$80,000
Period from April 1, 2004 to May 9, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	$780,000	$52,000		$—	$832,000

Year ended March 31, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	$754,000	$27,000		$(1,000)	$780,000

Year ended March 31, 2003
Deducted from asset accounts:
Allowance for doubtful accounts	$515,000	$239,000		$—	$754,000

*	Allowance established in conjunction with reverse merger (See Note 4 to financial statements).

Unaudited Interim Consolidated Financial Statements as of and for the
Three Quarters ended December 31, 2005 and December 31, 2004
The financial statements of the Registrant included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been condensed or omitted, the Registrant believes that the disclosures are adequate to make the information presented not misleading. Readers are urged to carefully review and consider the various disclosures made by us in this quarterly report on Form 10–Q, our Current Reports on Form 8–Ks filed on April 6, 2005, April 20, 2005, May 2, 2005, June 30, 2005, September 22, 2005, September 30, 2005, December 1, 2005, December 13, 2005, February 14, 2006 and March 27, 2006 along with our annual report on Form 10–K as of and for the year ended March 31 2005, our quarterly reports on Form 10Q for the periods ended June 30, 2005 and September 30, 2005, and our other filings with the Securities and Exchange Commission. These reports and filings attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operation and prospects.
The unaudited consolidated financial statements included herein reflect all adjustments, consisting only of normal recurring items, which, in the opinion of management, are necessary to present a fair statement of the results for the interim periods presented.
The results for interim periods are not necessarily indicative of trends or results to be expected for a full year.

Arcadia Resources, Inc.
Consolidated Balance Sheets

	December 31,	March 31,
	2005	2005
	(Unaudited)	(Audited)
Assets (Note 7)
Current Assets
Cash	$2,496,547	$1,412,268
Accounts receivable, net of allowance of $1,843,000 and $1,692,000, respectively	26,585,230	21,453,424
Inventory, net of allowance of $80,000	884,861	664,269
Prepaid expenses and other current assets	4,457,925	876,523
Income taxes receivable (Note 11)	101,602	130,000

Total Current Assets	34,526,165	24,536,484

Fixed Assets
Equipment	4,337,726	2,033,919
Software	267,160	251,446
Furniture and fixtures	1,244,567	376,095
Vehicles	492,460	205,080
Leasehold improvements	360,997	196,337

	6,702,910	3,062,877
Accumulated depreciation and amortization	(1,653,783)	(787,899)

Net Fixed Assets	5,049,127	2,274,978

Other Assets (Note 4)
Goodwill	26,431,386	15,704,743
Trade name, net of accumulated amortization of $444,000 and $244,000	7,555,556	7,755,556
Customer relationships, net of accumulated amortization of $701,000 and $306,000	5,384,243	4,694,444
Technology, net of accumulated amortization of $422,000 and $232,000	337,778	527,778
Non-competition agreements, net of accumulated amortization of $26,000 and $0	157,970	—
Deferred financing costs, net of accumulated amortization of $68,000 and $231,000	27,034	99,099

Total Other Assets	39,893,967	28,781,620

	$79,469,259	$55,593,082

Liabilities and Stockholders’ Equity
Current Liabilities
Line of credit, current portion (Note 7)	$448,870	$1,150,186
Accounts payable and checks issued against future deposits	1,862,808	1,649,551
Accrued expenses	3,684,360	3,367,812
Payable to affiliated agencies, current portion (Note 5)	2,782,690	1,612,715
Long-term debt, current portion (Note 6)	1,534,024	6,723,830

Total Current Liabilities	10,312,752	14,504,094
Payable to affiliate, less current portion (Note 5)	318,094	615,544
Long-term debt, less current portion (Note 6)	960,488	546,572

Line of credit, less current portion (Note 7)	10,300,527	14,404,404

Total Liabilities	21,891,861	30,070,614

Commitments and Contingencies (Notes 6, 7 and 14)
Stockholders’ Equity (Note 8)
Common stock $.001 par value, 150,000,000 shares authorized, 96,319,625 and 90,413,662 shares issued and outstanding, respectively	96,320	90,414
Additional paid-in capital	74,317,954	33,516,506
Treasury stock, 199,110 and 112,109 shares, respectively	(396,725)	(187,375)
Stock subscription receivable	(5,000,000)	—
Accumulated deficit	(11,440,151)	(7,897,077)

Total Stockholders’ Equity	57,577,398	25,522,468

	$79,469,259	$55,593,082

Arcadia Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Successor
	Quarter	Quarter
	Ended	Ended
	December 31, 2005	December 31, 2004
Net Sales (Note 15)	$33,298,557	$28,090,534
Cost of Sales	21,985,099	19,413,068

Gross Profit	11,313,458	8,677,466
General and Administrative Expenses	11,290,948	8,342,918
Depreciation and Amortization	650,685	133,883

Operating Income (Loss)	(628,175)	200,665
Other Expenses:
Interest expense, net	168,330	298,642
Amortization of debt discount (Note 6)	—	525,141

Total Other Expenses	168,330	823,783

Net Loss Before Income Tax Expense	(796,505)	(623,118)
Income Tax Expense (Note 11)	16,778	95,114

Net Loss	$(813,283)	$(718,232)

Loss Per Share (Note 8):
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)
Weighted average number of shares (in thousands):
Basic	84,240	68,494
Diluted	84,240	68,494

Arcadia Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Successor		Predecessor
	Three Quarters	Period From	Period From
	Ended	May 10, 2004 to	April 1, 2004 to
	December 31, 2005	December 31, 2004	May 9, 2004
Net Sales (Note 15)	$96,702,889	$67,223,593	$9,486,601
Cost of Sales	64,792,459	47,302,269	6,905,998

Gross Profit	31,910,430	19,921,324	2,580,603
General and Administrative Expenses	31,423,622	19,214,686	2,101,381
Depreciation and Amortization	1,781,815	221,328	—

Operating Income (Loss)	(1,295,007)	485,310	479,222
Other Expenses
Impairment of Goodwill	—	—	16,055
Interest expense, net	1,198,103	695,654	—
Amortization of debt discount (Note 6)	933,185	682,593	—

Total Other Expenses	2,131,288	1,378,247	16,055

Net Income (Loss) Before Income Tax Expense	(3,426,295)	(892,937)	463,167
Income Tax Expense (Note 11)	116,778	102,253	—

Net Income (Loss)	$(3,543,073)	$(995,190)	$463,167

Unaudited pro forma amounts to reflect pro forma Income Taxes from tax status change			158,000

Pro Forma Income After Income Tax from tax status change			$305,167

Income (Loss) Per Share (Note 8):
Basic	$(0.04)	$(0.01)	$0.49
Diluted	$(0.04)	$(0.01)	$0.49
Proforma Income Per Share:
Basic			$0.32
Diluted			$0.32
Weighted average number of shares (in thousands):
Basic	83,506	68,460	948
Diluted	83,506	68,460	948

Arcadia Resources, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Quarters	Period from	Period from
	Ended	May 10, 2004 to	April 1, 2004 to
	December 31, 2005	December 31, 2004	May 9, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(3,543,073)	$(995,190)	$463,167
Adjustments to reconcile net income (loss) to net cash provided by operating activities net of impact of acquisitions:
Provision for bad debts	572,576	459,595	42,192
Depreciation and amortization	1,245,473	221,328	77
Amortization of debt discount and deferred financing costs	1,370,250	682,593	—
Issuance of stock for services	74,965	—	—
Accrual of stock option expense	87,612	—	—
Amortization of intangibles	811,764	—	—
Impairment of goodwill	—	—	16,055
Loss on disposition of asset	—	89,810	—
Recording of expected release of stock from escrow	410,000	—	—
Changes in operating assets and liabilities:
Accounts receivable	(4,437,166)	(3,675,988)	(692,193)
Inventory	(87,791)	(175,769)	—
Prepaid expenses and other current assets	(3,557,239)	(2,202,874)	27,903
Income taxes receivable	68,398	—	—
Checks issued against future deposits	—	(850,125)	(314,025)
Accounts payable	(145,797)	193,352	42,823
Accrued expenses and other current liabilities	(746,311)	166,523	(301,999)
Due to affiliated agencies	(363,455)	(377,952)	170,915

NET CASH (USED IN) OPERATING ACTIVITIES	(8,239,794)	(6,464,697)	(545,085)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of businesses	(5,469,919)	(3,745,697)	(157,500)
Purchases of property and equipment	(2,422,394)	(104,182)	—
Proceeds from sale of assets	—	1,779	—

NET CASH (USED IN) INVESTING ACTIVITIES	(7,892,313)	(3,848,100)	(157,500)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock warrants	31,040,065	5,192,859	—
Proceeds from issuance of convertible note payable	—	—	—
Proceeds from issuance of common stock	—	—	—
Proceeds from exercise of stock options/warrants	166,782	—	—
Net (payments) drawn on line of credit	(6,741,356)	4,503,480	—
Payments on acquisition debt	(1,611,323)	(5,657,109)	—
Payments on notes payable	(5,637,782)	(629,505)	—
Cash acquired with reverse merger	—	7,536,180	—
Advances from stockholder	—	—	702,585

NET CASH PROVIDED BY FINANCING ACTIVITIES	17,216,386	10,945,905	702,585

NET INCREASE IN CASH AND EQUIVALENTS	1,084,279	633,108	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,412,268	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,496,547	$633,108	$—

Supplementary information:
Cash paid during the period for:
Interest paid	$1,128,832	$537,211	—
Income taxes	43,355	190,014	—
Non cash investing activities:
Issuance of common stock for the purchases of businesses	$3,086,925	$1,143,000	—
Non cash financing activities:
Debt issue discount	$1,127,727	$1,507,600	—
Exercise of cashless warrants	209,350	554,000	—
Payment of note payable with issuance of common stock	119,231	266,685	—

Arcadia Resources, Inc. and Subsidiaries
Summary of Accounting Policies (Unaudited)
     Principles of Consolidation — The unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents — For purposes of the Statements of Cash Flows, the Company considers cash in banks and all short-term investments with a maturity of three months or less to constitute cash and cash equivalents.
     Revenue Recognition and Concentration of Credit Risk — Revenues for services are recorded in the period the services are rendered at rates established contractually or by other agreements made with the institution or patient prior to the services being performed. Revenues for products are recorded in the period delivered based on rental or sales prices established with the client or their insurer prior to delivery. Insurance entities generally determine their pricing schedules based on the regional usual and customary charges or based on contractual arrangements with their insureds. Revenues are recorded based on the expected amount to be realized by the Company. Federally-based Medicare and state-based Medicaid programs publish their pricing schedules periodically for covered products and services. Revenues reimbursed under arrangements with Medicare, Medicaid and other governmental-funded organizations were approximately 28%, 24%, 19% and 20% for the three quarters ended December 31, 2005 and the years ended March 31, 2005, 2004 and 2003, respectively. No other customers represent more than 10% of the Company’s revenues for the periods presented.
     Allowance for Doubtful Accounts — The Company reviews all accounts receivable balances and provides for an allowance for doubtful accounts based on historical analysis of its records. The analysis is based on patient and institutional client payment histories, the aging of the accounts receivable, and specific review of patient and institutional client records. Items greater than one year old are fully reserved. As actual collection experience changes, revisions to the allowance may be required. Any unanticipated change in customers’ credit worthiness or other matters affecting the collectibility of amounts due from customers, could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.
     Inventories — Inventories are valued at acquisition cost utilizing the first in, first out (FIFO) method. Inventories include products and supplies held for sale at the Company’s individual locations. The home care and pharmacy operations of the Company possess the majority of the inventory. Inventories are evaluated at least annually for obsolescence and shrinkage.
     Fixed Assets and Depreciation — Fixed assets are valued at acquisition cost and depreciated or amortized over the estimated useful lives of the assets (3-15 years) by use of the straight-line method. The majority of the Company’s fixed assets include equipment used for rental to patients in the home for which the related depreciation expense is included in cost of sales, approximately $410,000 for the three quarters ended December 31, 2005.
     Intangible Assets — The Company has acquired several entities resulting in the recording of intangible assets including goodwill, which represents the excess of purchase price over net assets of businesses acquired. The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Certain intangible assets have been identified and recorded as more fully described in Note 4. Goodwill is now tested for impairment annually in the fourth quarter, and between annual tests in certain circumstances, by comparing the fair value of each reporting unit to its carrying value. The other purchased intangibles are amortized on a straight-line basis over the estimated useful lives as follows: trade name over 30 years; customer and referral source relationships over 5 and 15 years (depending on the type of business purchased); technology for 3 years; and non-competition agreements over 5 years.
     Impairment of Long-Lived Assets — The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine if impairment exists, the Company compares the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. Once it has been determined that an impairment exists, the carrying value of the asset is adjusted to fair value. Factors considered in the determination of fair value include current operating results, trends and the present value of estimated expected discounted future cash flows.
     Earnings (Loss) Per Share — Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities, or other contracts to issue common stock, were exercised or converted into shares of common stock. Outstanding stock options and warrants to acquire shares of common stock have not been considered in the computation of dilutive losses per share since their effect would be antidilutive. Shares held in escrow pursuant to the agreements more fully described in Note 8 are not included in earnings per share until they are released.

     Income Taxes — Income taxes are accounted for in accordance with the provisions specified in SFAS No. 109, “Accounting for Income Taxes.” Accordingly, the Company provides deferred income taxes based on enacted income tax rates in effect on the dates temporary differences between the financial reporting and tax bases of assets and liabilities reverse. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets to amounts that are more likely than not to be realized. Prior to May 7, 2004, Arcadia Services elected to be taxed as a Subchapter S corporation with the individual stockholders reporting their respective shares of income on their income tax return. Accordingly, the Company has no deferred tax assets or liabilities recorded in the prior periods.
     Stock Plans — The Company issues stock options and other stock-based awards to key employees and directors under stock-based compensation plans. The Company accounted for its stock-based compensation under APB 25 through March 31, 2005. The Company’s stock-based compensation is described more fully in Note 10 to the Consolidated Financial Statements. In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost will be recognized over the period during which the employee is required to provide service in exchange for the award (usually the vesting period). Adoption of SFAS No. 123R is required as of the beginning of the first annual reporting period that begins after June 15, 2005. Arcadia adopted SFAS No. 123R on April 1, 2005.

Arcadia Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1 — BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND DESCRIPTION OF BUSINESS
     The accompanying unaudited consolidated financial statements as of December 31, 2005 and for the periods ended December 31, 2005, December 31, 2004 and May 9, 2004 have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. These interim financial statements include all adjustments which management considers necessary to make the financial statements not misleading. The results of operations for the quarter and for the three quarters ended December 31, 2005 are not necessarily indicative of results that may be expected for any other interim period or for the remainder of the year.
     The unaudited consolidated financial statements as of December 31, 2005 and for the period from May 10, 2004 to December 31, 2005, include the accounts of Arcadia Resources, Inc. and its wholly-owned subsidiaries (collectively referred to as “Arcadia” or the “Company”). The statements of income for the period from April 1, 2004 to May 9, 2004 include the accounts of Arcadia Services, Inc. (“Arcadia Services” or “Predecessor”) and subsidiaries prior to the effect of the acquisition and merger described below. All significant intercompany balances and transactions have been eliminated in consolidation.
MERGER, RECAPITALIZATION AND CHANGE IN REGISTRANT NAME
     Effective May 10, 2004, CHC Sub, Inc., a wholly-owned subsidiary of the Company, merged with and into RKDA, Inc. (“RKDA”), a Michigan corporation, (the “RKDA Merger”). RKDA’s assets consist of all of the capital stock of Arcadia Services and the membership interest of SSAC, LLC d/b/a Arcadia Rx. RKDA acquired Arcadia Services on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Arcadia Services, Addus HealthCare, Inc. (“Addus”), and the principal stockholder of Addus (the “Arcadia Services Acquisition”). The transaction between RKDA and Arcadia was considered a reverse merger, and RKDA will be considered the acquirer of the Company for accounting purposes.
     Effective November 16, 2004, the Company changed its name from Critical Home Care, Inc. to Arcadia Resources, Inc. and its stock symbol on the OTC Bulletin Board to ACDI. The name change has been reflected herein as all references to Critical Home Care, Inc. are now indicated as Arcadia Resources, Inc., Arcadia or the Company. The change presents a new identity for the Company and encompasses the Company’s expanded lines of business and broadened strategic focus. References to Arcadia Services are to the Company’s wholly-owned subsidiary, Arcadia Services, Inc.
     This report should be read in conjunction with the Consolidated Financial Statements of Arcadia Resources, Inc. and subsidiaries for the years ended March 31, 2005 and 2004, included in its Form 10-K and our quarterly reports on Form 10Q for the periods ended June 30, 2005 and September 30, 2005.
NOTE 2 — DESCRIPTION OF BUSINESS
     Arcadia is incorporated in Nevada and based in Southfield, Michigan. The Company is a national provider of staffing and home care services, respiratory and durable medical equipment and mail-order home health care products and pharmaceuticals. The Company provides staffing by both medically-trained personnel and non-medical personnel. The Company’s medical staffing service includes registered nurses, travel nurses, licensed practical nurses, certified nursing assistants, respiratory therapists and medical assistants. The non-medical staffing service includes light industrial, clerical, and technical personnel. In addition to nurses, the home care services include personal care aides, home care aides, homemakers, companions, physical therapists, occupational therapists, speech pathologists and medical social workers. The Company markets and sells surgical supplies, orthotic and prosthetic products and durable medical equipment, such as wheelchairs and hospital beds and also provides oxygen and other respiratory therapy services and equipment. The Company provides staffing to institutions and facilities as well as providing staffing and other services and products to patients directly in the home. These services are contractually agreed upon with institutional and facilities clients and billed directly to the respective entity or other payor sources as determined and verified prior to the performance of the services. When providing services and products to patients in the home, the arrangements are determined case by case in advance of delivery, generally on a month to month basis, and are paid for by the clients directly or by their insurers, including commercial insurance companies, Medicare and state-based Medicaid programs.

NOTE 3 — EMPLOYEE BENEFIT PLANS
     The Company has a 401(k) defined contribution plan, whereby eligible employees may defer a percentage of compensation up to defined limits. The Company may make discretionary employer contributions. The Company made no contributions on the employees’ behalf for the three quarters ended December 31, 2005 or the period from May 10, 2004 to December 31, 2004.
NOTE 4 — ACQUISITIONS AND RELATED INTANGIBLE ASSETS
During the three quarters ended December 31, 2005, the Company purchased the operations of 11 entities, as more fully described below. The total amounts assigned to assets and liabilities at the respective acquisition dates are as follows:

(in thousands)
Description of assets and (liabilities) purchased:
Current and other assets	$1,424
Fixed assets	1,346
Intangibles and goodwill	11,996
Liabilities	(4,337)

Total assets and liabilities acquired	$10,429

     On April 7, 2005, the Company acquired the net assets of United Health Care Services (“United”) and of two related smaller companies. United is a home respiratory and durable medical equipment company located in Ft. Myers and Port Charlotte, Florida. The purchase price was $1,588,000 as follows: cash of $1,200,000 drawn on the Company’s line of credit, the delivery of an unsecured subordinated promissory note in the principal amount of $100,000, with interest at five (5%) percent per annum, payable in two equal installments due at six months and twelve months from the closing date, and the issuance of an aggregate of 147,500 shares of the Company’s common stock having an aggregate value of $288,000.
     On April 29, 2005, the Company entered into and closed on an agreement by which it purchased the outstanding capital stock of Home Health Professionals, Inc. and certain assets of Home Health Professionals Staffing, LLC. The acquisition was effective May 1, 2005. Home Health Professionals operates a home care services business headquartered in Battle Creek, Michigan. The purchase price for the acquired stock was a cash payment of $2,500,000, plus 1,058,201 shares of the Company’s common stock valued at $2,000,000, plus the payment of amounts to be determined per an earnout formula over the twelve month period following the closing. At closing, the cash consideration and shares of the Company’s common stock were paid, less amounts escrowed to satisfy potential indemnification and other claims of the purchaser. The Company utilized proceeds from a convertible promissory note issued to a third party to pay the cash portion of the purchase price (see Note 6). Because the balance of the purchase price payable is computed per a specified earnout formula based on operations, the Company does not anticipate that it will incur debt to finance payment of the balance of the purchase price.
     On May 13, 2005, the Company acquired the net assets of HealthLink, a home respiratory and durable medical equipment company located in Crown Point, Indiana. The purchase price was a note to the seller of $160,000 plus 15,000 shares of the Company’s common stock valued at $30,300. The non-interest bearing purchase price payable is due in 12 equal monthly installments of $6,700 plus a final payment of $80,000 one year from the closing date.
     On May 31, 2005, the Company acquired the membership interests in Rite at Home Health Care, LLC, a health care product-oriented catalog company located in Illinois. The purchase price of $1.34 million included 88,000 shares of the Company’s common stock valued at $189,000, $325,000 cash plus assumption of the outstanding liabilities of $829,000. The line of credit in place for Rite at Home Health Care, LLC provided $750,000 toward the funding of the transaction.
     On June 27, 2005, the Company issued 42,000 shares of its common stock valued at $79,800 to a limited liability company for intellectual property it developed and the related rights to pursue a licensing agreement for providing durable medical equipment through a retailer’s store locations.
     On July 18, 2005, the Company acquired certain assets of Alternative Home Health Care of Lee County with a cash payment of $100,000.
     On August 12, 2005, the Company acquired certain assets of Summit Healthcare with a cash payment of $100,000 funded from operations and a note payable of $500,000 which was paid in full as of September 30, 2005. An additional $50,000 is being held in escrow for one year pending resolution of certain items.
     On September 27, 2005, the Company acquired certain assets of Low Country Home Medical Equipment Company, Inc. with a cash payment of $1.5 million funded with proceeds from its warrant offering. The Company also issued of 191,571 shares of the its common stock valued at $500,000 to escrow to be distributed to the sellers one year after the purchase .
     On October 17, 2005, the Company acquired certain assets of Madrid Medical Equipment with cash payments totaling $170,000 and assumption of debts totaling $72,000.

     On October 21, 2005, the Company acquired certain assets of Sparrow Private Duty Services with a cash payment of $90,000.
     On November 3, 2005, the Company acquired the outstanding stock of O2 Plus. The purchase price of $1.9 million included $1.1 million cash funded with proceeds from its warrant offering; plus assumption of the outstanding liabilities of $739,000; and $100,000 pending the satisfaction of certain post-closing requirements. In the event that certain future growth goals are met, an additional purchase price of up to $1 million could be paid over two years to the sellers in shares of the Company’s common stock.
     The cash payments and note redemptions subsequent to September 2005 were funded by the Company’s warrant offering as more fully described in Note 8 – Stockholders’ Equity.
     The Company had net intangible assets of $39.9 million as of December 31, 2005 including $12 million in intangible assets acquired during the three quarters ended December 31, 2005. Goodwill related to asset purchases and intangible assets are amortizable over 15 years for tax purposes, while the remainder of the Company’s goodwill related to the purchase of common stock of corporations is not amortizable for tax purposes as the acquisitions.
     Amortization expense related to the intangibles recorded in conjunction with the Company’s acquisitions totaled approximately $812,000 for the three quarters ended December 31, 2005. The intangible assets are amortized over their expected useful lives as follows: trade name over 30 years, customer and referral source relationships over 5 years and 15 years (depending on the type of business purchased), technology over 3 years and non-competition agreements over 5 years.
     Acquisitions completed after December 31 , 2005 are presented in Note 13 – Subsequent Events.
NOTE 5 — AFFILIATED AGENCIES PAYABLE
     Arcadia Services, Inc. (Arcadia Services), a wholly-owned subsidiary of the Company, operates independently and through a network of affiliated agencies throughout the United States. These affiliated agencies are independently-owned, owner-managed businesses, which have been contracted by the Company to sell services under the Arcadia Services name. The arrangements with affiliated agencies are formalized through a standard contractual agreement. The affiliated agencies operate in particular regions and are responsible for recruiting and training field service employees and marketing their services to potential customers within the region. The field service employees are employees of Arcadia Services. Arcadia Services provides sales and marketing support to the affiliated agencies and develops and maintains operating manuals that provide suggested standard operating procedures.
     The contractual agreements require a specific, timed, calculable flow of funds and expenses between the affiliated agencies and Arcadia Services. The net amounts due to affiliated agencies under these agreements include short-term and long-term net liabilities totaling $3.1 million and $2.2 million as of December 31, 2005 and March 31, 2005, respectively.

NOTE 6 — LONG-TERM DEBT
Long-term debt at December 31, 2005 is summarized in the following table. Accrued interest payable is stated separately on the balance sheet and is not included in the table below.

Purchase price payable to the selling stockholders of Trinity Healthcare of Winston-Salem, Inc. (“Trinity”) dated September 23, 2004, bearing simple interest of 8% per year payable in equal quarterly payments of principal and interest beginning January 15, 2005, due October 15, 2006. The note payable is unsecured and interest began accruing on January 15, 2005	$377,567

Unsecured note payable to the selling stockholders of Trinity dated January 15, 2005, bearing simple interest of 8% per year with final payment due and paid on January 15, 2006	104,496

Purchase price escrowed to the selling stockholders of Beacon Respiratory Services, Inc. (“Beacon”) dated January 1, 2005, payable on January 1, 2006 (See Notes 4 and 12) secured by 16.33% of the outstanding shares of the Beacon companies. The obligation was paid in full in February 2006	150,000

Purchase price payable to United Health Care Services, Inc., final semi-annual payment due on April 7, 2006 bearing simple interest of 5%	50,000

Purchase price payable (non-interest bearing) to HealthLink, payable in 12 equal monthly installments of $6,700 plus a final payment of $80,000 due May 13, 2006	107,200

Purchase price payable (non-interest bearing) to the selling stockholders of O2 Plus, Inc. dated November 2, 2005 due May 2006	100,000

Other interest-bearing obligations to be paid over time based on respective terms	1,605,249

Less — Current portion of long-term debt	(1,534,024)

LONG-TERM DEBT	$960,488

NOTE 7 — LINES OF CREDIT
     On May 7, 2004, Arcadia Services and three of its wholly-owned subsidiaries entered into a credit agreement with Comerica Bank. The credit agreement provides the borrowers with a revolving credit facility of up to $12 million. The initial advance on May 7, 2004 was $11 million, which was immediately distributed to RKDA to fund a portion of the purchase price of the capital stock of Arcadia Services by RKDA. All other advances under the credit facility shall be used primarily for working capital or acquisition purposes. On July 29, 2004, the revolving credit commitment amount was increased to $14.4 million and increased again to $16 million on November 23, 2004. The credit agreement provides that advances to the Company will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 85% of the eligible accounts receivable, plus the lesser of 85% of eligible unbilled accounts or $2.5 million. On August 15, 2005, the credit agreement was amended to extend the maturity date to July 7, 2006. The credit agreement was further amended on August 30, 2005 to include a fourth wholly-owned subsidiary of Arcadia Services, to increase the credit commitment amount to $19 million and to extend the maturity date to September 1, 2007. As of December 31, 2005, the Company was in compliance with all financial covenants.
     RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia Services. Arcadia Services granted Comerica Bank a first priority security interest in all of its assets. The subsidiaries of Arcadia Services granted the bank security interests in all of their assets. Arcadia Services’ former stockholder subordinated indebtedness which Arcadia Services owed it to indebtedness Arcadia Services owes to Comerica Bank. RKDA and its former owners, Messrs. Elliott and Kuhnert, each executed a guaranty to Comerica Bank for all indebtedness of Arcadia Services and its subsidiaries. Messrs. Elliott and Kuhnert were released from the personal guaranty requirements after September 30, 2005.
     Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar based rate (as defined), at the election of borrowers, currently prime, effectively 7.25% at December 31, 2005. Arcadia Services agreed to various financial covenant ratios, to have any person who acquires Arcadia Services’ capital stock to pledge such stock to Comerica Bank, and, along with Messrs. Elliott and Kuhnert, to customary negative covenants. Amounts outstanding under this agreement totaled $10.3 million at December 31, 2005.
     SSAC, LLC, a wholly-owned subsidiary, established a revolving line of credit with US Bank with a credit limit of $250,000, bearing interest at prime +1%, effectively 8.25%, at December 31, 2005, which matures on August 20, 2006. There were no amounts outstanding under this line of credit at December 31, 2005. The Company was in compliance with all covenants at December 31, 2005.
     On February 18, 2005, Trinity Healthcare of Winston-Salem, Inc. (“Trinity Healthcare”), a wholly-owned subsidiary, entered into a separate credit agreement with Comerica Bank which provides Trinity Healthcare with a revolving credit facility of up to $2,000,000 payable upon demand of Comerica Bank, bearing interest at prime + 1/2%, effectively 7.75% at December 31, 2005. The credit agreement provides that advances to Trinity Healthcare will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time. The advance formula base is 80% of the eligible accounts receivable, subject to Comerica Bank’s adjustment to account for dilution of accounts receivable caused by customer credits, returns, setoffs, etc., plus 30% of eligible inventory. If an event of default occurs, Comerica Bank may, at its option, accelerate the maturity of the debt and exercise its right to foreclose on the issued and outstanding capital stock of Trinity Healthcare and on all of the assets of Trinity Healthcare and its subsidiaries. Any such default and resulting foreclosure would have a material adverse effect on our financial condition. There was $25,000 outstanding under this agreement at December 31, 2005. The Company was in compliance with all covenants at December 31 2005.
     On May 31, 2005, the Company purchased the membership interests in Rite at Home, LLC, which had an outstanding line of credit agreement with Fifth Third Bank. The Company obtained a new line of credit of up to $750,000, which matures on June 1, 2006. The Company used $436,000 to repay the assumed line of credit and $300,000 was used to fund the acquisition. The outstanding balance under this agreement totaled $424,000 at December 31, 2005, bearing interest at prime + 1/2%, effectively 7.75%.
NOTE 8 — STOCKHOLDERS’ EQUITY
     On May 10, 2004, CHC Sub, Inc., a wholly-owned subsidiary of Arcadia, consummated an Agreement and Plan of Merger under which CHC Sub, Inc., merged with and into RKDA. The purchase price paid was 21,300,000 shares of Arcadia common stock and 1,000,000 seven-year Class A warrants to purchase 1,000,000 shares of common stock at $0.50 per share. RKDA’s assets consist of all of the capital stock of Arcadia Services and the membership interests of SSAC, LLC d/b/a Arcadia Rx. RKDA acquired Arcadia Services through a stock purchase on May 7, 2004. The Company raised $8,245,000 through a Regulation D private placement of 32,980,000 common shares at a price of $0.25 per share which was completed and terminated on May 27, 2004. The offering also included 3,298,000 Class A Warrants to purchase 3,298,000 common shares of stock over seven years at an exercise price of $0.50 per share. The Placement Agent received a 10% sales commission and reimbursement for out-of-pocket expenses totaling $887,000 along with seven-year Class A warrants to purchase 2,298,000 shares of the Company’s common stock exercisable on a cashless basis at $0.50 per share which was recorded as a reduction to paid in capital.
     The post-transaction costs of registering securities issued in the offering are considered an expense for accounting purposes. Due to the complex nature of the business combination and the time schedule required, those costs have been significant to the Company for the periods presented. Such related costs include primarily external professional fees for legal, accounting and auditing services along with internal costs of preparing and filing the required documents with the Securities and Exchange Commission. Additional costs will be incurred until the registration is completed.
     On April 7, 2005 the Company issued 147,500 shares of its common stock valued at $288,000 to purchase certain assets of United Health Care Services.
     On April 26, 2005, the Company sold an aggregate 1,212,121 shares of its common stock valued at $1.65 per share, for aggregate consideration of $2,000,000, in a private transaction to an accredited investor as defined in Rule 501(a) of Regulation D.
     On April 27, 2005, the Company issued Jana Master Fund, LTD (“Jana”) a $5,000,000 Convertible Promissory Note with a term due May 1, 2006 and providing for quarterly interest payments at 12% annual interest. Under the terms of the Note, Jana may convert the outstanding balance into shares of the Company’s common stock at the rate of one (1) share of common stock per $2.25 of outstanding debt. The shares issuable upon conversion of the Note carry registration rights. The $5,000,000 convertible promissory note was repaid prior to September 30, 2005 with proceeds from the September warrant offering described below and the remaining debt discount was amortized during the quarter ended September 30, 2005.
     On April 29, 2005, the Company issued 1,058,201 shares of its common stock valued at $2,000,000 as partial consideration to purchase the stock of Home Health Professionals, Inc.
     As of September 30, 2005, two officers and one former officer of the Company have escrowed 4,800,000, 3,200,000 and 1,600,000 shares of the Company’s common stock, respectively, pursuant to Escrow Agreements dated as of May 7, 2004 (collectively, the “Escrow Shares”). Fifty (50%) percent of the Escrow Shares will be released from escrow in each fiscal 2007 and fiscal 2008, if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, meets the following milestones: for the 12 month period ending March 31, 2006, an Adjusted EBITDA (as defined) of $9,700,000 and for the 12 month period ending March 31, 2007, an Adjusted EBITDA of $12,500,000. In addition, for any of the Escrow Shares to be released pursuant to the foregoing thresholds, the Company’s, in the case of Mr. Bensol, and RKDA’s, in the case of Messrs. Elliott and Kuhnert, Debt to Adjusted EBITDA ratio must be 2.0 or less. Alternatively, the Escrow Shares shall be released in fiscal 2008 if RKDA, in the case of Messrs. Elliott and Kuhnert, and the Company, in the case of Mr. Bensol, obtains an Adjusted EBITDA for the 24 month period ending March 31, 2007 of at least $22,000,000. During the quarter ended September 30, 2005, the Company determined it was unlikely to meet the targets described above and therefore, no additional amounts were accrued during the quarters ended September 30, 2005 or December 31, 2005. Total expense for the three quarters ended December 31, 2005 related to this was $410,000.

     Beginning September 16, 2005, the Company sold to accredited investors pursuant to Regulation D, Series B-1 common stock purchase warrants and Series B-2 common stock purchase warrants for aggregate consideration totaling $31 million. An aggregate of 13.8 million shares of the Company’s common stock are issuable on exercise of the Series B-1 warrants at an exercise price of $0.001 per share. An aggregate of 4.8 million shares of the Company’s common stock are issuable on exercise of the Series B-2 warrants at an exercise price of $2.25 per share. The Series B-1 and Series B-2 warrants are exercisable for a term of four years and after one year, may be exercised on a cashless basis. A holder may not acquire shares of common stock on exercise to the extent that the number of shares of common stock beneficially owned would exceed 4.9% of the Company’s common stock then issued and outstanding. If applicable, the four year term is subject to an 18 month extension if this limitation applies on expiration of the term. The warrants and underlying shares of common stock carry registration rights.
     During the three quarters ended December 31, 2005, the Company issued an aggregate net 765,000 shares of its common stock through the exercise of stock warrant agreements. The Company also issued 18,000 shares of its common stock valued at $41,000 for services.
     On November 28, 2005, the Company agreed to sell for placement with two European bank SICAV funds an aggregate of 2,222,222 shares of common stock for aggregate consideration totaling $5,000,000. The transactions are expected to be completed by the end of February 2006. In the event that the aggregate consideration is not received by the Company per the terms of the stock purchase agreements, the Company may terminate the transactions. The shares carry registration rights for public resale within the United States. The related shares are shown as outstanding at December 31, 2005 with an offsetting amount for the related receivable.
     See Note 4 for the discussion of issuance of shares as consideration in acquisitions, Note 13 for transactions subsequent to December 31, 2005 related to stockholders’ equity and Note 12 for transactions with related parties.
NOTE 9 — OPERATING LEASES
     The Company leases office space under several operating lease agreements, which expire through 2009. Rent expense relating to these leases amounted to approximately $849,000, $479,000 and $464,000 for the years ended March 31, 2005, 2004 & 2003 respectively. Management expects leases to be renewed or replaced in the ordinary course of business. The following is a schedule of approximate future minimum rental payments, exclusive of real estate taxes and other operating expenses, required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, to which there has been no material change since March 31, 2005:

Year ending March 31:
2006	$810,000
2007	700,000
2008	597,000
2009	94,000

Total	$2,201,000

NOTE 10 — STOCK-BASED COMPENSATION
     On April 1, 2005, the Company adopted SFAS No. 123R. The adoption of this statement affected the accounting for shares held in escrow and outstanding options as described below for the three quarters ended December 31, 2005.
     As more fully described in Note 8, 4.8 million shares held in escrow could be released based on the results of operations for the years ending March 31, 2006 and 2007.
     On January 4, 2005, options to purchase 150,000 shares of the Company’s common stock at $1.15 per share for a five year period were granted to an officer. Those options vested in full on May 31, 2005. Therefore, the Company recorded $81,000 in compensation expense related to this grant during the three quarters ended December 31, 2005, all of which is non-cash in nature. The Company utilizes the Black-Scholes method and these amounts are shown net of related taxes.
     On May 7, 2004, Messrs. Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options shall vest in six tranches provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be exercised by Messrs. Elliott and Kuhnert as long as they are employed by the Company and for one year from termination for any reason provided they have achieved the EBITDA milestones. The expense, if any, related to these options will be recognized in the period the milestones are achieved or are deemed likely to be achieved. The milestones and vesting for each party are as follows: fiscal 2006 EBITDA of $10.7 million will vest 500,000 options, if $11.0 million, an additional 500,000 options will vest; fiscal 2007 EBITDA of $13.5 million will vest 500,000 options, if $14.0 million, an additional 500,000 options will vest; fiscal 2008 EBITDA of $17.5 million will vest 1 million options, if $18.5 million, an additional 1 million options will vest. During the quarter ended September 30, 2005, the Company determined it was unlikely to meet the targets described above and therefore, no additional amounts were accrued during the two quarters ended December 31, 2005.
     On December 7, 2005, the Company appointed James E. Haifley as its Executive Vice President. Mr. Haifley’s duties include oversight for the Company’s staffing and durable medical equipment divisions. Mr. Haifley’s employment agreement provides for an annual base salary of $140,000, subject to discretionary increase by the Company’s Board of Directors. Employment is terminable at will. Should the Company end his employment other than for specified cause, Mr. Haifley is entitled to severance compensation equal to his annual base salary then in effect. In the event of a termination of employment in connection with a change of control in defined circumstances, the Company will pay Mr. Haifley two and one-half times his annual base salary then in effect. The employment agreement provides a covenant-not-to compete and an award of 150,000 restricted shares of the Company’s common stock to vest at the rate of 9,375 shares upon execution and per quarter thereafter, for which the Company recorded $25,252 in related compensation expense during the quarter ended December 31, 2005. On February 16, 2005, Mr. Haifley, who joined the Company in 2004 as Director of Business Development, was awarded non-qualified options to purchase 100,000 shares of the Company’s common stock at $1.45 per share, with exercise contingent on vesting and execution of a non-compete agreement. The options vested on March 31, 2005 and are exercisable through March 31, 2010 or ninety (90) days following termination of employment on any basis, whichever event occurs first.
     In summary, during the three quarters ended December 31, 2005, the Company recognized $491,000 in compensation expense related to the adoption of FAS 123R. The effect on earnings per share is less than one cent per share. There was no cash effect from the adoption of SFAS No. 123R. There are no other unvested awards pending.
OPTIONS
FISCAL 2005 ACTIVITY & ROLLFORWARD

							RANGE OF	RANGE OF
	3/31/2005				12/31/2005	PRICE	EXPIRATION	VESTING
	OUTSTANDING	GRANTS	FORFEITURES	EXERCISES	OUTSTANDING	PER SHARE	DATES	DATES
Issued to officers	8,299,040	0	0	0	8,299,040	$0.25 to $1.45	2009	2005-2008
Issued to other management	700,000	0	0	0	700,000	$1.45	2011	2005
From prior entity	537,500	0	0	0	537,500	$0.25 to $1.00	2011	N/A

Total	9,536,540	0	4	0	9,536,540

As of March 31,	2005	2006	2007	2008
Cumulative Vested Options	1,386,540	3,536,540	5,536,540	9,536,540

     A summary of the Company’s non-vested shares as of March 31, 2005 and changes to date during the year ending March 31, 2006, is presented below:

		Weighted Average Grant
	Shares	Date Fair Value
Non-vested at March 31, 2005	8,150,000	0
Granted	0	0
Vested	150,000	$81,000
Forfeited	0	0
Non-vested at December 31, 2005	8,000,000	0
     As of December 31 2005, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. No cost is expected to be recognized as the Company believes it unlikely that the requirements for vesting as described above will be met. The total fair value of shares vested during the year ended March 31, 2005 and the three quarters ended December 31, 2005 were $0 and $81,000, respectively.
NOTE 11 — INCOME TAXES
     Although the Company experienced a loss for the three quarters ended December 31, 2005, the Company recognized income tax expense of $117,000 related to state income taxes as a result of the Company’s multi-state locations. The Company has state and federal income tax refunds pending and amounts on deposit totaling approximately $130,000 as of December 31, 2005.
     As of May 10, 2004, the Company had net operating loss carryforwards (“NOLs”) of approximately $1.9 million, which may be available to reduce taxable income if any, which expire through 2024. However Internal Revenue Code Section 382 rules limit the utilization of NOLs upon a change in control of a company. It has been determined that a subsequent change in control has taken place. Since the change in control has taken place utilization of the Company’s NOLs will be subject to severe limitations in future periods, which could have an effect of eliminating substantially all the future income tax benefits of the NOLs. The Company has approximately an additional $6.5 million in NOLs that are not subject to the limitations described above, which expire in 2025.
     FAS 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectation of future profits, etc. FAS 109 further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as the cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. The Company will provide a full valuation allowance on future tax benefits until it can sustain a level of profitability that demonstrates its ability to utilize the assets, or other significant positive evidence arises that suggests the Company’s ability to utilize such assets. Tax benefits from the utilization of net operating loss carryforwards will be recorded at such time and to such extent, they are more likely than not to be realized. As such, the resulting estimated deferred tax assets of approximately $2.7 million as of March 31, 2005 have been offset by a corresponding valuation allowance.
NOTE 12 — RELATED PARTY TRANSACTIONS
     The Company purchased four entities collectively referred to as Beacon Respiratory Services effective January 1, 2005. Ms. Irish was one of the selling stockholders of those companies and has received an interest-bearing installment note payable from the Company of $150,000 related to the purchase, the balance of which was $112,500 as of September 30, 2005, with the final payment due January 1, 2006. Ms. Irish converted the balance of the note and the related accrued interest on September 30, 2005 to 48,865 shares of the Company’s common stock at the market price. In February 2006, the Company disbursed to the sellers the remaining purchase price payable that had been retained to offset valid indemnification and other claims of the Company.
     The Company issued 18,750 shares of its common stock having an aggregate value of $47,000 on January 1, 2006 and subsequently awarded 25,000 shares of its common stock having an aggregate value of $72,000 on February 10, 2006 as payment of a discretionary bonus to its Chief Financial Officer, pursuant to her employment agreement. The shares carry registration rights.
     The Company issued to director John T. Thornton 954 shares of common stock and options to purchase 24,303 shares of the Company’s common stock at an exercise price of $2.20 per share, per the terms of his compensation agreement for attendance at Board and Audit Committee meetings through June 30, 2005 and for his annual retainer as director and Audit Committee Chair through June 30, 2006. On January 23, 2006, 1,161 shares of common stock having an aggregate value of $3,000 were issued to Mr. Thornton per the terms of his compensation agreement for attendance at board and audit committee meetings through December 31, 2005. The shares carry registration rights.
NOTE 13 — SUBSEQUENT EVENTS
     On January 11, 2006, the Company acquired certain assets of HomeLife Medical Equipment, Inc. with a cash payment of $1.4 million funded with proceeds from its warrant offering, along with assumption of liabilities of $92,000.

     On January 27, 2006, the Company acquired certain assets of Remedy Therapeutics. The purchase price of $4.8 million included $3.2 million cash funded with proceeds from its warrant offering, a note payable to sellers of $800,000 bearing interest at 8%, 192,901 shares of the Company’s common stock valued at $500,000 plus assumption of the outstanding liabilities of $342,000. In the event that certain future growth goals are met, an additional purchase price of up to $1.5 million could be paid over two years to the sellers in shares of the Company’s common stock.
NOTE 14 — CONTINGENCIES
     As a health care provider, the Company is subject to extensive federal and state government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, audits may be conducted, with requests for patient records and other documents to support claims submitted for payment of services rendered to customers, beneficiaries of the government programs. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.
NOTE 15 — SEGMENT INFORMATION
     For financial reporting purposes, our branch offices are aggregated into two reportable segments, Services and Products, which are managed separately based on their predominant line of business. Our Services Division consists primarily of a national provider of home care and staffing services currently operating in 20 states through its 76 locations. The Services Division operates primarily in the home health care area of the health care industry by providing care to patients in their home, some of which is prescribed by a physician. The Company also utilizes its base of employees to provide staffing to institutions on a temporary basis.
     Our Products Division consists primarily of respiratory and durable medical equipment operations, including retail stores, which service patients in 12 states through its 28 locations. For the benefit of all of our patients, we also operate a full service mail-order pharmacy and a home health-oriented mail-order catalog.
     The accounting policies of the operating segments are the same as those described in the Summary of Significant Accounting Policies (See Note 1). We evaluate performance based on profit or loss from operations, excluding corporate, general and administrative expenses. The two companies, Predecessor and Successor, are combined in the following presentation to accommodate discussion and comparability between the three quarters ended December 31, 2005 and December 31, 2004.

	Quarter ended	Quarter ended
(in thousands)	December 31, 2005	December 31, 2004
Net Revenues:
Services	$27,867	$25,181
Products	5,432	2,910

Total Revenues	$33,299	$28,091

Operating Income (Loss) and Net Loss:
Services	$1,272	$1,177
Products	(1,202)	(212)
Unallocated Corporate Overhead	(698)	(764)

Total Operating Income (Loss)	(628)	201

Interest Expense	168	299
Amortization of Debt Discount	—	525

Net Loss before Income Tax Expense	(796)	(623)
Income Tax Expense	17	95

Net Loss	$(813)	$(718)

	Three	Three
	Quarters	Quarters
	Ended	Ended
	December 31,	December 31,
(in thousands)	2005	2004
Net Revenues:
Services	$82,467	$71,913
Products	14,236	4,797

Total Revenues	$96,703	$76,710

Operating Income (Loss) and Net Income (Loss):
Services	$3,578	$3,645
Products	(1,114)	(1,120)

	Three	Three
	Quarters	Quarters
	Ended	Ended
	December 31,	December 31,
(in thousands)	2005	2004
Unallocated Corporate Overhead	(3,759)	(1,576)

Total Operating Income (Loss)	(1,295)	949

Interest Expense	1,198	696
Amortization of Debt Discount	933	683

Net Income (Loss) before Income Tax Expense	(3,426)	(430)
Income Tax Expense	117	102

Net Income (Loss)	$(3,543)	$(532)

(in thousands)	12/31/05	3/31/05
Assets:
Services	$47,348	$43,159
Products	23,968	10,467
Unallocated Corporate Assets	8,153	1,967

Total Assets	$79,469	$55,593

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
Effective May 10, 2004, CHC Sub, Inc., a wholly owned subsidiary of Critical Home Care, Inc. (the “Company”), merged with and into RKDA, Inc., a recently formed Michigan corporation, (the “RKDA Merger”). RKDA’s assets consist of all of the capital stock of Arcadia Services, Inc. and the membership interest of SSAC, LLC d/b/a Arcadia Rx. RKDA acquired Arcadia Services, Inc. on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Inc., Arcadia Services, Inc., Addus HealthCare, Inc., and Addus HealthCare’s principal shareholder (the “Arcadia Acquisition”). For descriptions of the terms of the RKDA Merger and the Arcadia Acquisition, please refer to the Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2004, as amended by the Form 8-K/A filed with the Commission on July 23, 2004. The Company then completed five acquisitions prior to December 31, 2004. These acquisitions are more fully described in the Company’s Forms 8-K filed with the Commission on each respective transaction and are referred to herein as the “Post-merger Acquisitions”. The Post-merger Acquisitions include American Oxygen, Trinity Healthcare Services, The Staffing Source, Merit Staffing and BK Tool.
The following unaudited pro forma financial statements have been prepared to give effect to the Arcadia Acquisition and the RKDA Merger. RKDA, Inc. will be considered the acquirer of the Company for accounting purposes. These pro forma condensed combined financial statements were prepared as if the Arcadia Acquisition, the RKDA Merger, and the Post-merger Acquisitions had been completed as of April 1, 2003 for the purpose of the statement of income for the year ended March 31, 2004 and as of March 31, 2004 for balance sheet purposes and as of April 1, 2004 for the purpose of the statement of income for the nine months ended December 31, 2004.
     The entities are grouped as follows in the pro forma financial statements:
•	“RKDA” and “Arcadia Rx” are as defined above.

•	“Arcadia” is Arcadia Services, Inc. and subsidiaries and includes the operations of The Staffing Source, Merit Staffing and BK Tool.

•	“Home” is American Oxygen, Trinity Healthcare Services and Arcadia HOME.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the Arcadia Acquisition, the RKDA Merger and the Post –merger Acquisitions occurred on the dates specified above, nor are they necessarily indicative of the future financial position or results of operations. The unaudited pro forma condensed combined financial statements include adjustments which are based on preliminary estimates to reflect the allocation of the purchase consideration of the assets acquired and liabilities assumed of Arcadia Services, Inc., the RKDA Merger and the Post-merger Acquisitions. The final allocation of the purchase consideration of the Arcadia Acquisition and the RKDA Merger will be determined using Arcadia Services, Inc.’s financial statements as of May 7, 2004, the closing date of the Arcadia Acquisition, and the Company’s financial statements as of May 10, 2004, the effective date of the RKDA Merger, and will be based on a comprehensive final evaluation of the fair value of the assets acquired, liabilities assumed and goodwill at the time of Arcadia Acquisition and RKDA Merger as considered appropriate. The final allocation of the purchase consideration of the Post-merger Acquisitions will be based on a comprehensive final evaluation of the fair value of the assets acquired, liabilities assumed and goodwill at the time of each respective transaction. The pro forma and acquisition adjustments are based upon information and assumptions available at the time of the filing each of the respective Forms 8-K with the Commission filed for each defined transaction.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company, together with the related notes thereto, including the Company’s quarterly report filed with the Commission on Form 10-QSB for the quarter ended March 31, 2004 and the Company’s annual report filed with the Commission on Form 10-KSB for the fiscal year ended September 31, 2003, together with the Consolidated Financial Statements of Arcadia Services, Inc. and Subsidiaries for the Years Ended March 31, 2004 and 2003, and the respective Forms 8-K filed with the Commission for each defined transaction.

Unaudited Pro Forma Condensed Combined
Balance Sheets
March 31, 2004

Assets	RKDA	Arcadia	Arcadia Rx	Home
Current Assets
Cash (Note 2)	$—	$—	$—	$23,470
Accounts Receivable	—	13,478,381	400,826	1,570,043
Inventory	—	—	220,868	203,945
Deferred Income Tax (Note 3)	—	—	—	—
Prepaid Expenses and Other Current Assets	—	133,547	12,333	130,696

Total Current Assets	—	13,611,928	634,027	1,928,154

Property and Equipment	—	2,011	102,129	518,082

Other Assets
Goodwill (Notes 1 & 4)	—	3,589,191	—	94,116
Deferred Financing Fees	—	—	—	—
Deferred Income Tax (Note 3)	—	—	—	—

Total Other Assets	—	3,589,191	—	94,116

Total Assets	$—	$17,203,130	$736,156	$2,540,352

Liabilities and Stockholders’ Equity
Current Liabilities
Checks Issued Against Future Deposits	$—	$1,116,143	$900	$—
Accounts Payable (Note 5)	—	—	47,933	163,643
Accrued Expenses
Compensation and Related Taxes (Note 6)	—	1,573,267	30,577	43,865
Commissions	—	470,326	—	—
Other	—	239,489	3,880	54,752
Current Portion of Long-term debt	—	—	—	138,086
Loan Payable — Bridge Loan	—	—	—	—
Note Payable Asset Acquisition (Note 7)	—	—	—	—
Note Payable Other, net of Discount of $2,000 (Note 8)	—	—	82,156	21,396
Note Payable Officer (Note 8)	—	—	300,000	—
Line of Credit — Bank (Note 9)	—	—	—	—
Note Payable Acquisition (Note 1 and 10)	—	—	—	—
Due to Related Parties	—	1,143,804	—	—

Total Current Liabilities	—	4,543,029	465,446	421,742

Long-term Liabilities
Long-term debt, Less Current Portion (Note 8)	—	—	329,330	346,470
Line of Credit — Bank (Note 9)	—	—	—	—
Due to Related Parties	—	429,829	—	—

Total Long-term Liabilities	—	429,829	329,330	346,470

Total Liabilities	—	4,972,858	794,776	768,212

Stockholders’ Equity
Common Stock (Note 11)	—	948	—	3,487
Additional Paid in Capital (Note 12)	—	7,627,047	38,750	1,277,390
Retained Earnings (Deficit) (Note 12)	—	15,233,460	(97,370)	491,263
Due From Stockholder (Note 12)	—	(10,631,183)	—

Total Stockholders’ Equity	—	12,230,272	(58,620)	1,772,140

Total Liabilities and Stockholders’ Equity	$—	$17,203,130	$736,156	$2,540,352

Unaudited Pro Forma Condensed Combined
Balance Sheets
March 31, 2004
(CONTINUED)

		Pro Forma	Pro Forma
Assets	Critical	Adjustments	Balance
Current Assets
Cash (Note 2)	$—	$(1,837,443)	$(1,813,973)
Accounts Receivable	855,000	—	16,304,250
Inventory	262,000	—	686,813
Deferred Income Tax (Note 3)	—	683,000	683,000
Prepaid Expenses and Other Current Assets)	401,000	(285,803)	391,773

Total Current Assets	1,518,000	(1,440,246)	16,251,863

Property and Equipment	604,000	—	1,226,222

Other Assets
Goodwill (Notes 1 & 4)	—	24,220,297	27,903,604
Deferred Financing Fees	—	80,387	80,387
Deferred Income Tax (Note 3)	—	90,000	90,000

Total Other Assets	—	24,390,684	28,073,991

Total Assets	$2,122,000	$22,950,438	$45,552,076

Liabilities and Stockholders’ Equity

Current Liabilities
Checks Issued Against Future Deposits	$(75,000)	$—	$1,042,043
Accounts Payable (Note 5)	637,000	322,657	1,171,233
Accrued Expenses		—	—
Compensation and Related Taxes (Note 6)	—	114,770	1,762,479
Commissions	—	—	470,326
Other	231,000	—	529,121
Current Portion of Long-term debt	8,000	—	146,086
Loan Payable — Bridge Loan	1,500,000	—	1,500,000
Note Payable Asset Acquisition (Note 7)	233,000	(233,000)	—
Note Payable Other, net of Discount of $2,000 (Note 8)	223,000	(82,156)	244,396
Note Payable Officer (Note 8)	654,000	(25,000)	929,000
Line of Credit — Bank (Note 9)	—	1,000,000	1,000,000
Note Payable Acquisition (Note 1 and 10)	—	3,586,000	3,586,000
Due to Related Parties	—	543,000	1,686,804

Total Current Liabilities	3,411,000	5,226,271	14,067,488

Long-term Liabilities

Long-term debt, Less Current Portion (Note 8)	65,000	(167,844)	572,956
Line of Credit — Bank (Note 9)	—	10,031,650	10,031,650
Due to Related Parties	—	—	429,829

Total Long-term Liabilities	65,000	9,863,806	11,034,435

Total Liabilities	3,476,000	15,090,077	25,101,923

Stockholders’ Equity
Common Stock (Note 11)	6,151,000	(6,079,042)	76,393
Additional Paid in Capital (Note 12)	3,525,000	8,043,146	20,511,333
Retained Earnings (Deficit) (Note 12)	(11,030,000)	(4,734,926)	(137,573)
Due From Stockholder (Note 12)	—	10,631,183	—

Total Stockholders’ Equity	(1,354,000)	7,860,361	20,450,153

Total Liabilities and Stockholders’ Equity	$2,122,000	$22,950,438	$45,552,076

Unaudited Pro Forma Condensed Combined
Statements of Income
For the Twelve Months Ended March 31, 2004

	RKDA	Arcadia	Arcadia Rx	HOME

Net Sales	$—	$78,359,328	$1,260,384	$6,188,689
Cost of Sales	—	66,722,920	889,348	1,766,354

Gross Profit	—	11,636,408	371,036	4,422,335
General and Administrative Expenses (Note 13)	—	7,906,444	449,489	3,977,144

Operating Income (Loss)	—	3,729,964	(78,453)	445,191
Other Expenses (Income)
Impairment of Goodwill	—	—	—	—
Other Income	—	—	—	—
Interest Expense (Income) (Note 14)	—	(1,989)	18,917	31,262
Amortization of Debt Discount	—	—	—	—

Operating Income (Loss) Before Income Tax Expense	—	3,731,953	(97,370)	413,929
Income Tax Expense (Note 3)	—	—	—	43,000

Net Income (Loss)	$—	$3,731,953	$(97,370)	$370,929

Unaudited Pro Forma Condensed Combined
Statements of Income
For the Twelve Months Ended March 31, 2004
(Continued)

		Pro Forma	Pro Forma
	Critical	Adjustments	Balance
Net Sales	$4,501,086	$—	$90,309,487
Cost of Sales	1,426,806	—	70,805,428

Gross Profit	3,074,280	—	19,504,059
General and Administrative Expenses (Note 13)	4,489,456	160,000	16,982,533

Operating Income (Loss)	(1,415,176)	(160,000)	2,521,526
Other Expenses (Income)
Impairment of Goodwill	3,357,430	—	3,357,430
Other Income	(352)	—	(352)
Interest Expense (Income) (Note 14)	201,830	507,694	757,714
Amortization of Debt Discount	268,651	—	268,651

Operating Income (Loss) Before Income Tax Expense	(5,242,735)	(667,694)	(1,861,917)
Income Tax Expense (Note 3)	—	1,454,000	1,497,000

Net Income (Loss)	$(5,242,735)	$(2,121,694)	$(3,358,917)

Unaudited Pro Forma Consolidated Statements of Income
For The Nine Months Ended December 31, 2004

	Arcadia	Arcadia Rx	Arcadia HOME	Critical

Net Sales	$62,426,700	$1,350,549	$2,172,833	$1,273,511
Cost of Sales	54,143,586	1,033,106	655,626	364,248

Gross Profit	8,283,114	317,443	1,517,207	909,263
General and Administrative Expenses	5,107,408	508,136	1,775,012	3,151,161

Operating Income (Loss)	3,175,706	(190,693)	(257,805)	(2,241,898)
Other Expenses (Income)
Impairment of Goodwill	—	—	—	—
Other Income	(710)	—	(21,017)	6,753
Interest Expense (Income)	417,820	18,887	763	273,158
Amortization of Debt Discount	—	—	—	682,593

Operating Income (Loss) Before Income Tax Expense	2,758,596	(209,580)	(237,551)	(3,204,402)
Income Tax Expense	101,000	—	20,253	(19,000)

Net Income (Loss)	$2,657,596	$(209,580)	$(257,804)	$(3,185,402)

Unaudited Pro Forma Consolidated Statements of Income
For The Nine Months Ended December 31, 2004
(Continued)

		Pro Forma	Pro Forma
	Consolidated	Adjustments	Balance

Net Sales	$67,223,593	18,027,848	85,251,441
Cost of Sales	56,196,566	13,156,992	69,353,558

Gross Profit	11,027,027	4,870,856	15,897,883
General and Administrative Expenses	10,541,717	4,688,854	15,230,571

Operating Income (Loss)	485,310	182,002	667,312
Other Expenses (Income)
Impairment of Goodwill	—	16,055	16,055
Other Income	(14,974)	(82,500)	(97,474)
Interest Expense (Income)	710,628	37,336	747,964
Amortization of Debt Discount	682,593	—	682,593

Operating Income (Loss) Before Income Tax Expense	(892,937)	211,111	(681,826)
Income Tax Expense	102,253	99,913	202,166

Net Income (Loss)	$(995,190)	$111,198	$(883,992)

Income (Loss) per Share
Basic			$(0.01)
Diluted			$(0.01)

Weighted Average Common Shares (in thousands)
Basic			68,460
Diluted			68,460

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1 — Preliminary Purchase Price for Arcadia Services, Inc. Acquisition
The accompanying unaudited pro forma condensed combined financial statements reflect a purchase price for Arcadia Services, Inc. of $17,446,000 consisting of cash and a note payable and other expenses directly related to the acquisition of Arcadia Services, Inc. by RKDA, Inc. (the “Arcadia Acquisition”).

Deposit	$100,000
Cash at closing	16,000,000
Note Payable	500,000
Accounts Payable	200,000
Assumed liabilities and miscellaneous expenses	646,000

Total Consideration	$17,446,000

The purchase price allocation is as follows:

Current Assets	$13,905,577
Property and equipment	251,934
Other Assets	90,000
Liabilities	(4,806,968)
Goodwill	8,005,457

Total Consideration	$17,446,000

Preliminary Purchase Price for Post-Merger Acquisitions
     On July 30, 2004 the Company purchased selected assets of the Staffing Source of St. Petersburg, Florida (Staffing Source). The Staffing Source with offices in Bradenton, Clearwater and St. Petersburg provides temporary personnel for healthcare facilities and other business. The purchase price is computed per a specified formula based on the annualized revenue, with a minimum total payment of $480,000.
     On August 20, 2004 the Company purchased American Oxygen, Inc. of Peoria, Illinois (American Oxygen). The purchase price was 200,000 shares of the Company valued at $186,000. American Oxygen operates from two locations in Illinois and sells durable medical equipment, including respiratory/oxygen.
     On August 30, 2004 the Company purchased selected assets of Merit Staffing Resources, Inc (Merit). Merit provides temporary personnel for healthcare facilities and other businesses. It has offices in Danvers, Dedham, Lakeville, Sandwich, and Weymouth, Massachusetts. The purchase price is (a) cash equal to a specified percentage of the seller’s accounts receivable under 120 days outstanding as of closing, plus $200,000, subject to a total maximum cash payment at closing of $1,600,000 plus (b) forty eight monthly payments computed per a specified formula based on gross margin with a minimum total payment of $864,000.
     On September 23, 2004 the Company purchased Trinity Healthcare of Winston–Salem, Inc (Trinity). The acquisition was a stock purchase and the price was $5,400,000. Trinity provides oxygen and other respiratory services, as well as home intravenous therapy services. Trinity has locations in Winston–Salem and Huntersville, North Carolina, and Marietta and Demorest, Georgia. Two of Trinity’s selling shareholders were paid the following portions of the purchase price at closing on September 23, 2004: (a) payment of $2,500,000 in cash; (b) issuance of 1,075,410 shares of the Company’s common stock with an aggregate value of $916,250; and (c) delivery of a promissory note in the aggregate principal amount of $660,740, secured by a wholly owned subsidiary under a security agreement subordinated to their primary lender. The promissory note’s term is 21 months beginning January 15, 2005 and maturing October 15, 2006. The promissory note bears simple interest at 8% per annum commencing January 15, 2005 and provides for equal quarterly payments of principal and interest. Payment of the promissory note is subject to SSAC’s rights of recoupment/offset and is guaranteed by the Company per an unsecured guaranty. Trinity’s two other selling shareholders will be paid the following portions of the purchase price by January 15, 2005: (a) $975,510 payable in cash, subject to SSAC’s rights of recoupment/offset and the Company’s unsecured guaranty; and (b) 407,864 shares of the Company’s common stock with an aggregate value of $347,500, of which 305,898 shares with an aggregate value of $260,625 will be escrowed for one year. The escrowed shares will be subject to SSAC’s rights of recoupment/offset. Subject to recoupment/offset, the escrowed shares will be released to the two shareholders by January 15, 2006.

     On December 17, 2004, the Company purchased substantially all of the assets of BK Tool, Inc. (BK Tool), a light industrial staffing business located in Sterling Heights, Michigan. The total purchase price of $468,000 included payment of $175,000 plus 85% of accounts receivables no greater than 60 days outstanding. At closing, the seller was paid $393,000 in cash, drawn on the line of credit, and the remaining $75,000 was paid to the seller in January 2005.
Note 2 — Cash
The Company, on May 7, 2004, completed the minimum $8 million of a Regulation D Private Placement (the “Offering”), and subsequently sold an additional $245,000 of securities and terminated the Offering effective May 27, 2004. Through the Offering and a subsequent sale to key employees of the Company’s subsidiary, the Company raised $7,620,500 of cash net of $834,500 of fees paid to an investment banker. The Company incurred legal and accounting fees related to the Offering of $411,808. As described in Item 2 of the accompanying Form 8-K/A, he Company, on May 7, 2004, received bank financing of $11,031,650. Cash was used to purchase the stock of Arcadia Services, Inc. for $16,100,00, pay the employees’ stay bonus of $467,230, legal and accounting fees of $506,937 and pay off certain notes payable of $425,000, net of $300,000 of prepaid acquisition costs. In addition the Company paid cash at closing for the post merger acquisitions in the amount of $300,000 for the Staffing Source, $200,000 for Merit , $2,790,426 for Trinity and $100,000 for BK Tools.
Note 3 — Income Taxes
Prior to the Arcadia Acquisition, Arcadia Services, Inc. had S corporation status under the Internal Revenue Code and income taxes were paid on a consolidated basis by Arcadia’s stockholder, Addus HealthCare, Inc. If Arcadia Services, Inc. had C corporation status under the Internal Revenue Code, Arcadia Services, Inc. would have paid income taxes for the year ended March 31, 2004. Deferred income taxes as of March 31, 2004 of $773,000 represents the differences in book and tax bases of assets and liabilities as if Arcadia Services, Inc. were operating as a stand-alone entity. Income tax expense of $1,454,000 is reflected for the year ended March 31, 2004. Trinity paid approximately $100,000 in income taxes from April 1, 2004 through the acquisition date.
Note 4 — Goodwill
As the merger of CHC Sub, Inc., a wholly owned subsidiary of Critical Home Care, Inc. (the “Company”), with and into RKDA, Inc. (the “RKDA Merger”) is treated as a reverse merger of an operating company for accounting purposes, the goodwill of the Company is the market value of outstanding shares of the Company on the date of the RKDA Merger plus the net liabilities of the Company. The Company had 24,393,351 shares outstanding immediately preceding the RKDA Merger. At a closing market price of $0.53 per share as May 10, 2004, the effective date of the RKDA Merger, the total value of the Company’s 24,393,351 outstanding shares immediately preceding the RKDA Merger is $12,928,476, which together with liabilities of $1,354,000 equals the total goodwill pro forma adjustment of $14,282,476.
Note 5 — Accounts Payable
The pro forma adjustment includes amounts payable for legal expenses in the amount of $193,765, investment banking fees of $75,000 and a payable to Addus HealthCare, Inc. (Arcadia, Inc.’s former stockholder) for a purchase price adjustment of $200,000. Payments were made from the acquisition proceeds in the amount of $92,583 for legal expenses and $53,525 for accounting expenses.
Note 6 — Compensation and Related Taxes
Arcadia Services, Inc. had agreements with certain key employees for retention purposes in the form of bonuses totaling $582,000. On the transaction date, the employees were paid $467,230. The difference of $114,770, which represents payroll taxes, was accrued.
Note 7 — Note Payable Asset Acquisition
On September 13, 2002, CHC acquired substantially all of the assets and business operations of All Care Medical Products, Inc. Of the $233,000 balance due for the All Care acquisition, a payment of $150,000 was made, and the balance of $83,000 was forgiven.
Note 8 — Note Payable Officers and Other
The sum of the current and long-term pro forma adjustment is $275,000 out of which $150,000 was paid against a note payable with a bank, $100,000 was paid to an unrelated party and $25,000 was paid against an officer note.
Note 9 — Note Payable and Line of Credit — Bank

The Company entered into an agreement with the bank to help fund the transaction as described in Note 2. Based on the terms of the agreement the bank loaned the Company $11,031,650 of which $10,031,650 is based on the Company accounts receivable as a revolving line of credit and $1,000,000 of excess borrowings, payable within a year.
Note 10 — Note Payable Acquisition
The purchase price for Arcadia Services, Inc. paid by RDKA, Inc. was $16,800,000. Addus HealthCare, Inc. (Arcadia’s stockholder) was paid $16,100,000 in cash, provided a $500,000 promissory note payable one year after closing, and $200,000 accrued in accounts payable.
Note 11 — Common Stock
The Company’s common stock was adjusted to reflect 76,393,351 of outstanding shares as of May 10, 2004, at a par value of $0.001, including the recapitalization of RKDA, Inc. and the issuance of the Company’s common stock in the Offering.
Note 12 — Additional Paid-in Capital and Retained Earnings
The paid in capital and retained earnings were restated to reflect the purchase accounting adjustment to eliminate the historical equity.
Note 13 — General and Administrative Expenses
Michigan Single Business Tax was paid on a consolidated basis by the Addus HealthCare, Inc., Arcadia’s former stockholder. On a standalone basis, Arcadia Services, Inc. would have incurred an additional $160,000 of expense for the year ended March 31, 2004.
Note 14 — Interest Expense
The Company obtained approximately $11,000,000 in financing from a bank in order to help fund the acquisition of Arcadia Services, Inc. by RKDA, Inc. See Notes 2 and 10, above. Based on the current borrowing rate of 4.25%, the Company would have incurred approximately $467,500 of interest expense for the year ended March 31, 2004. In addition the Company would have incurred amortization of deferred financing fees of $40,194 for the year ended March 31, 2004. Interest Expense for the nine months ended December 31, 2004 was $37,336 incurred by Trinity on their previous line of credit.
Note 15 — Earnings Per Share
Earnings (Loss) Per Share — The Company follows SFAS No. 128, “Earnings per Share” (“EPS”) for computing and presenting earnings (loss) per share, which requires, among other things, dual presentation of basic and diluted earnings (loss) per share on the face of the statement of income. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, or other contracts to issue common stock, were exercised or converted into common stock. Outstanding stock options to acquire common shares, and outstanding warrants to acquire common shares, have not been considered in the computation of dilutive loss per share since their effect would be antidilutive.
The following is a summary of the Company’s outstanding common stock activity as of May 10, 2004:

Outstanding Shares Immediately Preceding RKDA Merger	24,393,351
Shares Issued in the Offering	32,000,000
Shares Issued per RKDA Merger	21,300,000
Shares Contributed to the Company per RKDA Merger	(1,300,000)
Shares Held in Escrow per RKDA Merger	(12,000,000)

Shares Included in Calculation of Earnings Per Share at March 31, 2004	64,393,351
Shares Issued to complete Post-merger Acquisitions	1,275,410

Shares Included in Calculation of Earnings Per Share at December 31, 2004	65,668,761
As of May 10, 2004, the effective date of the RKDA Merger, there were 76,393,351 shares of the Company’s common stock authorized and outstanding. The 32,000,000 Shares Issued in the Offering do not include an additional 980,000 shares of the Company’s common stock issued in the Offering through the date the Offering terminated on May 27, 2004, and an additional 840,000 shares of the Company’s common stock sold to key employees of the Company’s subsidiary. The Shares Held in Escrow Per RKDA Merger are not included for purposes of calculating the earnings per share in the pro forma statement of income.

Note 16 — Impairment of Goodwill
The Company closed an affiliate office and the related goodwill of $16,055 was written off.
Note 17 — Pro Forma Balance Sheet Presentation
A pro forma balance sheet for the period ended December 31, 2004 is not presented herein, because the historical balance sheet as presented in the Interim Financial Statement as of and for the period ended December 31, 2004 reflects the changes related to the acquisitions. The only additional change would be to increase the retained earning for the $111,196 of net income as a net result of the pro forma adjustments as shown on the pro forma income statement for the nine months ended December 31, 2004.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Critical Home Care, Inc.
Southfield, Michigan
We have audited the accompanying consolidated balance sheets of Critical Home Care, Inc. as of March 31, 2004 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period ended March 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Critical Home Care, Inc. at March 31, 2004, and the results of its operations and its cash flows for the period ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
Certified Public Accountants
Kalamazoo, Michigan
October 6, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Critical Home Care, Inc.
We have audited the accompanying consolidated balance sheet of Critical Home Care, Inc. and Subsidiaries (the “Company”) as of September 30, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Critical Home Care Inc. and Subsidiaries at September 30, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements for 2003 have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company had an accumulated deficit of $7,951,000 and a working capital deficiency of $891,000. The Company also realized a net loss of $4,012,000 for the year ended September 30, 2003. The Company’s recurring losses from operations and its difficulty in generating sufficient cash flow to meet its obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ Marcum & Kliegman
Marcum & Kliegman LLP
New York, New York
January 23, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Critical Home Care, Inc. and Subsidiaries
We have audited the accompanying consolidated statement of operations, changes in shareholders’ equity and cash flows of Critical Home Care, Inc. and Subsidiaries (collectively the “Company”), for the nine months ended September 30, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows for the nine months ended September 30, 2002, in conformity with accounting principles generally accepted in the Untied States of America.

/s/ Grassi & Co., CPAs, P.C.
GRASSI & CO., CPAs, P.C.

New York, New York
February 5, 2003

CRITICAL HOME CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$75,000	$2,000
Accounts receivable, net of allowance for doubtful accounts of $818,000 and $828,000	855,000	890,000
Inventory for resale, net of $200,000 reserve for 2004 (Note 3)	62,000	266,000
Prepaid expenses and other current assets	364,000	87,000

TOTAL CURRENT ASSETS	1,356,000	1,245,000

PROPERTY AND EQUIPMENT — NET (Note 4)	604,000	630,000
GOODWILL AND OTHER INTANGIBLE (Note 12)	—	1,937,000
OTHER	37,000	30,000

TOTAL ASSETS	$1,997,000	$3,842,000

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

CURRENT LIABILITIES
Note payable (Note 6)	$1,500,000	$—
Accounts payable	637,000	785,000
Accrued expenses and other current liabilities	231,000	316,000
Cash overdrafts	—	39,000
Current portion of long-term debt (Note 7)	464,000	619,000
Current portion of Officer note payable (Note 8)	704,000	377,000

TOTAL CURRENT LIABILITIES	3,536,000	2,136,000

LONG-TERM DEBT
Officer note payable less current portion (Note 8)	—	50,000
Notes payable less current portion (Note 7)	15,000	237,000

TOTAL LONG-TERM DEBT	15,000	287,000

TOTAL LIABILITIES	3,551,000	2,423,000

COMMITMENTS AND CONTINGENCIES (Note 14)

STOCKHOLDERS’ (DEFICIT) EQUITY:
Preferred stock, $0.25 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.25 par value; 100,000,000 shares authorized; 24,603,000 and 24,393,000 shares issued and outstanding for 2004 and 2003, respectively	6,151,000	6,098,000
Additional paid-in capital	3,525,000	3,272,000
Accumulated deficit	(11,230,000)	(7,951,000)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(1,554,000)	1,419,000

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$1,997,000	$3,842,000

The accompanying notes are an integral part of these consolidated financial statements.

CRITICAL HOME CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

			FOR THE
	FOR THE	FOR THE	PERIOD
	PERIOD	YEAR ENDED	ENDED
	ENDED	SEPTEMBER	SEPTEMBER
	MARCH 31,	30,	30,
	2004	2003	2002
NET SALES	$2,011,000	$5,446,000	$1,286,000
COST OF GOODS SOLD	843,000	1,665,000	384,000

GROSS PROFIT	1,168,000	3,781,000	902,000

OPERATING EXPENSES:
Selling, general and administrative	2,093,000	5,499,000	1,065,000
Depreciation and amortization	43,000	94,000	12,000
Impairment of goodwill (Note 12)	1,857,000	1,500,000	—
Impairment of other intangibles	70,000	—	—

TOTAL OPERATING EXPENSES	4,063,000	7,093,000	1,077,000

LOSS FROM OPERATIONS	(2,895,000)	(3,312,000)	(175,000)

OTHER INCOME (EXPENSE):
Other income	—	138,000	—
Interest expense	(139,000)	(142,000)	(28,000)
Amortization of debt discount and deferred financing costs (Note 7)	—	(666,000)	—
Amortization of deferred debt discount, notes payable — other (Note 7)	(245,000)	(30,000)	—
Management and Billing Fee	—	—	96,000

	(384,000)	(700,000)	68,000

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,279,000)	(4,012,000)	(107,000)

PROVISION FOR INCOME TAXES (Note 10)	—	—	—

NET LOSS	$(3,279,000)	$(4,012,000)	$(107,000)

BASIC AND DILUTED LOSS PER SHARE	$(0.13)	$(0.17)	$(0.00)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	24,467,000	24,308,027	16,432,000

The accompanying notes are an integral part of these consolidated financial statements.

CRITICAL HOME CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE
	PERIOD	FOR THE	FOR THE
	ENDED	YEAR ENDED	PERIOD ENDED
	MARCH 31,	SEPTEMBER 30,	SEPTEMBER 30,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,279,000)	$(4,012,000)	$(107,000)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Provision for bad debts	125,000	992,000	91,000
Depreciation and amortization	96,000	161,000	12,000
Interest paid with common stock	84,000	77,000	25,000
Stock option compensation	—	228,000	120,000
Amortization of debt discount and deferred financing costs	—	666,000	—
Amortization of deferred debt discount notes payable — other loan	245,000	30,000	—
Impairment of goodwill	1,857,000	1,500,000	—
Impairment of other intangibles	70,000	—	—
Changes in operating assets and liabilities
Accounts receivable	(87,000)	(787,000)	(276,000)
Inventory	204,000	19,000	32,000
Prepaid expenses and other current assets	23,000	(52,000)	(18,000)
Deposits	(7,000)	5,000	(21,000)
Accounts payable	(148,000)	328,000	60,000
Accrued expenses and other current liabilities	(83,000)	(35,000)	91,000

Total adjustments	2,379,000	3,132,000	116,000

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(900,000)	(880,000)	9,000

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	(75,000)	(90,000)	(385,000)
Deposit on acquisition	(300,000)	—	—

	(375,000)	(90,000)	(385,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdrafts	(39,000)	39,000	—
Proceeds from insurance settlement	11,000	—	—
Proceeds from convertible promissory notes, net of $98,000 of debt issue costs	—	568,000	—
Proceeds from notes payable — other	274,000	475,000	501,000
Proceeds from note payable	1,500,000	—	—
Proceeds from (repayment of) notes payable — officer	277,000	427,000	(35,000)
Payment of long-term debt	(675,000)	(591,000)	(55,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,348,000	918,000	411,000

NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS	73,000	(52,000)	35,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,000	54,000	19,000

CASH AND CASH EQUIVALENTS, END OF PERIOD	$75,000	$2,000	$54,000

Supplementary information:
Cash paid during the period for:
Interest	$35,000	$2,000	$1,000
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of stock for asset acquisition	$—	$—	$3,500,000
Issuance of stock in repayment of debt and interest	$85,000	$666,000	$—
Deferred Debt Discount	$—	$56,000	$—
The accompanying notes are an integral part of these consolidated financial statements.

CRITICAL HOME CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE PERIOD ENDED SEPTEMBER 30, 2002,
FOR THE YEAR ENDED SEPTEMBER 30, 2003
AND FOR THE PERIOD ENDED MARCH 31, 2004

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2002	15,896,000	$3,974,000	$—	$(3,832,000)	$142,000
Stock issued for Settlement to Affiliate	254,000	63,000	32,000	—	95,000
Interest	100,000	25,000	75,000	—	100,000
Stock option Compensation	—	—	120,000	—	120,000
Value of debt Cancellation	—	—	61,000	—	61,000
Reverse Acquisition of NYMI	5,725,000	1,431,000	(1,431,000)	—	—
Acquisition of All Care	1,750,000	438,000	3,062,000	—	3,500,000
Net Loss	—	—	—	(107,000)	(107,000)

Balance, September 30, 2002	23,725,000	5,931,000	1,919,000	(3,939,000)	3,911,000

Common Stock issued for conversion of convertible promissory notes and interest	668,000	167,000	501,000	—	668,000
Stock option Compensation	—	—	228,000	—	228,000
Value of debt discount	—	—	568,000	—	568,000
Deferred debt discount	—	—	56,000	—	56,000
Net Loss	—	—	—	(4,012,000)	(4,012,000)

Balance, September 30, 2003	24,393,000	6,098,000	3,272,000	(7,951,000)	1,419,000

Stock issued for conversion of convertible promissory note and interest	210,000	53,000	32,000	—	85,000
Value of debt discount	—	—	221,000	—	221,000
Net Loss	—	—	—	(3,279,000)	(3,279,000)

Balance, March 31, 2004	24,603,000	$6,151,000	$3,525,000	$(11,230,000)	$(1,554,000)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS
     Through March 31, 2004, the Company had experienced continuing losses, including a loss for the six months ended March 31, 2004 of $3,279,000. This combined with previous losses resulted in a working capital deficit of $11,230,000. The Company then raised additional capital and established a revolving credit facility to provide liquidity for the Company’s operations and to pursue an acquisition as part of its new business strategy. On May 7, 2004, the Company completed a total of $8,000,000 of a Regulation D Private Placement (the “Offering”). The Company subsequently sold an additional $245,000 of securities and terminated the Offering. The Company sold an aggregate of 32,980,000 shares at $0.25 per share together with 3,298,000 Class A Warrants exercisable for 7 years at $0.50 per share. The Placement Agent received warrants to purchase 2,298,000 shares, exercisable on a cashless basis for 7 years at $0.50 per share. The Placement Agent also received a 10% sales commission, and reimbursement of out-of–pocket expenses. The Company advanced $5 million of the net proceeds to complete the RKDA Merger described in Note 2 below; approximately $164,000 of the proceeds was used for the repayment of indebtedness and the balance for working capital.
NOTE 2 — DESCRIPTION OF BUSINESS
     Critical Home Care, Inc. and subsidiaries (collectively, the “Company”) is incorporated in Nevada and based in Long Island, New York. The Company markets, rents and sells surgical supplies, orthotic and prosthetic products and durable medical equipment, such as wheelchairs and hospital beds. The Company also provides oxygen and other respiratory therapy services and equipment and operates in four retail outlets in the New York metropolitan area. Clients and patients are primarily individuals residing at home. The Company’s equipment and supplies are readily available in the marketplace and the Company is not dependent on a single supplier. Reimbursement and payor sources include Medicare, Medicaid, insurance companies, managed care groups, Health Maintenance Organizations (“HMO’S”), Preferred Provider Organizations (“PPO’s”) and private pay. The Company had one payor source, Medicare, which accounted for more than 10% of its revenue during the period ended March 31, 2004, the year ended September 30, 2003, and the period ended September 30, 2002.
     On July 12, 2002, the Company acquired 100% of the common stock of Classic Healthcare Solutions, Inc. (“Classic”); on August 8, 2002, the Company acquired substantially all of the assets and business operations of Homecare Alliance, Inc. (“Alliance”); on September 13, 2002, the Company acquired substantially all of the assets and business operations of All Care Medical Products, Inc. (“All Care”) and on September 26, 2002, the Company consummated a reverse acquisition with New York Medical, Inc. (“NYMI”) and NYMI changed its name to Critical. The results of operations of acquired businesses have been included with those of the Company since the respective dates of acquisition.
     For accounting purposes, the transaction between NYMI and the Company was considered, in substance, a capital transaction rather than a business combination and has been accounted for under the purchase method of accounting since the former shareholders of the Company owned a majority of the outstanding common stock of NYMI. Accordingly, the combination of the Company with NYMI was recorded as a recapitalization of the Company, pursuant to which the Company has been treated as the continuing entity for accounting purposes.
     On December 10, 2002, the Board of Directors approved a change of the Company’s fiscal year from a calendar year ending December 31 to a fiscal year ending September 30. Such change was effective as of the fiscal year (nine months) ended September 30, 2002 for both financial reporting and tax purposes. In connection with the RKDA Merger, the Company adopted a March 31 year end for both financial reporting and tax purposes.
     On May 4, 2004, following an Annual Meeting of Stockholders, the Company amended and restated its Articles of Incorporation to:

(i)	amend the par value and increase the number of authorized Shares of Common Stock to 150,000,000, $.001 par value per share, from 100,000,000, $.25 par value per share;

(ii)	authorize the issuance of serial preferred stock consisting of 5,000,000 shares, $.001 par value per share; and

(iii)	eliminate preemptive rights.

     Effective May 10, 2004, CHC Sub, Inc., a wholly owned subsidiary of the Company, merged with and into RKDA, Inc., a recently formed Michigan Corporation, (the “RKDA Merger”). RKDA’s assets consist of all of the capital stock of Arcadia Services, Inc. and the membership interest of SSAC, LLC d/b/a Arcadia Rx. RKDA acquired Arcadia Services, Inc. on May 7, 2004 pursuant to a Stock Purchase Agreement by and among RKDA, Inc., Arcadia Services, Inc., Addus HealthCare, Inc., and the principal stockholder of Addus HealthCare, Inc. (the “Arcadia Acquisition”). For descriptions of the terms of the RKDA Merger and the Arcadia Acquisition, please refer to the Form 8- K filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2004, as amended by the accompanying Form 8-K/A filed with the Commission on July 23, 2004.
     For accounting purposes, the transaction between RKDA and the Company was considered a reverse merger and RKDA, Inc. will be considered the acquirer of the Company for accounting purposes.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenue and expenses during the reporting period. These estimates primarily relate to the net realizable amounts of payments from customers, patients, and other third party payors in regard to allowance for doubtful accounts. Additionally, estimates are used to calculate the valuation of goodwill, inventory obsolescence and other asset valuations. Actual results could differ from those estimates.
     Revenue recognition — Revenues are recorded in the period the services were rendered at established rates reduced by provisions for doubtful accounts and contractual adjustments. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and were recognized in the period the services were rendered. Any differences between estimated contractual adjustments and actual final settlements were recognized as contractual adjustments in the year final settlements were determined. The Company reports revenues in its financial statements net of such adjustments, however, appeals are sometimes filed and if such appeals are decided in the Company’s favor, revenues would be readjusted.
     Allowance for doubtful accounts — The Company reviews all accounts receivable balances, provides for an allowance for uncollectible accounts, and estimates its bad debt expense based on historical analysis of its records. The basis of this analysis is from the aging of the receivable files, the patient, payer provider records, and additionally their payment history. Items that are greater than one year old are fully reserved. The balance of any reserve, which is established, is estimated based on the collection history from Company records. If actual collection experience changes, revisions to the allowance may be required. Any unanticipated change in customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.
     Concentration of credit risk — The Company primarily provides healthcare services, medical need related equipment and customized devices and is reimbursed by the patient’s third-party insurers or governmentally funded healthcare insurance programs. The Company performs ongoing credit evaluations for its private pay customer patients and open account customers. The ability of the Company’s debtors to meet their obligations is dependent upon the financial stability of the insurers of the Company’s customer patients and future legislation and regulatory actions. The Company maintains reserves for potential losses from these receivables that historically have been within management’s expectations. The Company grants credit without collateral to its patients, who are primarily insured under third party agreements. Approximately 21% and 11% of the Company’s accounts receivable at March 31, 2004 and September 30, 2003 consists of amounts due from Medicare and Medicaid, respectively. The Company operates its business primarily in the New York Metropolitan area. Additionally a substantial portion of our revenue is attributable to payments received from third party payers, including the Medicare and Medicaid programs. For the period ended March 31, 2004 approximately 22% of our revenue was derived from Medicare and approximately 8% was derived from Medicaid. For the year ended September 30, 2003, revenues from Medicare and Medicaid were 20% and 6% respectively. In fiscal 2002, revenues from Medicare and Medicaid were 21% and 1%, respectively.
     Fixed assets and depreciation — The Company’s policy is to record the fixed asset at cost and depreciate or amortize fixed assets over the estimated useful lives of the assets (3-15 years) by use of the straight-line method.
     Reclassifications — Certain reclassifications have been made to the consolidated financial statements shown for the prior years in order to have them conform to the current year’s classifications.
     Other Intangible Assets — The intangible asset at September 30, 2003 consists of a covenant not to compete agreement, with a gross carrying amount of $100,000, which is being amortized over the 5-year term of the agreement. At September 30, 2003, the intangible asset is recorded net of $20,000 of accumulated amortization. Amortization expense will be $20,000 in each of the next four years.

     Property and equipment — Property and equipment are recorded at cost and depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets as set forth in the table below.

Computer equipment	3 to 5 years
Delivery vehicles	2 to 5 years
Office equipment and furniture and fixtures	3 to 5 years
Rental equipment	3 to 5 years
Leasehold improvements	the shorter of economic life or lease term
     Fair Value of financial instruments — The Company’s financial instruments consist of cash, accounts receivable, accounts payable and loans and notes payable. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risk arising from its financial instruments and that due to their primarily short term nature, their fair values approximate their carrying values, unless otherwise noted.
     Advertising expense — advertising expenses are expensed when incurred.
     Impairment of long-lived assets — The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To determine if impairment exists, the Company compares the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. Once it has been determined that an impairment exists, the carrying value of the asset is adjusted to fair value. Factors considered in the determination of fair value include current operating results, trends and the present value of estimated expected future cash flows.
     Earnings (loss) per share — The Company follows Statement of Financial Accounting Standards, (“SFAS”) No. 128, “Earnings per Share” (“EPS”) for computing and presenting earnings (loss) per share, which requires, among other things, dual presentation of basic and diluted earnings (loss) per share on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, or other contracts to issue common stock were exercised or converted into common stock. Outstanding stock options to acquire 1,013,000 and 325,000 common shares for the year ended September 30, 2003 and the nine months ended September 30, 2002, respectively, have not been considered in the computation of dilutive earnings per share since their effect would be antidilutive.
     Inventory — Is valued at the lower of cost or market (first-in, first out method) and consists primarily of disposables, supplies and equipment used with patient service. During the period ended March 31, 2004, the Company recorded a reserve for obsolescence of $200,000.
     The Company’s had filed a Form 10Qsb for the six months ended March 31, 2004. Subsequent to the filing of the March 31, 2004 Form 10Qsb, in connection with the merger (See Note 2), the Company determined to adopt a March 31st year end.
     As disclosed in the March 31, 2004 Form 10Qsb, it was managements’ policy for interim accounting purposes, to calculate and adjust its inventory pursuant to a review of its historical gross profit percentages. At the Company’s fiscal year end the Company performs a physical inventory and values its inventory at the lower of cost or market (first-in, first-out method), which consisted primarily of disposables, supplies and equipment used in conjunction with patient service.
     Based on the physical count of the inventory on hand, the closing of a location and the non-saleable items noted management determined that it would be necessary for the Company to reserve for $200,000 of its inventory as of March 31, 2004.

			Previously
	Previously		Issued
	Issued		Six months	Six months
	Three months Ended	Three Months Ended	Ended	Ended
	March 31, 2004	March 31, 2004	March 31, 2004	March 31, 2004
	(Unaudited)	(Adjusted Audited)	(Unaudited)	(Adjusted Audited)
Inventory	$262,000	$62,000	$262,000	$62,000
Stockholders’ Deficit	(1,354,000)	(1,554,000)	(1,354,000)	(1,554,000)
Gross Profit	$461,000	261,000	1,368,000	1,168,000
Net Loss	(2,771,000)	(2,971,000)	(3,077,000)	(3,279,000)
Basic and Diluted Earnings (loss) Per Share	($0.11)	($0.12)	($0.13)	($0.13)

STOCK BASED COMPENSATION
     In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “ Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. The disclosure requirements apply to all companies for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As permitted under SFAS No. 123, the Company continues to apply the Accounting Principals Board Opinion No. 25, “Accounting for Stock Issued to Employees”. As required under SFAS 148, the following table presents pro forma net loss and basic and diluted loss per share as if the fair value-based method had been applied to all awards.

	For the	For the	For the
	Period Ended	Year Ended	Period Ended
	March 31, 2004	September 30, 2003	September 30, 2002
Net loss as reported	$(3,279,000)	$(4,012,000)	$(107,000)
Stock based employee compensation expense Under the intrinsic value method	–	228,000	–
Less: Total stock-based employee compensation expense determined under the fair value method,	(9,000)	(441,000)	–

Pro Forma net loss	$(3,288,000)	$(4,225,000)	(107,000)

Net loss per share:
Basic and diluted loss per share as reported	$(0.13)	$(0.17)	$(0.00)
Pro Forma basic and diluted loss per share	$(0.13)	$(0.17)	$(0.00)
     The fair value of options at date of grant was estimated using the Black-Scholes fair value based method with the following weighted average assumptions:

For the Year Ended
September 30, 2003
Expected life (years)	5
Interest rate	4-5%
Annual rate of dividends	0%
Volatility	210%
     Cash and cash equivalents — For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.
     Income taxes — The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”(“FAS 109”). It requires an asset and liability approach for financial accounting and reporting for income taxes.
     Basis of Presentation — Effective June 2004 the company changed its fiscal year end from September 30 to March 31. The consolidated financial statement includes the six month period from October 1, 2003 to March 31, 2004.
     The following table presents certain unaudited financial information for the period from October 1, 2002 to March 31, 2003:

CRITICAL HOME CARE, INC. AND SUBSIDIARIES
(UNAUDITED) CONSOLIDATED STATEMENTS OF OPERATIONS

For The
Period Ended
March 31, 2003
(unaudited)
NET SALES	$3,195,000
COST OF GOODS SOLD	982,000

GROSS PROFIT	2,213,000

OPERATING EXPENSES:
Selling, general and administrative	2,680,000
Depreciation and amortization	48,000

TOTAL OPERATING EXPENSES	2,728,000

LOSS FROM OPERATIONS	(515,000)

OTHER INCOME (EXPENSE):
Other income	138,000
Interest expense	(62,000)
Amortization of debt discount	(672,000)

(596,000)

NET LOSS	$(1,111,000)

BASIC AND DILUTED LOSS PER SHARE	$(0.05)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	24,119,000

     Effective December 10, 2002, the company changed its fiscal year end from December 31 to September 30. The consolidated financial statement includes the nine month period from January 1 2002 to September 30, 2002.
     The following table presents certain unaudited pro forma financial information for the 12 month period from October 1, 2001 to September 30, 2002.

For The
Year Ended
September 30, 2002
(unaudited)
NET SALES	$1,585,000
COST OF GOODS SOLD	475,000

GROSS PROFIT	1,110,000

OPERATING EXPENSES:
Selling, general and administrative	1,231,000
Depreciation and amortization	15,000

TOTAL OPERATING EXPENSES	1,246,000

LOSS FROM OPERATIONS	(136,000)

OTHER INCOME (EXPENSE):
Interest expense	(28,000)
Management and Billing fees	96,000

68,000

NET LOSS	$(68,000)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	16,102,000

     Intangible assets — In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and SFAS No.142, “Goodwill and Other Intangible Assets”. SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 requires goodwill be tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards required. The adoption of SFAS No. 141 and SFAS No. 142, did not have a material effect on the Company’s consolidated financial position or results of operations for the nine months ended September 30, 2002. For the period ended March 31, 2004 and for the year ended September 30, 2003, pursuant to SFAS No. 142 the Company has recorded a charge of $1,857,430 and $1,500,000 respectively for the impairment of goodwill. (See Note 11)
     Recent pronouncements — In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities.” SFAS No.146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for in accordance with Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 includes costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and certain termination benefits provided to employees who are involuntarily terminated. SFAS No.146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of FASB 146 did not have a material impact on the Company’s consolidated financial statements.
     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The statement amends and clarifies accounting for derivative instruments, including certain derivatives embedded in other contracts and for hedging activities under SFAS 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designed after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15,2003, should continue to be applied in accordance with respective effective date. In addition, certain provisions relating to forward purchases or sales of when-issued securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30,2003. The adoption of SFAS No.149 did not have a material impact on the Company’s consolidated financial statements.
     In November 2002, the FASB issued Interpretation No. 45, (“FIN 45”) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires a company, at the time it issues a guarantee to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002 and adoption of the disclosure requirements are effective for the Company as of December 31, 2002. The adoption of the recognition requirements of FIN 45 did not have a material impact on the Company’s consolidated financial statements.
     In January 2003, the FASB issued Interpretation No.46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No.51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after September 15, 2003. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial statements.
     In May 2003 the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, (“SFAS No. 150”). SFAS No.150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No 150 did not have a material impact on the Company’s consolidated financial statements.
NOTE 4 — PROPERTY AND EQUIPMENT
     Property and equipment at March 31, 2004 consist of the following:

			Book Value
		Accumulated	March 31,
	Cost	Depreciation	2004
Delivery Vehicle	$63,000	$30,000	$33,000
Furniture & Fixtures	121,000	41,000	80,000
Leasehold Improvement	142,000	43,000	99,000
Office Equipment	49,000	22,000	27,000
Rental Equipment	486,000	121,000	365,000

	$861,000	$257,000	$604,000

     Property and equipment at September 30, 2003 consist of the following:

			Book Value
		Accumulated	September 30,
	Cost	Depreciation	2003
Delivery Vehicle	$49,000	$21,000	$28,000
Furniture & Fixtures	121,000	29,000	92,000
Leasehold Improvement	142,000	29,000	113,000
Office Equipment	49,000	17,000	32,000
Rental Equipment	432,000	67,000	365,000

	$793,000	$163,000	$630,000

     Depreciation expense for the periods ended March 31, 2004, the year ended September 30, 2003, the period ended September 30, 2002 were $86,000, $141,000 and $12,000 respectively.
NOTE 5 — ISSUANCE OF SECURITIES
     During the year ended September 30, 2003, the Company and certain holders of notes payable - asset acquisitions, notes payable — other and note payable — officer agreed to amend the respective maturity dates of their notes whereby they became long-term obligations.
     During October and December 2002, the Company sold a total of $666,000 of convertible promissory notes (the “Notes”) pursuant to a private placement (the “Private Placement”). The Notes which beared interest at the rate of eight percent (8%) per annum were due on February 28, 2003 and were convertible into common stock at the rate of one share for every $1.00 of Notes at the Company’s discretion. In November 2002 and February 2003, the Company elected to convert the total proceeds of $666,000 Notes into 666,000 shares of common stock. An additional 2,168 shares were issued as payment of accrued interest. As a result of the conversion price of $1.00 being less than the fair market value of $2.50 per shares on the dates the notes were purchased, there was a beneficial conversion feature of $995,000. Such amount, however, is limited to the total investment made and therefore the Company recorded a non-cash debt discount and beneficial conversion feature charge of $666,000 during the year ended September 30, 2003.
     On January 28, 2004, the Company agreed to issue 210,000 shares of its common stock to the Rubin Family Irrevocable Trust, a lender to the Company, in consideration for numerous extensions of the maturity date of its loan. The shares were valued at $0.40 per share and $84,000 was therefore charged to interest expense during the three months ended March 31, 2004. The debt was repaid in full on March 24, 2004, and the shares were issued as of March 31, 2004.
NOTE 6 — NOTE PAYABLE
     On March 11, 2004, the company entered into a 12% $1,500,000 Subordinated Promissory Note due June 12, 2004, unless prepaid. If the note is repaid before maturity, the Company shall pay a 1% termination fee to the lender. The bridge lender received warrants to purchase 250,000 shares of the Company’s Common Stock exercisable for 7 years at $0.50 per share. Using the Black Scholes method of option valuation, these options were valued at $94,000 which amount is being amortized over the life of the loan. The amount of amortization expense recorded for the period ended March 31, 2004 was $21,000, (See Note 1). On June 12, 2004 the Promissory Note was amended and restated to a 12% subordinated convertible promissory note with final payment due October, 2005.
NOTE 7 — LONG-TERM DEBT

	March 31	September 30,
	2004	2003
Notes payable, issued between July 2002 and February 2003 pursuant to working capital loans provided by three unrelated parties bearing interest ranging from 5% to 12% per annum and dates of maturity through April 2004. The notes were paid in full in April 2004 and May 2004. Balance is reported net of discount of $2,000 and $26,000 at March 31, 2004 and September 30, 2003, respectively. (See Note 11)	$223,000	$612,000

Note payable issued in September 2002 pursuant to the All Care Asset Acquisition Agreement, unsecured, originally due September 30, 2003, modified on April 16, 2003, bearing interest at 7% per annum and payable August 15, 2005. This debt was re-negotiated and paid in full during May 2004.	$233,000	$233,000

	March 31	September 30,
	2004	2003
Notes payable issued in during February 2004 for the purchase of a delivery vehicle payable in monthly installments of $665 and $558 including interest at 7.3% and 6.9% per annum maturing in March 2007 and April 2005 and secured by the delivery vehicle.	$23,000	$11,000

	$479,000	$856,000
Less: Current portion	(464,000)	$(619,000)

Long-term debt, net of current maturities	$15,000	$237,000

NOTE 8 — Officer Note Payable

	March 31,	September 30,
	2004	2003

Notes payable, officer, issued from January 2003 through December 2003 pursuant to working capital loans from the President of the Company bearing interest at 8% per annum and due at dates from May 2004 through October 2005. Of this amount, $150,000 was converted into equity in May 13, 2004, at $0.25 per share. (See Note 5)	$704,000	$427,000

Note 9 — Acquisitions
     On August 8, 2002, Classic Healthcare Solutions, Inc. (“Classic”), a wholly owned subsidiary of the Company, acquired substantially all of the assets of Homecare Alliance, Inc. (“Alliance”) for a purchase price of $250,000 of which $100,000 was in cash and $150,000 was payable through the issuance of Notes. On September 13, 2002, through another wholly owned subsidiary, the Company acquired substantially all of the assets of All Care Medical Products, Inc. (“All Care”) for a purchase price of $4,025,000 consisting of $200,000 in cash, $325,000 in notes, and 1,750,000 shares of the Company’s common stock valued at $2.00 per share. The primary purpose of these acquisitions was to expand the Company’s product lines and market area as well as to consolidate the overhead expenses and to increase revenues. Goodwill of $3,357,000 arose in the All Care transaction, which is not deductible for tax purposes.
     The revenues and costs of these two operations have been included with those of the Company since their respective dates of acquisition. The allocation of the purchase prices, including certain acquisition costs of $25,000 and $130,000 respectively, was as follows:

	Alliance	All Care
Cash	$—	$78,000
Accounts receivable	—	557,000
Inventory	168,000	433,000
Fixed assets	107,000	206,000
Security deposits	—	14,000
Goodwill	—	3,357,000
Accounts payable	—	(230,000)
Loan payable to stockholder	—	(15,000)
Accrued liabilities	—	(245,000)

	$275,000	$4,155,000

     On September 26, 2002, New York Medical, Inc., (a Nevada corporation) (“NYMI”) and Critical Home Care, Incorporated (“Critical”) consummated an acquisition whereby NYMI cancelled 8,975,000 of its 14,700,000 common shares then outstanding and issued (a) 16,250,000 new shares of restricted common stock to the stock holders of Critical in exchange for all of the issued and outstanding shares of Critical and, (b) 1,750,000 new shares of restricted common stock to consummate the All Care Asset Purchase, as described above. This transaction resulted in a change in control of NYMI and a total of 23,725,000 outstanding shares of common stock. In addition, NYMI changed its name to Critical Home Care, Inc. The sole operating subsidiary of Critical prior to the acquisitions described above was Classic which had been acquired by Critical on July 12, 2002.
     For accounting purposes, the transaction between NYMI and Critical is considered, in substance, a capital transaction rather than a business combination. The exchange has been accounted for as a reverse acquisition under the purchase method of accounting since the former shareholders of Critical now own a majority of the outstanding common stock of NYMI. Accordingly, the combination of Critical with NYMI has been recorded as a recapitalization of Critical, pursuant to which Critical has been treated as the continuing entity for accounting purposes and the historical financial statements presented are those of Critical. Such historical financial statements reflect the results of operations of Classic which was a Sub Chapter S corporation through the date of its acquisition on July 12, 2002, and all historical tax effects have therefore been shown on a pro-forma basis.
     The acquisition of Alliance was not considered material for purposes of including pro-forma information but the acquisition of All Care was. Therefore, the pro-forma unaudited condensed statements of operations presented below represents what the results of operations of the combined companies would have been had the All Care acquisition taken place at the beginning of the fiscal period shown.

For the Nine
Months ended
September 30, 2002
Sales	$4,172,000
Cost of sales	1,353,000

Gross profit	2,819,000
Operating expenses	2,767,000

Operating income	52,000
Other income	3,000
Income before taxes	$55,000
Pro-forma income taxes	22,000

Pro-forma net income	$33,000
Basic and diluted earnings per share	$0.00

Basic and diluted weighted common shares outstanding	16,432,000

NOTE 10 – Income Taxes
     As of March 31, 2004, the Company has net operating loss carryforwards (“NOLs”) of approximately $2,754,000, which may be available to reduce taxable income if any. These NOLs expire through 2024. However Internal Revenue Code Section 382 rules limit the utilization of NOLs upon a change in control of a company. It has been determined that a subsequent change in control has taken place. Since the change in control has taken place utilization of the Company’s NOLs will be subject to severe limitations in future periods, which could have an effect of eliminating substantially all the future income tax benefits of the NOLs.
     Components of the provision (benefit) for income taxes are as follows:

	2004	2003
Current
Federal	$-0-	$-0-
State and local	-0-	-0-
Deferred
Federal	$-0-	$-0-
State and local	-0-	-0-

Total	$-0-	$-0-

	2004	2003
Income tax provision at 34%	(34.0%)	(34.0%)
State and local income taxes net of federal benefit	(6.0%)	(6.0%)
Non deductible goodwill impairment	23.2%	14.9%
Non deductible amortization of beneficial conversion feature	0.0%	5.7%
Net operating losses not utilized	16.8%	19.4%

	0.0%	0.0. %

     As of March 31, 2004, the Company has net operating loss carryforwards of approximately $2,754,000 that will be available to offset future taxable income through the dates shown below:

March 31,
2022	$220,000
2023	1,191,000
2024	1,343,000

$2,754,000

     Significant components of the Company’s deferred tax assets and liabilities are comprised of the following:

	March 31, 2004	September 30, 2003
Allowance for doubtful accounts	$327,000	$331,000
Non-deductible expenses	—	121,000
Net operating loss	1,102,000	564,000
Other	—	(10,000)

Total	$1,429,000	$1,006,000
Valuation allowance	(1,429,000)	(1,006,000)

Net deferred taxes	$-0-	$-0-

     FAS 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectation of future profits, etc. FAS 109 further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as the cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. The Company will provide a full valuation allowance on future tax benefits until it can sustain a level of profitability that demonstrates its ability to utilize the assets, or other significant positive evidence arises that suggests the Company’s ability to utilize such assets.
     Tax benefits from the utilization of net operating loss carryforwards will be recorded at such time and to such extent, they are more likely than not to be realized. As such, the resulting estimated deferred tax assets of approximately $1,400,000 as of March 31, 2004, have been offset by a corresponding valuation allowance.
NOTE 11 – Stock Option Information
     On September 26, 2002, the Company’s Board of Directors adopted the Critical Home Care, Inc. 2002 Employee Stock Incentive Plan (the “Plan”). The Plan covers an aggregate of 2 million shares of the Company’s common stock which may be granted to employees, salaried officers, directors and other key persons employed by, or having a business relationship with, the Company, or its Subsidiaries, in the form of incentive stock options, non-qualified stock options, and/or awards of stock granted under the Plan during the ten year period following the date of the Plan’s adoption.
     On February 3, 2004, the Company entered into an Amended and Restated Promissory Note for a total of $500,000 (the “Restated Note”) with Stephen Garchik, Trustee (“Garchik”) and simultaneously executed a related stock option agreement and a registration rights agreement in favor of Garchik. The Restated Note is comprised of $250,000 previously loaned to the Company in February 2003 and originally due in April 2004, and an additional $250,000, which was loaned to the Company on February 3, 2004.
     The stock option agreement provides Garchik with ten-year options to acquire 500,000 shares of the Company’s common stock at $0.25 per share and all such options vested upon grant and the registration rights agreement provides Garchik with certain piggyback registration rights in the event that the Company files a registration statement. The Restated Note bears interest at Prime, as published in the Wall Street Journal plus 1% and principal and all accrued interest was due June 30, 2004. The restated note and all accrued interest were paid in full on March 12, 2004. Deferred debt discount in the amount of $200,000 relative to this transaction was expensed in the three month period ended March 31, 2004, since the loan and repayment took place during the period.

     Pursuant to the terms of their employment agreements, each dated September 26, 2002, David Bensol, Chief Executive Officer and Bradley Smith, Executive Vice President, were awarded five-year options to purchase 100,00 and 75,000 shares of common stock, respectively. All such options vested quarterly from December 31, 2002 through September 30, 2003 and are exercisable at $1.00 per share for five years from the date of grant. At September 26, 2002 the fair market value of these options was $2.30 per share. As a result, the Company has recorded a charge to operations for stock option compensation in the amount of $228,000 during the year ended September 30, 2003.
     In September 2002, in connection with his joining the Board of Directors, Mitchell Cooper was granted a five-year non-qualified stock option to purchase 50,000 shares of common stock exercisable at $1.50 per share, the fair market value, all of which options vested immediately.
     In addition, on September 26, 2002, also in connection with their joining the Board of Directors, Dr. Barbara Levine and Delbert Spurlock, Jr. were each granted five-year non-qualified stock options to purchase 50,000 shares of common stock at an exercise price of $1.50 per share, all of which options vested immediately. Dr. Levine and Mr. Spurlock will be granted options to purchase up to 200,000 shares of common stock based upon their continued service to the Company. These options will be granted in 50,000 share increments on each of the first four anniversary dates of their joining the Board of Directors and will be exercisable at the fair market value on the respective of Directors and will be exercisable at the fair market value on the respective dates of grant. The first such grant of options to acquire 50,000 common shares was awarded to each of Mr. Spurlock and Dr. Levine on September 26, 2003. These options are exercisable at $0.23 per share the fair market value on date of grant vested in full upon grant and expire on September 25, 2008. In the event of a buyout of the Company, their remaining future options shall be granted and will vest immediately.
     In February 2003, in connection with loans to the Company in the aggregate amount of $325,000 from two unrelated parties, the Company granted five-year options to acquire 187,500 shares of the Company’s common stock. The options are exercisable at $1.00 per share and were fully vested upon grant. (See Note 7)
     On March 10, 2003, in connection with his joining the Company as Chief Financial Officer, Eric S. Yonenson was granted five-year options to purchase up to 250,000 shares of common stock. The options are exercisable at $0.17 per share, the fair market value on the date of grant, and expire on March 9, 2008. 50,000 options vested upon grant, and the balance vests ratably on a monthly basis as of the last day of the month for each of the first 36 months following the date of the grant.
     On April 17, 2003, the Company granted five-year options to acquire 168,900 shares of the Company’s common stock to 34 employees. Such options are exercisable at $0.25 per share and vested 20% upon the date of grant with the remaining options vesting at 20% per year on each of the four anniversary dates following the date of grant. As of March 31, 2004 and September 30, 2004, 62,100 and 18,300 of these options, respectively, had been forfeited as a result of the termination of employment.
     The following table illustrates the Company’s issuance of stock options and outstanding stock option balances since the Company adopted the Plan:

	March 31, 2004		September 30, 2003		September 30, 2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Outstanding	Exercise	Outstanding	Exercise	Outstanding	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at beginning of period	1,013,100	$0.68	325,000	$1.23	—	—
Granted	15,000	0.25	706,400	0.43	325,000	$1.23
Exercised	—	—	—	—	—	—
Forfeited	(62,100)	0.25	(18,300)	0.25	—	—

	966,000	$0.66	1,013,100	$.68	325,000	$1.23

As of September 31, 2003, 725,953 options were exercisable.

Additional information pertaining to outstanding options at March 31, 2004:

Exercise		Remaining	Average		Average
Price	Outstanding	Life	Exercise	Exercisable	Exercise
Range	Options	(Years)	Price	Options	Price
$1.50	150,000	3.49	$1.50	150,000	$1.50
$ .23	100,000	4.49	$.23	100,000	$.23
$1.00	175,000	3.49	$1.00	175,000	$1.00
$ .25	103,500	4.08	$.25	38,400	$0.25
$ .17	250,000	4.00	$.17	133,333	$0.17
$1.00	187,500	3.67	$1.00	187,500	$1.00

	966,000		$.66	784,233	$0.66

     The Company has elected to account for its stock based compensation plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and to provide the pro-forma disclosure required by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, in any, of the quoted market price of the Company’s common stock at the date of grant over the amount an option holder must pay to acquire the stock. The Company recorded $228,000 of stock option compensation to operations for the year ended September 30, 2003.
NOTE 12 – IMPAIRMENT OF GOODWILL
     SFAS 142 “Goodwill and Other Intangible Assets”, requires that an impairment test for goodwill and other intangible assets be performed in two steps, (i) determine impairment based upon fair value of a reporting unit as compared to its carrying value, and (ii) if there is an impairment, measure the impairment loss by comparing the implied fair value of goodwill with the carrying amount of the goodwill. Due to continued losses realized by the All Care Medical Products division, closing of a store location, continued cash flow difficulties and the loss of key sales employees, management performed a test, which resulted in a $1,500,000 impairment charge during the year ended September 30, 2003. The methodology included various financial calculations and assumptions that projected future operations of the All Care division (the reporting unit) on its own. At September 30, 2003 the Company obtained an independent valuation from a third party and management concluded that no additional adjustment for impairment was required. Further, management determined that a $1,857,000 impairment charge, representing the remaining carrying value of the goodwill, be recorded during the period ended March 31, 2004. Additionally, the Company recorded a charge for the impairment of other intangibles in the amount of $70,000 (covenant not to compete) relative to the All Care Medical Products asset acquisition, since this asset has no future benefit. This amount was charged to expense during the period ended March 31, 2004.
NOTE 13 – LEGAL PROCEEDINGS
     In April 2003, Ruth Davis and Herman Davis (wife and husband) commenced a lawsuit in Nassau County Supreme Court against the Company’s subsidiary, Classic Healthcare Solutions, Inc. (“Classic”). Plaintiff Mrs. Davis claims to have sustained injuries on September 15, 2002, from an alleged malfunction of the chair lift, which she acquired from Classic, and claims damages of $2,000,000. In addition, plaintiff Mr. Davis claims damages of $500,000 for loss of services.
     The lawsuit was resolved by the insurance carrier on June 2, 2004. The Company will have no monetary exposure for any payments either presently or in the future, based upon the settlement.
NOTE 14 – COMMITMENTS AND CONTINGENCIES
     The Company leases facilities at 762 Summa Avenue, Westbury, New York. These facilities serve as the corporate headquarters and operations center. The facilities encompass approximately 10,000 square feet at a fixed monthly rental of $6,850 and the lease expires in June 2007. The Company also rents three points of service locations in Patchogue, Babylon and Lake Success all located on Long Island, New York at a combined rental of approximately $25,000 per month. Total rent expense for the period ended March 31, 2004, for the year ended September 30, 2003 and the period ended September 30, 2002 was $195,000 and $328,000 and $86,000 respectively.
     As of March 31, 2004 the Company had contractual obligations in the form of non-cancelable operating leases and employment agreements as follows:

		Payments due by March 31,
	Total	2005	2006	2007	2008	2009
Operating Leases	622,000	166,000	146,000	152,000	89,000	69,000
Employment Agreements	300,000	150,000	150,000	—	—	—

Total	$922,000	$316,000	$296,000	$152,000	$89,000	$69,000

     On January 31, 2004 the Company cancelled the lease for its prior location in Woodbury, New York and received a release for the balance of their lease commitment through November 2009 from the landlord. In addition, on February 1, 2004 the Company signed a lease for its new Lake Success, New York location that becomes effective on March 1, 2004 and future rental cost is included in the above table.
     On September 26, 2002, the Company entered into an employment agreement with David S. Bensol, whereby Mr. Bensol agreed to serve as our Chief Executive Officer, President and Chairman of our Board of Directors for a term of three years. The agreement shall be automatically extended for successive one year periods unless we notify Mr. Bensol in advance in writing. The agreement provides Mr. Bensol with annual salary of $150,000, certain performance based increases and an annual bonus as determined by our Board of Directors. Mr. Bensol’s compensation also includes options to purchase 100,000 shares of common stock of the Company (see Note 11), which vested quarterly commencing on December 31, 2002 and are exercisable at a $1.00 per share for a five-year period following the date of the grant. Mr. Bensol is entitled to participate in any pension, healthcare and benefit plans that we make available to senior executives. The agreement includes a 24-month non-competition provision effective from the date of termination of employment. On May 7, 2004 Mr. Bensol entered into a new employment agreement see “Employment Agreements” below.
     On September 26, 2002, the Company entered into an employment agreement with Bradley M. Smith, whereby Mr. Smith agreed to serve as our Executive Vice President, Secretary and Director for a term of three years. The agreement shall be automatically extended for successive one year periods unless we notify Mr. Smith in advance in writing. The agreement provides Mr. Smith with an annual salary of $125,000, certain performance based increases and an annual bonus as determined by our Board of Directors. Mr. Smith’s compensation also includes options to purchase 75,000 shares of common stock (see Note 11) of the Company, which vested quarterly commencing on December 31, 2002 and are exercisable at a $1.00 per share for a five-year period following the date of the grant. Mr. Smith is entitled to participate in any pension, healthcare and benefit plans that we make available to senior executives. The agreement includes a 24-month non-competition provision effective from the date of termination of employment.
     On March 10, 2003, the Company entered into an employment agreement with Eric S. Yonenson, whereby Mr. Yonenson agreed to serve as our Chief Financial Officer for a term of three years. The agreement provides that Mr. Yonenson with an annual salary of $115,000, certain performance based increases and an annual bonus as determined by our Board of Directors. Mr. Yonenson’s compensation also includes options to purchase 250,000 shares of common stock of the Company, 50,000 shares vested immediately, the balance vests ratably on a monthly basis for the first 36 months following the date of the grant after the first month anniversary of the agreement. These options are exercisable at a $0.17 per share for a five-year period following the date of the grant. Mr. Yonenson is entitled to participate in any pension, healthcare and benefit plans that we make available to senior executives. As of September 30, 2003 an additional 33,333 shares have vested.
     In April 2003, the Company entered into an Amended Consulting Agreement with Rockwell Capital Partners, LLC (“Rockwell”), its investment banker. The agreement expires in November 2005, unless terminated earlier pursuant to its terms. The agreement calls for Rockwell to provide consulting services relating to strategic planning, product development and general business and financial matters. The annual fee to be paid to Rockwell is $120,000 through November 2004 and $130,000 thereafter. This agreement was terminated before May 10, 2004.
     During September and October of 2003, the Company entered into three eighteen month operating equipment leases, which are payable in monthly installments of approximately $3,700, which were collateralized by certain equipment of the Company. Certain officers of the Company guaranteed these leases. Subsequent to the lease agreements the Company sold the collateralized equipment, which constituted a default in the agreements.
NOTE 15 – SUBSEQUENT EVENTS
     RKDA MERGER, CHANGE IN CONTROL OF THE BOARD OF DIRECTORS AND PRIVATE PLACEMENT
     On May 10, 2004, the Company, CHC Sub, Inc., a wholly-owned subsidiary of the Company, John E. Elliott, II, Lawrence R. Kuhnert and David S. Bensol consummated the Agreement and Plan of Merger under which CHC Sub, Inc., merged with and into RKDA, Inc. The purchase price paid was 21,300,000 shares of Critical common stock and 1,000,000 seven-year class A warrants exercisable at $0.50 per share. Bensol contributed 1,300,000 shares of common stock owned by him back to the Company as part of this transaction. RKDA’s assets consist of all of the capital stock of Arcadia Services, Inc. and the membership interests of SSAC, LLC d/b/a Arcadia Rx. (collectively “Arcadia”). RKDA had acquired Arcadia Services, Inc. immediately prior to the closing of the RKDA Merger. The Company also advanced $5,000,000 to RKDA which was used to pay a portion of the cash purchase price of Arcadia Services, Inc. The cash was part of a total of $8,245,000 raised in a Regulation D private placement of 32,980,000 common shares at a price of $0.25 per share which was completed and terminated. The offering also included seven year warrants to buy 3,298,000 common shares of stock at an exercise price of $0.50 per share.

The Placement Agent received a 10% sales commission, reimbursement for out-of-pocket expenses and seven year warrants to purchase 2,298,000 shares of the Company’s common stock exercisable on a cashless basis at $0.50 per share.
     Arcadia Services, Inc., is a national provider of staffing and home care services currently operating in 22 states with annual revenues of approximately $75,000,000. Arcadia operates through 56 affiliated and 18 company-owned offices. Arcadia’s medical staffing includes registered nurses, licensed practical nurses, certified nursing assistants, respiratory therapists, technicians and medical assistants. Its non-medical staffing includes light industrial, clerical and technical personnel. Arcadia’s home care staffing includes personal care aides, home care aides, homemakers and companions. Arcadia also offers physical therapists, occupational therapists, speech pathologists, and medical social workers. Arcadia Rx is a mail service pharmacy based in Paducah, Kentucky with annual revenues of approximately $3,000,000.
     Dr. Barbara Levine and Mr. Bradley Smith resigned as directors leaving Mr. David S. Bensol and Mitchell Cooper as the remaining original directors of the Company. Messrs. Elliott and Kuhnert became Chief Executive Officer and Chief Operating Officer, respectively, and were elected to the Company’s Board of Directors and have the right to elect a director of their choosing which will result in three directors out of five being under the control of Elliott and Kuhnert and therefore a change in control of the Company’s Board of Directors has occurred.
     John E. Elliott, II, Lawrence Kuhnert and David S. Bensol have escrowed 6 million, 4 million and 2 million shares of Critical Home Care, Inc., common stock, respectively, pursuant to Escrow Agreements dated as of May 7, 2004 (collectively, the “Escrow Shares”). Fifty (50%) percent of the Escrow Shares will be released from escrow in each of the next two 12 month periods, if RKDA, in the case of Elliott and Kuhnert, and the Company, in the case of Bensol, meets the following milestones: for the 12 month period ending March 31, 2006, an Adjusted EBITDA (as defined) of $9.7 million and for 12 month period ending March 31, 2007, an Adjusted EBITDA of $12.5 million. Alternatively, the Escrow Shares shall be released in 2007 if RKDA, in the case of Elliott and Kuhnert, and the Company, in the case of Bensol, obtains an Adjusted EBITDA for the two 12 month periods ending March 31, 2007 of at least $22.2 million. In addition, for any of the Escrow Shares to be released pursuant to the foregoing thresholds, the Company’s, in the case of Bensol, and RKDA’s, in the case of Elliott and Kuhnert, Debt to Adjusted EBITDA ratio must be 2.0 or less for both fiscal periods. Nevertheless, twenty (20%) percent of the Escrow Shares (2.4 million shares) will be released if the Company’s Common Stock remains at least $1.00 per share for 30 consecutive trading days or the average closing price for any consecutive 45 day period is at least $1.00 per share, even if the EBITDA thresholds are not met.
     COMERICA BANK CREDIT AGREEMENT
     On May 7, 2004, Arcadia Services, Inc and three wholly owned-subsidiaries entered into a loan Agreement with Comerica Bank. The agreement provides the borrowers with a revolving credit facility of up to $12 million through May 7, 2006. The initial advance on May 7, 2004, was in the amount of $11 million. The initial advance was immediately distributed up to RKDA, Inc. to fund a portion of the purchase price of the capital stock of Arcadia by RKDA from the seller. All other advances under the credit facility shall be used solely for working capital purposes. RKDA granted Comerica Bank a first priority security interest in all of the issued and outstanding stock of Arcadia. The Arcadia subsidiaries and Arcadia granted the bank security interests in all of their assets and the seller subordinated $500,000 of indebtedness of Arcadia to Arcadia’s indebtedness to Comerica Bank. RKDA and its former principals, Elliott and Kuhnert, each executed a personal guaranty to Comerica Bank over all indebtedness of Arcadia and its subsidiaries.
     Advances under the credit facility bear interest at the prime-based rate (as defined) or the Eurodollar-based rate (as defined), at the election of borrowers. Arcadia agreed to various financial covenant ratios; to have any person who acquires Arcadia capital stock pledge such stock to Comerica Bank, and along with Elliott and Kuhnert, to customary negative covenants.
     EMPLOYMENT AGREEMENTS
     Elliott, Kuhnert, and Bensol entered into substantially similar Employment Agreements on May 7, 2004, as Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively. Each agreement is for three years, automatically renewable for successive one-year periods unless terminated on three months’ prior written notice. Each officer is being paid $150,000 per annum in salary and is eligible to receive a discretionary annual bonus determined by the Board of Directors. If either Elliott, Kuhnert, or Bensol’s Employment Agreement is terminated by the Company other than for cause (as defined) or by the executive for good reason (as defined) then such executive shall receive twice his base salary. Upon a change in control, other than the RKDA Merger, if the executive is terminated by the Company other than for cause or by the executive for good reason, the executive shall receive three times his total compensation for the past year. Each executive agreed not to compete with the Company within North America for the one-year-period following termination of his employment.
     Elliott and Kuhnert were each granted stock options to purchase 4 million shares of Common Stock exercisable at $0.25 per share. The options shall vest in six tranches provided certain adjusted EBITDA milestones are met through fiscal 2008, subject to acceleration upon certain events occurring. The options may be executed by Elliott and Kuhnert as long as they are employed by the Company and for one year from termination for any reason.
     SETTLEMENT OF CERTAIN LIABILITIES
     On April 21, 2004, David S. Bensol transferred 250,000 shares of his common stock of the Company to Global Asset Management, LLC (“Global”). Global is an affiliate of Rockwell Capital Partners, LLC (“Rockwell”) and of Vertical Capital Partners, Inc. (“Vertical”) with whom the Company had a financial consulting agreement dated November 15, 2002 and amended on April 10,2003, payable at the rate of $ 10,000 per month through October 2005. The shares were in consideration of Rockwell and Vertical canceling such agreement, and any prior agreements. The shares are not registered but do carry registration rights that call for a registration statement to be filed within 90 days of April 21, 2004.
     In May 2004, David S. Bensol, Robert Rubin, and Kenneth Orr, two other founding shareholders, each agreed to contribute or cause affiliates to contribute 200,000 shares of their Critical common stock to Cleveland Overseas, Ltd. (“Cleveland”) in full payment of the Company’s $150,000 debt to Cleveland which matured on April 30, 2004, and in exchange for the release of their personal guarantees and stock pledges to Cleveland. In addition, the Company reduced the exercise price to Cleveland of a 7 year warrant to acquire 100,000 common shares to $0.50 per share. Upon completion of this pending transaction the Company’s debt to Cleveland, consisting of $150,000 principal and $8,000 of accrued interest will be considered paid in full.
     On May 7, 2004, David S. Bensol transferred 350,000 shares to Luigi Piccione (“Piccione”), the seller of the assets of All Care Medical Products, Inc., pursuant to a settlement agreement which provided for the payment to Piccione of the shares and $164,000 in cash from the Company. In return, Piccione cancelled the remaining 36 months of the lease on the Patchogue facility, agreed to a month to month tenancy, agreed to a reduction of $82,500 in the amount due on the original acquisition promissory note and accrued interest which would then be considered paid in full. Piccione also terminated his existing consulting agreement for $150,000 annually plus certain benefits and accepted a new agreement which calls for annual payments of $24,000 through September 2007 and the payment of certain health insurance and other benefits.
     On May 13, 2004, David S. Bensol converted $150,000 of his debt into 600,000 shares of the Company’s common stock at $0.25 per share, plus 60,000 Class A warrants identical to those issued in connection with the Company’s May 7, 2004 Offering (defined below), pursuant to a resolution of the Board of Directors on May 4, 2004.
     EMPLOYEE STOCK PURCHASES
     On May 25, 2004, the Company entered into separate Agreements with certain managerial employees of Arcadia Services, Inc., Cathy Sparling, Lakshumanan Sundaram, Barbara Gay and Phyllis Pheeney, that entitled Sparling, Sundaram and Gay to each purchase 200,000 shares of Company common stock at $0.25 per share and Phenney to purchase 240,000 shares of Company common stock at $0.25 per share. Pursuant to the terms of the Subscription Agreements, each of the subscribers have a period of fifteen days to rescind the purchase and receive a refund of the entire purchase price.

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following table sets forth the expenses payable by Arcadia Resources, Inc. in connection with this registration statement. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission.

Filing fee–Securities and Exchange Commission	$24,532
Fees and expenses of legal counsel	$20,000
Accounting fees and expenses	$25,000
Printing expenses	$20,000
Miscellaneous expenses	$25,000

Total	$114,532
All of the amounts shown are estimates except for the filing fee payable to the Securities and Exchange Commission.
Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities.
The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Critical Home Care, Inc., to indemnify its directors and officers under certain circumstances. The Articles of Incorporation of the Company provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Articles further provide that any repeal or modification of the Articles shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under Nevada law or otherwise, the Company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15. Recent Sales of Unregistered Securities
See Selling Security holders, Unregistered Securities Transactions, for a description of unregistered securities sold by the Company during the last three fiscal years.

Item 16. Exhibit Index
     The following Exhibits are filed herewith and made a part hereof:

Exhibit Index
The following Exhibits are filed herewith and made a part hereof:

Exhibit
Number	Description of Exhibit
2.1	Asset Purchase Agreement, dated September 13, 2002, between All Care Medical Products Inc. and Critical Home Care, Incorporated (9)

3.1	Amended and Restated Articles of Incorporation (13)

3.2	Amended and Restated By-Laws (13)

3.3	Amendment to By-Laws, dated May 4, 2004 (8)

3.4	Amendment to By-Laws, dated June 11, 2004 (8)

4.1	Amended and Restated Articles of Incorporation Section Regarding Shares of Common Stock (See Exhibit 3.1, Section 4)

4.2	Amended and Restated By-Laws Article Regarding Capital Stock (See Exhibit 3.2, Article IV)

4.3	Form of Regulation D Class A Common Stock Purchase Warrant (1)

4.4	Class A Warrant issued to John E. Elliott, II (1)

4.5	Class A Warrant issued to Lawrence Kuhnert (1)

4.6	John E. Elliot, II and Lawrence Kuhnert Registration Rights Agreement, dated May 7, 2004 (8)

4.7	Form Note Purchase Agreement (8)

4.8	Jana Warrants, dated March 11, 2004, to purchase 250,000 Shares (8)

4.9	Jana Registration Rights Agreement, dated March 11, 2004 (8)

4.10	Amended and Restated Subordinated Convertible Promissory Note, dated June 12, 2004 (8)

4.11	Cleveland Overseas Settlement Agreement, dated June 16, 2004 (8)

4.12	Cleveland Overseas Warrant for Purchase of 100,000 Shares of Common Stock (8)

4.13	Cleveland Overseas Registration Rights Agreement, dated February 28, 2003 (8)

4.14	Stephen Garchik Option to Acquire 500,000 Shares, dated February 3, 2004 2004, between Critical Home Care, Inc. and Jana Master Fund, Ltd. (8)

4.15	Stephen Garchik Registration Rights Agreement, dated February 3, 2004 (8)

4.16	Global Asset Management Settlement Agreement which includes provision regarding registration rights (to be filed by amendment) (8)

Exhibit
Number	Description of Exhibit
4.17	Stanley Scholsohn Family Partnership Stock Option Agreement, dated February 22, 2003 (8)

4.18	Stanley Scholsohn Family Partnership Registration Rights Agreement, dated February 22, 2004 (8)

4.19	Form of Regulation D Registration Rights Agreement (8)

4.20	Form of stock purchase agreement (7)

4.21	Jana Convertible Promissory Note dated April 27, 2005 (7)

4.22	Warrant Purchase and Registration Rights Agreement dated September 26, 2005 (10)

4.23	Warrant Purchase and Registration Rights Agreement dated September 28, 2005 (10)

4.24	Form of B-1 Warrant (10)

4.25	Form of B-2 Warrant (10)

4.26	Private Stock Purchase Agreement SICAV 1 dated November 28, 2005 (22)

4.27	Private Stock Purchase Agreement SICAV 2 dated November 28, 2005 (22)

5.1	Opinion Regarding Legality

9.1	Form of Voting Agreement (1)

10.20	Consulting Agreement, dated as of June 28, 2002, by and between Critical Home Care, Inc., All Care Medical Products Corp., and Luigi Piccione (3)

10.21	Employment Agreement, dated as of September 26, 2002, by and between the Company and Bradley Smith (3)

10.22	2002 Employee Stock Incentive Plan (2)

10.23	Employment Agreement, dated as of March 10, 2003, by and between the Company and Eric Yonenson (4)

10.24	Premises lease by and between HomeCare Alliance, Inc. as tenant and Dawson Holding Company as Landlord (4)

10.25	Sublease for premises by and between the Company as tenant and ProHealth Corp. as landlord (5)

10.26	Agreement and Plan of Merger dated May 7, 2004 by and among RKDA, Inc., CHC Sub, Inc., Critical Home Care, Inc., John E. Elliott, II, Lawrence Kuhnert and David Bensol (1)

10.27	Stock Purchase Agreement dated as of May 7, 2004 by and among RKDA, Inc., Arcadia Services, Inc., Addus Healthcare, Inc. and W. Andrew Wright (1)

10.28	Employment Agreement dated May 7, 2004, by and between Critical Home Care, Inc. and Lawrence Kuhnert. (1)

10.29	Employment Agreement dated May 7, 2004, by and between Critical Home Care, Inc. and John E. Elliott, II. (1)

10.30	Employment Agreement dated May 7, 2004, by and between Critical Home Care, Inc. and David Bensol (1)

Exhibit
Number	Description of Exhibit
10.31	Termination of Employment Agreement and Release dated May 7, 2004, by and between Critical Home Care, Inc. and David Bensol. (1)

10.32	Escrow Agreement made as of May 7, 2004, by and among Critical Home Care, Inc., John E. Elliott, II, Lawrence Kuhnert and Nathan Neuman & Nathan P.C. (1)

10.33	Escrow Agreement made as of May 7, 2004, by and among Critical Home Care, Inc., David Bensol and Nathan Neuman & Nathan P.C. (1)

10.34	Stock Option Agreement dated May 7, 2004, between Critical Home Care, Inc. and John E. Elliott, II. (1)

10.35	Stock Option Agreement dated May 7, 2004, between Critical Home Care, Inc. and Lawrence Kuhnert (1)

10.36	Agreement of Modification (without exhibits) dated May 6, 2004, among Critical Home Care, Inc. and David Bensol and All Care Medical Products Corp., Luigi Piccione and S&L Realty, LLC. (1)

10.37	Credit Agreement dated as of May 7, 2004, by and among Arcadia Services, Inc., Arcadia Health Services, Inc. Grayrose, Inc. and Arcadia Health Services of Michigan, Inc. (1)

10.38	Lease of City Center Office Park—South Building (8)

10.39	Promissory Note and Warrant Purchase Agreement by and among Critical Home Care, Inc. and BayStar Capital II, L.P. dated September 21, 2004 (11)

10.40	Critical Home Care, Inc. Promissory Note in the principal amount of $5,000,000 bearing interest at 6%, compounded quarterly, dated September 21, 2004 (11)

10.41	Critical Home Care, Inc. Common Stock Purchase Warrant to Purchase up to 3,150,000 Shares of the Common Stock of Critical Home Care, Inc., dated September 21, 2004 (11)

10.42	Investor Rights Agreement by and among Critical Home Care, Inc. and BayStar Capital II, L.P. dated September 21, 2004 (11)

10.43	Stock Purchase Agreement by and among SSAC, LLC (“Buyer”), Trinity Healthcare of Winston-Salem, Inc. (“Company”), and Roy Hathcock, Dale Benzine, Chris Norman and Marc Leonard (“Sellers”), dated September 23, 2004 (11)

10.44	SSAC, LLC Promissory Note in the principal amount of $660,774 bearing interest at 6%, compounded quarterly, dated September 23, 2004 (11)

10.45	Subordinated Security Agreement by and between Roy Hathcock and Dale Benzine (the “Secured Party”) and SSAC, LLC (the “Debtor”), dated September 23, 2004 (11)

10.46	Guaranty dated September 23, 2004, given by Critical Home Care, Inc. in favor of Roy Hathcock, Dale Benzine, Chris Norman and Marc Leonard (11)

10.47	Escrow Agreement made on September 23, 2004, by and among SSAC, LLC (the “Buyer”), Chris Norman and Marc Leonard, and Kerr, Russell and Weber, PLC (11)

10.48	Asset Purchase Agreement dated August 30, 2004 by and between Arcadia Health Services, Inc., Second Solutions, Inc., Merit Staffing Resources, Inc. and Harriette Hunter (12)

Exhibit
Number	Description of Exhibit
10.49	Agreement and Plan of Merger between Critical Home Care, Inc. and Arcadia Resources, Inc. (13)

10.50	Stock Purchase Agreement by and among Arcadia Resources, Inc. (“Buyer”), Beacon Respiratory Services, Inc., Beacon Respiratory Services of Alabama, Inc., Beacon Respiratory Services of Colorado, Inc., and Beacon Respiratory Services of Georgia, Inc. (“Companies”), and Rebecca Irish, Ryan Powers and Reid Wilburn (“Sellers”), dated December 22, 2004 (14)

10.51	Employment Agreement effective January 1, 2005 by and between the Company and Rebecca Irish (15)

10.52	Form Stock Purchase Agreement (16)

10.53	Form of Credit Facility Agreement between Comerica Bank and Trinity Healthcare of Winston-Salem, Inc. dated February 18, 2005 (17)

10.54	Form of Master Revolving Note given by Trinity Healthcare of Winston-Salem, Inc. to Comerica Bank dated February 18, 2005 (17)

10.55	Form of Advance Formula Agreement between Comerica Bank and Trinity Healthcare of Winston-Salem, Inc. dated February 18, 2005 (18)

10.56	Director Compensation Agreement dated March 22, 2005 (19)

10.57	Stock Option Agreement dated March 22, 2005 (19)

10.58	Stock Purchase Agreement dated April 29, 2005, by and among Arcadia Health Services of Michigan, Inc., Home Health Professionals, Inc., and the selling shareholders (7)

10.59	Haifley Employment Agreement dated December 7, 2005. (22)

10.60	Haifley Non-Qualified Stock Option Agreement dated December 7, 2005. (22)

10.61	Haifley Restricted Stock Grant Agreement dated December 7, 2005. (22)

14.1	Code of Ethics (8)

16.1	Change in Critical Home Care, Inc.’s Certifying Accountant (6)

21.1	Subsidiaries of Critical Home Care, Inc. (23)

23.1	Consent Counsel (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Marcum & Kliegman, LLP

23.4	Consent of Grassi & Co., CPA’s

99.1	Arcadia Resources, Inc. news release dated April 11, 2005 (20)

99.2	Arcadia Resources, Inc. news release dated June 30, 2005 (21)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on 8-K filed on May 24, 2004 and incorporated herein by reference (File No. 000-31249).

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10 KSB filed on February 19, 2003 and incorporated herein by reference (File No. 000-31249).

(3)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annul Report on Form 10 QSB filed on November 19, 2002 and incorporated herein by reference (File No. 000-31249).

(4)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10 KSB filed on February 18, 2004 and incorporated herein by reference (File No. 000-31249).

(5)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10 QSB filed on March 9, 2004 and incorporated herein by reference (File No. 000-31249).

(6)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on 8-K/A filed on July 28, 2004 and incorporated herein by reference. (File No. 000-31249).

(7)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on 8-K/A filed on May 2, 2005 and incorporated herein by reference. (File No. 000-31249).

(8)	Previously filed with the Securities and Exchange Commission as an Exhibit to Form S-1/A, Amendment No. 1, filed August 27, 2004 and incorporated herein by reference (File No. 000-31249).

(9)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10 QSB filed on February 19, 2003 and incorporated herein by reference. (File No. 000-31249).

(10)	Previously filed with the Securities and Exchange Commission as and Exhibit to the Current Report on Form 8-K filed on September 30, 2005 and incorporated herein by reference. (File No. 000-31249).

(11)	Previously filed with the Securities and Exchange Commission as and Exhibit to the Current Report on Form 8-K filed on September 30, 2005 and incorporated herein by reference. (File No. 000-31249).

(12)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on September 2, 2004 and incorporated herein by this reference.

(13)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on November 16, 2004 and incorporated herein by this reference.

(14)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on December 28, 2004 and incorporated herein by this reference.

(15)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on January 12, 2005.

(16)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on February 8, 2005.

(17)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on February 23, 2005.

(18)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K filed on February 23, 2005.

(19)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K on March 28, 2005

(20)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K on April 20, 2005.

(21)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Current Report on Form 8-K on June 30, 2005.

(22)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Quarterly Report on Form 10-Q on February 14, 2006.

(23)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company’s Annual Report on Form 10-K on June 30, 2005.

Item 17. Undertakings
(a) The undersigned registrants hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Southfield, state of Michigan, on May 4, 2006.

Arcadia Resources, Inc.
By:	/s/ JOHN E. ELLIOTT
John E. Elliott
Chairman and Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Amendment No.4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ JOHN E. ELLIOTT, II John E. Elliott, II	Director, Chairman and Chief Executive Officer (Principal Executive Officer	May 4, 2006

/s/ LAWRENCE R. KUHNERT Lawrence R. Kuhnert	Director, President and Chief Operating Officer	May 4, 2006

/s/ REBECCA R. IRISH Rebecca R. Irish	Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2006

/s/ JOHN T. THORNTON* John T. Thornton	Director	May 4, 2006

By:	* /s/ JOHN E. ELLIOTT
John E. Elliott
Attorney-in-Fact